UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14C

(RULE 14c–101)

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

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API TECHNOLOGIES CORP.

(Name Of Registrant As Specified In Its Charter)

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API TECHNOLOGIES CORP.

4705 S. Apopka Vineland Road, Suite 210

Orlando, FL 32819

Telephone: (407) 876-0279

March 28, 2016

NOTICE OF ACTION BY WRITTEN CONSENT OF STOCKHOLDERS AND APPRAISAL RIGHTS

Dear API Technologies Corp. Stockholder:

On February 29, 2016, we publicly announced the approval of a merger, which we refer to as the merger, with an investment fund affiliated with J.F. Lehman & Company, which we refer to as JFL.

To implement the merger, on February 28, 2016, we entered into an agreement and plan of merger, which we refer to as the merger agreement, by and among RF1 Holding Company, which we refer to as Parent, RF Acquisition Sub, Inc., a wholly owned subsidiary of Parent, which we refer to as Merger Sub, and API Technologies Corp., which we refer to as API or the Company, a copy of which is attached as Annex A to this information statement. Upon completion of the merger, each share of common stock of the Company, par value $0.001 per share, which we refer to as the common stock, issued and outstanding immediately prior to the consummation of the merger (other than as described in the merger agreement), will be cancelled and extinguished and automatically converted into the right to receive $2.00 in cash, without interest and subject to any required withholding taxes. The closing of the merger will occur upon the satisfaction of customary closing conditions, including, but not limited to, receipt of U.S. regulatory approval.

On February 28, 2016, the Company’s board of directors unanimously approved the execution and delivery of the merger agreement by the Company and resolved to recommend that the stockholders of the Company adopt the merger agreement and approve the merger in accordance with the Delaware General Corporation Law, which we refer to as the DGCL. On February 29, 2016, the holders of a majority of the voting power of the outstanding shares of capital stock of the Company entitled to vote on the merger acted by written consent to adopt the merger agreement and approve the merger in accordance with the DGCL and the Company’s charter. As a result, no further action by any stockholder of the Company is required under applicable law, the Company’s charter or the merger agreement to approve the merger and adopt the merger agreement or complete the transactions contemplated thereby, including the merger, and the Company will not be (1) soliciting your vote for the approval of the merger and the adoption of the merger agreement or (2) calling a stockholders meeting for purposes of voting on the approval of the merger and the adoption of the merger agreement.

You may seek appraisal rights under the DGCL if the merger is completed and you did not vote to adopt the merger agreement and approve the merger. This notice and the accompanying information statement shall constitute notice to you from the Company of the stockholder action by written consent and the availability of appraisal rights contemplated by Sections 228 and 262 of the DGCL.

Following the consummation of the merger, our stock will no longer be publicly traded and we will cease making filings with the Securities and Exchange Commission, and we will otherwise cease being required to comply with the rules relating to publicly held companies. We intend to and will delist from trading on The NASDAQ Stock Market, LLC and apply for termination of registration of our common stock under the Securities Exchange Act of 1934, as amended, as soon after the completion of the merger as the requirements for such delisting and termination are met.

We are not asking you for a proxy, and you are requested not to send us a proxy.

Because the merger agreement has been adopted by less than the unanimous consent of our stockholders, we are providing the accompanying information statement to stockholders of record as of 9:00 pm Eastern Time on February 28, 2016. The accompanying information statement is for informational purposes only. However, we urge you to read the information statement in its entirety for a more complete description of the transactions referenced above and the actions taken by our board of directors and the holders of a majority of our outstanding common stock.

We thank you for your continued support and interest in API Technologies Corp.

Sincerely,

/s/ ROBERT TAVARES

Robert Tavares

President and Chief Executive Officer

This information statement is dated March 28, 2016 and was mailed on or about March 28, 2016.

NOTICE ABOUT INFORMATION CONTAINED IN THIS INFORMATION STATEMENT

You should assume that the information in this information statement or any supplement is accurate only as of the date on the front page of this information statement. Our business, financial condition, results of operations and prospects may have changed since that date and may change again.

PRELIMINARY INFORMATION STATEMENT – SUBJECT TO COMPLETION

FORWARD-LOOKING STATEMENTS

This information statement and the documents to which we refer in this information statement contain statements that are not historical facts and that constitute “forward-looking statements” within the meaning of such term under the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. These forward-looking statements include statements regarding our business outlook, the demand for the products and services, the expected completion and timing of the merger and other information relating to the merger and all other statements in this information statement other than recitation of historical facts. Words such as “will,” “intends,” “expects,” “anticipates,” “estimates,” “predicts,” “believes,” “should,” “potential,” “may,” “forecast,” “objective,” “plan,” “targets” or similar expressions are intended to identify such forward-looking statements. Forward-looking statements in this information statement are subject to risks and uncertainties that could cause actual results or events to differ from such statements, including, without limitation, the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the failure to receive, on a timely basis or otherwise, the required approvals by government or regulatory agencies; and the risk that a closing condition to the proposed merger may not be satisfied, and that the merger may not be consummated, in a timely manner or at all. For additional information, please see Item 1A of Part I of our Annual Report on Form 10-K for the year ended November 30, 2015, which we refer to as our Annual Report, entitled “Risk Factors” and in other sections of our Annual Report, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Actual results may differ materially from those contained in the forward-looking statements in this information statement. Any forward-looking statements are based on information currently available to us and we assume no obligation to update these statements as circumstances change, except as required by law. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this information statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

SUMMARY

This summary highlights selected information from this information statement, which we refer to as the information statement, and may not contain all of the information that is important to you. To understand the merger, which we refer to as the merger, contemplated by the Agreement and Plan of Merger, which we refer to as the merger agreement, dated as of February 28, 2016, by and among RF1 Holding Company, which we refer to as Parent, RF Acquisition Sub, Inc., a wholly owned subsidiary of Parent, which we refer to as Merger Sub, and API fully, and for a more complete description of the legal terms of the merger, you should carefully read this entire information statement, the annexes attached to this information statement and the documents referred to or incorporated by reference in this information statement. In this information statement, the terms “API,” “Company,” “we,” “us” and “our” refer to API Technologies Corp.

The Parties to the Merger Agreement

The Company

API Technologies Corp. is a leading provider of high performance Radio Frequency (RF), microwave, microelectronic, power, and security solutions. We offer one of the most comprehensive selections of RF, microwave, millimeterwave and microelectronics products in the industry, ranging from components to complete system solutions. We operate through our three business segments—Systems, Subsystems & Components, Electronic Manufacturing Services and Secure Systems & Information Assurance.

Our primary end markets are defense, high- reliability commercial and industrial, and non-defense government. Our products may be found in a variety of applications including commercial aircraft systems, mobile and wireless systems, radar and imaging systems, missile systems, unmanned systems, spectrum defense technology, commercial and military satellites, space vehicles, medical devices, and oil and gas industrial systems.

We sell our products through direct sales force and applications engineering staff, a network of independent sales representatives, and distributors, as well as through our web site.

We currently have business offices throughout North America, the U.K., and Germany. Our executive corporate office is located at 4705 S. Apopka Vineland Rd. Suite 210, Orlando, FL 32819, and our telephone number at that location is (407) 876-0279.

Our website address is www.apitech.com. In our website’s “Investor Relations” section, we make available, free of charge, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or Section 15(d) of the Exchange Act as well as proxy statements, as soon as reasonably practicable after we file electronically such material with, or furnish it to, the Securities and Exchange Commission, which we refer to as the SEC. The content on our website is available for information purposes only and is not incorporated in this information statement by reference. Our common stock trades on the NASDAQ Capital Market, which we refer to as NASDAQ, under the symbol “ATNY.”

Parent

RF1 Holding Company is a Delaware corporation that is controlled by JFL Equity Investors IV, L.P., which we refer to as JFL Fund IV, an investment fund affiliated with J.F. Lehman & Company, which we refer to as JFL. Parent’s sole purpose is to enter into the merger agreement and to complete the merger with the Company. Parent has not engaged in any business to date except for activities incidental to its incorporation and activities undertaken in connection with the merger and the other transactions contemplated by the merger agreement.

The mailing address of Parent’s principal executive offices is c/o J.F. Lehman & Company, 110 East 59th Street, 27th Floor, New York, New York 10022, and its telephone number is (212) 634-0100.

Merger Sub

RF Acquisition Sub, Inc. is a Delaware corporation formed for the sole purpose of completing the merger with the Company. Merger Sub is a wholly-owned subsidiary of Parent. Merger Sub has not engaged in any business to date except for activities incidental to its incorporation and activities undertaken in connection with the merger and the other transactions contemplated by the merger agreement. Upon consummation of the proposed merger, Merger Sub will merge with and into the Company, Merger Sub will cease to exist and the Company will continue as the surviving corporation and a wholly-owned subsidiary of Parent, under the name “API Technologies Corp.”

The mailing address of Merger Sub’s principal executive offices is c/o J.F. Lehman & Company, 110 East 59th Street, 27th Floor, New York, New York 10022, and its telephone number is (212) 634-0100.

The Merger

On February 28, 2016, the Company entered into the merger agreement with Parent and Merger Sub. Upon the terms and subject to the conditions provided in the merger agreement, and in accordance with the Delaware General Corporation Law, which we refer to as the DGCL, at the effective time of the merger, Merger Sub will merge with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent. Because the merger consideration (as defined below) will be paid in cash, you will not have the right to receive any equity interest in Parent, and after the effective time of the merger you will have no equity interest in the Company.

The Merger Consideration

Upon consummation of the merger, each share of common stock of the Company, par value $0.001 per share, which we refer to as the common stock, issued and outstanding immediately prior to the consummation of the merger (other than as described in the merger agreement), will automatically be converted into the right to receive $2.00 per share in cash, without interest and subject to any required withholding taxes, which we refer to as the merger consideration.

The merger agreement provides that upon consummation of the merger, special voting stock, par value $0.001 per share of the Company, which we refer to as the API voting stock, will be cancelled and extinguished without any conversion thereof or consideration paid therefor.

After the merger is completed, you will have the right to receive the merger consideration but you will no longer have any rights as a stockholder (except that stockholders who properly exercise their appraisal rights in compliance with the requirements of Section 262 of the DGCL will have the right to seek an appraisal for and receive payment of the “fair value” of their shares as determined by the Court of Chancery of the State of Delaware instead of receiving the merger consideration, as described below under the section of this information statement captioned “The Merger—Appraisal Rights”). To the extent that any shares of API voting stock remain outstanding at closing, such shares shall also have appraisal rights.

We encourage you to read the merger agreement, which is attached as Annex A to this information statement, as it is the legal document that governs the merger.

Reasons for the Merger

After consideration of various factors as discussed in “The Merger — Reasons for the Merger”, our board of directors has unanimously (1) determined that the merger is in the best interests of, and fair to, the Company and its stockholders, and declared it advisable, to enter into the merger agreement and consummate the merger upon the terms and subject to the conditions set forth in the merger agreement; (2) approved the execution and delivery of the merger agreement, the performance by the Company of its covenants and other obligations thereunder, and the consummation of the merger upon the terms and conditions set forth herein; (3) declared the advisability of the merger agreement; and (4)  resolved to recommend that the Company’s stockholders adopt the merger agreement and approve the merger in accordance with the DGCL.

Required Stockholder Approval for the Merger

The adoption of the merger agreement by the stockholders of the Company required the (1) affirmative vote of a majority of the voting power of the outstanding shares of capital stock entitled to vote thereon or (2) written consent in favor of adopting the merger agreement of the majority of the holders who would have constituted the minimum number of votes necessary to authorize the action at a meeting at which all stockholders entitled to vote thereon were present and voting. The merger agreement and the transactions contemplated thereby, including the merger, were authorized, accepted, adopted and approved by stockholders constituting the requisite stockholder approval, which we refer to as the written consent, in accordance with the DGCL and our charter on February 29, 2016. As a result, no further action by any stockholder of the Company is required under applicable law, our charter or the merger agreement to approve the merger and adopt the merger agreement or complete the transactions contemplated thereby and the Company will not be (1) soliciting your vote for the approval of the merger and the adoption of the merger agreement or (2) calling a stockholders meeting for purposes of voting on the approval of the merger and the adoption of the merger agreement.

When actions are taken by written consent of less than all of the stockholders entitled to vote on a matter, Section 228 of the DGCL requires notice of the action to those stockholders who were entitled to vote thereon and did not consent. This information statement and the notice attached hereto as Annex D constitute notice to you of action by written consent as required by the DGCL.

Opinion of Financial Advisor

In October 2012, we retained Jefferies LLC, which we refer to as Jefferies, to act as our financial advisor in connection with a possible sale, disposition or other business transaction involving API. In connection with this engagement, our board of directors requested that Jefferies evaluate the fairness, from a financial point of view, to the holders of common stock (other than the major stockholders (as defined below under the caption “Questions and Answers About the Merger”), API, Parent, Merger Sub and any direct or indirect wholly owned subsidiary of Parent or Merger Sub) of the merger consideration of $2.00 per share of common stock in cash. The oral opinion of Jefferies was delivered on February 28, 2016, subsequently confirmed by delivery of a written opinion dated February 28, 2016, to the effect that, as of that date and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken as set forth therein, the merger consideration of $2.00 per share of common stock in cash to be received by holders of shares of common stock (other than the major stockholders, API, Parent, Merger Sub and any direct or indirect wholly owned subsidiary of Parent or Merger Sub) pursuant to the merger agreement was fair, from a financial point of view, to such holders, as more fully described below under the caption, “The Merger – Opinion of Financial Advisor.”

The full text of the written opinion of Jefferies, dated as of February 28, 2016, is attached hereto as Annex C. Jefferies’ opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Jefferies in rendering its opinion. We encourage you to read Jefferies’ opinion carefully and in its entirety. Jefferies’ opinion was directed to our board of directors (in its capacity as such) and addresses only the fairness, from a financial point of view, of the merger consideration of $2.00 per share of common stock in cash to be received by holders of common stock (other than the major stockholders, API, Parent, Merger Sub and any direct or indirect wholly owned subsidiary of Parent or Merger Sub) pursuant to the merger agreement as of the date of the opinion. It does not address any other aspects of the merger and does not constitute a recommendation as to how any holder of common stock should vote or act with respect to the merger or any matter related thereto. The summary of the opinion of Jefferies set forth in the section of this information statement captioned “The Merger – Opinion of Financial Advisor” is qualified in its entirety by reference to the full text of the opinion.

The Merger Agreement

Conditions to the Closing of the Merger

The obligations of Parent and Merger Sub, on the one hand, and the Company, on the other hand, to consummate the merger are subject to the satisfaction or waiver (where permitted by applicable law) of each of the following conditions:

•	the adoption of the merger agreement by the requisite stockholder written consent or affirmative vote of stockholders;

•	the mailing of an information statement to stockholders twenty days prior to the closing of the merger;

•	the (1) expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the HSR Act; and (2) the approval or clearance of the merger by any required governmental authorities; and

•	the consummation of the merger not being restrained, enjoined, rendered illegal or otherwise prohibited by any law or order of any governmental authority.

In addition, the obligations of Parent and Merger Sub to consummate the merger are subject to the satisfaction or waiver (where permitted by applicable law) of each of the following additional conditions:

•	the representations and warranties of the Company relating to organization, good standing, corporate power, enforceability, board approval, anti-takeover laws, brokers, financial statements and the absence of any Company Material Adverse Effect (as defined below) being true and correct in all material respects as of the date on which the closing occurs as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall have been true and correct in all material respects as of such earlier date), unless any such representations or warranties are qualified by Company Material Adverse Effect or other materiality qualifications, in which case such representations and warranties shall have been true and correct in all respects (without disregarding such Company Material Adverse Effect or other materiality qualifications) as of the date on which the closing occurs as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall have been true and correct in all material respects as of such earlier date);

•	the representations and warranties of the Company relating to certain aspects of the Company’s capitalization being true and correct in all respects as of February 25, 2016 and the date on which closing occurs, except for (1) with respect to the date on which closing occurs, the issuance, sale or delivery of the Company securities as expressly permitted by the merger agreement; (2) such inaccuracies that are not material; and (3) as a result of actions taken with Parent’s prior written consent;

•	the other representations and warranties of the Company set forth elsewhere in the merger agreement being true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) on, and as of, the date on which the closing occurs as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for such failures to be true and correct that, individually or in the aggregate, would not have a Company Material Adverse Effect;

•	the Company having performed and complied in all material respects with all covenants, obligations and conditions of the merger agreement required to be performed and complied with by the Company at or prior to the effective time of the merger;

•	the receipt by Parent and Merger Sub of a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized executive officer thereof, certifying that the conditions described in the preceding four bullets have been satisfied; and

•	the absence of any Company Material Adverse Effect having occurred after the date of merger agreement that is continuing as of the effective time of the merger.

In addition, the obligation of the Company to consummate the merger are subject to the satisfaction or waiver (where permitted by applicable law) of each of the following additional conditions:

•	the representations and warranties of Parent and Merger Sub set forth in the merger agreement being true and correct on and as of the date on which the closing occurs as if made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such date), except for any failure to be so true and correct that would not, individually or in the aggregate, prevent or materially delay (1) the consummation of the merger; or (2) repayment of all amounts outstanding pursuant to the terms of the Company’s credit agreement;

•	Parent and Merger Sub having performed and complied in all material respects with all covenants, obligations and conditions of the merger agreement required to be performed and complied with by Parent or Merger Sub at or prior to the effective time of the merger; and

•	the receipt by the Company of a certificate of Parent and Merger Sub, validly executed for and on behalf of Parent and Merger Sub and in their respective names by a duly authorized executive officer thereof, certifying that the conditions described in the preceding two bullets have been satisfied.

No Solicitation of Other Offers

From the date of the merger agreement until the earlier to occur of the termination of the merger agreement and the effective time of the merger, the Company has agreed not to, and to cause its subsidiaries and its and their respective representatives not to, directly or indirectly:

•	solicit, initiate, propose or induce or knowingly encourage, facilitate or assist any offer that constitutes an acquisition proposal (as defined below);

•	engage in discussions or negotiations with any person relating to an acquisition proposal;

•	furnish to any person (other than to Parent, Merger Sub or any designees of Parent or Merger Sub) any non-public information relating to the Company or any of its subsidiaries or afford to any person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its subsidiaries (other than Parent, Merger Sub or any designees of Parent or Merger Sub), or take any other action with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, an acquisition proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to an acquisition proposal;

•	approve, endorse or recommend any proposal that constitutes an acquisition proposal; or

•	enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other contract relating to an acquisition transaction (as defined below), other than certain permitted confidentiality agreements.

In addition, the Company agreed to terminate the access of any person who conducted discussions or negotiations with the Company or its subsidiaries prior to the date of the merger agreement to any data room containing the Company’s confidential information, and, following the execution of the merger agreement, will use reasonable best efforts to request the return from all such persons or the destruction by such persons of all copies of confidential information previously provided to such persons by the Company, its subsidiaries or representatives.

Termination of the Merger Agreement

Following the adoption of the merger agreement by the stockholders, the merger agreement may be terminated at any time prior to the effective time of the merger in the following ways:

•	by mutual written agreement of Parent and the Company.

•	by either Parent or the Company if:

•	prior to the effective time of the merger, (1) any permanent injunction or other judgment or order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the merger is in effect, or any action has been taken by any governmental authority of competent jurisdiction, that, in each case, prohibits, makes illegal or enjoins the consummation of the merger and has become final and non-appealable; or (2) any statute, rule, regulation or order is enacted, entered, enforced or deemed applicable to the merger that prohibits, makes illegal or enjoins the consummation of the merger; or

•	the merger has not been consummated by 11:59 p.m., Pacific time, on May 27, 2016, which we refer to as the termination date (except that the right to terminate the merger agreement as a result of the occurrence of the termination date will not be available to any party whose action or failure to act (in each case, constituting a material breach by such party of the merger agreement) has been the primary cause or primarily resulted in the failure to satisfy the conditions to the obligations of the terminating party to consummate the merger, or the failure of the closing of the merger to have occurred, on or before such date).

•	The merger agreement also may be terminated by Parent if:

•	the Company has breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in the merger agreement such that certain conditions set forth in the merger agreement are not satisfied and such breach is not capable of being cured through the exercise of reasonable best efforts, or is not cured, before the earlier of the termination date or the date that is 30 calendar days following Parent’s delivery of written notice of such breach.

•	The merger agreement also may be terminated by the Company if:

•	Parent or Merger Sub has breached or failed to perform any of their respective representations, warranties, covenants or other agreements set forth in the merger agreement such that certain conditions set forth in the merger agreement are not satisfied, and such breach is not capable of being cured through the exercise of reasonable best efforts, or is not cured, before the earlier of the termination date or the date that is 30 calendar days following the Company’s delivery of written notice of such breach; or

•	prior to the effective time of the merger if (1) all of the conditions to the obligations of Parent and Merger Sub to the closing of the merger have been satisfied (other than those conditions that by their terms are to be satisfied at the closing of the merger, each of which is capable of being satisfied at the closing of the merger); (2) the Company has irrevocably notified Parent in writing that (A) it is ready, willing and able to consummate the closing of the merger, and (B) all conditions to the obligations of the Company to the closing of the merger have been satisfied (other than those conditions that by their terms are to be satisfied at the closing of the merger, each of which is capable of being satisfied at the closing of the merger) or that it is willing to waive any of the unsatisfied conditions; (3) the Company has given Parent written notice at least three business days prior to such termination stating the Company’s intention to terminate the merger agreement if Parent and Merger Sub fail to consummate the merger within ten business days after the satisfaction or waiver of the required conditions to the closing of the merger; and (4) Parent and Merger Sub fail to consummate the merger within ten business days after the satisfaction or waiver of the required conditions of the closing of the merger.

Termination Fee

If the merger agreement is terminated in specified circumstances, the Company has agreed to pay Parent a termination fee of $3.5 million. Parent will be entitled to receive the termination fee from the Company if the merger agreement is terminated:

•

(1) (A) by either Parent or the Company because the stockholders fail to approve the merger agreement or (B) by Parent because the Company has materially breached its representations, warranties, covenants or agreements in the merger agreement; (2) any person has made (since the date of the merger agreement and prior to its termination) an acquisition proposal that is not publicly withdrawn or otherwise publicly abandoned that contemplates a per share price for the acquisition of the shares of common stock higher than $2.00; or (3) the Company enters into an agreement relating to an acquisition transaction within one year of such termination and subsequently consummates such transaction (provided that, for purposes of the termination fee, all references to “15%” in the definition of “acquisition transaction” are deemed to be references to “40%”).

If the merger agreement is terminated in specified circumstances, Parent has agreed to pay the Company a termination fee of $5 million. The Company will be entitled to receive the termination fee from Parent if the merger agreement is terminated:

•	by the Company because (1) Parent has willfully breached its representations, warranties, covenants or agreements in the merger agreement; or (2) Parent has breached certain covenants with respect to the debt financing;

•	by the Company because Parent or Merger Sub have failed to consummate the merger within ten business days after the satisfaction or waiver of all required conditions to the closing of the merger and the proceeds available from the debt financing are unavailable, and such unavailability is a result of (1) any breach by Parent or Merger Sub of the representations, warranties, covenants or agreements in the merger agreement; or (2) any breach by Parent or Merger Sub or any of their affiliates of any provisions of the financing documents entered into in connection with the debt financing; or

•	by the Company because Parent or Merger sub have failed to consummate the merger within 10 business days after the satisfaction or waiver of all required conditions to the closing of the merger when the proceeds of the debt financing are available to be drawn down.

Interests of Directors and Executive Officers in the Merger

You should be aware that the Company’s executive officers and directors have interests in the merger that may be different from, or in addition to, the interests of the stockholders of the Company generally. The board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement. These interests are described below in “The Merger — Interests of Directors and Executive Officers in the Merger.”

Appraisal Rights

If the merger is consummated, stockholders who do not vote in favor of the merger agreement and who properly perfect appraisal of their shares will be entitled to appraisal rights in connection with the merger under Section 262 of the DGCL. This means that holders of shares of capital stock are entitled to have their shares appraised by the Court of Chancery of the State of Delaware and to receive payment in cash of the “fair value” of their shares, exclusive of any elements of value arising from the accomplishment or expectation of the merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the Court, so long as they comply with the procedures established by Section 262 of the DGCL. To the extent that any shares of API voting stock remain outstanding at closing, such shares shall also have appraisal rights. Due to the complexity of the appraisal process, stockholders who wish to seek appraisal of their shares are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights.

Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the value of the consideration that they would receive pursuant to the merger agreement if they did not seek appraisal of their shares.

To exercise your appraisal rights, you must (1) deliver to the Company a written demand for appraisal within 20 days after the date of mailing of this information statement; (2) not have submitted a written consent or otherwise voted in favor of the proposal to adopt the merger agreement; and (3) continue to hold your shares of stock of record through the effective time of the merger. Your failure to follow exactly the procedures specified under the

DGCL will result in the loss of your appraisal rights. The DGCL requirements for exercising appraisal rights are described in further detail in this information statement, and the relevant section of the DGCL regarding appraisal rights is reproduced and attached as Annex E to this information statement. If you hold your shares through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by such bank, brokerage firm or nominee.

U.S. Federal Income Tax Consequences of the Merger

For U.S. federal income tax purposes, the receipt of cash by a U.S. Holder (as defined under the caption “The Merger — U.S. Federal Income Tax Consequences of the Merger”) in exchange for such U.S. Holder’s shares of common stock in the Merger generally will result in the recognition of gain or loss in an amount equal to the difference, if any, between the amount of cash that such U.S. Holder receives in the merger and such U.S. Holder’s adjusted tax basis in the shares of common stock surrendered in the merger.

A Non-U.S. Holder (as defined under the caption “The Merger — U.S. Federal Income Tax Consequences of the Merger”) generally will not be subject to U.S. federal income tax with respect to the exchange of common stock for cash in the merger unless such Non-U.S. Holder has certain connections to the United States.

For more information, see the section of this information statement captioned “The Merger — U.S. Federal Income Tax Consequences of the Merger”. Stockholders should consult their own tax advisors concerning the U.S. federal income tax consequences relating to the merger in light of their particular circumstances and any consequences arising under U.S. federal non-income tax laws or the laws of any state, local or non-U.S. taxing jurisdiction.

Regulatory Matters Related to the Merger

Under the HSR Act and the rules and regulations promulgated thereunder, the merger may not be consummated until the expiration of a 30 calendar day waiting period following the parties’ filing of their respective HSR Act notification forms or the earlier termination of that waiting period. If the Antitrust Division of the U.S. Department of Justice, which we refer to as the DOJ, or the Federal Trade Commission, which we refer to as the FTC, issues a Request for Additional Information and Documentary Material, which we refer to as a second request, prior to the expiration of the initial waiting period, the parties must observe a second 30-day waiting period, which would begin to run only after both parties have substantially complied with the second request, unless the waiting period is terminated earlier. Each of the Company and Parent has agreed to file a notification and report form with the DOJ and FTC within ten business days of the execution of the merger agreement.

At any time before or after the merger is completed, either the DOJ, the FTC or U.S. state attorneys general could take action under the antitrust laws in opposition to the merger, including seeking to enjoin completion of the merger, condition completion of the merger upon the divestiture of assets of the Company, Parent or their subsidiaries or impose restrictions on Parent’s post-merger operations. Private parties may also seek to take legal action under the antitrust laws under some circumstances.

The parties to the merger agreement have agreed to take certain actions in order to obtain the regulatory clearances required to consummate the merger, including committing to restrictions on the activities of either party, and contesting and defending any legal proceedings challenging the merger. However, neither party has agreed to commit to any sales, divesture, or licensure of any interests, assets, rights, products, or businesses, and neither party will be required to take any action reasonably expected to have a material and adverse impact on the reasonably expected benefits of the merger.

Payment of Merger Consideration

Prior to the closing of the merger, Parent will designate a bank or trust company reasonably satisfactory to API, which we refer to as the payment agent, to make payments of the merger consideration to stockholders. At or prior to the effective time of the merger, Parent will deposit or cause to be deposited with the payment agent cash sufficient to pay the aggregate per share merger consideration to stockholders.

Promptly following the effective time of the merger, the payment agent will send to each holder of record of shares of common stock a letter of transmittal and instructions advising stockholders how to surrender stock certificates and book-entry shares in exchange for the per share merger consideration. Upon receipt of (1) surrendered certificates (or affidavits of loss in lieu thereof) or book-entry shares representing the shares of common stock and (2) a signed letter of transmittal and such other documents as may be required pursuant to such instructions, the holder of such shares will be entitled to receive the per share merger consideration in exchange therefor. The amount of any per share merger consideration paid to the stockholders may be reduced by any applicable withholding taxes.

The letter of transmittal will include instructions if a stockholder has lost a share certificate or if such certificate has been stolen or destroyed. In the event any certificates have been lost, stolen or destroyed, then before such stockholder will be entitled to receive the merger consideration, such stockholder will have to make an affidavit of the loss, theft or destruction, and if required by Parent or the payment agent, deliver a bond in such amount as Parent or the payment agent may direct as indemnity against any claim that may be made against it with respect to such certificate.

Payment to stockholders who hold their shares in “street name” will be made through your bank, broker or nominee, as applicable.

At or prior to the closing, Parent will deposit with API the aggregate amount of consideration payable to holders of Company restricted stock units, which we refer to as RSUs, and options to purchase shares of common stock, which we refer to as options. Payment of such consideration (less any applicable withholding taxes) will be made to holders of RSUs and options on the first regularly scheduled payroll date of the surviving corporation after the effective time of the merger.

Specific Performance

Parent, Merger Sub and the Company are entitled to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of the merger agreement and to enforce the terms of the merger agreement, in addition to any other remedy to which they are entitled at law or in equity.

Notwithstanding anything to the contrary, the right of the Company to an injunction, specific performance and other equitable relief in connection with enforcing Parent’s obligation to cause the equity financing to be funded and to consummate the merger will be subject to the requirements that (1) all the required conditions to the closing of the merger have been satisfied (other than those conditions that by their terms are to be satisfied at the closing of the merger, each of which is capable of being satisfied at the closing of the merger); (2) the debt financing has been funded or the financing sources have confirmed in writing that it will be funded at the closing of the merger; (3) Parent and Merger Sub fail to consummate the merger within 10 business days after the satisfaction or waiver of all required conditions to the closing of the merger; and (4) the Company has irrevocably confirmed in writing to Parent that if specific performance is granted and the debt and equity financing are funded, then it will take such actions that are required of it by the merger agreement to cause the closing of the merger to occur.

In no event will the Company be entitled to enforce or seek to enforce specifically Parent’s obligation to cause the equity financing to be funded or to consummate the merger if the debt financing has not been funded (or will not be funded at the closing of the merger). In no event shall the Company be entitled to a remedy of specific performance or other equitable remedies against any financing source. In no event shall the exercise of the Company’s right to seek specific performance or other equitable remedy prior to a valid termination of the merger agreement limit the Company’s right, in the event the Company is unable for any reason to obtain specific performance, to terminate the merger agreement and to require payment by Parent of the $5 million termination fee, if entitled to payment.

Under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance that causes the merger to be consummated and results in the closing of the merger and payment by Parent of the $5 million termination fee. Moreover, in no event shall the Company be entitled to specifically enforce the terms of the merger agreement other than solely under the specific circumstances and as specifically set forth in the merger agreement.

In the event that specific performance or another equitable remedy is available to the Company, it shall be the Company’s primary remedy with respect to breaches by Parent or Merger Sub of the obligation to cause the equity financing to be funded and to consummate the merger.

If a court of competent jurisdiction has declined to specifically enforce the obligations of Parent or Merger Sub to consummate the merger pursuant to a claim for specific performance, the Company may terminate the merger agreement and require Parent pay the $5 million termination fee, if the Company is entitled to payment.

If, prior to the termination date, the Company, Parent or Merger Sub initiates a legal proceeding to prevent breaches (or threatened breaches) of the merger agreement and to enforce specifically the terms and provisions of the merger agreement, the termination date will automatically be extended by the amount of time during which such legal proceeding is pending plus twenty business days or such other time period established by the court presiding over the legal proceeding.

Litigation Related to the Merger

In connection with the merger, two purported class action complaints have been filed on behalf of the stockholders against members of the board of directors, JFL, Parent and Merger Sub in the Circuit Court for the Ninth Judicial Circuit in and for Orange County, Florida. The first complaint is captioned Smith v. API Technologies Corp. et al. The second complaint is captioned Marcus v. API Technologies Corp. et al. The complaints generally allege that the board of directors breached its fiduciary duties to the stockholders by means of an allegedly unfair process and price in entering into the proposed merger. The complaints also generally assert that the Company, JFL and Parent aided and abetted the board of directors’ breach of its fiduciary duties. The lawsuits seek, among other things, to enjoin the consummation of the merger, rescission of the merger agreement (to the extent the merger has already been consummated), damages, and attorneys’ fees and costs.

QUESTIONS AND ANSWERS ABOUT THE MERGER

The information provided in question-and-answer format below is for your convenience and is merely a summary of certain information contained in this information statement. This summary may not contain all of the information that is important to you. You should read carefully the documents attached to and those referenced in this information statement, including the merger agreement attached as Annex A, the written consent attached as Annex B and the opinion of Jefferies attached as Annex C.

Q. Why did I receive this information statement?

A. Applicable requirements of Delaware law and the federal securities laws require us to provide you with information regarding the written consent, as well as other information regarding the merger. As explained more fully elsewhere in this information statement, because (1) our board of directors has approved the entry into the merger agreement; and (2) the merger agreement and transactions contemplated thereby, including the merger, have been adopted and approved by Steel Excel Inc. and Vintage Albany Acquisition LLC, which we refer to as the major stockholders, acting by written consent in lieu of a meeting pursuant to Section 228 and Section 251 of the DGCL and as authorized by the charter and the bylaws of the Company, your consent to the merger will not be required and is not requested. Nevertheless, this information statement contains important information about the merger. Please refer to the section of this Information Statement captioned “The Merger — Board Approval and Vote Required.”

Q. What is the proposed transaction?

A. The proposed transaction is the merger of the Company with and into Merger Sub, as a result of which (1) our stockholders will receive $2.00 per share of common stock in cash, without interest and subject to any required withholding taxes; (2) the Company will become a wholly owned subsidiary of Parent; and (3) the common stock will no longer be publicly traded and will be delisted from NASDAQ. In addition, our common stock will be deregistered under the Exchange Act and we will no longer file periodic reports with the SEC. Please refer to the section of this information statement captioned “The Merger.”

Q. Why am I not being asked to vote on the merger?

A. Under the merger agreement and applicable Delaware law, the adoption of the merger agreement by the stockholders of the Company required the (1) affirmative vote of a majority of the voting power of the outstanding shares of capital stock entitled to vote thereon or (2) written consent in favor of adopting the merger agreement of the majority of holders who would have been entitled to cast the minimum number of votes necessary to authorize the action at a meeting at which all stockholders entitled to vote thereon were present and voting. The major stockholders, who currently beneficially own, directly or indirectly, in the aggregate, more than a majority of voting power of outstanding shares of capital stock, have executed a written consent, dated as of February 29, 2016, authorizing, accepting, adopting and approving the merger agreement and the transaction contemplated thereby, including the merger, which written consent is attached hereto as Annex B. As a result, no other vote or consent of our stockholders will be required or requested and the Company will not call a stockholders meeting for purposes of voting on the approval of the merger and the adoption of the merger agreement. We are not asking you for a proxy, and you are requested not to send us a proxy. Please refer to the section of this information statement captioned “The Merger — Board Approval and Vote Required.”

Q. What does our board of directors recommend?

A. The board of directors has unanimously determined that the merger is in the best interests of the Company and its stockholders and approved the execution and delivery of the merger agreement by the Company. The board of directors further resolved to recommend that the stockholders adopt the merger agreement and approve the merger in accordance with the DGCL, which approval was received upon delivery of the written consent by the major stockholders on February 29, 2016.

Please refer to the section of this information statement captioned “The Merger — Reasons for the Merger.”

Q. What are “Exchangeable Shares?”

A. In connection with the Plan of Arrangement that occurred on November 6, 2006, which we refer to as the plan of arrangement, the Company was obligated to issue 2,354,505 shares of either common stock or exchangeable shares, which we refer to as exchangeable shares, of API Nanotronic Sub, Inc., which we refer to as API Nanotronics Sub, in exchange for the API Electronics Group Corp. common shares previously outstanding. As of February 28, 2016, API was obligated to issue approximately 63,886 shares of its common stock under the plan of arrangement either directly for common stock or in exchange for exchangeable shares not held by API or its affiliates. As of February 28, 2016, there were 22,617 exchangeable shares outstanding (excluding exchangeable shares held by the Company).

To facilitate the voting rights of the exchangeable shares, on November 6, 2006, API amended its charter to allow it to issue one special voting share, which was issued to a trustee and allows the trustee to have at any meeting of stockholders of API the number of votes equal to the number of exchangeable shares not held by API or its subsidiaries. The trustee is charged with obtaining the direction of the holders of the exchangeable shares on how to vote at meetings of the API stockholders.

Exchangeable shares are designed to have the same economic rights as common stock, and are exchangeable on a one-for-one basis into, common stock. However, exchangeable shares are issued by API Nanotronics Sub, and not the Company. They are convertible into shares of common stock at any time at the option of the holder, and API may force the conversion of the exchangeable shares into shares of common stock on the tenth anniversary of the date of the plan of arrangement or sooner on the occurrence of certain events. The merger agreement provides that API will use its reasonable best efforts to take all actions necessary to cause the exchange of the exchangeable stock for common stock pursuant to, among other things, the charter, prior to the effective time of the merger. Holders of exchangeable shares will, upon completion of the procedures required to exchange their shares, have the right to receive the merger consideration represented by the common stock exchangeable for their exchangeable shares.

Q. What will I receive for my shares of common stock or my exchangeable shares if the merger is completed?

A. Upon completion of the merger, each stockholder will be entitled to receive $2.00 per share in cash, without interest and subject to any required withholding taxes (other than as described in the merger agreement). Provided that you have not properly exercised appraisal rights, following the completion of the merger, upon the surrender of your share certificates or, in the case of uncertificated shares, delivery of an “agent’s message,” you will receive an amount in cash equal to the product obtained by multiplying $2.00 by the number of shares represented by the certificates that you surrender or in an agent’s message, without interest and subject to any required withholding taxes. For example, if you own 100 shares of common stock, you will receive $200 in cash in exchange for your shares of common stock. You will not own shares in the surviving corporation.

Holders of exchangeable shares should refer to the exchange procedures which will be provided by Equity Transfer & Trust Company, the trustee, for instructions regarding the exchange of their exchangeable shares. Following completion of the exchange procedures and the exchange of common stock for their exchangeable shares, the holders of exchangeable shares will receive an amount in cash equal to the product obtained by multiplying $2.00 by the number of shares of common stock exchangeable for each such holder’s exchangeable shares. For example, if you own 100 exchangeable shares, after completion of the exchange procedures and immediately prior to the completion of the merger, each of these exchangeable shares will be exchanged for one share of our common stock and, following the completion of the merger, you will have the right to receive $200 in exchange for the common stock. You will not own shares in the surviving corporation.

Q. How does the merger consideration compare to the market price of the common stock prior to the announcement of the merger agreement?

A. The per share merger consideration represents a premium of approximately 98% of the closing price of our common stock of $1.01 on February 26, 2016, the last full trading day prior to the announcement of the execution merger agreement.

Q. What happens if I sell my shares before completion of the merger?

A. If you transfer your shares of common stock, you will have transferred the right to receive the merger consideration to be received by the stockholders of the Company in the merger. To receive the merger consideration, you must hold your shares through completion of the merger. In the event of a transfer of ownership of any shares of common stock that has not been registered in the records of our transfer agent prior to the effective time of the merger, the cash consideration may be paid to a person other than the registered owner, provided specified requirements are satisfied. Please refer to the section of this information statement captioned “The Merger Agreement — Merger Consideration.”

Q. Will the merger consideration depend on our results of operations or the trading price of our common stock?

A. No. The value of the merger consideration is fixed. The merger agreement does not provide for any upward or downward adjustment in the consideration to reflect any positive or negative changes in our operating results or financial condition or any change in the trading price of the common stock. Please refer to the section of this information statement titled “The Merger Agreement — Merger Consideration.”

Q. Are there conditions to the completion of the merger?

A. Yes. The completion of the merger is conditioned on the satisfaction or waiver of certain conditions, including (1) that at least 20 calendar days having elapsed from the date this information statement was first mailed to our stockholders; (2) certain levels of accuracy of all representations and warranties of the parties; (3) the performance in all material respects of all covenants of the parties; (4) no judgment, order, injunction or decree by an appropriate governmental authority being in effect that would make the merger illegal or otherwise prevent the consummation thereof; (5) no pending litigation seeking to challenge or enjoin the merger under the antitrust laws of any applicable governmental authority; (6) the expiration of any waiting period under the HSR Act; (7) receipt of certificates from each party to the merger agreement certifying the required conditions for closing of the merger have been met; and (8) no material adverse effect on our business having occurred. Please refer to the section of this information statement captioned “The Merger Agreement — Conditions to the Closing of the Merger.” The completion of the merger is not conditioned upon Parent obtaining financing.

Q. Am I entitled to appraisal rights in connection with the merger?

A. Yes. Stockholders who do not vote in favor of the merger and who properly perfect appraisal of their shares will be entitled to appraisal rights in connection with the merger under Section 262 of the DGCL. This means that holders of shares of capital stock of the Company are entitled to have their shares appraised by the Court of Chancery of the State of Delaware and to receive payment in cash of the “fair value” of such shares, exclusive of any elements of value arising from the accomplishment or expectation of the merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the court. To the extent any shares of API voting stock remain outstanding at closing, such shares shall also have appraisal rights. Stockholders who wish to seek appraisal of their shares are in any case encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights due to the complexity of the appraisal process. The DGCL requirements for exercising appraisal rights are described in additional detail in this information statement, and the relevant section of the DGCL regarding appraisal rights is reproduced in Annex E to this information statement.

Q. Can the merger agreement be terminated?

A. Yes. The merger agreement may be terminated: (1) by mutual written agreement of the parties; (2) by either party if (a) the merger is prohibited by a judgment or law or (b) if the merger has not been consummated by the termination date; or (3) by either party if the other party has breached or failed to perform any of its respective representations, warranties, covenants or other agreements set forth in the merger agreement such that certain conditions set forth in the merger agreement are not satisfied. Please refer to the section of this information statement captioned “The Merger Agreement — Termination of the Merger Agreement.”

Q. What happens if a third party makes an offer to acquire the Company before the merger is completed?

A. Following the receipt of the requisite stockholder approval, which condition was fulfilled upon receipt of the written consent on February 29, 2016, the board of directors can no longer consider or accept alternative offers by third parties or change its recommendation that the stockholders vote in favor of adoption of the merger agreement.

Q. When is the merger expected to be completed?

A. We currently expect to complete the merger promptly after all of the conditions to the merger have been satisfied or waived. The closing of the merger is currently expected to take place during the second quarter of 2016, although the Company cannot assure completion by any particular date, if at all. Following the satisfaction or waiver of the conditions contained in the merger agreement, a certificate of merger will be filed with the Secretary of State of the State of Delaware under the DGCL, following which we will become an indirect, wholly owned subsidiary of Parent. Please refer to the section of this information statement titled “The Merger Agreement — Closing and Effective Time of the Merger.”

Q. If the merger is consummated, will API remain a public company and listed on NASDAQ?

A. No. Following the consummation of the merger, the common stock will no longer be publicly traded and API will cease making filings with the SEC and otherwise cease being required to comply with the rules relating to publicly held companies. We intend to and will cause the Company to delist from trading on NASDAQ and apply for termination of registration of the common stock under the Exchange Act as soon after the completion of the merger as the requirements for such delisting and termination are met. Please refer to the section of this information statement titled “The Merger — Effect of the Merger on Listing and SEC Registration.”

Q. What happens if the merger is not completed?

A. If the merger is not completed for any reason, stockholders will not receive any payment for their shares in connection with the merger. Instead, the Company will remain a publicly traded company, and shares of common stock will continue to be listed on NASDAQ.

Q. What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., which we refer to as Computershare, you are considered, with respect to those shares, to be the “stockholder of record.” In this case, this information statement and attached notice has been sent to you directly by API. Do not send in your stock certificates at this time. If you are a stockholder of record, after the completion of the merger, you will be sent detailed instructions for exchanging your stock certificates for the merger consideration. Please do NOT return your common stock certificate(s) to the Company. Holders of uncertificated shares of common stock (i.e., holders whose shares are held in book-entry form) will automatically receive the merger consideration as promptly as reasonably practicable after the effective time of the merger without any further action required on the part of those holders. Please refer to the section of this information statement titled “The Merger Agreement — Merger Consideration.”

If your shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares of common stock held in “street name.” In that case, this information statement has been forwarded to you by your bank, broker or other nominee who is considered, with respect to those shares, to be the stockholder of record. If you are a beneficial owner, payment for your shares will be made through your bank, broker or other nominee.

Q. What will holders of RSUs and options receive in the merger?

A. At the effective time of the merger, the vesting conditions or restrictions applicable to each RSU will lapse and each RSU will, in accordance with the terms of the API stock plan, be converted into the right to receive an amount in cash (without interest and subject to any applicable withholding or other taxes, or other amounts as required by law) equal to the product of (1) the total number of shares of common stock subject to such RSU as of the effective time of the merger; and (2) $2.00.

At the effective time of the merger, each outstanding and unexercised option to purchase shares of common stock, whether or not vested, will be cancelled and converted into the right to receive an amount in cash (without interest and subject to any applicable withholding or other taxes, or other amounts as required by law) equal to the product of (1) the total number of shares of common stock subject to such option as of the effective time of the merger; and (2) the amount, if any, by which $2.00 exceeds the exercise price per share of common stock underlying such option. Each option with an exercise price per share equal to or greater than $2.00 per share will be cancelled and terminated without consideration.

Q. Will I owe U.S. federal income taxes as a result of the merger?

A. If you are a U.S. Holder (as defined under the caption “The Merger — U.S. Federal Income Tax Consequences of the Merger”), the exchange of common stock for cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes, which generally will require a U.S. Holder to recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received by such U.S. Holder in the merger and such U.S. Holder’s adjusted tax basis in the shares of common stock surrendered in the merger.

A Non-U.S. Holder (as defined under the caption “The Merger — U.S. Federal Income Tax Consequences of the Merger”) generally will not be subject to U.S. federal income tax with respect to the exchange of common stock for cash in the merger unless such Non-U.S. Holder has certain connections to the United States.

Because particular circumstances may differ, we recommend that you consult your own tax advisor to determine the U.S. federal income tax consequences relating to the merger in light of your own particular circumstances and any consequences arising under U.S. federal non-income tax laws or the laws of any state, local or non-U.S. taxing jurisdiction. A more complete description of material U.S. federal income tax consequences of the merger is provided under the caption “The Merger — U.S. Federal Income Tax Consequences of the Merger.”

Q. Where can I find more information about the Company?

A. We file periodic reports and other information with the SEC. You may read and copy this information at the SEC’s public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available on the Internet site maintained by the SEC at http://www.sec.gov. For further information, please refer to the section of this information statement titled “Where You Can Find More Information.”

Q. Who can help answer my questions about the merger?

A. If you have any questions regarding the merger after reading this information statement, please contact our Investor Relations department at (646) 438-9385 or by email at investors@apitech.com. If your broker holds your shares of common stock, you should call your broker for additional information.

THE PARTIES TO THE MERGER AGREEMENT

The Company

API Technologies Corp. is a leading provider of high performance Radio Frequency (RF), microwave, microelectronic, power, and security solutions. We offer one of the most comprehensive selections of RF, microwave, millimeterwave and microelectronics products in the industry, ranging from components to complete system solutions. We operate through our three business segments—Systems, Subsystems & Components, Electronic Manufacturing Services and Secure Systems & Information Assurance.

Our primary end markets are defense, high- reliability commercial and industrial, and non-defense government. Our products may be found in a variety of applications including commercial aircraft systems, mobile and wireless systems, radar and imaging systems, missile systems, unmanned systems, spectrum defense technology, commercial and military satellites, space vehicles, medical devices, and oil and gas industrial systems.

We sell our products through direct sales force and applications engineering staff, a network of independent sales representatives, and distributors, as well as through our web site.

We currently have business offices throughout North America, the U.K., and Germany. Our executive corporate office is located at 4705 S. Apopka Vineland Rd. Suite 210, Orlando, FL 32819, and our telephone number at that location is (407) 876-0279.

Our website address is www.apitech.com. In our website’s “Investor Relations” section, we make available, free of charge, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or Section 15(d) of the Exchange Act as well as proxy statements, as soon as reasonably practicable after we file electronically such material with, or furnish it to, the SEC. The content on our website is available for information purposes only and is not incorporated by reference in this information statement.

Our common stock trades on NASDAQ under the symbol “ATNY.”

Parent

RF1 Holding Company is a Delaware corporation that is controlled by JFL Fund IV, an investment fund affiliated with JFL. Parent’s sole purpose is to enter into the merger agreement and to complete the merger with the Company. Parent has not engaged in any business to date except for activities incidental to its incorporation and activities undertaken in connection with the merger and the other transactions contemplated by the merger agreement.

The mailing address of Parent’s principal executive offices is c/o J.F. Lehman & Company, 110 East 59th Street, 27th Floor, New York, New York 10022, and its telephone number is (212) 634-0100.

Merger Sub

RF Acquisition Sub, Inc. is a Delaware corporation formed for the sole purpose of completing the merger with the Company. Merger Sub is a wholly-owned subsidiary of Parent. Merger Sub has not engaged in any business to date except for activities incidental to its incorporation and activities undertaken in connection with the merger and the other transactions contemplated by the merger agreement. Upon consummation of the proposed merger, Merger Sub will merge with and into the Company, Merger Sub will cease to exist and the Company will continue as the surviving corporation and a wholly-owned subsidiary of Parent, under the name “API Technologies Corp.”

The mailing address of Merger Sub’s principal executive offices is c/o J.F. Lehman & Company, 110 East 59th Street, 27th Floor, New York, New York 10022, and its telephone number is (212) 634-0100.

THE MERGER

The Merger

On February 28, 2016, the Company entered into the merger agreement with Parent and Merger Sub. Upon completion of the merger, each share of common stock issued and outstanding immediately prior to the consummation of the merger (other than as described in the merger agreement), will be cancelled and extinguished and automatically converted into the right to receive $2.00 in cash, without interest and subject to any required withholding taxes. The closing of the merger will occur upon the satisfaction of customary closing conditions, including, but not limited to, receipt of U.S. regulatory approvals.

Background of the Merger

The board of directors regularly evaluates API’s strategic direction and ongoing business plans with a view toward strengthening its core businesses and enhancing stockholder value. As part of this evaluation, the board of directors has, from time to time, considered a variety of strategic alternatives, including (1) the continuation of API’s current business plan; (2) potential expansion opportunities into new business lines through acquisitions; (3) divestitures of one or more business divisions; and (4) a sale of the entire company. In connection with that ongoing evaluation, in October 2012, API engaged Jefferies as its financial advisor to advise the Company on strategic alternatives, including the sale of one or more business divisions and a potential sale of the Company.

From October 2012 to December 2013, in consultation with Brian Kahn, the chairman of the board of directors and at the direction of the board of directors, Jefferies began making inquiries about a sale of API or one or more of its operating businesses to third parties who might have financial wherewithal and a strategic interest in the electronic components manufacturing and systems solution industry. In February 2013, the Company executed a confidentiality agreement with a potential strategic acquiror that contained a standstill provision that was effective for a period of 2 years. The potential acquiror declined to make an offer.

From December 2013 to November 2014, at the direction of the board of directors, API management and Jefferies contacted or had meetings with 22 strategic and financial buyers regarding a possible sale of the Company. Of these potential acquirors, six executed confidentiality agreements, had meetings with Jefferies and management and were provided with additional non-public materials, including via diligence calls with API management. Certain of the executed confidentiality agreements contain standstill provisions that are effective for periods ranging from 18 months to three years and certain of them do not allow the counterparties to request a waiver of the standstill obligations. In the case of each of the six potential acquirors, no offers to purchase the Company were made. Of the confidentiality agreements containing standstill provisions, three remain in effect as of the date of this information statement, and two do not allow the counterparties to request a waiver of the standstill obligations.

In January 2015, API engaged Canaccord Genuity Group Inc., which we refer to as Canaccord, to explore divesture of the Company’s Electronic Manufacturing Services division, which we refer to as the EMS division, and which proposed divestiture we refer to as the EMS sale.

On January 27, 2015, a third party, which we refer to as Party A, submitted an unsolicited letter of intent proposing to acquire the Company for $2.50 per share in cash.

On February 6, 2015, the board of directors held a special meeting, attended by API management and representatives of Jefferies and Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to the Company, which we refer to as WSGR, to discuss the offer from Party A. Representatives of WSGR reviewed the fiduciary duties of the board of directors and the process associated with the decision by the board of directors to engage in a change-of-control transaction. Representatives from Jefferies described to the board of directors the material terms and financial aspects of the offer from Party A. Representatives from Jefferies reviewed the status of the outreach efforts undertaken to date by Jefferies in connection with its engagement. It was noted that the process had yet to otherwise generate a third party that was interested in making an offer to acquire the Company. After considering the information presented, the board of directors discussed the offer from Party A and concluded, in light of the Company’s long-term strategic plan, that the offer was not attractive, but that API should continue dialogue with Party A regarding an improved offer. The board of directors instructed Jefferies to respond to Party A that API would not engage in a transaction at the offered price, but that it would consider an offer at a higher valuation.

On February 12, 2015, the Company entered into a confidentiality agreement with Party A and provided diligence materials regarding the Company in a data room maintained by the Company, which we refer to as the data room. Throughout the second half of February 2015, Party A conducted diligence.

On February 25, 2015, Party A and API management held a teleconference to discuss diligence.

Also during February 2015, Jefferies and API management held meetings with two financial buyers and one strategic buyer.

In March 2015, the Company engaged in due diligence and submitted a proposal to acquire Aeroflex/Weinschel, Inc. and Aeroflex/Inmet, Inc., producers of RF and microwave products, which we refer to collectively as W&I, from Cobham plc. In the first three weeks of April 2015, the Company completed its due diligence and negotiation of a binding definitive agreement for the acquisition of W&I. On April 23, 2015, API announced its entry into a definitive agreement to acquire W&I for a total purchase price of $80 million.

In March 2015, Party A relayed to Jefferies that in light of the potential W&I acquisition, it was not interested in continuing diligence with respect to an acquisition of API at that time.

Also in March 2015, following the appointment of Robert Tavares as chief executive officer of the Company, API management further evaluated the EMS sale and determined that the process related to the EMS sale would be halted while API management re-evaluated the EMS division.

In April 2015, API management discussed re-initiating the EMS sale with the board of directors and recommended that the Company proceed with the EMS sale. The board of directors authorized API management to instruct Canaccord to contact potential buyers for the EMS division.

During the period from March 2015 to August 2015, Jefferies and API management continued to meet with, and provide non-public information to, additional potential acquirors of the Company. During this period, the Company entered into confidentiality agreements with five potential strategic and financial acquirors regarding a potential acquisition of the Company. Certain of the executed confidentiality agreements contain standstill provisions that are effective for periods ranging from one to three years from the date of the confidentiality agreement and each of these standstill provisions does not allow the counterparties to request a waiver of the standstill obligations. Four of those five potential acquirors ultimately indicated to Jefferies that they were not interested in moving forward with the process.

On May 20, 2015, the Company entered into a confidentiality agreement with a financial sponsor, which we refer to as Party B. The confidentiality agreement with Party B contains certain standstill provisions that are effective for a period of one year from the date of the confidentiality agreement and does not allow Party B to request a waiver of the standstill obligations. Party B conducted due diligence on the Company during the period from June 2015 to January 2016.

On June 8, 2015, API completed its acquisitions of W&I, which we refer to collectively as the W&I acquisition. In connection with the W&I acquisition, API entered into amendment no. 3 to the Company’s existing credit agreement with the lenders party thereto and Guggenheim Corporate Funding, LLC, which we refer to as Guggenheim, as administrative agent, which we refer to as amendment no. 3. Amendment no. 3, among other things, (1) increased the aggregate principal amount of the term loan by $85 million (to an aggregate of

$201.8 million as of June 8, 2015); (2) increased the interest rates applicable to all outstanding term loans beginning on December 8, 2015; and (3) provided for an increased premium for any prepayments made after December 9, 2015.

On July 24, 2015, Party A met with API management and received an overview of the status of API’s business.

On August 8, 2015, Party A contacted Mr. Kahn to express an interest in re-initiating due diligence on API and submitted a supplemental due diligence request list. On August 18, 2015, Party A was again granted access to the data room.

Throughout August and September 2015, API management conducted diligence meetings, at which Jefferies was present, with Party A and Party B and provided diligence materials in the data room.

On September 24, 2015, API management and Jefferies had an in-person meeting with Party A to provide an update on the state of API’s business and to discuss operational improvements that had been made since the July 25, 2015, meeting. Following the meeting, Party A informed Mr. Kahn that it was not interested in moving forward with an acquisition of API.

In the first half of October 2015, Jefferies met with three additional potential strategic and financial acquirors, including JFL and a strategic acquiror, which we refer to as Party C. On October 14, 2015, the Company entered into a confidentiality agreement with Party C. The confidentiality agreement with Party C contains certain standstill provisions that are effective for a period of one year from the date of the confidentiality agreement and does not allow Party C to request a waiver of the standstill obligations. On October 15, 2015, the Company entered into a confidentiality agreement with JFL that contains standstill provisions substantially similar to those contained in the confidentiality agreement with Party C.

Also in early October 2015, API received five offers to acquire the EMS division, including an offer from a financial acquiror, which we refer to as Party 1, for a total purchase price of $16.8 million and a strategic acquiror, which we refer to as Party 2, for a total purchase price of $15 million plus a $2 million earn out.

On October 13, 2015, API entered into a non-binding letter of intent and exclusivity agreement in connection with the sale of the EMS division to Party 1 for a total purchase price of $19 million.

On October 14, 2015, at a special meeting of the board of directors, API management provided an update on the EMS sale. API management informed the board of directors that the Company had entered into a letter of intent with Party 1 and reviewed the terms of the letter with the board of directors.

On October 16, 2015, JFL submitted a preliminary indication of interest to acquire the Company for $3.00 per share in cash, subject to completion of due diligence.

Throughout the second half of October 2015 and the first half of November 2015, API management conducted due diligence meetings, at which Jefferies was present, with JFL and Party C and provided diligence materials in the data room.

On October 24, 2015, Party C submitted a preliminary indication of interest to acquire the Company for $2.50 per share, comprising a mix of cash and stock in Party C. Mr. Kahn informed Party C that it would need to return with a higher per share offer in order for the Company to enter into exclusivity with Party C.

On October 25, 2015, at a special meeting of the board of directors, Mr. Kahn provided an overview to the board of directors of the offers from JFL and Party C. The board of directors discussed the respective offers and requested that Mr. Kahn instruct Jefferies to review the financial terms of the offers. The board of directors also asked Mr. Kahn to arrange for WSGR to advise the board of directors on its responsibilities with regard to the offers. The board of directors instructed API management to continue discussions with JFL and Party C.

On October 28, 2015, at a special meeting of the board of directors at which Jefferies and WSGR were in attendance, representatives of Jefferies provided a review of the financial terms of the potential transaction between the Company and Party C. Representatives of WSGR then provided the board of directors with an overview of their fiduciary responsibilities when analyzing possible transactions.

On October 30, 2015, API management conducted a due diligence meeting with JFL. Shortly after the meeting, JFL informed Jefferies that it was no longer interested in moving forward with an acquisition of API for $3.00 per share in cash. In the days following, JFL indicated to the Company and Jefferies that it would consider moving forward at $2.00 per share in cash. The Company informed JFL it had no desire to proceed on that basis.

In the first week of November 2015, API proposed an amendment to the credit agreement to Guggenheim in connection with the EMS sale, requesting that the imposition of the prepayment premium scheduled for December 9, 2015, be postponed until March 1, 2016.

On November 5, 2015, the Company entered into a confidentiality agreement with an additional potential strategic acquiror. This confidentiality agreement contains certain standstill provisions that are effective for a period of three years from the date of the confidentiality agreement and does not allow the counterparty to request a waiver of the standstill obligations.

On November 9, 2015, the Company entered into a confidentiality agreement with an additional potential financial sponsor. This confidentiality agreement contains certain standstill provisions that are effective for a period of one year from the date of the confidentiality agreement and does not allow the counterparty to request a waiver of the standstill obligations.

On November 15, 2015, Party C informed Jefferies that it was no longer considering an acquisition of the Company.

On November 18, 2015, API management had a call with Jefferies to discuss options to refinance the credit agreement in light of Party C’s decision not to proceed with an acquisition of the Company and the Company’s financial performance.

On November 25, 2015, Party 1 lowered their offer for the EMS division to $10 million.

On December 4, 2015, API informed Party 1 that, as a result of Party 1’s lower offer for the EMS division it was terminating the exclusivity agreement with respect to the EMS sale.

Also on December 4, 2015, Canaccord contacted Party 2 to re-initiate discussions regarding the EMS sale.

On December 7, 2015, at a regular meeting of the board of directors, Mr. Kahn updated the board of directors on the progress of the efforts of API management to refinance the Company’s indebtedness under the credit agreement, which we refer to as the refinancing process. In addition, the board of directors discussed that, based on preliminary results, as of the end of the Company’s 2015 fiscal year, the Company would not be in compliance with certain of the credit agreement’s financial covenants. The board of directors discussed that any refinancing of the credit agreement would require that the Company also complete an equity financing.

From December 2015 to January 2016, API held discussions with several potential lenders with respect to a potential new credit facility to replace the credit agreement. As interest rates and available credit for the type of credit facility the Company was seeking deteriorated in January 2016, the Company was not able to identify lenders who could refinance the credit agreement on terms that would be compatible with the equity financing that the Company believed it could obtain.

On December 9, 2015, JFL submitted a revised indication of interest to acquire the Company for $1.75 per share in cash. In light of the refinancing process and JFL’s prior indication that it would consider moving forward with an offer of $2.00 in cash per share, the Company declined to respond to the offer of $1.75 per share in cash.

On December 11, 2015, Party B submitted an indication of interest to acquire the Company for $2.00 per share in cash.

On December 12, 2015, at a special meeting of the board of directors at which Jefferies was in attendance, the board of directors discussed the offer from Party B. After carefully considering the terms of the offer, the identity of the potential buyer, and the status of the refinancing process as of that date, the board of directors concluded that $2.00 per share in cash was a compelling offer for API and authorized API management to negotiate the terms of, and enter into, exclusivity with Party B, subject to a carve-out to the exclusivity that would permit API to continue pursuing the refinancing process.

On December 15, 2015, following negotiation by API management with Party B, the Company executed an agreement providing for a 30-day exclusivity period with Party B.

On December 23, 2015, API management and Jefferies attended an in-person diligence meeting with Party B.

Also on December 23, 2015, the Company and Party 2 entered into an exclusivity agreement with respect to the EMS division and a non-binding letter of intent, providing for the sale of the EMS division to Party 2 for $15 million plus a $2 million earn out. The Company negotiated the EMS sale from January 2016 to February 26, 2016.

On January 15, 2016, API management provided an indicative term sheet to Guggenheim regarding the refinancing process.

On January 6, 2016, Party A contacted API management and inquired about re-initiating Party A’s due diligence process.

Also on January 6, 2016, Party B contacted Mr. Kahn to verbally confirm that it was no longer interested in continuing with the process and indicate that it was terminating the exclusivity agreement with API.

On January 7, 2016, JFL submitted a revised letter of intent proposing to acquire the Company at a purchase price of $2.00 per share in cash. The revised JFL letter of intent stated, among other things, that the purchase price assumed that the Company would complete the EMS sale and that the divestiture would generate $15 million in cash prior to the closing of the merger.

From January 7, 2016 through January 15, 2016, the Company negotiated the terms of an exclusivity agreement with JFL. At the same time, Mr. Kahn held individual conversations with the members of the board of directors to update them on the status of negotiations of the sale of the Company and the refinancing process. He relayed to each of the directors that both Party A and Party B would not be continuing with an acquisition of the Company and the terms of the $2.00 per share in cash letter of intent from JFL. Mr. Kahn indicated to each of the directors that he believed that $2.00 per share in cash was a compelling offer for API, particularly in light of the exits of Party A and Party B from the process, the status of the refinancing process and the Company’s prospects based, in part, on the preliminary results discussed by the board of directors on December 7, 2016. Mr. Kahn also indicated that he believed that it was advisable to enter into an exclusivity agreement with JFL, but that such agreement should allow the Company to continue to explore the refinancing process simultaneously with the negotiation of a sale of the Company because the Company would be in violation of its covenants under the credit agreement on February 29, 2016, and such violation could result in a “going concern” qualification on the Company’s fiscal year end audit. The directors concurred with Mr. Kahn’s recommendation.

On January 8, 2016, Party B submitted a formal termination of the indication of interest and the exclusivity agreement.

Also on January 8, 2016, Jefferies contacted an additional financial sponsor. The Company entered into a confidentiality agreement with the financial sponsor on January 12, 2016.

On January 9, 2016, Party A contacted Mr. Kahn to inform him that it was not interested in continuing with an acquisition of API.

On January 15, 2016, the Company entered into a 45-day exclusivity agreement with JFL, which exclusivity agreement permitted the Company to continue to pursue the refinancing process so long as the Company did not consummate or publicly announce a transaction during that period. The exclusivity agreement provided that exclusivity would terminate if JFL did not reaffirm the price and other terms in its letter of intent on a weekly basis. Throughout January 2016 and February 2016, API management conducted various in-person due diligence meetings with JFL at various API and JFL locations.

On January 21, 2016, the board of directors held a meeting to discuss the status of the Company’s business, the refinancing process and the letter of intent from JFL. The board of directors discussed that an amendment to the credit agreement would be necessary on or prior to February 29, 2016, and that the lenders under the credit agreement would likely require, prior to or concurrently with the amendment, either an equity financing or an agreement for the sale of the Company.

On January 28, 2016, representatives of JFL, API, Blank Rome LLP, counsel to JFL, which we refer to as Blank Rome, and WSGR held an introductory call to discuss the structure of the proposed transaction and process for negotiations. The parties discussed overall timing for a transaction and API indicated that if a transaction was not announced on or prior to the end of the exclusivity period on February 29, 2016, API would need to explore other alternatives. Over the following week, WSGR and Blank Rome held several discussions regarding the structure of the transaction.

On February 5, 2016, in connection with the refinancing process, API provided a draft of a proposed amendment to the credit agreement to Guggenheim, which we refer to as amendment no. 4. Amendment no. 4 contemplated an equity financing by the Company and an amendment to the financial covenants and prepayment terms in the credit agreement.

On February 7, 2016, representatives of WSGR sent Blank Rome a draft merger agreement. The draft, among other things, provided that (1) Parent would, in the event that the merger agreement was terminated under certain circumstances, be required to pay the Company a termination fee and certain of the Company’s expenses and that Parent’s liability would be capped at a certain amount and (2) the Company would, in the event that the merger agreement was terminated under certain circumstances, be required to pay Parent a termination fee.

On February 12, 2016, representatives of Guggenheim provided a revised draft of amendment no. 4 to API.

Also on February 12, 2016, Vintage, in connection with the refinancing process, delivered to API a proposed backstop agreement. The backstop agreement contemplated that the Company would conduct an equity rights offering in a sufficient amount to conduct the refinancing process and that, subject to certain conditions, Vintage would commit to purchase any unsubscribed shares in such equity rights offering.

On February 14, 2016, representatives of Blank Rome provided WSGR with comments to the draft of the merger agreement. Among other things, these comments (1) provided that Parent could terminate the merger agreement if the Company did not receive the approval of the adoption of the merger agreement by written consent of certain stockholders within one day following execution of the merger agreement; (2) prevented the board of directors from terminating the merger agreement in the event of an unforeseen change; (3) limited the Company’s rights with respect to Parent’s enforcement of its debt commitment letter; (4) required that the Company pay a termination fee and Parent’s expenses if the merger agreement was terminated under certain circumstances; and (5) capped Parent’s liability for breach of the merger agreement, including willful breach, at the amount of the aggregate of a termination fee and payment of certain of the Company’s expenses.

During the week of February 15, 2016, representatives of Blank Rome and WSGR negotiated the terms of the merger agreement, equity commitment letter and guaranty. The merger agreement negotiations centered on (1) Parent’s termination right if a written consent was not received within one day of the execution of the merger agreement; (2) the size and structure of the termination fees owed by Parent and the Company, respectively; and (3) the actions that Parent was required to take, and that the Company was permitted to take, with respect to enforcement of the terms of any debt commitment letters.

On February 17, 2016, representatives of WSGR sent a revised draft of amendment no. 4 to Weil Gotshal & Manges LLP, counsel to Guggenheim, which we refer to as Weil. Among other things, the revised draft of amendment no. 4 contemplated a sale of the Company in lieu of an equity financing. From February 17, 2016 to February 27, 2016, representatives of WSGR and Weil continued to negotiate amendment no. 4.

In the afternoon on February 24, 2016, the board of directors held a special meeting at which representatives of WSGR and Jefferies were in attendance. Representatives of WSGR reviewed the fiduciary duties of the board of directors and the process associated with entry into a change-of-control transaction. The board of directors discussed that the Company had engaged in discussions with a number of parties, none of whom had made an offer that had not been withdrawn, before entering into the exclusivity agreement with JFL. The board of directors also considered the interests of directors who would receive merger consideration in exchange for their shares of common stock. Representatives of WSGR described the principal terms of the transaction and the proposed merger agreement. Representatives of Jefferies provided the board of directors with an overview of the process of rendering an opinion as to the fairness from a financial point of view of the consideration to be received by API stockholders in a transaction with JFL.

In the evening on February 24, 2016, representatives of Blank Rome sent WSGR comments to the draft of the merger agreement. These comments included a change to the definition of Company Material Adverse Effect to provide that an event of default under the credit agreement would be a Company Material Adverse Effect.

On the morning of February 25, 2016, API management notified JFL for the first time that the timing of the execution of definitive agreements for the EMS sale to Party 2 would be extended beyond the discussed timeline for the entry into the merger agreement. In response and after further discussions between API management and JFL, representatives of Blank Rome and WSGR negotiated a revision to the merger agreement providing JFL a right to terminate the merger agreement if a binding agreement for the EMS sale was not executed within a specified period of time after entry into the merger agreement.

On February 26, 2016, API management received a letter from Party 2 informing API that Party 2 was no longer interested in pursuing the EMS sale and terminating its exclusivity agreement and letter of intent with API.

Later on February 26, 2016, Mr. Kahn contacted a potential financial acquiror of the EMS division, which we refer to as Party 3, that had previously expressed interest in, and conducted limited due diligence regarding, a potential acquisition of the EMS division. The Company proposed a sale of the EMS division to Party 3 under terms that were substantially identical to those negotiated with Party 2. Party 3 expressed a willingness to proceed with the transaction.

In the evening of February 26, 2016, Mr. Kahn informed JFL that Party 2 had terminated its consideration of and exclusivity with respect to the EMS sale. Mr. Kahn further told JFL that, with the authorization of the board of directors, Mr. Kahn had approached Party 3, who expressed a willingness to purchase the EMS division under terms that were substantially identical to those negotiated with Party 2. Party 3 expressed a willingness to proceed with the transaction.

Also on February 26, 2016, representatives of WSGR and Blank Rome exchanged multiple revised drafts of the merger agreement, the guaranty and the equity commitment letter.

On the morning on February 27, 2016, JFL submitted a proposal, on a fully committed basis, to acquire the Company (including the EMS division) for a purchase price of $1.75 per share of common stock, which proposal provided that the $1.75 offer was based on Party 2’s termination of the second EMS LOI, certain liabilities and risks of the EMS division remaining in API and the increased financial risks and costs to JFL of obtaining debt financing for an acquisition of the Company inclusive of the EMS division. JFL sent what it stated were execution versions of the merger agreement and related agreements. JFL further indicated that its proposal excluded the right to terminate the merger agreement if an agreement for the sale of EMS was not executed within a specified period of time after entry into the merger agreement. Representatives of Jefferies contacted JFL to discuss the proposal and were informed that communications regarding the proposal should take place with representatives of Blank Rome, on behalf of JFL.

Also on the morning on February 27, 2016, JFL provided WSGR with revised drafts of the debt commitment letters.

During the day on February 27, 2016, Mr. Kahn held discussions with representatives of Guggenheim regarding a possible reduction in the prepayment premium under the credit agreement.

Later on February 27, 2016, the board of directors held a special meeting, at which representatives of WSGR and Jefferies were in attendance, to discuss with the board of directors the termination of Party 2’s consideration of the EMS sale and to describe the latest proposal from JFL. Mr. Kahn and Jefferies updated the board of directors on the status of negotiations with JFL. The board of directors also discussed Party 3’s willingness to proceed with the purchase of EMS under terms that were substantially identical to those negotiated with Party 2. The board of directors discussed the strategic options for the Company if API did not enter into a transaction with JFL, including the feasibility of completing an equity financing and the refinancing process. The board of directors determined that, in light of the need to complete negotiations of the backstop agreement with Vintage and the expectation of the lenders under the credit agreement that a sale of the Company would be announced soon, completion of the refinancing process was likely not feasible prior to the February 29, 2016, deadline for the Company to certify its compliance with certain financial covenants under the credit agreement. The board of directors then considered how to respond to JFL. The board of directors discussed three principal options: (1) accept the latest JFL proposal; (2) counter the latest JFL proposal with a proposal of $2.00 in cash per share of common stock, inclusive of the EMS division; or (3) respond to JFL that the board of directors intended to negotiate with Party 3 to reach an agreement for a purchase of the EMS division concurrently with the entry into a definitive agreement with JFL at $2.00 in cash per share of common stock. Following discussion, the board of directors determined that the course of action providing the most certainty and value to stockholders was to pursue a potential transaction with JFL at a purchase price of $2.00 per share, which would proceed concurrently with the separate divestiture of the EMS division. The board of directors instructed Jefferies to communicate the decision to Blank Rome. The board of directors further authorized Jefferies to provide (1) a copy of the draft purchase agreement for the sale of the EMS division to Blank Rome and (2) certain background information regarding Party 3.

Later on February 27, 2016, JFL sent a letter to the board of directors (1) reiterating its previous proposal to acquire API for $1.75 per share in cash, inclusive of the EMS division; (2) indicating that JFL was also prepared to commence due diligence regarding the proposed sale of the EMS division to Party 3; and (3) expressing its willingness to evaluate a counterproposal to its offer.

Also on February 27, 2016, Mr. Kahn, in his capacity as a representative of Vintage, the beneficial holder of approximately 40% of the common stock, had conversations with representatives of Steel, the beneficial holder of approximately 21% of the common stock, regarding their willingness to execute a stockholder written consent in favor of the proposed transaction with JFL. The representatives of Steel indicated that they would not execute a written consent at a purchase price less than $2.00 per share in cash. Mr. Kahn also held additional conversations on behalf of API with Guggenheim regarding a potential reduction in the prepayment premium in connection with a sale of the Company to JFL inclusive of the EMS division.

In the evening on February 27, 2016, the board of directors held a special meeting, at which representatives of WSGR and Jefferies were in attendance, to receive an update on negotiations with Guggenheim and JFL and to discuss a counter-proposal to the JFL offer. Mr. Kahn updated the board of directors on discussions with Guggenheim, as well as Vintage’s discussions with Steel. Jefferies updated the board of directors on discussions with Blank Rome, on behalf of JFL. Following discussion of the Company’s options with respect to JFL, the board of directors authorized Jefferies to propose to Blank Rome, on behalf of JFL, two alternative transactions: (1) an acquisition of the Company at a purchase price of $2.00 per share in cash, to occur concurrently with a divestiture of the EMS division; or (2) an acquisition of all outstanding shares of common stock at a purchase price of $2.00 per share in cash, inclusive of the EMS division, and a reduction by the lenders under the credit facility of the prepayment premium by $5.7 million.

Following this meeting, representatives of WSGR and Jefferies conveyed to representatives of Blank Rome the two alternative proposals authorized by the board of directors. After discussions with JFL, Blank Rome indicated to representatives of WSGR and Jefferies that JFL preferred an acquisition inclusive of the EMS division, particularly in light of the limited time to evaluate the transaction with Party 3, but that to support a price of $2.00 per share, JFL would require $10 million in transaction cost reductions. Representatives of Blank Rome also indicated that JFL was willing to conduct further due diligence on the transaction for the sale of the EMS division to Party 3, but that, given the limited time period, JFL was not optimistic that it would be able to be satisfied with the proposed sale to Party 3 such that it would be able to increase its offer for the Company from $1.75 per share in cash to $2.00 per share in cash (assuming no reduction in transaction related expenses).

In the morning on February 28, 2016, JFL sent a letter to the board of directors indicating (1) it was reiterating its $1.75 per share in cash proposal to acquire the Company inclusive of the EMS division, with no reduction in transaction related expenses; (2) that the reduction in the prepayment premium was a constructive proposal, but it believed that an incremental $4.4 million in transaction cost reductions, for an aggregate total of $10 million, would enable its deal team to recommend a $2.00 per share in cash proposal to JFL’s investment committee; and (3) JFL had not received the necessary information for it to fully evaluate Party 3’s proposed purchase of the EMS division and that JFL’s evaluation of that proposed transaction would take some time.

Also in the morning on February 28, 2016, Mr. Kahn, JFL, Blank Rome, WSGR, Jefferies, Party 3 and Sullivan & Cromwell LLP, counsel to Party 3, held a conference call to discuss the purchase of the EMS division by Party 3.

Following the conference call, Mr. Kahn conveyed to JFL and representatives of Blank Rome, which conversation was subsequently confirmed to representatives of Blank Rome by representatives of WSGR, that, in connection with a transaction for the Company at a purchase price of $2.00 per share in cash that occurred concurrently with a sale of the EMS division to Party 3, the lenders under the credit facility were prepared to reduce the prepayment premium by $3.5 million. Mr. Kahn indicated that this reduction in the prepayment premium would increase the certainty of completion of the sale of the EMS division by reducing the purchase price to be paid by Party 3 while not impacting the effective net proceeds of the sale.

During the day on February 28, 2016, representatives of Blank Rome, Mr. Kahn and representatives of WSGR held further discussions regarding the status of the transaction. The representatives of Blank Rome indicated that, in light of the Company’s timeline and the minimal amount of time remaining to conduct due diligence with respect to the purchase of the EMS division by Party 3, JFL was not prepared to complete an acquisition of API at $2.00 per share in cash with a sale of the EMS division to Party 3 and no reduction in the transaction related expenses. Blank Rome reiterated, on behalf of JFL, JFL’s proposal for a transaction, inclusive of the EMS division, at either (1) $1.75 per share in cash with no reductions in transaction related expenses or (2) $2.00 per share in cash, with an aggregate $10 million reduction in transaction related expenses. Mr. Kahn, WSGR and Jefferies informed representatives of Blank Rome that they were not authorized to accept the proposal, but that the Company would seek an additional reduction in transaction-related expenses by having further discussions with Guggenheim (on behalf of the lenders under the credit facility) regarding an additional reduction of the prepayment premium.

After consultation with JFL, representatives of Blank Rome thereafter indicated to Mr. Kahn and representatives of WSGR that JFL would be prepared to complete a transaction at $2.00 per share in cash, inclusive of the EMS division, with an aggregate reduction in transaction related expenses of approximately $7.8 million from any of API’s transaction service providers. Mr. Kahn had further discussions with representatives of Guggenheim who indicated, on behalf of the lenders under the credit agreement, a willingness to reduce the prepayment premium by approximately $7.8 million.

In the afternoon on February 28, 2016, JFL sent WSGR revised drafts of the debt commitment letters.

Throughout the day on February 28, 2016, representatives of WSGR and Blank Rome finalized negotiation of the merger agreement.

Throughout the day on February 28, 2016, API and JFL exchanged drafts of amendment no. 4.

During the night of February 28, 2016, the board of directors held a special meeting, with representatives of Jefferies and WSGR in attendance. During the meeting, representatives of Jefferies and WSGR reviewed the terms of the proposed transaction and the merger agreement. The representatives of WSGR reviewed the fiduciary duties of the board of directors. The representatives of Jefferies discussed the financial analysis of Jefferies of the $2.00 per share cash consideration to be received by API’s stockholders in the proposed merger. Following this discussion, the representatives of Jefferies rendered Jefferies’ opinion to the board of directors, subsequently confirmed by delivery of a written opinion dated February 28, 2016, that, as of February 28, 2016, and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken as set forth therein, the $2.00 per share in cash of common stock to be received by the holders of shares of common stock (other than the major stockholders, the Company, Parent, Merger Sub and any direct or indirect wholly owned subsidiary of Parent or Merger Sub) pursuant to the merger agreement was fair from a financial point of view to such holders. For more information about Jefferies’ opinion, see below under the caption “—Opinion of Financial Advisor.” Following discussion by the board of directors of potential reasons for and against entering into a transaction with JFL, the board of directors unanimously (1) determined that it is in the best interests of, and fair to, the Company and its stockholders, and declared it advisable, to enter into the merger agreement and consummate the merger upon the terms and subject to the conditions set forth in the merger agreement; (2) approved the execution and delivery of the merger agreement by the Company, the performance by the Company of its covenants and other obligations thereunder, and the consummation of the merger upon the terms and conditions set forth in the merger agreement; (3) declared the advisability of the merger agreement; and (4) recommended that the stockholders of the Company adopt the merger agreement and approve the merger in accordance with the DGCL. The board of directors also discussed and unanimously approved the Company’s entry into the amendment to the credit agreement and adopted a resolution authorizing an amendment to API’s bylaws to provide that Delaware courts would be the exclusive forum for certain types of claims relating to the Company.

Following the meeting of the board of directors, API and JFL executed the merger agreement, the equity commitment letter and limited guaranty.

Immediately following the entry into the merger agreement, the Company entered into amendment no. 4.

Later in the morning on February 29, 2016, following the execution of the merger agreement and the receipt of the executed debt commitment letter by the Company, the major stockholders, holders of a majority of the outstanding shares of common stock, delivered to the Company an executed written consent of stockholders in lieu of a meeting resolving that the merger agreement and the transactions contemplated by the merger agreement, including the merger, were authorized, accepted, adopted and approved in all respects. Promptly following receipt of the written consent, representatives of WSGR delivered a copy of the executed written consent to Blank Rome on behalf of the Company.

Later on February 29, 2016, prior to the opening of trading of its common stock on NASDAQ, API issued a press release announcing the Company’s entry into the merger agreement.

Reasons for the Merger

In evaluating the merger agreement, the merger and the other transactions contemplated by the merger agreement, the board of directors consulted with Company management and its financial advisor and outside legal counsel. In recommending that stockholders vote in favor of adoption of the merger agreement, the board of directors considered a number of factors, including the following (which factors are not necessarily presented in order of relative importance):

•	the Company’s business strategy, competitive position and management execution performance;

•	the Company’s business, operations and management, and its current and historical financial performance, results of operation and condition;

•	projections of the Company’s financial performance, results of operations and condition prepared by management and the effect of available capital on those projections;

•	the terms of the merger agreement, including the conditions to closing the merger and termination fees payable by JFL if the transaction is not completed in certain circumstances (see the sections captioned “The Merger Agreement — Conditions to the Closing of the Merger” and “The Merger Agreement — Termination Fee”);

•	the relationship of the $2.00 per share merger consideration to the trading price of the common stock, including that the per share merger consideration constituted a premium of approximately 98% over the closing price of the common stock on February 26, 2016, the last trading day before announcement of the merger, and approximately 74% over the average closing price of the common stock for the 30 trading days ending February 26, 2016;

•	the fact that the all-cash merger consideration will provide certainty of value and liquidity to stockholders, while eliminating the effect of long-term business and execution risk to stockholders;

•	the board of directors’ thorough review of a potential sale and strategic alternatives, including that:

•	between December 2013 and January 2016, Jefferies, at the direction of the board of directors, contacted a total of 31 parties, composed of 21 strategic buyers and 10 financial sponsors, regarding a possible transaction with the Company;

•	of these 31 parties, only JFL made a firm proposal to acquire the Company that was not later withdrawn; and

•	the Company would not be in compliance with the covenants under its credit agreement as of February 29, 2016;

•	the uncertainty, and potential dilution to stockholders, associated with raising additional equity capital necessary to obtain relief from the lenders under the credit agreement;

•	based on the process conducted by the board of directors, its belief that $2.00 per share in cash is the best price reasonably attainable for stockholders;

•	the board of directors’ view that the merger agreement was the product of arms’-length negotiation and contained customary terms and conditions;

•	the terms of the merger agreement and the related agreements, including:

•	that Parent obtained debt and equity commitments for an amount sufficient to cover the aggregate merger consideration, and that the Company is a named third party beneficiary of the equity commitment letter;

•	that the consummation of the merger is not subject to any financing condition; and

•	the Company’s entitlement to specific performance to prevent breaches of and to enforce the terms of the merger agreement;

•	the perceived benefits and risks of continuing as a standalone public company or pursuing other alternatives, including (1) modifications to the Company’s strategy and potential expansion opportunities into new business lines through acquisitions and combinations of the Company with other businesses; (2) the range of potential benefits to the Company’s stockholders of these alternatives; (3) the competitive landscape and the dynamics of the market for the Company’s products and technology; (4) the assessment of strategic alternatives that could create greater value for stockholders other than the merger, taking into account execution risk as well as business, competitive, industry and market risk; and (5) the potential of future liquidity issues for the Company even if an amendment to the Company’s credit facility was obtained;

•	the opinion of Jefferies delivered to the board of directors that, as of February 28, 2016, and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken as set forth therein, the $2.00 per share in cash to be paid to holders of shares of common stock pursuant to the merger agreement was fair from a financial point of view to such holders (other than the major stockholders, API, Parent, Merger Sub and any direct or indirect wholly owned subsidiary of Parent or Merger Sub), as more fully described below under the caption “—Opinion of Financial Advisor;”

•	the fact that the Company’s two largest stockholders, who together constitute approximately 59.8% of the common stock, indicated that they would support a sale of the Company at $2.00 per share in cash; and

•	the fact that JFL Fund IV provided a limited guaranty in favor of the Company that guarantees the payment of all of the liabilities and obligations of Parent and Merger Sub under the merger agreement, subject to an aggregate cap equal to $5.2 million (see the section below captioned “The Merger Agreement — Limitations of Liability”).

The board of directors also considered a number of uncertainties and risks concerning the merger, including the following (which factors are not necessarily presented in order of relative importance):

•	the risks and costs to the Company if the merger does not close, including the diversion of management and employee attention, and the potential effect on our business and relationships with customers and suppliers;

•	the fact that stockholders will not participate in any future earnings or growth of the Company and will not benefit from any appreciations in value of the Company, including any appreciation in value that could be realized as a result of improvements to our operations;

•	(1) the restrictions on solicitation of other proposals under the merger agreement; (2) the requirement that the Company pay Parent a termination fee of $3.5 million under certain circumstances following termination of the merger agreement, including if the board of directors terminates the merger agreement to accept a superior proposal; and (3) the fact that following stockholder approval of the merger agreement, the Company would no longer have any ability to terminate the merger agreement to accept a superior proposal;

•	the restrictions on the conduct of our business prior to the consummation of the merger, including the requirement that we conduct our business in the ordinary course, subject to specific limitations, which may delay or prevent the Company from undertaking business opportunities that may arise before the completion of the merger and that, absent the merger agreement, the Company might have pursued;

•	the fact that an all cash transaction would be taxable to the Company’s stockholders that are U.S. persons for U.S. federal income tax purposes;

•	the significant costs involved in connection with entering into the merger agreement and completing the merger and the substantial time and effort of the Company’s management required to complete the merger, which may disrupt our business operations;

•	the fact that Parent was relying on receipt of proceeds from debt commitments to fund a portion of the purchase price, and that the Company does not have a direct right of enforcement against Parent’s lenders;

•	the fact that the Company’s business, sales operations and financial results could suffer in the event that the merger is not consummated;

•	the risk that the merger might not be completed and the effect of the resulting public announcement of termination of the merger agreement on the trading price of our common stock;

•	the fact that the completion of the merger will require antitrust clearance in the United States;

•	the fact that the Company’s directors and officers may have interests in the merger that may be different from, or in addition to, those of the Company’s stockholders (see below under the caption “—Interests of Directors and Executive Officers in the Merger”); and

•	the fact that the announcement and pendency of the merger, or the failure to complete the merger, may cause substantial harm to the Company’s relationships with its employees (including making it more difficult to attract and retain key personnel and the possible loss of key management, technical, sales and other personnel), vendors and customers and may divert employees’ attention away from the Company’s day-to-day business operations.

The foregoing discussion is not meant to be exhaustive, but summarizes the material factors considered by the board of directors in their consideration of the merger. After considering these and other factors, the board of directors concluded that the potential benefits of the merger outweighed the uncertainties and risks. In view of the variety of factors considered by the board of directors and the complexity of these factors, the board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the foregoing factors in reaching its determination and recommendations. Moreover, each member of the board of directors applied his own personal business judgment to the process and may have assigned different weights to different factors. The board of directors unanimously adopted and approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and recommends that stockholders adopt the merger agreement based upon the totality of the information presented to and considered by the board of directors.

The foregoing explanation of the reasoning of the board of directors and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in the section entitled “Forward-Looking Statements”.

Board Approval and Vote Required

Our board of directors has unanimously (1) determined that the merger is in the best interests of, and fair to, the Company and its stockholders, and declared it advisable, to enter into the merger agreement and consummate the merger upon the terms and subject to the conditions set forth in the merger agreement; (2) approved the execution and delivery of the merger agreement, the performance by the Company of its covenants and other obligations thereunder, and the consummation of the merger upon the terms and conditions set forth herein; and (3) declared the advisability of the merger agreement. Our board of directors unanimously recommended that our stockholders adopt the merger agreement and approve the merger in accordance with the DGCL.

The adoption of the merger agreement by the stockholders of the Company required the (1) affirmative vote of a majority of the voting power of the outstanding shares of capital stock of the Company entitled to vote thereon or (2) written consent of the holders who would have been entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all stockholders entitled to vote thereon were present and voting, in favor of adopting the merger agreement. On February 29, 2016, the major stockholders, the record and beneficial owners of more than a majority of the outstanding common stock, approved the merger and adopted the merger agreement by written consent, which written consent is attached to this information statement as Annex B. Together, the major stockholders hold over a majority of the outstanding voting power of the shares and the approval by the major stockholders constitutes the required approval of the merger and adoption of the merger agreement by the Company’s stockholders under the DGCL and our charter.

By executing the irrevocable written consent, each of the major stockholders has agreed, among other things, (1) not to transfer any shares at any time prior to the consummation of the merger; (2) to irrevocably waive any rights to appraisal of the fair value of any of its shares; and (3) to forego participation as a plaintiff or member of a plaintiff class in any action with respect to any claim based on its status as a stockholder of the Company relating to the negotiation, execution or delivery of the written consent or the consummation of (but not the failure to consummate) the merger and to affirmatively waive and release any right or claim of recovery or recovery in any settlement or judgment related to any such action reasonably requested by Parent in writing. Parent is a third party beneficiary of the waivers and agreements set forth in the written consent.

Interests of Directors and Executive Officers in the Merger

Members of our board of directors and executive officers have various interests in the merger that are different from, or in addition to, our interests and the interests of our stockholders generally. These interests may present such directors and executive officers with actual or potential conflicts of interest. Our board of directors was aware of these interests during its deliberations on the merits of the merger and considered them, among other matters, in approving the entry into the merger agreement. These interests are described below.

Insurance and Indemnification of Directors and Executive Officers

The merger agreement provides the members of our board of directors and our executive officers certain rights to insurance coverage and indemnification following the consummation of the merger. See “The Merger Agreement – Indemnification and Insurance.”

Treatment of Equity-Based Awards

Treatment of Options

As of February 28, 2016, there were 1,173,750 outstanding options held by our directors and executive officers. At the effective time of the merger, each outstanding and unexercised option to purchase shares of common stock, whether or not vested, will be cancelled and converted into the right to receive an amount in cash (without interest and subject to any applicable withholding or other taxes, or other amounts as required by law) equal to the product of (1) the total number of shares of common stock subject to such option as of the effective time of the merger and (2) the amount, if any, by which $2.00 exceeds the exercise price per share of common stock underlying such option. Each option with an exercise price per share equal to or greater than $2.00 per share will be cancelled and terminated without consideration.

Treatment of RSUs

As of February 28, 2016, there were 641,250 outstanding RSUs held by our directors and executive officers. As of the effective time of the merger, the vesting conditions or restrictions applicable to each RSU will lapse and each RSU will, in accordance with the terms of the API stock plan, be converted into the right to receive an amount in cash (without interest and subject to any applicable withholding or other taxes, or other amounts as required by law) equal to the product of (1) the total number of shares of common stock subject to such RSU as of the effective time of the merger and (2) $2.00.

Arrangements with Parent

As of the date of this information statement, none of our executive officers has entered into any agreement with Parent or any of its affiliates regarding employment with, or the right to purchase or participate in the equity of, the surviving corporation or one or more of its affiliates. Prior to or following the closing of the merger, however, certain of our executive officers may have discussions, or may enter into agreements with, Parent or the surviving corporation or their respective affiliates regarding employment with, or the right to purchase or participate in the equity of, the surviving corporation or one or more of its affiliates.

Payments Upon Termination Following Change-in-Control

Employment Agreement with our Chief Executive Officer

We are a party to an employment agreement with Mr. Tavares dated January 28, 2015. Pursuant to this agreement, if Mr. Tavares’ employment is terminated by the Company without cause or by Mr. Tavares for good reason and the termination occurs in anticipation of or within 24 months after a change of control of the Company, he will receive, subject to the terms and conditions of such employment agreement, (1) continued payments of his base salary for a period of 12 months following termination; (2) a lump-sum payment equal to his annual cash incentive award, pro-rated for the period of service during the performance period, determined based on actual performance, and payable at the time the bonus would otherwise be paid; and (3) all Mr. Tavares’s outstanding equity awards will immediately vest and be settled in full and such grants shall be exercisable for a period of one year following termination. The receipt of severance benefits described above is subject to Mr. Tavares signing and not revoking a general release of claims in favor of the Company in a form reasonably acceptable to the Company.

Employment Agreement with our Chief Financial Officer

We are a party to an employment agreement with Mr. Seeton dated August 12, 2015. Pursuant to the agreement, if Mr. Seeton’s employment is terminated by the Company without cause or by Mr. Tavares for good reason and the termination occurs in anticipation of or within 24 months after a change of control of the Company, he will receive, subject to the terms and conditions of such employment agreement, (1) continued payments of his base salary for a period of six months following termination and (2) a lump-sum payment equal to his annual cash incentive award, pro-rated for the period of service during the performance period, determined based on actual performance, and payable at the time the bonus would otherwise be paid. The receipt of severance benefits is subject to Mr. Seeton signing and not revoking a general release of claims in favor of the Company in a form reasonably acceptable to the Company.

The term “cause” in Mr. Tavares’ and Mr. Seeton’s employment agreements generally means: (1) a material act of dishonesty committed in connection with the executive’s responsibilities as an employee of the Company; (2) conviction of, or plea of nolo contendere to, a misdemeanor involving an act of moral turpitude or a felony; (3) any gross or willful misconduct (including action or failures to act) that causes material harm to the business or reputation of the Company; (4) loss of any security or other clearance required to be maintained due to the Company’s contracting with government agencies; or (5) a material failure to discharge employment duties or material breach of the employment, after demand for performance by the board of directors and failure to cure such breach.

The term “good reason” in Mr. Tavares’ and Mr. Seeton’s employment agreements generally means resignation following expiration of a cure period following any of the following conditions, occurring without executive’s consent: (1) a material diminution of authority, duties, or responsibilities; (2) material change in work location (i.e., relocation of more than fifty (50) miles from current work location); (3) the failure of the Company to obtain assumption of the employment agreement by a successor; (4) any material breach by the Company of any provision of the employment agreement; or (5) a material reduction in current base salary or other compensation, other than a reduction that is also applicable in a substantially similar manner to the other senior executives. For Mr. Tavares’ agreement only “good reason” also includes failure of the Company to appoint him to the board of directors.

Quantification of Change in Control and Termination Payments and Benefits to API Executive Officers

The table below sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each of API’s “named executive officers” (as identified in accordance with SEC regulations) based on the merger and the per share merger consideration of $2.00.

Golden Parachute Compensation

Name	Cash ($)(a)	Equity ($)(b)	Perquisites / Benefits ($)(c)	Total ($)(d)
Brian R. Kahn	—	—	—	—
Robert Tavares	$670,586	$670,313	—	$1,340,899
Eric Seeton	$149,733	$217,762	—	$367,495
Bel Lazar(e)	—	—	—	—
Claudio Mannarino(f)	—	—	—	—

(a)	This amount includes cash severance that Mr. Tavares and Mr. Seeton would receive under their employment agreements upon termination without cause, including a pro-rated annual bonus at target performance level with an estimated value of $150,586 for Mr. Tavares and $37,233 for Mr. Seeton.
(b)

This amount includes the aggregate dollar value of accelerated single-trigger vesting of each named executive officer’s unvested RSUs and unvested options pursuant to the merger agreement, based on the number of unvested options or RSUs multiplied by the per share merger consideration price of $2.00, less the exercise price for unvested options. The reported amounts include, for Mr. Tavares, accelerated vesting of 406,250 options and 162,500 RSUs and, for Mr. Seeton, accelerated vesting of 100,000 options and 66,381 RSUs.
(c)	The named executive officers would not be entitled to any additional perquisites or benefits upon termination without cause.
(d)	This amount includes the aggregate dollar value of the sum of all amounts reported in the preceding columns.
(e)	Mr. Lazar, the Company’s former President and Chief Executive Officer, terminated employment effective March 1, 2015.
(f)	Mr. Mannarino, the Company’s former Senior Vice President and Chief Financial Officer, terminated employment effective November 3, 2015.

Narrative to Golden Parachute Compensation Tables

The tabular disclosure set forth above assumes (1) that the merger closes on April 29, 2016; (2) that each of the named executive officers is terminated without cause in connection with the merger under circumstances that entitled such individual to severance payments under each named executive officer’s individual employment agreement, as applicable; and (3) each named executive officer becomes entitled to accelerated vesting and/or payment in respect of all options and RSUs (based on the per share merger consideration of $2.00). The named executive officers would not be entitled to any additional perquisites or benefits under these circumstances.

Equity Interests of API’s Executive Officers and Non-Employee Directors

The following table sets forth the number of shares of common stock and the number of shares of common stock underlying equity awards currently held by each of API’s executive officers and non-employee directors, in each case that either are currently vested or that will vest in connection with the merger, assuming that the effective time of the merger occurs on March 2, 2016. The table also sets forth the values of these shares and equity awards based on the $2.00 per share merger consideration (minus the applicable exercise price for the options). No new shares of common stock or equity awards were granted to any executive officer or non-employee director in contemplation of the merger.

Name	Shares Held (#)	Shares Held ($)	Options (#)	Options ($)	RSUs Held (#)	RSUs Held ($)	Total ($)
Brian R. Kahn(1)	—	—	—	—	—	—	—
Robert Tavares	227,000	454,000	973,750	407,738	162,500	325,000	1,186,738
Eric Seeton	—	—	100,000	85,000	66,381	132,762	217,762
Bel Lazar	—	—	—	—	—	—	—
Claudio Mannarino	8,333	16,666	—	—	—	—	16,666
Matthew E. Avril	—	—	—	—	5,000	10,000	10,000
Melvin L. Keating	—	—	—	—	5,000	10,000	10,000
Kenneth J. Krieg	—	—	—	—	5,000	10,000	10,000

(1)	Mr. Kahn has beneficial ownership with respect to 22,000,000 shares as listed in the table below entitled “Security Ownership of Certain Beneficial Owners and Management.” Vintage Albany Acquisition, LLC, Vintage Albany Partners LP, Vintage Albany Partners GP LLC, Vintage Capital Management, LLC, Kahn Capital Management, LLC, Brian R. Kahn, Andrew M. Laurence, and Jeremy R. Nowak have shared voting power and shared investment power with respect to all 22,000,000 shares. Mr. Kahn does not hold any shares of common stock directly.

Closing and Effective Time of the Merger

The closing of the merger is expected to take place during the second quarter of 2016, although the Company cannot assure completion by any particular date, if at all. The closing of the merger will take place no later than the 10th business day after the satisfaction or (to the extent permitted by law) waiver, by the parties of customary closing conditions, other than those conditions that by their terms are to be satisfied at the closing of the merger, including, among others: (1) the expiration or termination of waiting periods or receipt of approvals pursuant to certain antitrust and competition laws of applicable governmental authorities; (2) there being no applicable law, order, judgment or other legal restraint or prohibition preventing the consummation of the merger; (3) performance by the other party in all material respects of its obligations under the merger agreement; and (4) subject to specified materiality standards, the accuracy of the representations and warranties of the other party. Parent’s and Merger Sub’s obligation to complete the merger is also subject to there not having occurred, since entry into the merger agreement, a material adverse effect on us. On the day of the closing of the merger, a certificate of merger will be filed with the Secretary of State of the State of Delaware under the DGCL, following which we will become an indirect, wholly owned subsidiary of Parent. The completion of the merger is not conditioned upon Parent obtaining financing.

Certain Financial Projections

API does not, as a matter of course, publicly disclose forecasts or projections as to its future financial performance. However, in February 2016, API provided JFL, in connection with JFL’s due diligence review, copies of financial projections prepared by API’s management, which we refer to as the full capitalization projections, representing financial forecasts for fiscal years 2016 – 2018. The full capitalization projections assume that the Company would have adequate capitalization to conduct certain contemplated activities that, in the judgment of the board of directors and API management (in consultation with their advisors), would require additional capital beyond that currently available to the Company in February 2016, which assumptions we refer to as the capitalization assumptions.

Also in February 2016, at the instruction of the board of directors and in connection with the strategic review process and financial analyses described in this proxy statement, management provided Jefferies with copies of certain projections prepared by API’s management, which we refer to as the limited capitalization projections, reflecting (1) projections for the remainder of fiscal year 2016 and fiscal years 2016 – 2018, which we refer to as the 2016 – 2018 projections, and (2) based on its extrapolation of trends in the 2016 – 2018 projections, projections for fiscal years 2019 – 2020, and, in the case of each of (1) and (2), reflecting the Company’s continued operation at its current levels of capitalization and not taking into account or reflecting the capitalization assumptions. We refer to the limited capitalization projections, together with the full capitalization projections, as the management projections. Jefferies relied on the limited capitalization projections in performing its financial analysis summarized under the caption “—Opinion of Financial Advisor.” The limited capitalization projections were the only financial forecasts with respect to API used by Jefferies in performing its financial analyses.

In connection with the management projections, API also provided JFL and Jefferies with unaudited pro forma consolidated combined financial information for the fiscal years ended November 30, 2014 and November 30, 2015, presenting the Company’s combined financial data as if the W&I acquisition had occurred at the beginning of the fiscal year ended November 30, 2014 and at the beginning of the six months ended May 31, 2015, giving pro forma effect as if the transactions had occurred on or before the first day of each of those reporting periods, which we refer to collectively as the W&I pro formas. The W&I pro formas were prepared based on the historical financial results reported by API and W&I. The W&I pro formas were expressed in U.S. dollars for consistency with API’s financial reporting. API’s fiscal year ends in November and the W&I acquisition was consummated on June 8, 2015, so (1) the unaudited pro forma financial information for the fiscal year ended November 30, 2014 combined the audited consolidated financial information for API for the fiscal year ended November 30, 2014 and the unaudited combined financial information for W&I for the 12 months ended November 30, 2014 and (2) the unaudited pro forma financial information for the fiscal year ended November 30, 2015 combined the audited consolidated financial information for API for the fiscal year ended November 30, 2015 and the unaudited combined financial information for W&I for the 6 months ended May 31, 2015.

The W&I pro formas were provided for informational purposes only and were not necessarily indicative of what the Company’s results of operations actually would have been had the acquisition been completed by the dates indicated. No effect was given in the W&I pro formas for the cost of any integration activities or benefits that may have resulted from synergies that may have derived from any integration activities. The W&I pro formas were prepared using the purchase method of accounting as required by the accounting guidance for business combinations.

The management projections were not prepared with a view to public disclosure and are included in this information statement only because (1) the limited capitalization projections (in respect of fiscal years 2016 –2020 only) were made available, in whole or in part, to Jefferies for use in connection with its financial analysis summarized under the caption “—Opinion of Financial Advisor” and (2) the full capitalization projections were made available, in whole or in part, to JFL in connection with its due diligence review of API. The management projections were not prepared with a view to compliance with (1) generally accepted accounting principles as applied in the United States, which we refer to as GAAP; (2) the published guidelines of the SEC regarding projections and forward-looking statements; or (3) the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Furthermore, Ernst & Young LLP, our independent registered public accountant, has not examined, reviewed, compiled or otherwise applied procedures to the management projections and, accordingly, assumes no responsibility for, and expresses no opinion on, them. The management projections included in this information statement have been prepared by, and are the responsibility of, API management. The management projections were prepared solely for internal use by API and are subjective in many respects.

Readers of this information statement are cautioned not to place undue reliance on the specific portions of the projections set forth below. Although a summary of the management projections is presented with numerical specificity, they reflect numerous assumptions and estimates as to future events made by API management that they believed were reasonable at the time the management projections were prepared, taking into account the relevant information available to API management at the time. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results. Important factors that may affect actual results and cause the management projections not to be achieved include general economic conditions, accuracy of certain accounting assumptions, changes in actual or projected cash flows, competitive pressures, changes in tax laws and integration risks associated with recent acquisitions. In addition, the management projections do not take into account any circumstances or events occurring after the date that they were prepared and do not give effect to the merger. As a result, there can be no assurance that the management projections will be realized, and actual results may be materially better or worse than those contained in the management projections. The management projections cover multiple years and such information, by its nature, becomes less reliable with each successive year. The inclusion of this information should not be regarded as an indication that the board of directors, API, Jefferies, JFL or any other recipient of this information considered, or now considers, the management projections to be predictive of actual future results. In addition, the board of directors and API management have determined that it is not generally feasible for the Company to pursue the changes reflected in the capitalization case. We do not intend to update or otherwise revise the management projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the management projections are shown to be in error or no longer appropriate. In light of the foregoing factors and the uncertainties inherent in the management projections, stockholders are cautioned not to place undue, if any, reliance on the projections included in this information statement.

The management projections and the accompanying tables include Adjusted EBITDA, a non-GAAP financial measure, which API believes is helpful in understanding its past financial performance and future results. EBITDA is a financial measure commonly used in the electronic components manufacturing and systems solution industry generally, but is not defined under GAAP. EBITDA represents income before interest, income taxes, depreciation and amortization. We believe that EBITDA is a performance measure that provides securities analysts, investors and other interested parties with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies in our industry. Adjusted EBITDA excludes restructuring charges, acquisition related charges, inventory provisions including charges related to purchase accounting, contingency accruals, stock-based compensation expenses, amortization of note discounts and deferred financing costs, and certain other adjustments described in the reconciliation table. Management believes Adjusted EBITDA provides an additional analytical tool for understanding the Company’s financial performance by excluding from operating results the impact of items that management believes do not reflect the Company’s core operating performance. Adjusted EBITDA is not a recognized measure under US GAAP, does not have a standardized meaning, and is unlikely to be comparable to similar measures used by other companies. Accordingly, management cautions that Adjusted EBITDA should not be construed as an alternative to net earnings or loss determined in accordance with GAAP as an indicator of the financial performance of the Company or as a measure of the Company’s liquidity and cash flows.

The management projections are forward-looking statements. For information on factors that may cause API’s future results to materially vary, see the information under the caption “Forward-Looking Statements.”

API – Limited Capitalization Projections

($MM)

	Pro Forma FY’ 2014	Pro Forma FY’ 2015	Projections
			FY’ 2016	FY’ 2017	FY’ 2018	FY’ 2019	FY’ 2020
Revenue	$272.0	$255.5	$276.6	$288.2	$299.5	$309.0	$318.4
Cost of Sales	$199.7	$189.6	$193.0	$197.1	$195.8	$194.6	$198.3
Gross Profit	$72.2	$65.9	$83.7	$91.1	$103.7	$114.4	$120.0
Selling, General & Administrative Expenses	$47.2	$52.1	$53.4	$51.7	$51.3	$50.9	$47.7
Research & Development Expenses	$10.9	$11.2	$7.8	$9.2	$10.8	$12.3	$13.8
Operating Income	$14.1	$2.5	$22.5	$30.2	$41.6	$51.2	$58.5
Depreciation & Amortization	$17.6	$19.2	$17.4	$14.9	$14.0	$12.3	$8.7
Capital Expenditures	Not provided	Not provided	$6.1	$6.1	$6.0	$5.9	$5.8
Increase in Working Capital	Not provided	Not provided	$5.8	$1.4	$1.8	$1.6	$1.6
Stock Based Compensation	$0.0	$1.0	$0.3	$0.3	$0.3	$0.3	$0.3
Inventory Reserve	$2.0	$3.5	$2.1	$2.1	$2.1	$2.1	$2.1
Adjusted EBITDA	$35.6	$32.3	$40.7	$46.7	$59.2	$65.2	$67.1

Adjusted EBITDA

The following presents a reconciliation of Adjusted EBITDA to GAAP net income (loss).

($MM)

	Pro Forma FY’ 2014	Pro Forma FY’ 2015	Projections
			FY’ 2016	FY’ 2017	FY’ 2018	FY’ 2019	FY’ 2020
Net income (loss)	$(9.4)	$(17.0)	$10.1	$17.7	$30.1	$39.2	$43.1
Adjustments
Interest expense, net	$10.7	$14.6	$11.3	$11.2	$11.1	$11.0	$10.9
Amortization of note discounts and deferred financing costs	$10.9	$0.7	Not provided	Not provided	Not provided	Not provided	Not provided
Depreciation and amortization	$17.6	$19.2	$17.3	$16.4	$15.9	$12.3	$8.7
Income taxes	$1.4	$1.6	$0.9	$0.8	$1.5	$2.0	$3.7
Restructuring charges	$2.0	$3.3	$0.4	Not provided	Not provided	Not provided	Not provided
Acquisition related charges	$0.5	$1.4	$0.0	Not provided	Not provided	Not provided	Not provided
Other adjustments (A)	$1.9	$8.4	$0.6	$0.6	$0.6	$0.6	$0.6
Total Adjusted EBITDA	$35.6	$32.3	$40.7	$46.7	$59.2	$65.2	$67.1

(A)	Other adjustments primarily include non-cash inventory provisions and charges related to Inmet and Weinschel purchase accounting, contingency accruals, stock based compensation expense, franchise taxes, financing related costs, lease payments for the State College, Pennsylvania facility and foreign exchange losses.

API – Full Capitalization Projections

($MM)

	Pro Forma FY’ 2014	Pro Forma FY’ 2015	Projections
			FY’ 2016	FY’ 2017	FY’ 2018
Revenue	$272.0	$255.5	$285.6	$303.3	$329.5
Cost of Sales	$199.8	$189.6	$199.7	$209.3	$224.1
Gross Profit	$72.2	$65.9	$85.9	$94.0	$105.4
Selling, General & Administrative Expenses	$47.2	$52.1	$53.3	$54.6	$57.3
Research & Development Expenses	$10.9	$11.2	$7.9	$9.5	$11.0
Operating Income	$14.1	$2.5	$24.7	$29.9	$37.1
Depreciation & Amortization	$17.6	$19.2	$17.3	$16.4	$15.9
Capital Expenditures	$3.1	$1.8	$4.9	$5.0	$4.5
Increase in Working Capital	Not provided	Not provided	Not provided	Not provided	Not provided
Stock Based Compensation	$0.0	$1.0	$0.3	$0.3	$0.3
Inventory Reserve	$2.0	$3.5	$2.1	Not provided	Not provided
Adjusted EBITDA	$35.6	$32.3	$43.7	$47.9	$53.3

Adjusted EBITDA

The following presents a reconciliation of Adjusted EBITDA to GAAP net income (loss).

($MM)

	Pro Forma FY’ 2014	Pro Forma FY’ 2015	Projections
			FY’ 2016	FY’ 2017	FY’ 2018
Net income (loss)	$(9.4)	$(17.0)	$6.3	$14.7	$23.3
Adjustments
Interest expense, net	$10.7	$14.6	$16.8	$14.2	$12.1
Amortization of note discounts and deferred financing costs	$10.9	$0.7	$1.3	$1.2	$0.2
Depreciation and amortization	$17.6	$19.2	$17.3	$16.4	$15.9
Income taxes	$1.4	$1.6	$0.9	$0.8	$1.2
Restructuring charges	$2.0	$3.3	$0.4	—	—
Acquisition related charges	$0.5	$1.4	$—	—	—
Other adjustments (A)	$1.9	$8.4	$0.6	$0.6	0.6
Total Adjusted EBITDA	$35.6	$32.3	$43.7	$47.9	$53.3

(A)	Other adjustments primarily include non-cash inventory provisions and charges related to Inmet and Weinschel purchase accounting, contingency accruals, stock based compensation expense, franchise taxes, financing related costs, lease payments for the State College, Pennsylvania facility and foreign exchange losses.

As noted above, the management projections reflect numerous estimates and assumptions made with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to our business, all of which are difficult to predict and many of which are beyond API’s control.

Unaudited Pro Forma Financial Information

The following presents a reconciliation of the W&I pro formas to GAAP financial information:

($MM)

	Actual FY’ 2014	W&I FY’ 2014	Pro Forma FY’ 2014	Actual FY’ 2015	W&I Six Months Ended May 31, 2015	Pro Forma FY’ 2015
Revenue	$226.9	$45.1	$272.0	$232.3	$23.2	$255.5
Cost of Sales	$174.8	$25.0	$199.8	$176.5	$13.1	$189.6
Gross Profit	$52.1	$20.1	$72.2	$55.8	$10.2	$65.9
Selling, General & Administrative Expenses	$39.2	$8.0	$47.2	$49.0	$3.2	$52.2
Research & Development Expenses	$8.3	$2.6	$10.9	$9.6	$1.6	$11.2
Operating Income	$4.6	$9.5	$14.1	$(2.8)	$5.3	$2.5
Depreciation & Amortization	$16.0	$1.6	$17.6	$18.3	$0.9	$19.2
Capital Expenditures	$3.1	$(0.0)	$3.1	$1.9	$—	$1.9
Stock Based Compensation	$—	$—	Not provided	$1.0	$—	$1.0
Inventory Reserve	$2.0	$—	$2.0	$3.5	$—	$3.5
Adjusted EBITDA	$25.7	$9.8	$35.6	$27.2	$5.1	$32.3

($MM)

	Actual FY’ 2014	W&I FY’ 2014	Pro Forma FY’ 2014	Actual FY’ 2015	W&I Six Months Ended May 31, 2015	Pro Forma FY’ 2015
Net Income (loss)	$(18.9)	$9.5	$(9.4)	$(22.3)	$5.3	$(17.0)
Adjustments
Interest expense, net	$11.8	$(1.1)	$10.7	$15.8	$(1.2)	$14.6
Amortization of note discounts and deferred financing costs	$10.9	Not provided	$10.9	$0.7	Not provided	$0.7
Depreciation & Amortization	$16.0	$1.6	$17.6	$18.3	$0.8	$19.2
Income Taxes	$1.3	$0.2	$1.4	$1.4	$0.2	$1.6
Restructuring Charges	$2.2	$(0.2)	$2.0	$3.3	$—	$3.3
Acquisition related charges	$0.5	$—	$0.5	$1.4	$—	$1.4
Other Adjustments	$2.0	$(0.1)	$1.9	$8.4	$(0.1)	$8.4
Total Adjusted EBITDA	$25.7	$9.8	$35.6	$27.2	$5.1	$32.3

Opinion of Financial Advisor

Opinion of Jefferies

In October 2012, we retained Jefferies to act as our financial advisor in connection with a possible sale, disposition or other business transaction involving API. In connection with this engagement, our board of directors requested that Jefferies evaluate the fairness, from a financial point of view, to the holders of common stock (other than the major stockholders, API, Parent, Merger Sub and any direct or indirect wholly owned subsidiary of Parent or Merger Sub) of the merger consideration of $2.00 per share of common stock in cash. At the meeting of our board of directors on February 28, 2016, Jefferies rendered its oral opinion to our board of directors, subsequently confirmed by delivery of a written opinion dated February 28, 2016, to the effect that, as of that date and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Jefferies as set forth in its opinion, the merger consideration of $2.00 per share of common stock in cash to be received by holders of our common stock

(other than the major stockholders, API, Parent, Merger Sub and any direct or indirect wholly owned subsidiary of Parent or Merger Sub) pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of the written opinion of Jefferies, dated as of February 28, 2016, is attached hereto as Annex C. Jefferies’ opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Jefferies in rendering its opinion. We encourage you to read Jefferies’ opinion carefully and in its entirety. Jefferies’ opinion was directed to our board of directors and addresses only the fairness, from a financial point of view, of the merger consideration of $2.00 per share of common stock in cash to be received by holders of common stock (other than the major stockholders, API, Parent, Merger Sub and any direct or indirect wholly owned subsidiary of Parent or Merger Sub) pursuant to the merger agreement as of the date of the opinion. It does not address any other aspects of the merger and does not constitute a recommendation as to how any holder of common stock should vote or act with respect to the merger or any matter related thereto. The summary of the opinion of Jefferies set forth below is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, Jefferies, among other things:

•	Reviewed a draft dated February 28, 2016 of the merger agreement;

•	Reviewed certain publicly available financial and other information about API;

•	Reviewed certain information furnished to Jefferies by API’s management, including financial forecasts and analyses, relating to the business, operations and prospects of API;

•	Held discussions with members of senior management of API concerning the API-related information reviewed by Jefferies;

•	Reviewed the share trading price history and valuation multiples for the common stock and compared them with those of certain other publicly traded companies that Jefferies deemed relevant;

•	Reviewed the proposed financial terms of the merger and compared them with the financial terms of certain other acquisition transactions that Jefferies deemed relevant; and

•	Conducted such other financial studies, analyses and investigations as Jefferies deemed appropriate.

In Jefferies’ review and analysis and in rendering its opinion, Jefferies assumed and relied upon, but did not assume any responsibility to investigate independently or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by API to Jefferies or that was otherwise reviewed by Jefferies (including, without limitation, the information described above). In its review, Jefferies relied on assurances of API management that it was not aware of any facts or circumstances that would make such information inaccurate or misleading, and did not obtain any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of, or conduct a physical inspection of any of the properties or facilities of, API. Jefferies was not furnished with any such evaluations or appraisals of such physical inspections and did not assume any responsibility to obtain any such evaluations or appraisals. Jefferies’ review did not evaluate the solvency of API or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters and its opinion did not in any way address the solvency of API or any other entity.

With respect to the financial forecasts provided to and examined by Jefferies, Jefferies’ opinion noted that projecting future results of any company is inherently subject to uncertainty. We informed Jefferies, however, and Jefferies assumed, that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of our management as to the future financial performance of API. Jefferies expressed no opinion as to our financial forecasts or the assumptions on which they were made.

Jefferies’ opinion was based on economic, monetary, regulatory, market and other conditions existing and which could be evaluated as of the date of its opinion. Jefferies expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting Jefferies’ opinion of which Jefferies became aware after the date of its opinion.

Jefferies made no independent investigation of any legal or accounting matters affecting API, and Jefferies assumed the correctness in all respects material to Jefferies’ analysis of all legal and accounting advice given to API and our board of directors, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the merger agreement to API and its stockholders. In addition, in preparing its opinion, Jefferies did not take into account any tax consequences of the merger to any holder of common stock. In rendering its opinion, Jefferies assumed that the final form of the merger agreement would be substantially similar to the last draft reviewed by it, and assumed that the merger would be consummated in accordance with its terms without waiver, modification or amendment of any term, condition or agreement and in compliance with all applicable laws, documents and other requirements. Jefferies also assumed that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on API, Parent or the contemplated benefits of the merger.

Jefferies’ opinion was for the use and benefit of our board of directors (in its capacity as such) in its consideration of the merger, and did not address the relative merits of the transactions contemplated by the merger agreement as compared to any alternative transaction or opportunity that might be available to API, or in the future, Parent or any of its affiliates, including, without limitation, any consideration which could be received in the future for API or any portion thereof, including, without limitation, the electronics manufacturing services division. Jefferies’ opinion also did not address the underlying business decision by API to engage in the merger or the terms of the merger agreement or the documents referred to therein. Jefferies’ opinion does not constitute a recommendation as to how any holder of shares of common stock should vote or act with respect to the merger or any matter related thereto. In addition, Jefferies was not asked to address, and its opinion did not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of API, other than the holders of shares of common stock (other than the major stockholders, API, Parent, Merger Sub and any direct or indirect wholly owned subsidiary of Parent or Merger Sub). Furthermore, Jefferies did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation which may be payable to any of API’s officers, directors or employees, or any class of such persons, in connection with the merger relative to the consideration to be received by holders of shares of common stock. Jefferies’ opinion was authorized by the Fairness Committee of Jefferies.

In preparing its opinion, Jefferies performed a variety of financial and comparative analyses. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analysis and the applications of those methods to the particular circumstances and, therefore, is not necessarily susceptible to partial analysis or summary description. Jefferies believes that its analyses must be considered as a whole. Considering any portion of Jefferies’ analyses or the factors considered by Jefferies, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the conclusion expressed in Jefferies’ opinion. In addition, Jefferies may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that implied reference ranges resulting from any particular analysis described below should not be taken to be Jefferies’ view of API’s actual value. Accordingly, the conclusions reached by Jefferies are based on all analyses and factors taken as a whole and also on the application of Jefferies’ own experience and judgment.

In performing its analyses, Jefferies made numerous assumptions with respect to industry performance, general business, economic, monetary, regulatory, market and other conditions and other matters, many of which are beyond our and Jefferies’ control. The analyses performed by Jefferies are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the per share value of the common stock do not purport to be appraisals or to reflect the prices at which shares of common stock may actually be sold. The analyses performed were prepared solely as part of Jefferies’ analysis on the fairness, from a financial point of view, of the merger consideration of $2.00 per share of common stock in cash to be received by holders of shares of common stock (other than the major stockholders, API, Parent, Merger Sub and any direct or indirect wholly owned subsidiary of Parent or Merger Sub) pursuant to the merger agreement, and were provided to our board of directors (in its capacity as such) in connection with the delivery of Jefferies’ opinion. The merger consideration payable in the merger was determined through negotiation between API and Parent, and the decision by API to enter into the merger agreement was solely that of the board of directors.

The following is a summary of the material financial analyses performed by Jefferies in connection with Jefferies’ delivery of its opinion and presented to our board of directors at its meeting on February 28, 2016. The financial analyses summarized below include information presented in tabular format. In order to understand fully Jefferies’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Jefferies’ financial analyses.

Selected Companies Analysis

Jefferies reviewed publicly available financial and stock market information of the following six selected companies that Jefferies in its professional judgment considered generally relevant to API for purposes of its financial analysis, which we refer to as the selected companies, and compared such information with similar financial data of API provided by our management to Jefferies:

•	Comtech Telecommunications Corp.

•	Cobham plc

•	Ducommun Incorporated

•	Kratos Defense & Security Solutions, Inc.

•	Mercury Systems, Inc.

•	Sparton Corporation

Jefferies reviewed total enterprise values, which we refer to as TEV, calculated as fully-diluted equity values based on closing stock prices on February 26, 2016 plus total debt, preferred stock and non-controlling interests (as applicable) less cash and cash equivalents, for the selected companies as a multiple of their respective actual and estimated earnings before interest, taxes, depreciation and amortization, which we refer to as EBITDA, for calendar years 2015 and 2016. For the selected companies, where applicable, Jefferies adjusted fiscal years to calendar years.

Applying a range of selected multiples from the selected companies to API’s actual and estimated EBITDA for fiscal year 2015 and 2016, respectively, Jefferies calculated ranges of implied enterprise value for API. Jefferies derived the following implied equity reference range per share of common stock, as compared to the merger consideration of $2.00 per share of common stock, by subtracting total debt and adding cash and cash equivalents to the ranges of implied enterprise values for API and dividing by API’s fully diluted shares of common stock outstanding as of February 26, 2015, as provided by API’s management:

Benchmark	Multiple Range	Implied Equity Reference Range Per Share
API TEV / CY 2015A EBITDA	7.5x – 9.5x	$0.33 – $1.32
API TEV / CY 2016E EBITDA	7.0x – 9.0x	$1.38 – $2.71

None of the selected companies is identical to API. In evaluating the selected companies, Jefferies made numerous judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond API’s and Jefferies’ control. Mathematical analysis, such as determining the median, is not in itself a meaningful method of using the selected companies data.

Selected Transactions Analysis

Jefferies reviewed financial data relating to 20 completed transactions listed below announced since January 1, 2008, that Jefferies in its professional judgment considered generally relevant as transactions involving target companies in the defense electronics sector with revenues between $15 million and $650 million and EBITDA margins of less than 25% which we refer to as the selected transactions.

Announcement Date	Target	Acquiror
6/1/15	Kratos Defense & Security Solutions, Electronic Products Division	Ultra Electronics Holdings plc

5/20/14	Aeroflex Holding Corp.	Cobham plc

11/4/13	Anaren, Inc.	The Veritas Capital Fund IV, L.P.

10/21/13	Symmetricom Inc.	Microsemi Corp.

8/26/13	Globecomm Systems Inc.	Wasserstein & Co.

6/10/12	Micronetics Inc.	Mercury Computer Systems, Inc.

12/23/11	KOR Electronics, Inc.	Mercury Computer Systems, Inc.

6/13/11	EMS Technologies, Inc.	Honeywell International Inc.

5/16/11	Integral Systems, Inc.	Kratos Defense & Security Solutions, Inc.

4/6/11	AML Communications, Inc.	Microsemi Corp.

4/4/11	LaBarge, Inc.	Ducommun Incorporated

3/28/11	Spectrum Control, Inc.	API Technologies Corp.

2/7/11	Herley Industries Inc.	Kratos Defense & Security Solutions, Inc.

11/26/10	CPI International, Inc.	The Veritas Capital Fund IV, L.P.

10/13/10	Wavestream Corp.	Gilat Satellite Networks Ltd.

3/30/10	White Electronic Designs Corp.	Microsemi Corp

12/23/09	Merrimac Industries, Inc.	Crane Co.

5/13/08	M/A-COM, Inc.	Cobham plc

5/12/08	Radyne Corp.	Comtech Telecommunications Corp.

4/14/08	M.S. Kennedy Corp.	Anaren, Inc.

Jefferies reviewed transaction values of the selected transactions, calculated as the purchase prices paid for the target companies involved in such transactions plus total debt, preferred stock and non-controlling interests (as applicable) less cash and cash equivalents as a multiple of the respective target companies’ latest twelve months EBITDA prior to announcement. Applying a range of selected multiples of 8.5x to 10.5x to API’s fiscal year 2015 EBITDA derived from the selected transactions, Jefferies calculated the following implied equity reference range per share of common stock, as compared to the merger consideration of $2.00 per share of common stock (financial data for the selected transactions were based on public filings and other publicly available information as well as Jefferies’ confidential proprietary information, and financial and other data of API were based on internal forecasts and other information provided by API’s management):

Benchmark	Multiple Range	Implied Equity Reference Range Per Share of Common Stock
API LTM TEV/EBITDA	8.5x – 10.5x	$0.83 – $1.81

No transaction selected by Jefferies for its analysis is identical to the merger. In evaluating the merger, Jefferies made numerous judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond API’s and Jefferies’ control. Mathematical analysis, such as determining the median, is not in itself a meaningful method of analyzing transaction data.

Discounted Cash Flow Analysis

Jefferies performed a discounted cash flow analysis to estimate the present value of the free cash flows of API through the fiscal year ending 2020 using financial forecasts provided by API’s management, discount rates ranging from 13.0% to 15.0%, which were based on the weighted average cost of capital of the selected companies, perpetuity growth rates ranging from 1.0% to 3.0%, and assuming a tax rate of 40%. To determine the implied total equity value for API, Jefferies subtracted total debt and added cash and cash equivalents to the implied enterprise value of API. To calculate implied equity reference ranges per share of common stock, as compared to the merger consideration of $2.00 per share of common stock, Jefferies divided the total implied equity value by the amount of API’s fully diluted shares of common stock outstanding as of February 26, 2016, as provided by API’s management. This analysis indicated an implied equity reference range per share of common stock $0.70 to $2.03, as compared to the merger consideration of $2.00 per share of common stock.

Other Information

For reference purposes only, using publicly available information, Jefferies reviewed the premia offered in 169 all cash mergers and acquisitions transactions closed since January 1, 2011 with transaction values of between $100 million and $1 billion involving NYSE- or NASDAQ-listed, publicly traded targets. For each of these transactions, Jefferies calculated the premium represented by the offer price or merger consideration over the target company’s closing stock price one trading day and four weeks before the transaction’s announcement. The review indicated the following premia for those time periods before announcement:

Time Period Prior to Announcement	75th Percentile	Median	25th Percentile
One Trading Day	50.4%	35.5%	20.0%
Four Weeks	56.0%	38.0%	21.3%

Using a reference range of the 25th and the 75th percentile for each of the time periods described above, Jefferies performed a premia paid analysis using the closing prices of shares of common stock one trading day and four weeks before February 28, 2016. This analysis indicated a range of implied equity reference values of $1.21 to $1.52 with respect to the one trading day premium prior to announcement and a range of implied equity reference values of $1.43 to $1.84 with respect to the four weeks premium prior to the announcement.

General

Jefferies’ opinion was one of many factors taken into consideration by our board of directors in making its determination to approve the merger and should not be considered determinative of the views of our board of directors or management with respect to the merger or the merger consideration.

Jefferies was selected by our board of directors based on Jefferies’ qualifications, expertise and reputation. Jefferies is an internationally recognized investment banking and advisory firm. Jefferies, as part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, financial restructurings and other financial services.

We have agreed to pay Jefferies a fee of approximately $4.1 million, $1 million of which was payable upon delivery of Jefferies’ opinion. We have also agreed to reimburse Jefferies for certain expenses incurred, and to indemnify Jefferies against certain liabilities arising out of or in connection with the services rendered or to be rendered by Jefferies under its engagement. Jefferies has, in the past, provided financial advisory and financing services to API and may continue to do so, and Jefferies has received, and may receive, fees for the rendering of such services. Jefferies maintains a market in the securities of API, and in the ordinary course of its business, Jefferies and its affiliates may trade or hold securities of API or Parent and/or their respective affiliates for its own account and for the accounts of Jefferies customers and, accordingly, may at any time hold long or short positions in those securities. In addition, although Jefferies and its affiliates had not provided financial advisory or financing services during the two-year period prior to the date of Jefferies’ opinion to Parent and its affiliates, Jefferies may seek to, in the future, provide financial advisory and financing services to API, Parent or entities that are affiliated with API or Parent, for which Jefferies would expect to receive compensation.

Financing for the Merger

Parent estimates that the total amount of funds required to complete the merger and to pay related fees and expenses will be approximately $310.0 million. Parent expects this amount to be funded through a combination of the following:

•	debt financing in an aggregate principal amount of up to $145.0 million comprised of $115.0 million available to finance the merger and related fees and indebtedness, through a senior secured term loan facility, and $30.0 million available, subject to certain conditions, to provide for working capital and other corporate purposes, through a senior secured revolving credit facility;

•	debt financing in an aggregate amount of up to $40.0 million of senior subordinated notes; and

•	a cash equity investment in Parent of up to $155.0 million.

Debt Financing

BNPP Commitment

In connection with the entry into the merger agreement, Parent has obtained a commitment letter (as amended from time to time in accordance with the merger agreement, which we refer to as the BNPP debt commitment letter) from BNP Paribas, which we refer to as BNPP, and BNP Paribas Securities Corp. pursuant to which BNPP committed to provide, upon the terms and subject to the conditions set forth in the BNPP debt commitment letter, debt financing in an aggregate amount of up to $145.0 million (not all of which is expected to be drawn at the closing of the merger), consisting of (1) a senior secured term loan facility in an aggregate principal amount of $115.0 million, which we refer to as the senior term loan facility and (2) a senior secured revolving credit facility in an aggregate principal amount of $30.0 million. We refer to the financing described in this paragraph as the senior debt financing.

The proceeds of the senior debt financing will be used (1) to finance, in part, the payment of the amounts payable under the merger agreement, to repay indebtedness of the Company outstanding as of the closing of the merger and the payment of related fees and expenses; (2) to provide ongoing working capital; and (3) for other general corporate purposes.

The senior debt financing is conditioned on the consummation of the merger materially in accordance with the merger agreement, as well as other customary conditions, including, but not limited to:

•	the execution and delivery by Parent, Merger Sub, the Company and certain guarantors, as applicable, of definitive loan documentation consistent with the BNPP debt commitment letter;

•	the accuracy of representations and warranties in the merger agreement as are material to the interests of the lenders under the senior debt financing to the extent the inaccuracy of such representations and warranties would permit Parent to terminate the merger agreement or refuse to complete the merger, and the accuracy in all material respects of certain specified representations and warranties in the loan documents;

•	the consummation of the equity financing prior to or substantially concurrently with the initial borrowing under the senior term loan facility;

•	subject to certain limited exceptions, the repayment of the Company’s outstanding indebtedness for borrowed money;

•	subject to certain limitations, the absence of a Company Material Adverse Effect since November 30, 2015;

•	payment of applicable invoiced costs, fees and expenses;

•	delivery of certain audited, unaudited and pro forma financial statements;

•	receipt by BNPP of documentation and other information about the borrowers and guarantors required under applicable “know your customer” and anti-money laundering rules and regulations (including the USA PATRIOT Act);

•	the consummation of the subordinated notes financing described below prior to or substantially concurrently with the initial borrowing under the senior term loan facility;

•	subject to certain limitations, the taking of certain actions necessary to establish and perfect a security interest the collateral securing the senior debt financing; and

•	the completion of a marketing period to syndicate the senior debt financing prior to the closing date, which we refer to as the marketing period, to end on the earlier of (1) twenty (20) consecutive business days following the launch of the general syndication for the senior debt financing and (2) April 11, 2016.

If any portion of the senior debt financing needed for consummation of the contemplated transactions becomes unavailable on the terms and conditions contemplated by the BNPP debt commitment letter, Parent is required to use its reasonable best efforts to obtain substitute financing on terms and conditions not materially less favorable in the aggregate to Parent and Merger Sub than the terms and conditions of the BNPP debt commitment letter (including the “flex” provisions contained in the fee letter referenced in the BNPP debt commitment letter) in an amount sufficient to enable Parent to consummate the merger and the other transactions contemplated by the merger agreement. As of the last practicable date before the printing of this information statement, the BNPP debt commitment letter remained in effect, and Parent has not notified us of any plans to utilize substitute financing. Except as described in this information statement, there is no plan or arrangement regarding the refinancing or repayment of the senior debt financing. The definitive loan documentation in respect of the senior debt financing has not been finalized and, accordingly, the actual terms of the senior debt financing may differ from those described in this information statement.

BNPP may invite other banks, financial institutions and institutional lenders to participate in the senior debt financing and to undertake a portion of the commitments thereof.

Babson Commitment

In connection with the entry into the merger agreement, Parent has also obtained a commitment letter (as amended from time to time in accordance with the merger agreement, which we refer to as the Babson debt commitment letter) from Babson Capital Management LLC, which we refer to as Babson, pursuant to which Babson committed to purchase, upon the terms and subject to the conditions set forth in the Babson debt commitment letter, up to $40.0 million of senior subordinated notes issued by the Company, which we refer to as the subordinated notes. We refer to the financing described in this paragraph as the subordinated notes financing.

The proceeds of the subordinated notes will be used to finance, in part, the payment of the amounts payable under the merger agreement, to repay indebtedness of the Company outstanding as of the closing of the merger and the payment of related fees and expenses.

The subordinated notes financing is conditioned on the consummation of the merger materially in accordance with the merger agreement, as well as other customary conditions, including, but not limited to:

•	the execution and delivery by Parent, Merger Sub, the Company and certain guarantors of definitive note purchase documentation consistent with the Babson debt commitment letter;

•	the accuracy of representations and warranties in the merger agreement as are material to the interests of the purchasers of the subordinated notes to the extent the inaccuracy of such representations and warranties would permit Parent to terminate the merger agreement or refuse to complete the merger, and the accuracy in all material respects of certain specified representations and warranties in the loan documents;

•	the consummation of the equity financing prior to or substantially concurrently with the issuance and purchase of the subordinated notes;

•	subject to certain limited exceptions, the repayment of the Company’s outstanding indebtedness for borrowed money;

•	subject to certain limitations, the absence of a Company Material Adverse Effect since November 30, 2015;

•	payment of applicable invoiced costs, fees and expenses;

•	delivery of certain audited, unaudited and pro forma financial statements;

•	receipt by Babson of documentation and other information about the borrowers and guarantors required under applicable “know your customer” and anti-money laundering rules and regulations (including the USA PATRIOT Act); and

•	the consummation of the senior debt financing prior to or substantially concurrently with the issuance and purchase of the subordinated notes.

If any portion of the subordinated notes financing needed for consummation of the contemplated transactions becomes unavailable on the terms and conditions contemplated by the Babson debt commitment letter, Parent is required to use its reasonable best efforts to obtain substitute financing on terms and conditions not materially less favorable in the aggregate to Parent and Merger Sub than the terms and conditions of the Babson debt commitment letter in an amount sufficient to enable Parent to consummate the merger and the other transactions contemplated by the merger agreement. As of the last practicable date before the printing of this information statement, the Babson debt commitment letter remained in effect, and Parent has not notified us of any plans to utilize substitute financing. Except as described in this information statement, there is no plan or arrangement regarding the refinancing or repayment of the subordinated notes financing. The definitive note purchase documentation in respect of the subordinated notes financing has not been finalized and, accordingly, the actual terms of the subordinated notes financing may differ from those described in this information statement.

Equity Financing

On February 26, 2016, JFL Fund IV entered into an equity commitment letter (which we refer to as the equity commitment letter and, together with the BNPP debt commitment letter and the Babson debt commitment letter, the commitment letters) with Parent pursuant to which JFL Fund IV committed to make an equity contribution of up to $155.0 million to Parent. We refer to the financing described above as the equity financing. The equity financing is subject to the following conditions:

•	Satisfaction of the conditions precedent to Parent’s and Merger Sub’s obligations to complete the merger as set forth in the merger agreement (other than those conditions that by their nature are to be satisfied by actions to be taken at the closing, which must be capable of being satisfied upon, and which must in fact be satisfied at, the closing);

•	The simultaneous funding of the debt financing in accordance with the terms of the BNPP debt commitment letter and the Babson debt commitment letter; and

•	The substantially contemporaneous consummation of the merger in accordance with the terms of the merger agreement.

JFL Fund IV’s obligations to fund the equity commitment will automatically terminate upon the earliest to occur of (subject to specified exceptions and qualifications): (1) the consummation of the merger; (2) the termination of the merger agreement in accordance with its terms; (3) we or any of our affiliates directly or indirectly asserting a claim against JFL Fund IV, Parent, Merger Sub or their affiliates (other than a claim for specific performance pursuant to the merger agreement); or (4) the payment by Parent, JFL Fund IV or any of their affiliates of the termination fee from-Parent to the Company.

We are an express third-party beneficiary of the equity commitment letter and have the right to enforce the equity commitment letter against JFL Fund IV and require Parent to cause the equity commitment under the equity commitment letter to be funded, solely to the extent we have the right to specific performance or other equitable remedies under the merger agreement and are granted a decree of specific performance therefor. See “The Merger Agreement – Specific Performance.”

Limited Guaranty

Concurrently with the execution of the merger agreement, JF Fund IV also executed and delivered a limited guaranty in our favor, pursuant to which JF Fund IV agreed, subject to the terms and conditions of the limited guaranty, to guarantee the due and punctual observance, performance, discharge and payment when due of:

•	The obligation of Parent under the merger agreement to pay a termination fee of $5.0 million if the merger agreement is terminated by Parent under specified circumstances which are described in “The Merger Agreement – Termination Fee;” and

•	Certain additional amounts, including certain reimbursement and indemnification obligations of Parent under the merger agreement.

JFL Fund IV’s obligations under the limited guaranty are subject to an aggregate cap equal to $5.2 million.

The limited guaranty will terminate upon the earliest to occur of:

•	the closing of the merger;

•	payment to us by JFL Fund IV of the full amount of the termination fee together with any interest and expense reimbursements;

•	the termination of the merger agreement under circumstances which do not give rise to the payment of a termination fee by Parent; and

•	subject to certain exceptions, three months following the date of the termination of the merger agreement.

The limited guaranty also restricts our and our affiliates’ ability to assert specified claims against JFL Fund IV and its affiliates and related persons.

Accounting Treatment

The merger will be accounted for as a “purchase transaction” for financial accounting purposes.

U.S. Federal Income Tax Consequences of the Merger

The following discussion is a summary of material U.S. federal income tax consequences of the merger that may be relevant to U.S. Holders and Non-U.S. Holders (each as defined below) of shares of common stock whose shares are converted into the right to receive cash pursuant to the merger. This discussion is based upon the Internal Revenue Code of 1986, as amended, which we refer to as the Code, Treasury Regulations promulgated under the Code, court decisions, published positions of the Internal Revenue Service, which we refer to as the IRS, and other applicable authorities, all as in effect on the date of this information statement and all of which are subject to change or differing interpretations, possibly with retroactive effect. This discussion is limited to holders who hold their shares of common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment purposes).

This discussion is for general information only and does not address all of the tax consequences that may be relevant to holders in light of their particular circumstances. For example, this discussion does not address:

•	tax consequences that may be relevant to holders who may be subject to special treatment under U.S. federal income tax laws, such as financial institutions; tax-exempt organizations; S-corporations, partnerships or any other entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes; insurance companies; mutual funds; dealers in stocks and securities; traders in securities that elect to use the mark-to-market method of accounting for their securities; regulated investment companies; real estate investment trusts; entities subject to the U.S. anti-inversion rules; or certain former citizens or long-term residents of the United States;

•	tax consequences to holders holding their shares of common stock as part of a hedging, constructive sale or conversion, straddle or other risk reduction transaction;

•	tax consequences to holders that received their shares of common stock in a compensatory transaction or pursuant to the exercise of options or warrants;

•	tax consequences to holders who own an equity interest, actually or constructively, in the surviving corporation following the merger;

•	tax consequences to U.S. Holders whose “functional currency” is not the U.S. dollar;

•	tax consequences to holders who hold their common stock through a bank, financial institution or other entity, or a branch thereof, located, organized or resident outside the United States; tax consequences to holders who are “controlled foreign corporations,” “passive foreign investment companies” or “personal holding companies” for U.S. federal income tax purposes;

•	tax consequences arising from the Medicare tax on net investment income;

•	the U.S. federal estate, gift or alternative minimum tax consequences, if any;

•	any state, local or non-U.S. tax consequences; or

•	tax consequences to holders that do not vote in favor of the merger and who properly demand appraisal of their shares under Section 262 of the DGCL.

If a partnership (including an entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of common stock, then the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partner and the partnership. Partnerships holding shares of common stock and partners therein should consult their tax advisors regarding the consequences of the merger.

No ruling has been or will be obtained from the IRS regarding the U.S. federal income tax consequences of the merger described below. If the IRS contests a conclusion set forth herein, no assurance can be given that a holder would ultimately prevail in a final determination by a court.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL ADVICE TO ANY HOLDER. A HOLDER SHOULD CONSULT ITS OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE MERGER IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER FEDERAL NON-INCOME TAX LAWS OR THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION.

U.S. Holders

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of common stock that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (1) that is subject to the primary supervision of a court within the United States and the control of one or more United States persons as defined in Section 7701(a)(30) of the Code; or (2) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

The receipt of cash by a U.S. Holder in exchange for shares of common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, such U.S. Holder’s gain or loss will be equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the shares surrendered pursuant to the merger. A U.S. Holder’s adjusted tax basis generally will equal the amount that such U.S. Holder paid for the shares. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder’s holding period in such shares is more than one year at the time of the completion of the merger. A reduced tax rate on capital gain generally will apply to long-term capital gain of a non-corporate U.S. Holder (including individuals). The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of shares of common stock that is neither a U.S. holder nor a partnership for U.S. federal income tax purposes.

Any gain realized by a Non-U.S. Holder pursuant to the merger generally will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with a trade or business of such Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), in which case such gain generally will be subject to U.S. federal income tax at rates generally applicable to U.S. persons, and, if the Non-U.S. Holder is a corporation, such gain may also be subject to the branch profits tax at a rate of 30% (or a lower rate under an applicable income tax treaty);

•	such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other specified conditions are met, in which case such gain will be subject to U.S. federal income tax at a rate of 30% (or a lower rate under an applicable income tax treaty); or

•	the Company is or has been a “United States real property holding corporation” as such term is defined in Section 897(c) of the Code, which we refer to as a USRPHC, at any time within the shorter of the five-year period preceding the Merger or such Non-U.S. Holder’s holding period with respect to the applicable shares of common stock, which we refer to as the relevant period, and, if shares of common stock are regularly traded on an established securities market (within the meaning of Section 897(c)(3) of the Code), such Non-U.S. Holder owns directly or is deemed to own pursuant to attribution rules more than 5% of our common stock at any time during the relevant period, in which case such gain will be subject to U.S. federal income tax at rates generally applicable to U.S. persons (as described in the first bullet point above), except that the branch profits tax will not apply. We believe that we are not, and have not been, a USRPHC at any time during the five-year period preceding the merger.

Information Reporting and Backup Withholding

Information reporting and backup withholding (at a rate of 28%) may apply to the proceeds received by a holder pursuant to the merger. Backup withholding generally will not apply to (1) a U.S. Holder that furnishes a correct taxpayer identification number and certifies that such holder is not subject to backup withholding on IRS Form W-9 (or a substitute or successor form); or (2) a Non-U.S. Holder that (A) provides a certification of such holder’s foreign status on the appropriate series of IRS Form W-8 (or a substitute or successor form); or (B) otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

THE U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE ARE FOR GENERAL INFORMATION PURPOSES ONLY AND ARE NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE MERGER. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH STOCKHOLDER SHOULD CONSULT THE STOCKHOLDER’S TAX ADVISOR REGARDING THE APPLICABILITY OF THE RULES DISCUSSED ABOVE TO THE STOCKHOLDER AND THE PARTICULAR TAX EFFECTS TO THE STOCKHOLDER OF THE MERGER, INCLUDING THE APPLICATION OF STATE, LOCAL AND FOREIGN TAX LAWS OR ANY U.S. FEDERAL TAX LAW OTHER THAN THE INCOME TAX LAW.

Conversion of Shares; Procedures for Exchange of Common Stock

Prior to the closing of the merger, Parent will designate a bank or trust company reasonably satisfactory to API, which we refer to as the payment agent, to make payments of the merger consideration to stockholders. At or prior to the effective time of the merger, Parent will deposit or cause to be deposited with the payment agent cash sufficient to pay the aggregate merger consideration to stockholders.

Promptly following the effective time of the merger, the payment agent will send to each holder of record of shares of common stock a letter of transmittal and instructions advising stockholders how to surrender stock certificates and book-entry shares in exchange for the per share merger consideration. Upon receipt of (1) surrendered certificates (or affidavits of loss in lieu thereof) or book-entry shares representing the shares of common stock and (2) a signed letter of transmittal and such other documents as may be required pursuant to such instructions, the holder of such shares will be entitled to receive the per share merger consideration in exchange therefor. The amount of any per share merger consideration paid to the stockholders may be reduced by any applicable withholding taxes.

If any cash deposited with the payment agent is not claimed within one year following the effective time of the merger, such cash will be returned to Parent, upon demand, and any holders of common stock who have not complied with the exchange procedures in the merger agreement will thereafter look only to Parent as general creditor for payment of the merger consideration. Any cash deposited with the payment agent that remains unclaimed two years following the effective time of the merger will, to the extent permitted by applicable law, become the property of the surviving corporation free and clear of any claims or interest of any person previously entitled thereto.

The letter of transmittal will include instructions if a stockholder has lost a share certificate or if such certificate has been stolen or destroyed. In the event any certificates have been lost, stolen or destroyed, then before such stockholder will be entitled to receive the merger consideration, such stockholder will have to make an affidavit of the loss, theft or destruction, and if required by Parent or the payment agent, deliver a bond in such amount as Parent or the payment agent may direct as indemnity against any claim that may be made against it with respect to such certificate.

At or prior to the closing, Parent will deposit with API the aggregate amount of consideration payable to holders of RSUs and options. Payment of such consideration (less any applicable withholding taxes) will be made to holders of RSUs and options on the first regularly scheduled payroll date of the surviving corporation after the effective time of the merger.

Effect of the Merger on Listing and SEC Registration

Following the consummation of the merger, our common stock will no longer be publicly traded and we will cease making filings with the SEC and otherwise cease being required to comply with the rules relating to publicly held companies. We intend to and will delist from trading on NASDAQ and apply for termination of registration of the common stock under the Exchange Act as soon after the completion of the merger as the requirements for such delisting and termination are met.

Regulatory Matters Related to the Merger

The completion of the merger is conditioned on, among other things, the expiration or termination of any waiting period under the HSR Act.

Under the HSR Act and the rules and regulations promulgated thereunder, the merger may not be consummated until the expiration of a 30 calendar day waiting period following the parties’ filing of their respective HSR Act notification forms or the earlier termination of that waiting period. If the DOJ or the FTC issues a second request prior to the expiration of the initial waiting period, the parties must observe a second 30-day waiting period, which would begin to run only after both parties have substantially complied with the second request, unless the waiting period is terminated earlier. Each of the Company and Parent has agreed to file a notification and report form with the DOJ and FTC within ten business days of the execution of the merger agreement.

At any time before or after the merger is completed, either the DOJ, the FTC or U.S. state attorneys general could take action under the antitrust laws in opposition to the merger, including seeking to enjoin completion of the merger, condition completion of the merger upon the divestiture of assets of the Company, Parent or their subsidiaries or impose restrictions on Parent’s post-merger operations. Private parties may also seek to take legal action under the antitrust laws under some circumstances.

The parties have agreed to take certain actions in order to obtain the regulatory clearances required to consummate the merger, including committing to restrictions on the activities of either party, and contesting and defending any legal proceedings challenging the merger. However, neither party has agreed to commit to any sales, divesture, or licensure of any interests, assets, rights, products, or businesses, and neither party will be required to take any action reasonably expected to have a material and adverse impact on the reasonably expected benefits of the merger.

Litigation Related to the Merger

In connection with the merger, two purported class action complaints have been filed on behalf of the stockholders against members of the board of directors, JFL, Parent and Merger Sub in the Circuit Court for the Ninth Judicial Circuit in and for Orange County, Florida. The first complaint is captioned Smith v. API Technologies Corp. et al. The second complaint is captioned Marcus v. API Technologies Corp. et al. The complaints generally allege that the board of directors breached its fiduciary duties to the stockholders by means of an allegedly unfair process and price in entering into the proposed merger. The complaints also generally assert that the Company, JFL and Parent aided and abetted the board of directors’ breach of its fiduciary duties. The lawsuits seek, among other things, to enjoin the consummation of the merger, rescission of the merger agreement (to the extent the merger has already been consummated), damages, and attorneys’ fees and costs.

Appraisal Rights

If the merger is consummated, stockholders who do not vote in favor of the adoption of the merger agreement and who properly demand appraisal of their shares will be entitled to appraisal rights in connection with the merger under Section 262 of the DGCL, which we refer to as Section 262.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is attached to this information statement as Annex E. The following summary does not constitute any legal or other advice and does not constitute a recommendation that stockholders exercise their appraisal rights under Section 262. Only a holder of record of shares of common stock is entitled to demand appraisal rights for the shares registered in that holder’s name. To the extent any shares of API voting stock remain outstanding at closing, such shares shall have appraisal rights. A person having a beneficial interest in shares of common stock held of record in the name of another person, such as a bank, broker or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights. If you hold your shares of our common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or the other nominee.

Under Section 262, holders of shares of common stock who (1) do not vote in favor of the adoption of the merger agreement; (2) continuously are the record holders of such shares through the effective time of the merger; and (3) otherwise follow the procedures set forth in Section 262 will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares of common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the Delaware Court of Chancery. Unless the Delaware Court of Chancery, in its discretion, determines otherwise for good cause shown, interest on an appraisal award will accrue and compound quarterly from the effective time of the merger through the date the judgment is paid at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during such period.

Under Section 262, where a merger agreement is approved and the agreement is not put to vote of the stockholders at a meeting, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights, that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation and include in the notice a copy of Section 262. This information statement constitutes API’s notice to stockholders that appraisal rights are available in connection with the merger, and the full text of Section 262 is attached to this information statement as Annex E. In connection with the merger, any holder of shares of Company stock who wishes to exercise appraisal rights, or who wishes to preserve such holder’s right to do so, should review Annex E carefully. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner will result in the loss of appraisal rights under the DGCL. A stockholder who loses his, her or its appraisal rights will be entitled to receive the merger consideration described in the merger agreement. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of common stock, API believes that if a stockholder considers exercising such rights, that stockholder should seek the advice of legal counsel.

Stockholders wishing to exercise the right to seek an appraisal of their shares of common stock must do ALL of the following:

•	the stockholder must not vote in favor of the proposal to adopt the merger agreement;

•	the stockholder must make a written demand for appraisal within 20 days after the date of mailing of this information statement;

•	the stockholder must continuously hold the shares from the date of making the demand through the effective time of the merger (a stockholder will lose appraisal rights if the stockholder transfers the shares before the effective time of the merger); and

•	a stockholder or the surviving company must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the effective time of the merger. The surviving company is under no obligation to file any petition and has no intention of doing so.

Filing Written Demand

Any holder of shares of Company stock wishing to exercise appraisal rights must deliver to API a written demand for the appraisal of the stockholder’s shares within 20 days after the date of mailing of this information statement and that stockholder must not vote in favor of the adoption of the merger agreement. A stockholder exercising appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective time of the merger. The stockholder must submit a written demand for appraisal, which must be in addition to and separate from any vote on the adoption of the merger agreement. Any failure to vote on the adoption of the merger agreement will not constitute a demand.

Only a holder of record of shares of Company stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A demand for appraisal in respect of shares of Company stock should be executed by or on behalf of the holder of record, and must reasonably inform API of the identity of the holder and state that the person intends thereby to demand appraisal of the holder’s shares in connection with the merger. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by or on behalf of the record owner, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners.

STOCKHOLDERS WHO HOLD THEIR SHARES IN BROKERAGE OR BANK ACCOUNTS OR OTHER NOMINEE FORMS AND WHO WISH TO EXERCISE APPRAISAL RIGHTS SHOULD CONSULT WITH THEIR BANK, BROKER OR OTHER NOMINEES, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BANK, BROKER OR OTHER NOMINEE TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BANK, BROKER OR OTHER NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.

All written demands for appraisal pursuant to Section 262 should be mailed or delivered to:

API Technologies Corp.

4705 S. Apopka Vineland Road, Suite 210

Orlando, FL, 32819

Attention: Corporate Secretary

Any holder of shares of common stock may withdraw his, her or its demand for appraisal and accept the consideration offered pursuant to the merger agreement by delivering to API a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective time of the merger will require written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.

Notice by the Surviving Corporation

If the merger is completed, within 10 days after the effective time of the merger, the surviving corporation will notify each holder of shares of capital stock of the Company who has made a written demand for appraisal pursuant to Section 262, and who has not voted in favor of the adoption of the merger agreement, that the merger has become effective and the effective date thereof.

Filing a Petition for Appraisal

Within 120 days after the effective time of the merger, but not thereafter, the surviving corporation or any holder of shares of Company stock who has complied with Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the surviving corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. The surviving corporation is under no obligation, and has no present intention, to file a petition, and holders should not assume that the surviving corporation will file a petition or initiate any negotiations with respect to the fair value of the shares of Company stock. Accordingly, any holders of shares of Company stock who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of their shares of Company stock within the time and in the manner prescribed in Section 262. The failure of a stockholder to file such a petition within the period specified in Section 262 could nullify the stockholder’s previous written demand for appraisal.

Within 120 days after the effective time of the merger, any holder of shares of Company stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the adoption of the merger agreement and with respect to which API has received demands for appraisal, and the aggregate number of holders of such shares. The surviving corporation must mail this statement to the requesting stockholder within 10 days after receipt of the written request for such a statement or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A beneficial owner of shares held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition seeking appraisal or request from the surviving corporation the foregoing statements. As noted above, however, the demand for appraisal can only be made by a stockholder of record.

If a petition for an appraisal is duly filed by a stockholder and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within 20 days after such service to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss that stockholder from the proceedings.

Determination of Fair Value

After determining the stockholders entitled to appraisal, the Delaware Court of Chancery will appraise the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. Unless the court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined by the Delaware Court of Chancery could be more than, the same as or less than the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262 of the DGCL. Although API believes that the per share merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the per share merger consideration. Neither API nor Parent anticipates offering more than the per share merger consideration to any stockholder exercising appraisal rights, and each of API and Parent reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of common stock is less than the per share merger consideration. If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all the shares entitled to be appraised.

If any stockholder who demands appraisal of his, her or its shares under Section 262 fails to perfect, or loses or successfully withdraws, such holder’s right to appraisal, the stockholder’s shares will be deemed to have been converted at the effective time of the merger into the right to receive the applicable per share merger consideration. A stockholder will fail to perfect, or effectively lose or withdraw, the holder’s right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the merger or if the stockholder delivers to the surviving corporation a written withdrawal of the holder’s demand for appraisal and an acceptance of the applicable per share merger consideration in accordance with Section 262.

From and after the effective time of the merger, no stockholder who has demanded appraisal rights will be entitled to vote such shares for any purpose or to receive payment of dividends or other distributions on the stock, except dividends or other distributions on the holder’s shares of common stock, if any, payable to stockholders as of a time prior to the effective time of the merger. If no petition for an appraisal is filed, or if the stockholder delivers to the surviving corporation a written withdrawal of the demand for an appraisal and an acceptance of the merger, either within 60 days after the effective time of the merger or thereafter with the written approval of the surviving corporation, then the right of such stockholder to an appraisal will cease. Once a petition for appraisal is filed with the Delaware Court of Chancery, however, the appraisal proceeding may not be dismissed as to any stockholder who commenced the proceeding or joined that proceeding as a named party without the approval of the court.

Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of a stockholder’s statutory appraisal rights. Consequently, any stockholder wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.

THE MERGER AGREEMENT

The following summary describes the material provisions of the merger agreement. The descriptions of the merger agreement in this summary and elsewhere in this information statement are not complete and are qualified in their entirety by reference to the merger agreement, a copy of which is attached to this information statement as Annex A and incorporated into this information statement by reference. We encourage you to read the merger agreement carefully and in its entirety because this summary may not contain all the information about the merger agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the merger agreement and not by this summary or any other information contained in this information statement.

The representations, warranties, covenants and agreements described below and included in the merger agreement (1) were made only for purposes of the merger agreement and as of specific dates; (2) were made solely for the benefit of the parties to the merger agreement; and (3) may be subject to important qualifications, limitations and supplemental information agreed to by API, Parent and Merger Sub in connection with negotiating the terms of the merger agreement. In addition, the representations and warranties may have been included in the merger agreement for the purpose of allocating contractual risk between API, Parent and Merger Sub rather than to establish matters as facts, and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. Information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this information statement, may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this information statement. Stockholders are not third-party beneficiaries under the merger agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of API, Parent or Merger Sub or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement. In addition, you should not rely on the covenants in the merger agreement as actual limitations on the respective businesses of API, Parent and Merger Sub, because the parties may take certain actions that are either expressly permitted in the confidential disclosure letter to the merger agreement or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. The merger agreement is described below, and included as Annex A, only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding API, Parent, Merger Sub or their respective businesses. Accordingly, the representations, warranties, covenants and other agreements in the merger agreement should not be read alone, and you should read the information provided elsewhere in this document and in our filings with the SEC regarding API and our business.

Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws

The merger agreement provides that, subject to the terms and conditions of the merger agreement, and in accordance with the DGCL, at the effective time of the merger, (1) Merger Sub will be merged with and into API with API becoming a wholly owned subsidiary of Parent; (2) the separate corporate existence of Merger Sub will thereupon cease; and (3) API will continue as the surviving corporation. From and after the effective time of the merger, the surviving corporation will possess all properties, rights, privileges, powers and franchises of API and Merger Sub, and all of the debts, liabilities and duties of API and Merger Sub will become the debts, liabilities and duties of the surviving corporation.

The parties will take all necessary action to ensure that, effective as of, and immediately following, the effective time of the merger, the board of directors of the surviving corporation will consist of the directors of Merger Sub at the effective time of the merger, to hold office in accordance with the certificate of incorporation and bylaws of the surviving corporation until their successors are duly elected or appointed and qualified. From and after the effective time of the merger, the officers of Merger Sub at the effective time of the merger will be the officers of the surviving corporation, until their successors are duly appointed. At the effective time of the merger, the certificate of incorporation of API as the surviving corporation will be amended to read substantially identically to the certificate of incorporation of Merger Sub as in effect immediately prior to the effective time of the merger, and the bylaws of Merger Sub, as in effect immediately prior to the effective time of the merger, will become the bylaws of the surviving corporation, until thereafter amended.

Closing and Effective Time of the Merger

The closing of the merger will take place no later than the 10th business day following the satisfaction or waiver of all conditions to closing of the merger (described below under the caption “—Conditions to the Closing of the Merger”) (other than those conditions to be satisfied at the closing of the merger) or such other time agreed to in writing by Parent, API and Merger Sub. Concurrently with the closing of the merger, the parties will file a certificate of merger with the Secretary of State of the State of Delaware as provided under the DGCL. The merger will become effective upon the filing and acceptance for record by the Secretary of State of the State of Delaware of the certificate of merger, or at such later time as is agreed by the parties and specified in the certificate of merger.

Merger Consideration

Common Stock

At the effective time of the merger, each outstanding share of common stock (other than shares owned by (1) API in treasury; (2) Parent or Merger Sub; (3) any direct or indirect wholly owned subsidiary of Parent or Merger Sub; and (4) stockholders who are entitled to and who properly and validly exercise appraisal rights in accordance with Section 262) will be converted into the right to receive the merger consideration (which is $2.00 per share, without interest and subject to any required withholding taxes). All shares converted into the right to receive the merger consideration will automatically be cancelled at the effective time of the merger.

Additionally, each share of API voting stock that is outstanding as of immediately prior to the effective time of the merger will be cancelled and extinguished without any conversion thereof or consideration paid therefor.

Subsidiary Exchangeable Stock

The merger agreement provides that API will use its reasonable best efforts to take all actions necessary to cause the exchange of the subsidiary exchangeable stock for common stock pursuant to, among other things, the subsidiary’s certificate of incorporation, prior to the effective time of the merger.

Outstanding Equity Awards

The merger agreement provides that API’s equity awards that are outstanding immediately prior to the effective time of the merger will be subject to the following treatment at the effective time of the merger:

•	Restricted Stock Units. The vesting conditions or restrictions applicable to each RSU will lapse and each RSU will, in accordance with the terms of the API stock plan, be converted into the right to receive an amount in cash (without interest and subject to any applicable withholding or other taxes, or other amounts as required by law) equal to the product of (1) the total number of shares of common stock subject to such RSU as of the effective time of the merger and (2) $2.00.

•	Options. Each outstanding and unexercised option to purchase shares of common stock, whether or not vested, will be cancelled and converted into the right to receive an amount in cash (without interest and subject to any applicable withholding or other taxes, or other amounts as required by law) equal to the product of (1) the total number of shares of common stock subject to such option as of the effective time of the merger and (2) the amount, if any, by which $2.00 exceeds the exercise price per share of common stock underlying such option. Each option with an exercise price per share equal to or greater than $2.00 per share will be cancelled and terminated without consideration.

Exchange and Payment Procedures

Prior to the closing of the merger, Parent will designate a payment agent reasonably satisfactory to API to make payments of the merger consideration to stockholders. At or prior to the effective time of the merger, Parent will deposit or cause to be deposited with the payment agent cash sufficient to pay the aggregate merger consideration to stockholders.

Promptly following the effective time of the merger, the payment agent will send to each holder of record of shares of common stock a letter of transmittal and instructions advising stockholders how to surrender stock certificates and book-entry shares in exchange for the per share merger consideration. Upon receipt of (1) surrendered certificates (or affidavits of loss in lieu thereof) or book-entry shares representing the shares of common stock and (2) a signed letter of transmittal and such other documents as may be required pursuant to such instructions, the holder of such shares will be entitled to receive the per share merger consideration in exchange therefor. The amount of any per share merger consideration paid to the stockholders may be reduced by any applicable withholding taxes.

If any cash deposited with the payment agent is not claimed within one year following the effective time of the merger, such cash will be returned to Parent, upon demand, and any holders of common stock who have not complied with the exchange procedures in the merger agreement will thereafter look only to Parent as general creditor for payment of the per share merger consideration. Any cash deposited with the payment agent that remains unclaimed two years following the effective time of the merger will, to the extent permitted by applicable law, become the property of the surviving corporation free and clear of any claims or interest of any person previously entitled thereto.

The letter of transmittal will include instructions if a stockholder has lost a share certificate or if such certificate has been stolen or destroyed. In the event any certificates have been lost, stolen or destroyed, then before such stockholder will be entitled to receive the merger consideration, such stockholder will have to make an affidavit of the loss, theft or destruction, and if required by Parent or the payment agent, deliver a bond in such amount as Parent or the payment agent may direct as indemnity against any claim that may be made against it with respect to such certificate.

At or prior to the closing, Parent will deposit with API the aggregate amount of consideration payable to holders of RSUs and options. Payment of such consideration (less any applicable withholding taxes) will be made to holders of RSUs and options on the first regularly scheduled payroll date of the surviving corporation after the effective time of the merger.

Representations and Warranties

The merger agreement contains representations and warranties of API, Parent and Merger Sub.

Some of the representations and warranties in the merger agreement made by API are qualified as to “materiality” or “Company Material Adverse Effect.” For purposes of the merger agreement, “Company Material Adverse Effect” means, with respect to API, (1) the occurrence of any Event of Default (as such term is defined in the Credit Agreement, dated February 6, 2012, by and between API, the lenders party thereto and Guggenheim Corporate Funding, LLC, as amended), which Event of Default is continuing without a waiver from Agent or Lenders (as such terms are defined in the aforementioned credit agreement), as applicable, for a period of five business days from the earlier to occur of (A) API becoming aware of such Event of Default or (B) API receiving written notice of such Event of Default, in each case, regardless of whether the Event of Default results in an acceleration of indebtedness or any exercise of remedies by any Lender (or Agent therefor) thereunder; or (2) any other change, event, occurrence, fact, condition, violation, inaccuracy, effect or circumstance that, individually or in the aggregate (A) that has had or would reasonably be expected to have material adverse effect on the business, operations, financial condition or results of operations of API and its subsidiaries, taken as a whole or

(B) would reasonably be expected to prevent or materially impair or delay the consummation of the merger, except that, none of the following will be deemed to be or constitute a Company Material Adverse Effect or will be taken into account when determining whether a Company Material Adverse Effect has occurred or may, would or could occur (subject to the limitations set forth below):

•	changes in general economic conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally (except to the extent that such effect has had a materially disproportionate adverse effect on API and its subsidiaries, taken as a whole, relative to other companies in the industries in which API and its subsidiaries conduct business);

•	changes in conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including (1) changes in interest rates or credit ratings in the United States or any other country; (2) changes in exchange rates for the currencies of any country; or (3) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world (except, in each case, to the extent that such effect has had a materially disproportionate adverse effect on API and its subsidiaries, taken as a whole, relative to other companies in the industries in which the API and its subsidiaries conduct business);

•	changes in conditions in the industries in which the API and its subsidiaries conduct business, including changes in conditions in the electronic components manufacturing and systems solutions industries generally (except to the extent that such effect has had a materially disproportionate adverse effect on the API and its subsidiaries, taken as a whole, relative to other companies in the industries in which the API and its subsidiaries conduct business);

•	changes in regulatory or legislative conditions in the United States or any other country or region in the world (except to the extent that such effect has had a materially disproportionate adverse effect on the API and its subsidiaries, taken as a whole, relative to other companies in the industries in which the API and its subsidiaries conduct business);

•	any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, terrorism or military actions (including any escalation or general worsening of any such hostilities, acts of war, sabotage, terrorism or military actions) in the United States or any other country or region in the world (except to the extent that such effect has had a materially disproportionate adverse effect on the API and its subsidiaries, taken as a whole, relative to other companies in the industries in which the API and its subsidiaries conduct business);

•	earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world (except to the extent that such effect has had a materially disproportionate adverse effect on the API and its subsidiaries, taken as a whole, relative to other companies in the industries in which the API and its subsidiaries conduct business);

•	the compliance by Parent, Merger Sub or API with the terms of the merger agreement, including any action taken or refrained from being taken pursuant to or in accordance with the merger agreement;

•	changes or proposed changes in GAAP or other accounting standards or law (or the enforcement or interpretation of any of the foregoing);

•	any effect resulting from the announcement of the merger or the pendency of the merger;

•	changes in the price or trading volume of our common stock, in and of itself (it being understood that any cause of such change may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);

•	any failure, in and of itself, by API and its subsidiaries to meet (1) any public estimates or expectations of API’s revenue, earnings or other financial performance or results of operations for any period or (2) any internal budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that any cause of any such failure may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred); and

•	any transaction litigation or other legal proceeding threatened, made or brought by any of the current or former stockholders of API (on their own behalf or on behalf of API) against API, any of its executive officers or other employees or any member of the board of directors arising out of the merger or any other transaction contemplated by the merger agreement.

In the merger agreement, API has made customary representations and warranties to Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement. These representations and warranties relate to, among other things:

•	due organization, valid existence, good standing and authority and qualification to conduct business with respect to API and its subsidiaries;

•	API’s corporate power and authority to enter into and perform the merger agreement, the enforceability of the merger agreement and the absence of conflicts with laws, API’s organizational documents and API’s contracts;

•	the necessary approval of the merger agreement and the consummation of the merger by the board of directors;

•	the rendering of Jefferies’ fairness opinion to the board of directors;

•	the inapplicability of anti-takeover statutes to the merger;

•	the necessary vote or written consent of stockholders in connection with the merger agreement and the consummation of the merger;

•	the absence of any conflict, violation or other material contravention with any organizational documents or existing contracts of or laws applicable to API or its subsidiaries or the resulting creation of any lien upon API’s or its subsidiaries’ assets due to the performance of the merger agreement;

•	required consents, approvals and regulatory filings in connection with the merger agreement and performance thereof;

•	the capital structure of API as well as the ownership and capital structure of its subsidiaries;

•	the absence of any undisclosed exchangeable security, option, warrant or other right convertible into common stock of API or any of API’s subsidiaries;

•	the absence of any contract relating to the voting of, requiring registration of, or granting any preemptive rights, accelerated vesting, anti-dilutive rights or rights of first refusal or other similar rights with respect to any of API’s securities;

•	the accuracy and required filings of API’s and its subsidiaries’ SEC filings and financial statements;

•	API’s disclosure controls and procedures;

•	API’s internal accounting controls and procedures;

•	API’s and its subsidiaries’ off-balance sheet arrangements;

•	API’s and its subsidiaries’ indebtedness;

•	compliance by API’s and its subsidiaries’ principle executive officers and principal financial officers with the requirements of Sarbanes-Oxley;

•	the absence of specified undisclosed liabilities;

•	the conduct of the business of API and its subsidiaries in the ordinary course and the absence of any change, event, development or state of circumstances that has had or would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, in each case since November 30, 2015;

•	the existence and enforceability of specified categories of API’s material contracts, and any notices with respect to termination or intent not to renew those material contracts therefrom;

•	real and personal property owned or leased by API and its subsidiaries;

•	environmental matters;

•	trademarks, patents, copyrights, licenses and other intellectual property matters;

•	tax matters;

•	employee benefit plans;

•	labor matters;

•	API’s compliance with laws and possession of necessary permits;

•	litigation matters;

•	insurance matters;

•	absence of any transactions, relations or understandings between API or any of its subsidiaries and any affiliate or related person;

•	payment of fees to brokers in connection with the merger agreement;

•	export controls matters and compliance with applicable anti-bribery and anti-corruption laws;

•	eligibility to perform and compliance with requirements under government contracts;

•	ownership, validity and accuracy of all accounts receivable;

•	value and compliance with warranties applicable to inventory;

•	information technology owned, leased or licensed by API and its subsidiaries; and

•	the standard warranty terms applicable to products sold or services rendered by API and its subsidiaries and any claims brought thereunder by third parties.

In the merger agreement, Parent and Merger Sub have made customary representations and warranties to API that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement. These representations and warranties relate to, among other things:

•	due organization, good standing and power and authority to conduct business with respect to Parent and Merger Sub and availability of the organizational documents of Parent and Merger Sub;

•	Parent’s and Merger Sub’s corporate authority to enter into and perform the merger agreement, and the enforceability of the merger agreement against Parent and Merger Sub;

•	the absence of any conflict, violation or other material contravention of any organizational documents or existing contracts of or laws applicable to Parent or Merger Sub or the resulting creation of any lien upon Parent or Merger Sub’s assets due to the performance of the merger agreement;

•	required consents and regulatory filings in connection with the merger agreement;

•	the absence of litigation, orders and investigations;

•	ownership of capital stock of API;

•	payment of fees to brokers in connection with the merger agreement;

•	operations of Parent and Merger Sub;

•	the absence of any required consent of holders of voting interests in Parent or Merger Sub;

•	delivery and enforceability of the limited guaranty;

•	matters with respect to Parent’s financing and sufficiency of funds;

•	the absence of any stockholder or management interested-party arrangements related to the merger;

•	the solvency of Parent and the surviving corporation following the consummation of the merger and the transactions contemplated by the merger agreement;

•	the absence of ownership interests in, or negotiations with, competitors of API; and

•	the lack of other representations and warranties made by API and the fact that Parent and Merger Sub are not relying on any other representations and warranties.

The representations and warranties contained in the merger agreement will not survive the consummation of the merger.

Conduct of Business Pending the Merger

The merger agreement provides that, except as (1) expressly permitted by the merger agreement; (2) approved by Parent in writing (which approval will not be unreasonably withheld, conditioned or delayed); or (3) as disclosed in the confidential disclosure letter to the merger agreement, during the period of time between the date of the signing of the merger agreement and the effective time of the merger, API will, and will cause each of its subsidiaries to:

•	use its respective reasonable best efforts to maintain its existence in good standing pursuant to applicable law;

•	subject to the restrictions and exceptions in the merger agreement, conduct its business and operations in the ordinary course of business and pay all material taxes when due and prior to delinquency; and

•	use its reasonable best efforts, consistent with past practices and policies, to preserve intact its current business organization, to keep available the services of its current officers, employees and consultants, and to preserve its present relationships with customers, suppliers and other persons with which it has significant business relationships.

In addition, API has also agreed that, except as (1) expressly permitted by the merger agreement; (2) approved by Parent in writing (which approval will not be unreasonably withheld, conditioned or delayed); or (3) as disclosed in the confidential disclosure letter to the merger agreement, during the period of time between the date of the signing of the merger agreement and the effective time of the merger, API will not, and will cause each of its subsidiaries not to, among other things:

•	amend the organizational documents of API or any of its subsidiaries;

•	liquidate, dissolve or reorganize;

•	issue, sell, deliver or grant any shares of capital stock or any options, warrants, commitments, subscriptions or rights to purchase any similar capital stock or securities of API or any of its subsidiaries;

•	repurchase or redeem any securities of the Company or its subsidiaries;

•	adjust, split, combine, pledge, encumber or modify the terms of capital stock of API or any of its subsidiaries;

•	declare, set aside or pay any dividend or other distribution;

•	incur, assume or suffer any indebtedness or issue any debt securities;

•	enter into, adopt, amend, modify or terminate any employee benefit plan of API or its subsidiaries or enter into any change in control, severance or similar agreement or any retention or similar agreement with or increase the compensation payable or to become payable or benefits or other similar arrangements provided to directors, officers, employees or independent contractors of API or its subsidiaries;

•	terminate, promote or hire or make an offer to directors, officers, employees or independent contractors unless certain specified conditions are met;

•	enter into any contract with respect to any labor dispute, organizing activity or work stoppage;

•	settle or commence litigation involving API;

•	change accounting practices;

•	change tax elections or settle any tax claims

•	make capital expenditures, other than to the extent that such capital expenditures are otherwise reflected in API’s capital expenditure budget, as previously disclosed to Parent or pursuant to obligations imposed by certain material contracts;

•	make any acquisitions by merger, consolidation or acquisition of stock or assets or enter into any joint ventures or similar arrangements;

•	enter into any collective bargaining agreement;

•	adopt or implement any stockholder rights plan or similar arrangement;

•	convene any regular or special meeting of API or its subsidiaries’ stockholders;

•	enter into any contract that limits API or its subsidiaries’ ability to compete or conduct activities in any geographic area, line of business or with any person;

•	grant to any third person any license, sublicense, covenant not to sue, or other similar authorization with respect to any material intellectual property rights;

•	assign or transfer to any third person any material intellectual property rights;

•	terminate, cancel, let lapse, or amend or modify any material insurance policies maintained by API or its subsidiaries;

•	establish or otherwise engage in the conduct of any new line of business; or

•	enter into agreements to do any of the foregoing.

No Solicitation of Other Offers

From the date of the merger agreement until the earlier to occur of the termination of the merger agreement and the effective time of the merger, API has agreed not to, and to cause its subsidiaries and its and their respective representatives not to:

•	solicit, initiate, propose or induce or knowingly encourage, facilitate or assist any offer that constitutes an acquisition proposal (as defined below);

•	engage in discussions or negotiations with any person relating to an acquisition proposal;

•	furnish to any person (other than to Parent, Merger Sub or any designees of Parent or Merger Sub) any non-public information relating to API or any of its subsidiaries or afford to any person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of API or any of its subsidiaries (other than Parent, Merger Sub or any designees of Parent or Merger Sub), or take any other action with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, an acquisition proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to an acquisition proposal;

•	approve, endorse or recommend any proposal that constitutes an acquisition proposal; or

•	enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other contract relating to an acquisition transaction (as defined below), other than certain permitted confidentiality agreements.

In addition, API has agreed to terminate such persons’ access to any data room containing API’s confidential information, and, following the execution of the merger agreement, will use reasonable best efforts to request the return from all such persons or the destruction by such persons of all copies of confidential information previously provided to such persons by API, its subsidiaries or representatives.

Notwithstanding the restriction described above, prior to the adoption of the merger agreement by API’s stockholders (which was received on February 29, 2016), API may provide information to, and engage or participate in negotiations or substantive discussions with, a person regarding a bona fide, written and unsolicited acquisition proposal if (1) the board of directors determines in good faith after consultation with its outside legal counsel that such proposal is a superior proposal, or is reasonably likely to lead to a superior proposal; (2) the board determines in good faith after consultation with its outside legal counsel that the failure to take the actions contemplated would be inconsistent with its fiduciary duties under Delaware law; and (3) the Company has given Parent written notice of the identity of such person, a copy of an acceptable confidentiality agreement entered into with such person, a copy of such acquisition proposal and notice of the Company’s intention to participate or engage in discussions or negotiations with, or furnish non-public information to, such person. Similarly, neither API nor any of its subsidiaries shall terminate, amend, modify or waive any rights under, or release any persons from, any “standstill” unless the board of directors determines in good faith after consultation with its outside legal counsel that the failure to take such action would be inconsistent with its fiduciary duties under Delaware law.

For purposes of this information statement and the merger agreement:

“Acquisition proposal” means any offer or proposal (other than an offer or proposal by Parent or Merger Sub) to engage in, or that would otherwise reasonably be expected to lead to, an acquisition transaction.

“Acquisition transaction” means any transaction or series of related transactions (other than the merger) involving:

•

any direct or indirect purchase or other acquisition by any person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of persons, whether from API or any other person(s), of securities representing more than 15% of the total outstanding voting power of API after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any person or “group” of persons that, if consummated in accordance with its terms, would result in such person or “group” of persons beneficially owning more than 15% of the total outstanding voting power of API after giving effect to the consummation of such tender or exchange offer;

•	any direct or indirect purchase or other acquisition by any person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of persons of assets (including equity securities of any of API’s securities) constituting or accounting for more than 15% of the consolidated assets, revenue or net income of API and its subsidiaries taken as a whole (measured by the fair market value thereof as of the date of such purchase or acquisition);

•	any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution, winding up of API or other transaction involving API pursuant to which any person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of persons would hold securities representing more than 15% of the total outstanding voting power of API outstanding after giving effect to the consummation of such transaction; or

•	any combination of the foregoing.

“Superior proposal” means any bona fide written acquisition proposal for an acquisition transaction on terms that the board of directors (or a committee thereof) has determined in good faith (after consultation with its financial advisor and outside legal counsel) taking into account all relevant legal, financial and regulatory aspects of such acquisition proposal and the likelihood that the consummation of such acquisition transaction would be more favorable, from a financial point of view, to API’s stockholders (in their capacity as such) than the merger (taking into account any revisions to the merger agreement made or proposed in writing by Parent prior to the time of such determination). For purposes of the reference to an “acquisition proposal” in this definition, all references to “15%” in the definition of “acquisition transaction” will be deemed to be references to “40%.”

The Board of Directors’ Recommendation; Company Board Recommendation Change

As described above, and subject to the provisions described below, the board of directors has made the recommendation that the holders of shares of common stock vote for the proposal to adopt the merger agreement. The merger agreement provides that the board of directors will not effect a company board recommendation change except as described below.

Prior to the adoption of the merger agreement by stockholders (which was received on February 29, 2016), the board of directors may not (with any action described in the following being referred to as a “company board recommendation change”):

•	withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the API recommendation in a manner adverse to Parent in any material respect;

•	publicly adopt, approve, endorse, recommend or otherwise declare advisable an acquisition proposal;

•	fail to publicly reaffirm the API recommendation within ten business days after Parent so requests in writing with respect to the first request by Parent and within five business days after Parent so requests in writing thereafter (it being understood that API will have no obligation to make such reaffirmation on more than two separate occasions);

•	take or fail to take any formal action or make or fail to make any recommendation or public statement in connection with a tender or exchange offer, other than a recommendation against such offer or a “stop, look and listen” communication by the board of directors (or a committee thereof) to API’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication); or

•	to the extent applicable, fail to include the API recommendation in this information statement.

Notwithstanding the restrictions described above, prior to the adoption of the merger agreement by stockholders (which was received on February 29, 2016), the board of directors may effect a company board recommendation change if there has been an intervening event (as defined below) or, to the extent a failure to effect a company board recommendation change would be inconsistent with the board of directors’ fiduciary obligations under applicable law.

The board of directors may only effect a board of directors recommendation change for an intervening event if:

•	API has provided prior written notice to Parent at least four business days in advance to the effect that the board of directors (or an authorized committee thereof) has (1) so determined and (2) resolved to effect a company board recommendation change pursuant to the merger agreement, which notice must specify the applicable intervening event in reasonable detail;

•	prior to effecting such company board recommendation change, API and its representatives, during such four business day period, must have (1) negotiated with Parent and its representatives in good faith (to the extent that Parent desires to so negotiate) to make such adjustments to the terms and conditions of the merger agreement so that the board of directors (or an authorized committee thereof) no longer determines that the failure to make a company board recommendation change in response to such intervening event would be inconsistent with its fiduciary duties under Delaware law and (2) permitted Parent and its representatives to make a presentation to the board of directors regarding the merger agreement and any adjustments with respect thereto (to the extent that Parent requests to make such a presentation); and

•	if Parent shall have delivered to API during such four business day period a written and binding offer to modify the terms of the merger agreement, the board of directors (or any authorized committee thereof) shall have determined in good faith, after considering the terms of such offer by Parent, that the failure of the board of directors to make a change in recommendation in light of such intervening event would still be inconsistent with its fiduciary duties under Delaware law.

In addition, the board of directors may only effect a company board recommendation change in response to an unsolicited written bona fide acquisition proposal that the board of directors has concluded in good faith (after consultation with its outside legal counsel) is a superior proposal if:

•	the board of directors (or a committee thereof) has determined in good faith (after consultation with its outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties under Delaware law;

•	API has provided prior written notice to Parent at least five business days in advance to the effect that the board of directors (or a committee thereof) has (1) received a bona fide acquisition proposal that has not been withdrawn; (2) concluded in good faith that such acquisition proposal constitutes a superior proposal; and (3) resolved to effect a company board recommendation change or to terminate the merger agreement absent any revision to the terms and conditions of the merger agreement, which notice will specify the basis for such company board recommendation change or termination, including the identity of the person of “group” of persons making such acquisition proposal, the material terms thereof and copies of all relevant documents relating to such acquisition proposal;

•	prior to effecting such company board recommendation change or termination, API and its representatives, during the five business day notice period describe above, has (1) negotiated with Parent and its representatives in good faith (to the extent that Parent desires to so negotiate) to make such adjustments to the terms and conditions of the merger agreement so that such acquisition proposal would cease to constitute a superior proposal and (2) permitted Parent and its representatives to make a presentation to the board of directors regarding the merger agreement and any adjustments with respect thereto (to the extent that Parent requests to make such a presentation);

•	following the end of such notice period, the board of directors shall have considered in good faith any revisions to the merger agreement offered in writing by Parent in a manner that would form a binding contract if accepted by API, and shall have determined in good faith that such acquisition proposal continues to constitute a superior proposal and, after consultation with outside counsel, the failure to effect a change in recommendation by the board of directors or to terminate the merger agreement to accept the alternative acquisition agreement would be inconsistent with its fiduciary duties under Delaware law;

•	in the event of any termination of the merger agreement in order to cause or permit API or any of its subsidiaries to enter into an acquisition agreement with respect to such acquisition proposal, API has validly terminated the merger agreement in accordance with the terms of the merger agreement, including paying to Parent a termination fee of $3.5 million; and

•	API has otherwise complied in all material respects with its obligations pursuant to the merger agreement with respect to such acquisition proposal.

For purposes of this information statement and the merger agreement, an “intervening event” means any material event or material change in circumstances with respect to API (other than in connection with a bona fide acquisition proposal that constitutes a superior proposal) that (1) was not known or reasonably foreseeable to the board of directors as of the date on which the merger agreement was executed and (2) does not relate to any acquisition proposal.

Employee Benefits

Parent has agreed to cause the surviving corporation to cause any employee benefit plan, policy, program or arrangement (including plans, policies, programs or arrangements providing severance benefits and vacation entitlement) for the benefit of one or more continuing employee whose terms and conditions of employment are not, and do not become, subject to a collective bargaining agreement to credit such non-union employees with their service performed for API and its subsidiaries prior to the effective time of the merger as service with for purposes of determining eligibility to participate, vesting and benefit accruals, except to the extent that it would result in a duplication of benefits and subject in each case to the terms of such plan. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitations.

Parent has agreed to cause the surviving corporation and its subsidiaries to honor all vacation, personal and sick days accrued by employees under API’s benefit plans immediately prior to the effective time of the merger, to the extent reserved against in API’s financial statements.

Parent has agreed to cause the surviving corporation to ensure that non-union employees and their eligible spouses, dependents and beneficiaries will receive credit for the plan year in which the effective time of the merger occurs towards deductibles and annual out-of-pocket limits applicable under any health care plan of the surviving corporation covering such persons on or after the effective time of the merger for expenses incurred during such plan year by such persons prior to the effective time of the merger.

Parent has agreed to cause the surviving corporation to, with regard to each current employee and continuing employee of API whose terms and conditions of employment are subject to a collective bargaining agreement, comply with the terms and conditions of each such applicable collective bargaining agreement.

Efforts to Close the Merger

Under the merger agreement, Parent, Merger Sub and API agreed to use reasonable best efforts to take all actions and assist and cooperate with the other parties, in each case as necessary, proper and advisable pursuant to applicable law or otherwise to consummate the merger.

Indemnification and Insurance

The surviving corporation and its subsidiaries will honor and fulfill, in all respects, the obligations of API and its subsidiaries pursuant to any indemnification agreements between API and any of its subsidiaries and any of their respective current or former directors, officers or employees. In addition, during the six year period commencing at the effective time of the merger, the surviving corporation and its subsidiaries will cause the certificates of incorporation, bylaws and other similar organizational documents of the surviving corporation and its subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the charter, the bylaws and the other similar organizational documents of the API subsidiaries as of the date of the merger agreement.

In addition, the merger agreement provides that, during the six year period commencing at the effective time of the merger, the surviving corporation will (and Parent must cause the surviving corporation to) indemnify and hold harmless each current or former director, officer or employee of API or API’s subsidiaries, to the fullest extent permitted by law, from and against all costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any legal proceeding arising, directly or indirectly, out of or pertaining, directly or indirectly, to (1) any action or omission, or alleged action or omission, in such indemnified person’s capacity as a director, officer, employee or agent of API or API’s subsidiaries or other affiliates (regardless of whether such action or omission, or alleged action or omission, occurred prior to, at or after the effective time of the merger) and (2) the merger, as well as any actions taken by API, Parent or Merger Sub with respect thereto. The merger agreement also provides that the surviving corporation will (and Parent must cause the surviving corporation to) advance all fees and expenses (including reasonable fees and expenses of no more than one separate counsel retained by each indemnified person and reasonably acceptable to the surviving corporation) as incurred by any such indemnified person in the defense of such legal proceeding.

In addition, without limiting the foregoing, unless API has purchased a “tail” policy prior to the effective time of the merger (which API may purchase, provided that the premium for such insurance does not exceed 300% of the aggregate annual premiums currently paid, which premiums API represents and warrants in the confidential disclosure letter to the merger agreement), the merger agreement requires Parent to cause the surviving corporation to maintain, on terms no less advantageous to the indemnified parties, API’s directors’ and officers’ insurance policies for a period of at least six years commencing at the effective time of the merger. Neither Parent nor the surviving corporation will be required to pay premiums for such policy to the extent such premiums exceed, on an annual basis, 300% of the aggregate annual premiums currently paid by API, and if the premium for such insurance coverage would exceed such amount Parent shall be obligated to cause the surviving corporation to obtain the greatest coverage available for a cost equal to such amount.

For more information, please refer to the section of this information statement captioned “The Merger—Interests of Directors and Executive Officers in the Merger.”

Other Covenants

Stockholder Consent

API has agreed to take no action to prohibit any stockholder from soliciting written consent from another stockholder in compliance with applicable law or API’s organizational documents following the execution of the merger agreement by API. If a written stockholder consent is received by API, promptly upon receipt of such written stockholder consent, API has agreed to provide Parent with a facsimile copy of such written stockholder consent and a certificate, certifying such written stockholder consent as true and complete and that the written stockholder consent constituted written consent of the majority of holders who would have been entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all stockholders entitled to vote thereon were present and voting and was executed by an executive officer of API.

Stockholders’ Meeting

API agreed that in the event a written stockholder consent as described above was not delivered to API, unless the board of directors has effected a change in recommendation, API would take all necessary action (in accordance with applicable law and API’s organizational documents) to establish a record date for, duly call, give notice of, convene and hold a special meeting of the stockholders as promptly as reasonably practicable after the date of the merger agreement for the purpose of voting upon the adoption of the merger agreement, and approval of the merger.

Stockholder Litigation

API will (1) provide Parent with prompt notice of all stockholder litigation relating to the merger agreement; (2) keep Parent reasonably informed with respect to status thereof; (3) give Parent the opportunity to participate in the defense, settlement or prosecution of any such litigation; and (4) will consult with Parent with respect to the defense, settlement or prosecution of such litigation. API may not settle any such litigation without Parent’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned).

Conditions to the Closing of the Merger

The obligations of Parent and Merger Sub, on the one hand, and API, on the other hand, to consummate the merger is subject to the satisfaction or waiver (where permitted by applicable law) of each of the following conditions:

•	the adoption of the merger agreement by the requisite stockholder written consent or affirmative vote of stockholders;

•	the mailing of an information statement to stockholders twenty days prior to the closing of the merger;

•	the (1) expiration or termination of the applicable waiting period under the HSR Act and (2) the approval or clearance of the merger by any required governmental authorities; and

•	the consummation of the merger not being restrained, enjoined, rendered illegal or otherwise prohibited by any law or order of any governmental authority.

In addition, the obligations of Parent and Merger Sub to consummate the merger are subject to the satisfaction or waiver (where permitted by applicable law) of each of the following additional conditions:

•	the representations and warranties of API relating to organization, good standing, corporate power, enforceability, board approval, anti-takeover laws, brokers, financial statements, and the absence of any Company Material Adverse Effect being true and correct in all material respects as of the date on which the closing occurs as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall have been true and correct in all material respects as of such earlier date), unless any such representations or warranties are qualified by Company Material Adverse Effect or other materiality qualifications, in which case, such representations and warranties shall have been true and correct in all respects (without disregarding such Company Material Adverse Effect or other materiality qualifications) as of the date on which the closing occurs as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall have been true and correct in all material respects as of such earlier date);

•	the representations and warranties of API relating to certain aspects of API’s capitalization being true and correct in all respects as of February 25, 2016 and the date on which closing occurs, except for (1) with respect to the date on which closing occurs, the issuance, sale or delivery of API securities as expressly permitted by the merger agreement; (2) such inaccuracies that are not material; and (3) as a result of actions taken with Parent’s prior written consent;

•	the other representations and warranties of API set forth elsewhere in the merger agreement being true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) on, and as of, the date on which the closing occurs as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for such failures to be true and correct that, individually or in the aggregate, would not have a Company Material Adverse Effect;

•	API having performed and complied in all material respects with all covenants, obligations and conditions of the merger agreement required to be performed and complied with by the Company at or prior to the effective time of the merger;

•	the receipt by Parent and Merger Sub of a certificate of API, validly executed for and on behalf of API and in its name by a duly authorized executive officer thereof, certifying that the conditions set described the preceding four bullets have been satisfied; and

•	the absence of any Company Material Adverse Effect having occurred after the date of merger agreement that is continuing as of the effective time of the merger.

In addition, the obligation of API to consummate the merger is subject to the satisfaction or waiver (where permitted by applicable law) of each of the following additional conditions:

•	the representations and warranties of Parent and Merger Sub set forth in the merger agreement being true and correct on and as of the date on which the closing occurs as if made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such date), except for any failure to be so true and correct that would not, individually or in the aggregate, prevent or materially delay (1) the consummation of the merger or (2) repayment of all amounts outstanding pursuant to the terms of the Company’s credit agreement;

•	Parent and Merger Sub having performed and complied in all material respects with all covenants, obligations and conditions of the merger agreement required to be performed and complied with by Parent or Merger Sub at or prior to the effective time of the merger; and

•	the receipt by API of a certificate of Parent and Merger Sub, validly executed for and on behalf of Parent and Merger Sub and in their respective names by a duly authorized executive officer thereof, certifying that the conditions described in the preceding two bullets have been satisfied.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after the adoption of the merger agreement by stockholders, in the following ways:

•	by mutual written agreement of API and Parent.

•	by either API or Parent if:

•	prior to the effective time of the merger, (1) any permanent injunction or other judgment or order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the merger is in effect, or any action has been taken by any governmental authority of competent jurisdiction, that, in each case, prohibits, makes illegal or enjoins the consummation of the merger and has become final and non-appealable or (2) any statute, rule, regulation or order is enacted, entered, enforced or deemed applicable to the merger that prohibits, makes illegal or enjoins the consummation of the merger;

•	the merger has not been consummated by 11:59 p.m., Pacific time, on the termination date (except that the right to terminate the merger agreement as a result of the occurrence of the termination date will not be available to any party whose action or failure to act (in each case, constituting a material breach by such party of the merger agreement) has been the primary cause or primarily resulted in the failure to satisfy the conditions to the obligations of the terminating party to consummate the merger, or the failure of the closing of the merger to have occurred, on or before such date); or

•	stockholders fail to adopt the merger agreement at the special meeting or any adjournment or postponement thereof, provided, that the written stockholder consent discussed above has not been executed and delivered to Parent and API.

•	by API if:

•	Parent or Merger Sub has breached or failed to perform any of its respective representations, warranties, covenants or other agreements set forth in the merger agreement such that certain conditions set forth in the merger agreement are not satisfied, and such breach is not capable of being cured through the exercise of reasonable best efforts, or is not cured, before the earlier of the termination date or the date that is 30 calendar days following API’s delivery of written notice of such breach;

•	prior to the adoption of the merger agreement by stockholders and so long as API is not then in material breach of its obligations related to acquisition proposals and superior proposals, in order to enter into a definitive agreement with respect to a superior proposal in accordance with the terms of the merger agreement, subject to API paying to Parent a termination fee of $3.5 million; or

•	prior to the effective time of the merger if (1) all of the conditions to the obligations of Parent and Merger Sub to the closing of the merger have been satisfied (other than those conditions that by their terms are to be satisfied at the closing of the merger, each of which is capable of being satisfied at the closing of the merger); (2) API has irrevocably notified Parent in writing that (A) it is ready, willing and able to consummate the closing of the merger, and (B) all conditions to the obligations of API to the closing of the merger have been satisfied (other than those conditions that by their terms are to be satisfied at the closing of the merger, each of which is capable of being satisfied at the closing of the merger) or that it is willing to waive any of the unsatisfied conditions; (3) API has given Parent written notice at least three business days prior to such termination stating API’s intention to terminate the merger agreement if Parent and Merger Sub fail to consummate the merger within ten business days after the satisfaction or waiver of the required conditions to the closing of the merger; and (4) Parent and Merger Sub fail to consummate the merger within ten business days after the satisfaction or waiver of the required conditions of the closing of the merger.

•	by Parent if:

•	(1) the stockholder written consent discussed above was not delivered to Parent and API by 9:00 a.m., Eastern time, on February 29, 2016 or (2) the stockholder written consent certificate discussed above was not delivered by 8:00 p.m., Eastern time, on February 29, 2016;

•	API has breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in the merger agreement such that certain conditions set forth in the merger agreement are not satisfied and such breach is not capable of being cured through the exercise of reasonable best efforts, or is not cured, before the earlier of the termination date or the date that is 30 calendar days following Parent’s delivery of written notice of such breach; or

•	prior to the adoption of the merger agreement by the stockholders, the board of directors effects a company board recommendation change (except that such right to terminate will expire at 5:00 p.m., Pacific time, on the 10th business day following that company board recommendation change).

In the event that the merger agreement is terminated pursuant to the termination rights above, the merger agreement will be of no further force or effect without liability of any party to the other parties, as applicable, except certain sections of the merger agreement will survive the termination of the merger agreement in accordance with their respective terms, including terms relating to reimbursement of certain expenses and indemnification. Notwithstanding the foregoing, nothing in the merger agreement will relieve any party from any liability for any willful and material breach of the merger agreement. In addition, no termination of the merger agreement will affect the rights or obligations of any party pursuant to the confidentiality agreement between an affiliate of JFL and API or the limited guaranty, which rights, obligations and agreements will survive the termination of the merger agreement in accordance with their respective terms.

Termination Fee

If the merger agreement is terminated in specified circumstances, API has agreed to pay Parent a termination fee of $3.5 million.

Parent will be entitled to receive the termination fee from API if the merger agreement is terminated:

•	(1) (A) by either Parent or API because the stockholders fail to approve the merger agreement or (B) by Parent because API has materially breached its representations, warranties, covenants or agreements in the merger agreement; (2) any person has made (since the date of the merger agreement and prior to its termination) an acquisition proposal that is not publicly withdrawn or otherwise publicly abandoned that contemplates a per share price for the acquisition of the shares of API common stock higher than $2.00; and (3) API enters into an agreement relating to an acquisition transaction within one year of such termination and subsequently consummates such transaction (provided that, for purposes of the termination fee, all references to “15%” in the definition of “acquisition transaction” are deemed to be references to “40%”);

•	by Parent, because the board of directors has effected a company board recommendation change (which termination must occur by 5:00 p.m., Pacific time, on the 10th business day following the date on which such right to terminate first arose); or

•	by API, to enter into a definitive agreement with respect to a superior proposal.

If the merger agreement is terminated in specified circumstances, Parent has agreed to pay API a termination fee of $5 million.

API will be entitled to receive the termination fee from Parent if the merger agreement is terminated:

•	by API because (1) Parent has willfully breached its representations, warranties, covenants or agreements in the merger agreement or (2) Parent has breached certain of its covenants with respect to the debt financing;

•	by API because Parent or Merger Sub have failed to consummate the merger within ten business days after the satisfaction or waiver of all required conditions to the closing of the merger and the proceeds available from the debt financing are unavailable, and such unavailability is a result of (1) any breach by Parent or Merger Sub of the representations, warranties, covenants or agreements in the merger agreement or (2) any breach by Parent or Merger Sub or any of their affiliates of any provisions of the financing documents entered into in connection with the debt financing; or

•	by API because Parent or Merger sub have failed to consummate the merger within ten business days after the satisfaction or waiver of all required conditions to the closing of the merger when the proceeds of the debt financing are available to be drawn down.

Specific Performance

Parent, Merger Sub and API are entitled to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of the merger agreement and to enforce the terms of the merger agreement, in addition to any other remedy to which they are entitled at law or in equity.

Notwithstanding anything to the contrary, the right of API to an injunction, specific performance and other equitable relief in connection with enforcing Parent’s obligation to cause the equity financing to be funded and to consummate the merger will be subject to the requirements that (1) all the required conditions to the closing of the merger have been satisfied (other than those conditions that by their terms are to be satisfied at the closing of the merger, each of which is capable of being satisfied at the closing of the merger); (2) the debt financing has been funded or the financing sources have confirmed in writing that it will be funding at the closing of the merger; (3) Parent and Merger Sub fail to consummate the merger within ten business days after the satisfaction or waiver of all required conditions to the closing of the merger; and (4) API has irrevocably confirmed in writing to Parent that if specific performance is granted and the debt and equity financing are funded, then it will take such actions that are required of it by the merger agreement to cause the closing of the merger to occur.

In no event will API be entitled to enforce or seek to enforce specifically Parent’s obligation to cause the equity financing to be funded or to consummate the merger if the debt financing has not been funded (or will not be funded at the closing of the merger). In no event shall API be entitled to a remedy of specific performance or other equitable remedies against any financing source. In no event shall the exercise of API’s right to seek specific performance or other equitable remedy prior to a valid termination of the merger agreement limit API’s right, in the event API is unable for any reason to obtain specific performance, to terminate the merger agreement and to require payment by Parent of the $5 million termination fee, if entitled to payment.

Under no circumstances shall API be permitted or entitled to receive both a grant of specific performance that causes the merger to be consummated and results in the closing of the merger and payment by Parent of the $5 million termination fee. Moreover, in no event shall API be entitled to specifically enforce the terms of the merger agreement other than solely under the specific circumstances and as specifically set forth in the merger agreement.

In the event that specific performance or other equitable remedy is available to API, it shall be API’s primary remedy with respect to breaches by Parent or Merger Sub of the obligation to cause the equity financing to be funded and to consummate the merger.

If a court of competent jurisdiction has declined to specifically enforce the obligations of Parent or Merger Sub to consummate the merger pursuant to a claim for specific performance, API may terminate the merger agreement and require Parent pay the $5 million termination fee, if API is entitled to payment.

If prior to the termination date, API, Parent or Merger Sub initiates a legal proceeding to prevent breaches (or threatened breaches) of the merger agreement and to enforce specifically the terms and provisions of the merger agreement, the termination date will automatically be extended by the amount of time during which such legal proceeding is pending plus twenty business days or such other time period established by the court presiding over the legal proceeding.

Limitations of Liability

The maximum aggregate liability of Parent, Merger Sub and JFL Fund IV for breaches under the merger agreement, the financing letters or the limited guaranty will not exceed, in the aggregate for all such breaches, an amount equal to $5 million plus the reimbursement obligations. The maximum aggregate liability of API for breaches under the merger agreement (taking into account the payment of the termination fee, if applicable), except in cases of willful breach by API, will not exceed $3.5 million in the aggregate for all such breaches and any indemnification. Notwithstanding such limitations of liability, Parent, Merger Sub and API will be entitled to an injunction, specific performance or other equitable relief as provided in the merger agreement.

Fees and Expenses

Except in specified circumstances, whether or not the merger is completed, API, on the one hand, and Parent and Merger Sub, on the other hand, are each responsible for all of their respective costs and expenses incurred in connection with the merger and the other transactions contemplated by the merger agreement.

Amendment

The merger agreement may be amended in writing at any time before or after adoption of the merger agreement by stockholders, provided such amendment is not adverse to the financing sources without their prior written consent. However, after adoption of the merger agreement by stockholders, no amendment that requires further approval by such stockholders pursuant to the DGCL may be made without such approval.

Governing Law

The merger agreement is governed by Delaware law; provided, that any legal proceeding of any kind against any financing source must be brought in a court of competent jurisdiction located within the County of New York, State of New York, whether a state or Federal court.

WRITTEN CONSENT

On February 29, 2016, following the execution of the merger agreement, the major stockholders, who are the beneficial owners of 22,000,000 and 11,434,278 shares of common stock, respectively, representing approximately 59.8% of the outstanding shares of common stock and 59.8% of the voting power of the outstanding capital stock of the Company, delivered the written consent to the Company. The approval by the majority stockholders constitutes the required approval of the merger and adoption of the merger agreement by the Company’s stockholders under the DGCL and our charter.

By executing the irrevocable written consent, each of the majority stockholders has agreed, among other things, (1) not to transfer any shares at any time prior to the consummation of the merger; (2) to irrevocably waive any rights to appraisal of the fair value of any of its shares; and (3) to forego participation as a plaintiff or member of a plaintiff class in any action with respect to any claim based on its status as a stockholder of the Company relating to the negotiation, execution or delivery of the written consent or the consummation of (but not the failure to consummate) the merger and to affirmatively waive and release any right or claim of recovery or recovery in any settlement or judgment related to any such action reasonably requested by Parent in writing. Parent is a third party beneficiary of the waivers and agreements set forth in the written consent.

The foregoing description of the written consent does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the written consent, which is attached as Annex B hereto and incorporated herein by reference.

MARKET PRICE AND DIVIDEND DATA

The common stock is listed on the NASDAQ under the trading symbol “ATNY.” The following table sets forth the range of high and low sale prices per share of the common stock on the NASDAQ for the periods indicated.

Period	High	Low
Fiscal Year Ended November 30, 2014
First quarter	$3.86	$2.75
Second quarter	$3.15	$2.20
Third quarter	$2.85	$1.82
Fourth quarter	$2.69	$1.91
Fiscal Year Ended November 30, 2015
First quarter	$2.19	$1.82
Second quarter	$2.25	$1.77
Third quarter	$2.65	$2.01
Fourth quarter	$2.45	$1.82
Current Fiscal Year
First quarter	$1.98	$0.95
Second quarter (through March 21, 2016 )	$1.98	$1.94

The closing sale price of the common stock on the NASDAQ on February 26, 2016, the last full trading day before the announcement of the execution of the merger agreement was $1.01.

We did not pay cash dividends in 2014 or 2015 and we currently do not intend to pay cash dividends.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of March 2, 2016, the Company had 55,850,800 shares of common stock issued and outstanding. As of March 2, 2016, the Company had 22,617 exchangeable shares outstanding (excluding exchangeable shares held by the Company). The following table sets forth as of March 2, 2016, the name and address and the number of shares of our common stock (assuming for such purposes that the exchangeable shares constitute outstanding shares of our common stock) beneficially owned by (1) each person known by us to be the beneficial owner of more than 5 percent of our common stock; (2) each director and each named executive officer; and (3) all officers and directors as a group. Except as noted, all persons listed below have sole voting and investment power with respect to their shares of common stock, subject to community property laws where applicable. Information with respect to beneficial ownership by 5% stockholders has been based on information filed with the SEC pursuant to Section 13(d) or Section 13(g) of the Exchange Act. Unless otherwise indicated, the address for the executive officers and directors is the executive office of the Company

Name and Address of Beneficial Owner	Number of Our Shares of Common Stock Beneficially Owned (1)	Percentage of Our Shares of Common Stock Beneficially Owned (2)
Brian R. Kahn(3)	22,000,000	39.4%
Robert Tavares(4)	794,500	1.4%
Eric Seeton	—	*	%
Bel Lazar(5)	80,300	*	%
Matthew E. Avril	—	*	%
Melvin L. Keating	37,400	*	%
Kenneth J. Krieg	32,000	*	%
Claudio Mannarino(6)	—	*	%
All Officers and Directors as a group (8 persons)	22,952,533	40.7%
5% stockholders	8,333
Vintage Albany Acquisition, LLC(3)	22,000,000	39.4%
4705 S. Apopka Vineland Rd. Suite 210 Orlando, FL 32819
Steel Excel, Inc.(7)	11,434,278	20.5%
1133 Westchester Avenue Suite N222 White Plains, NY 10604

*	Less than 1%.
(1)	All shares are owned directly and beneficially by the stockholder indicated and such stockholder has sole voting and investment power, unless otherwise indicated. Includes our common stock and exchangeable shares of API Nanotronics Sub convertible into our common stock. Does not include exchangeable shares owned by us or our subsidiaries.
(2)	Computed by dividing the number of shares beneficially held by each stockholder, including common stock such stockholder has the right to acquire through the exercise of any option, or right within 60 days, by the sum of (1) the total number of issued and outstanding shares of our common stock; plus (2) the total number of issued and outstanding exchangeable shares (other than exchangeable shares owned by us and our subsidiaries); plus (3) shares of common stock such stockholder has the right to acquire through the exercise of any option or right within 60 days. Excluded are API Electronics Group, Inc. common shares convertible into our common stock or exchangeable shares pursuant to the Plan of Arrangement that we entered into with API Electronics Group, Inc. in connection with a business combination in November 2006.

(3)	Vintage Albany Acquisition, LLC, Vintage Albany Partners LP, Vintage Albany Partners GP LLC, Vintage Capital Management, LLC, Kahn Capital Management, LLC, Brian R. Kahn, Andrew M. Laurence, and Jeremy R. Nowak have shared voting power and shared investment power with respect to all 22 million shares.
(4)	Mr. Tavares was appointed President and Chief Executive Officer of the Company as of March 2, 2015; he also joined the board of directors on such date. The share amount includes 227,000 shares owned directly and options to acquire 567,500 shares exercisable within sixty days of March 2, 2016.
(5)	Mr. Lazar resigned as President and Chief Executive Officer effective March 1, 2015.
(6)	Mr. Mannarino was terminated as Senior Vice President and Chief Financial Officer effective September 8, 2015.
(7)	Reflects beneficial ownership derived solely from information reported in a Schedule 13D/A filed May 13, 2014 and a Form 4 filed June 24, 2014. The Schedule 13D/A indicates that each of Steel Excel Inc., Steel Partners Holdings L.P., SPH Group LLC, SPH Group Holdings LLC, and Steel Partners Holdings GP Inc. is deemed to have shared power to vote and dispose of the shares.

STOCKHOLDERS SHARING AN ADDRESS

In order to reduce printing and postage costs, we have undertaken an effort to deliver only one information statement to multiple stockholders sharing an address. This delivery method, called “householding,” will not be used, however, if we receive contrary instructions from one or more of the stockholders sharing an address. If your household has received only one information statement, we will deliver promptly a separate copy of the information statement to any stockholder who makes an oral request or sends a written request to our Secretary by telephone at (855) 294-3800, or by mail to Secretary, API Technologies Corp., 4705 S. Apopka Vineland Road, Suite 210, Orlando, FL, 32819.

If your household has received multiple copies of the information statement, you can request the delivery of single copies in the future by contacting our Secretary at the above address and telephone number.

If you own shares of common stock through a bank, broker or other nominee and receive more than one information statement, contact your bank, broker or other nominee to eliminate duplicate mailings.

WHERE YOU CAN FIND MORE INFORMATION

The SEC maintains a website that contains reports, proxy and information statements and other information regarding us and other issuers that file electronically with the SEC at www.sec.gov. Our Proxy Statements, Annual Reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments to those reports, are available free of charge through the SEC’s website. Stockholders may also read and copy materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. Stockholders may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

Parent and Merger Sub have supplied, and the Company has not independently verified, the information in this information statement relating to Parent and Merger Sub.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

RF1 HOLDING COMPANY,

RF ACQUISITION SUB, INC.

and

API TECHNOLOGIES CORP.

Dated as of February 28, 2016

A-i

A-ii

Schedule I – Knowledge Persons

Exhibit A – Form of Stockholder Consent

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of February 28, 2016, by and among RF1 Holding Company, a Delaware corporation (“Parent”), RF Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and API Technologies Corp., a Delaware corporation (the “Company”). Each of Parent, Merger Sub and the Company are sometimes referred to as a “Party.” All capitalized terms that are used in this Agreement have the respective meanings given to them in Article I.

RECITALS

A. The Company Board has (i) determined that it is in the best interests of, and fair to, the Company and its stockholders, and declared it advisable, to enter into this Agreement and consummate the transactions contemplated herein, including the merger of Merger Sub with and into the Company (collectively with the other transactions contemplated by this Agreement, the “Merger”) upon the terms and subject to the conditions set forth herein; (ii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder, and the consummation of the Merger upon the terms and conditions set forth herein; (iii) declared the advisability of this Agreement; (iv) resolved to recommend that the Company Stockholders adopt this Agreement and approve the Merger in accordance with the Delaware General Corporation Law (the “DGCL”).

B. Each of the board of directors of Parent and the board of directors of Merger Sub have (i) declared it advisable to enter into this Agreement; and (ii) approved the execution and delivery of this Agreement, the performance of their respective covenants and other obligations hereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth herein.

C. Concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Parent and Merger Sub have delivered a limited guaranty (the “Guaranty”) from JFL Equity Investors IV, L.P., a Delaware limited partnership (“Guarantor”), in favor of the Company and pursuant to which, subject to the terms and conditions contained therein, Guarantor is guaranteeing certain obligations of Parent and Merger Sub in connection with this Agreement.

D. Parent, Merger Sub and the Company desire to (i) make certain representations, warranties, covenants and agreements in connection with this Agreement and the Merger; and (ii) prescribe certain conditions with respect to the consummation of the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I

DEFINITIONS & INTERPRETATIONS

1.1 Certain Definitions. For all purposes of and pursuant to this Agreement, the following capitalized terms have the following respective meanings:

(a) “Acceptable Confidentiality Agreement” means an agreement with the Company that is either (i) in effect as of the execution and delivery of this Agreement; or (ii) executed, delivered and effective after the execution and delivery of this Agreement, in either case containing provisions that require any counterparty thereto (and any of its Affiliates and representatives named therein) that receive material non-public information of or with respect to the Company to keep such information confidential and use such information only in connection with the evaluation of a negotiated transaction; provided that the provisions thereof are no less restrictive in the aggregate to such counterparty (and any of its Affiliates and representatives named therein) than the terms of the Confidentiality Agreement. Notwithstanding the foregoing, an “Acceptable Confidentiality Agreement” need not contain any “standstill” or other similar provisions.

(b) “Acquisition Proposal” means any offer or proposal (other than an offer or proposal by Parent or Merger Sub) to engage in, or otherwise that would reasonably be expected to lead to, an Acquisition Transaction.

(c) “Acquisition Transaction” means any transaction or series of related transactions (other than the Merger) involving:

(i) any direct or indirect purchase or other acquisition by any Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons, whether from the Company or any other Person(s), of securities representing more than 15% of the total outstanding voting power of the Company after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or “group” of Persons that, if consummated in accordance with its terms, would result in such Person or “group” of Persons beneficially owning more than 15% of the total outstanding voting power of the Company after giving effect to the consummation of such tender or exchange offer;

(ii) any direct or indirect purchase or other acquisition by any Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons of assets (including equity securities of any of the Company’s securities) constituting or accounting for more than 15% of the consolidated assets, revenue or net income of the Company and its Subsidiaries taken as a whole (measured by the fair market value thereof as of the date of such purchase or acquisition);

(iii) any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution, winding up of the Company or other transaction involving the Company pursuant to which any Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons would hold securities representing more than 15% of the total outstanding voting power of the Company outstanding after giving effect to the consummation of such transaction; or

(iv) any combination of the foregoing.

(d) “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

(e) “Antitrust Law” means the Sherman Antitrust Act, the Clayton Antitrust Act, the HSR Act, the Federal Trade Commission Act and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the Merger.

(f) “Audited Company Balance Sheet” means the consolidated balance sheet (and the notes thereto) of the Company and its consolidated Subsidiaries as of November 30, 2015, in the Form 10-K for the period ended November 30, 2015, provided to Parent prior to the date of this Agreement.

(g) “Business Day” means each day that is not a Saturday, Sunday or other day on which the Federal Reserve Bank of New York is closed.

(h) “Canadian Subsidiary” means API Nanotronics Sub, Inc.

(i) “Code” means the Internal Revenue Code of 1986, as amended.

(j) “Company Board” means the Board of Directors of the Company.

(k) “Company Capital Stock” means the Company Common Stock, the Company Voting Stock and the Company Preferred Stock.

(l) “Company Common Stock” means the common stock, par value $0.001 per share, of the Company.

(m) “Company Intellectual Property Rights” means any Intellectual Property Rights that are owned by (or purported to be owned by) or exclusively licensed to the Company or any of its Subsidiaries.

(n) “Company Material Adverse Effect” means (x) the occurrence of any Event of Default (as such term is defined in the Credit Agreement), which Event of Default is continuing without a waiver from Agent or Lenders (as such terms are defined in the Credit Agreement), as applicable, for a period of five (5) Business Days from the earlier to occur of (A) the Company becoming aware of such Event of Default or (B) the Company receiving written notice of such Event of Default, in each case, regardless of whether the Event of Default results in an acceleration of indebtedness or any exercise of remedies by any lender (or agent therefor) thereunder, or (y) any other change, event, occurrence, fact, condition, violation, inaccuracy, effect or circumstance (each, an “Effect”), individually or in the aggregate, and taken together with all other Effects, (A) that has had or would reasonably be expected to have a material adverse effect on the business, operations, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; or (B) would reasonably be expected to prevent or materially impair or delay the consummation of the Merger; provided, however, that none of the following will be deemed to be or constitute a Company Material Adverse Effect or will be taken into account when determining whether a Company Material Adverse Effect has occurred or may, would or could occur (subject to the limitations set forth below):

(i) changes in general economic conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally (except to the extent that such Effect has had a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other companies in the industries in which the Company and its Subsidiaries conduct business);

(ii) changes in conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including (1) changes in interest rates or credit ratings in the United States or any other country; (2) changes in exchange rates for the currencies of any country; or (3) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world (except, in each case, to the extent that such Effect has had a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other companies in the industries in which the Company and its Subsidiaries conduct business);

(iii) changes in conditions in the industries in which the Company and its Subsidiaries conduct business, including changes in conditions in the electronic components manufacturing and systems solutions industries generally (except to the extent that such Effect has had a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other companies in the industries in which the Company and its Subsidiaries conduct business);

(iv) changes in regulatory or legislative conditions in the United States or any other country or region in the world (except to the extent that such Effect has had a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other companies in the industries in which the Company and its Subsidiaries conduct business);

(v) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, terrorism or military actions (including any escalation or general worsening of any such hostilities, acts of war, sabotage, terrorism or military actions) in the United States or any other country or region in the world (except to the extent that such Effect has had a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other companies in the industries in which the Company and its Subsidiaries conduct business);

(vi) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world (except to the extent that such Effect has had a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other in the industries in which the Company and its Subsidiaries conduct business);

(vii) the compliance by any Party with the terms of this Agreement, including any action taken or refrained from being taken pursuant to or in accordance with, this Agreement;

(viii) changes or proposed changes in GAAP or other accounting standards or Law (or the enforcement of any of the foregoing);

(ix) any Effect resulting from the announcement of this Agreement or the pendency of the Merger;

(x) changes in the price or trading volume of the Company Common Stock, in and of itself (it being understood that any cause of such change may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);

(xi) any failure, in and of itself, by the Company and its Subsidiaries to meet (A) any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period; or (B) any internal budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that any cause of any such failure may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred); and

(xii) any Transaction Litigation or other Legal Proceeding threatened, made or brought by any of the current or former Company Stockholders (on their own behalf or on behalf of the Company) against the Company, any of its executive officers or other employees or any member of the Company Board arising out of the Merger or any other transaction contemplated by this Agreement.

(o) “Company Options” means any options to purchase shares of Company Common Stock outstanding pursuant to the Company Stock Plan.

(p) “Company Preferred Stock” means the preferred stock, par value $0.01 per share, of the Company.

(q) “Company Registered Intellectual Property Rights” means all of the Registered Intellectual Property Rights owned by, or filed in the name of, the Company or any of its Subsidiaries.

(r) “Company Restricted Stock Unit” means any restricted stock units outstanding under the Company Stock Plan.

(s) “Company Stock Plan” means the Amended and Restated API Technologies Corp. 2006 Equity Incentive Plan.

(t) “Company Stockholders” means the holders of shares of Company Capital Stock.

(u) “Company Voting Stock” means the special voting stock, par value $0.001 per share, of the Company.

(v) “Continuing Employees” means each individual who is an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time and continues to be an employee of Parent or one of its Subsidiaries (including the Surviving Corporation) immediately following the Effective Time.

(w) “Contract” means any contract, subcontract, instrument, warranty, option, note, bond, mortgage, indenture, lease, license, sublicense, sales or purchase order or other legally binding obligation, commitment, agreement, arrangement or understanding, in each case, whether written or oral, in each case as amended and supplemented from time to time.

(x) “Credit Agreement” means the Credit Agreement, dated as of February 6, 2013, by and among the Company, API Technologies Corp., as Borrower, each of the lenders party thereto, as the Lenders, and Guggenheim Corporate Funding, LLC (the “Agent”), as amended by the Amendment No. 1 to Credit Agreement, dated as of October 10, 2013, the Amendment No. 2 to Credit Agreement, dated as of March 21, 2014, the Amendment No. 3 to Credit Agreement, dated as of June 8, 2015, and the Amendment No. 4 to Credit Agreement, dated as of the date hereof.

(y) “DOJ” means the United States Department of Justice or any successor thereto.

(z) “Environmental Law” means any applicable Law, and any Order with any Governmental Authority that is binding on the Company or any of its Subsidiaries: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, worker health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Substances. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

(aa) “ERISA” means the Employee Retirement Income Security Act of 1974.

(bb) “Exchange Act” means the Securities Exchange Act of 1934.

(cc) “Exchange Documents” means the Support Agreement dated November 6, 2006 by and between the Company and the Canadian Subsidiary, that certain Voting and Exchange Agreement dated November 6, 2006 among the Company, the Canadian Subsidiary and Equity Transfer and Trust Company, the Combination Agreement dated May 5, 2006, by and between Rubincon Ventures Inc. and the Canadian Subsidiary, the Charter and the Articles of Incorporation for the Canadian Subsidiary, as amended.

(dd) “Export and Import Approvals” means all export licenses, license exceptions, consents, notices, waivers, approvals, Orders, authorizations, registrations, declarations and filings, from or with any Governmental Authority that are required for compliance with Export/Import Laws.

(ee) “FCPA” means the Foreign Corrupt Practices Act of 1977.

(ff) “Financing Sources” means the Persons that have committed to provide the debt financing contemplated by, or have otherwise entered into agreements in connection with, the Debt Commitment Letters or alternative debt financings in connection with the Merger, and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, together with their Affiliates, officers, directors, employees, agents and representatives involved in the Debt Financing and their successors and assigns.

(gg) “FTC” means the United States Federal Trade Commission or any successor thereto.

(hh) “GAAP” means generally accepted accounting principles, consistently applied, in the United States.

(ii) “Government Contract” means (a) any Contract entered into by or on behalf of the Company or any Company Subsidiary with a Governmental Authority, or (b) any Contract or subcontract entered into by or on behalf of the Company or any Company Subsidiary that, by its terms, relates to a Contract to which a Governmental Authority is a party.

(jj) “Governmental Authority” means any government, governmental or quasi-governmental authority, or any regulatory entity or body, department, commission, board, agency, instrumentality, taxing authority, political subdivision, bureau, and any court, tribunal, or judicial body, in each case whether supranational, national, federal, state, municipal, county or provincial, and whether local or foreign.

(kk) “Hazardous Substance” means (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is defined as “hazardous”, “acutely hazardous”, “toxic” under Environmental Law, or words of similar import or regulatory effect under Environmental Laws, and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, urea formaldehyde foam insulation and polychlorinated biphenyls.

(ll) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(mm) “Indebtedness” means any of the following Liabilities or obligations: (i) indebtedness, whether or not contingent, for borrowed money (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and all other amounts payable in connection therewith); (ii) Liabilities evidenced by bonds, debentures, notes, including, for the avoidance of doubt, the promissory note among the Company, Currency, Inc. and the other parties set forth therein, or other similar instruments or debt securities; (iii) Liabilities evidenced by performance bonds; (iv) Liabilities pursuant to or in connection with letters of credit or banker’s acceptances or similar items (in each case whether or not drawn, contingent or otherwise); (v) Liabilities related to the deferred purchase price of property or services other than those trade payables incurred in the ordinary course of business; (vi) Liabilities arising from cash/book overdrafts; (vii) Liabilities pursuant to capitalized leases or pursuant to leases that should be, in accordance with GAAP, recorded as capital leases; (viii) Liabilities pursuant to conditional sale or other title retention agreements; (ix) Liabilities with respect to vendor advances or any other advances; (x) Liabilities arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates; (xi) deferred purchase price Liabilities related to past acquisitions; (xii) Liabilities with respect to deferred compensation for services; (xiii) Liabilities or obligations for severance, change of control payments, stay bonuses, retention bonuses, success bonuses and other bonuses and similar Liabilities; (xiv) Liabilities arising in connection with earnouts or other contingent payment obligations; (xv) Liabilities arising from any breach of any of the foregoing; (xvi) indebtedness of others guaranteed by the Company or any of its Subsidiaries or secured by any Lien or security interest on the assets of the Company or any of its Subsidiaries; and (xvii) amounts in connection with final judgments or settlements resulting from Legal Proceedings.

(nn) “Information Technology” means all material computer hardware, Software, microprocessors, networks, firmware and other information technology and communications equipment used in the operations of the Company or any of its Subsidiaries.

(oo) “Intellectual Property Rights” means the rights associated with the following: (i) all United States and foreign patents and applications therefor (“Patents”); (ii) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world (“Copyrights”); (iii) trademarks, service marks, trade dress rights and similar designation of origin and rights therein (“Marks”); (iv) all rights in mask works, and all mask work registrations and applications therefor; (v) rights in trade secrets and confidential information (“Trade Secrets”); (vi) all rights in data collections and databases and documentation related thereto (“Databases”); (vii) all rights in domain names, web sites, uniform resource locators and other locators associated with the Internet (“Domain Names”); and (viii) any other intellectual property or similar, corresponding or equivalent rights to any of the foregoing anywhere in the world, including, without limitation, rights in formulae, processes, technique and know-how, as well as the rights to sue for past infringement of all such intellectual property rights.

(pp) “Inventory” means (i) all inventory, merchandise, products and other personal property held or stored for the purposes of, or used in connection with, the business or operations of the Company or its Subsidiaries, including finished goods, parts and equipment, raw materials, packaging supplies and work-in-process, (ii) any prepaid deposits for such inventory, merchandise, products or other personal property, and (iii) any and all rights to the warranties received from suppliers with respect to such inventory, merchandise, products or other personal property (to the extent assignable) and related claims, credits, rights of recovery and set off with respect thereto, in each case, prepared in accordance with GAAP applied in a manner consistent with past practice.

(qq) “IRS” means the United States Internal Revenue Service or any successor thereto.

(rr) “Knowledge” of the Company, with respect to any matter in question, means the actual knowledge of the Persons set forth on Schedule I, in each case, after reasonable inquiry of those employees who would reasonably be expected to have actual knowledge of the matter in question. With respect to matters involving Intellectual Property Rights, Knowledge does not require the Company, or any of its directors, officer or employees, to have conducted or have obtained any freedom-to-operate opinions or any Patent, Trademark or other Intellectual Property Rights clearance searches, and if not conducted or obtained, no knowledge of any third Person Patents, Trademarks or other Intellectual Property Rights that would have been revealed by such opinions or searches will be imputed to the Company or any of its directors, officers or employees.

(ss) “Law” shall mean any and all applicable federal, state, local, municipal, foreign or other law, statute, constitution, ordinance, code, rule, regulation, ruling or other legal requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

(tt) “Legal Proceeding” means any claim, action, charge, lawsuit, litigation, arbitration, hearing, proceeding, directed or voluntary disclosure, indictment, investigation that has been made public or of which the Company has received written notice, administrative enforcement proceeding or other similarly formal legal proceeding (including civil, criminal, administrative or appellate proceeding) commenced, brought, conducted or heard by or pending before or otherwise involving any court or other Governmental Authority, arbitrator, mediator or other tribunal.

(uu) “Liabilities” shall mean any liability or obligation (whether accrued, absolute, contingent, matured, unmatured or otherwise required or not required to be recorded or reflected on a balance sheet prepared in accordance with GAAP).

(vv) “Lien” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, option, right of first refusal, community property interest or restriction of any nature (excluding restriction on the voting of any security and any restriction on the transfer of any security, but including any restriction on the transfer of any other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), other than licenses of Company Intellectual Property Rights.

(ww) “Material Contract” means any of the following Contracts to which the Company or any of its Subsidiaries is a party or any of their respective assets are bound:

(i) any “material contract” (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii) of Regulation S-K) with respect to the Company and its Subsidiaries, taken as a whole;

(ii) any employment or consulting Contract not terminable at will by the Company or one of its Subsidiaries pursuant to which the Company or one of its Subsidiaries has continuing obligations as of the date of this Agreement with any current or former (x) executive officer of the Company, (y) other employee at the vice president level or above, or (z) any member of the Company Board;

(iii) any Contract providing for indemnification or any guaranty by the Company or any Subsidiary thereof, in each case that is (a) material to the Company and its Subsidiaries, taken as a whole, and (b) under which the Company has continuing indemnification obligations, other than (x) any guaranty by the Company or a Subsidiary thereof of any of the obligations of (A) the Company or another wholly-owned Subsidiary thereof or (B) any Subsidiary (other than a wholly-owned Subsidiary) of the Company that was entered into in the ordinary course of business, (y) any Contract providing for indemnification of customers or other Persons pursuant to Contracts entered into in the ordinary course of business or (z) Contracts entered into in connection with the purchase, sale or leasing of real property;

(iv) any material Contract with any of the 10 largest customers the Company and its Subsidiaries, determined on the basis of revenues received by each division of the Company and its Subsidiaries for the year ended December 31, 2015;

(v) subject to the exclusions in Section 3.16(e), any IP Contract;

(vi) any Contract containing any covenant (A) limiting the right of the Company or any of its Subsidiaries to engage in any material line of business or to compete with any Person in any line of business that is material to the Company; or (B) prohibiting the Company or any of its Subsidiaries from engaging in any business with any Person or levying a fine, charge or other payment for doing so, in each case other than any such Contracts that (1) may be cancelled without material Liability to the Company or its Subsidiaries upon notice of 90 days or less; or (2) are not material to the Company and its Subsidiaries, taken as a whole;

(vii) Any Contract that requires the Company or any of its Subsidiaries to deal exclusively with any Person with respect to any matter or that provides “most favored nation” pricing or terms to the other party to such Contract or any third party, in each case other than any such Contracts that (1) may be cancelled without material Liability to the Company or its Subsidiaries upon notice of 90 days or less; or (2) are not material to the Company and its Subsidiaries, taken as a whole;

(viii) any Contract (A) relating to the disposition or acquisition, directly or indirectly, of assets with a fair market value in excess of $250,000 by the Company or any of its Subsidiaries after the date of this Agreement other than in the ordinary course of business; (B) pursuant to which the Company or any of its Subsidiaries will acquire any material ownership interest in any other Person or other business enterprise other than any Subsidiary of the Company; or (C) pursuant to which any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission relating to the disposition or acquisition, directly or indirectly, of assets (or any division or business) by the Company or any of its Subsidiaries other than in the ordinary course of business.

(ix) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit or other Indebtedness, in each case in excess of $500,000, other than (A) accounts receivables and payables in the ordinary course of business; (B) pursuant to the Credit Agreement; (C) loans to Subsidiaries of the Company in the ordinary course of business; and (D) extensions of credit to customers in the ordinary course of business;

(x) any employee collective bargaining agreement or other Contract with any labor union;

(xi) any Lease set forth in Section 3.14(b) of the Company Disclosure Letter of real property;

(xii) any Contract providing for the payment, increase or vesting of any material benefits or compensation in connection with the Merger (other than Contracts evidencing Company Restricted Stock Units or Company Options);

(xiii) any Contract providing for cash severance payments in excess of $250,000 (other than those pursuant to which severance is required by applicable Law);

(xiv) any Contract providing for indemnification of any officer, director or employee by the Company or any of its Subsidiaries;

(xv) any Contract that involves a material joint venture, limited liability company or partnership with any third Person; and

(xvi) any Contract or series of Contracts with any customer of the Company or a Subsidiary that will generate at least $200,000 in revenue.

(xx) “NASDAQ” means The NASDAQ Capital Market and any successor stock exchange or inter-dealer quotation system operated by The Nasdaq Stock Market, LLC or any successor thereto.

(yy) “Order” shall mean any order, judgment, decision, decree, injunction, ruling, award, settlement, stipulation or writ of any Governmental Authority of competent jurisdiction (whether temporary, preliminary or permanent) that is binding on any Person or its property under applicable Law.

(zz) “Permitted Liens” means any of the following: (i) Liens for Taxes, assessments and governmental charges or levies not yet due and payable or delinquent or that are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established on the consolidated financial statements of the Company and its Subsidiaries to the extent required by GAAP; (ii) mechanics’, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other similar Liens arising or incurred in the ordinary course of business that are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established on the consolidated financial statements of the Company and its Subsidiaries in accordance with GAAP; (iii) pledges or deposits to secure obligations pursuant to workers’ compensation, unemployment insurance, social security, retirement and similar legislation or to secure public or statutory obligations; (iv) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case, in the ordinary course of business consistent with past practice; (v) covenants, conditions, restrictions, easements, imperfections of title and other similar non-monetary matters affecting title to such Person’s owned or leased real property that do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses; (vi) any right of way or easement related to public roads and highways that do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses; (vii) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over such Person’s owned or leased real property that are not violated by the current use and operation of such real property; (viii) Liens the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the Audited Company Balance Sheet; (ix) Liens pursuant to the Credit Agreement; or (x) statutory, common law or contractual Liens of landlords or Liens against the interests of the landlord or owner of any Leased Real Property unless caused by the Company or any of its Subsidiaries.

(aaa) “Person” means any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm, Governmental Authority or other enterprise, association, organization or entity.

(bbb) “Registered Intellectual Property Rights” means all United States, international and foreign (i) Patents and Patent applications (including provisional applications); (ii) registered Marks and applications to register Marks (including intent-to-use applications, or other registrations or applications related to Marks); and (iii) registered Copyrights and applications for Copyright registration.

(ccc) “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

(ddd) “SEC” means the United States Securities and Exchange Commission or any successor thereto.

(eee) “Securities Act” means the Securities Act of 1933.

(fff) “Software” means any and all computer programs and all related documentation, manuals, source code and object code, program files, data files, computer related data, field and data definitions and relationships, data definition specifications, data models, program and system logic, interfaces, program modules, routines, subroutines, algorithms, program architecture, design concepts, system design, program structure, sequence and organization, screen displays and report layouts, and all other material related to such software.

(ggg) “Stockholder Consent” means a written consent of the holders representing the voting power constituting the Requisite Stockholder Approval, duly executed and delivered by all such record holders, resolving to, among other things, adopt and approve this Agreement and the transactions contemplated hereby.

(hhh) “Subsidiary” of any Person means (i) a corporation more than 50% of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person; (ii) a partnership of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership; (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company; or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, has at least a majority ownership and the power to direct the policies, management and affairs thereof.

(iii) “Subsidiary Exchangeable Stock” means the shares of the Canadian Subsidiary exchangeable for shares of Company Common Stock.

(jjj) “Superior Proposal” means any bona fide written Acquisition Proposal for an Acquisition Transaction on terms that the Company Board (or a committee thereof) has determined in good faith (after consultation with its financial advisor and outside legal counsel) taking into account all relevant legal, financial and regulatory aspects of such Acquisition Proposal and the likelihood of the consummation of such Acquisition Transaction would be more favorable, from a financial point of view, to the Company Stockholders (in their capacity as such) than the Merger (taking into account any revisions to this Agreement made or proposed in writing by Parent pursuant to Section 5.3(d) prior to the time of such determination). For purposes of the reference to an “Acquisition Proposal” in this definition, all references to “15%” in the definition of “Acquisition Transaction” will be deemed to be references to “40%.”

(kkk) “Tax” means any United States federal, state, local and non-United States taxes, assessments and similar governmental charges and impositions in the nature of taxes (including, taxes based upon or measured by gross receipts, income, profits, sales, use and occupation and value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, and shall include any transferee Liability in respect of any and all of the above).

(lll) “Technology” means any and all (a) formulae, algorithms, procedures, processes, methods, techniques, know-how, ideas, creations, inventions, discoveries and improvements (whether patentable or unpatentable and whether or not reduced to practice); (b) technical, engineering, manufacturing, product, marketing, servicing, financial, supplier and other information and materials; (c) customer, vendor, and distributor lists, contact and registration information, and correspondence; (d) specifications, designs, models, devices, prototypes, schematics and development tools; (e) Databases; (f) Marks; (g) Domain Names; (h) Trade Secrets; (i) Software; and (j) computers, handheld devices, electronic devices, hardware, servers, workstations, routers, hubs, switches, data communications lines, outsourced information technology arrangements and resources and all other information technology assets and equipment, and all associated documentation.

(mmm) “Transaction Litigation” means any Legal Proceeding commenced or threatened against a Party or any of its Subsidiaries or Affiliates or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to the Merger or any other transaction contemplated by this Agreement, including any Legal Proceeding alleging or asserting any misrepresentation or omission in the Proxy Statement or any Other Required Company Filing.

(nnn) “UKBA” means the U.K. Bribery Act 2010.

(ooo) “Willful Breach” means a material breach, or a material failure to perform, in each case, that is the consequence of an act or omission by a party with the actual knowledge that the taking of such act or failure to take such act would cause or constitute a breach of this Agreement.

1.2 Additional Definitions. The following capitalized terms have the respective meanings given to them in the respective Sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference

Advisor	3.3(b)
Agent	1.1(x)
Agreement	Preamble
Alternate Debt Financing	6.5(d)
Alternative Acquisition Agreement	5.3(a)
Bylaws	3.1
Capitalization Date	3.7(a)
Certificate of Merger	2.2
Certificates	2.9(c)
Charter	2.5(a)
Chosen Courts	9.10(a)
Closing	2.3
Closing Date	2.3
Collective Bargaining Agreement	3.19(a)
Company	Preamble
Company Board Recommendation	3.3(a)
Company Board Recommendation Change	5.3(c)(i)
Company Disclosure Letter	Article III
Company Related Parties	8.3(f)(ii)
Company Restricted Stock Unit Consideration	2.8(a)
Company SEC Reports	3.9
Company Securities	3.7(c)
Company Stockholder Meeting	6.4(a)
Company Termination Fee	8.3(b)(i)
Confidentiality Agreement	9.4
Consent	3.6
Copyrights	1.1(oo)
D&O Insurance	6.10(c)
Databases	1.1(oo)
Senior Debt Commitment Letter	4.11(a)
Debt Financing	4.11(a)
DGCL	Recitals
Dissenting Company Shares	2.7(c)(i)
Dollars	1.3(e)
Domain Names	1.1(oo)
DTC	2.9(d)
DTC Payment	2.9(d)
Effect	1.1(n)
Effective Time	2.2
Electronic Delivery	9.13
Employee Plans	3.18(a)
Enforceability Limitations	3.2
Equity Commitment Letter	4.11(a)
Equity Financing	4.11(a)
ERISA Affiliate	3.18(a)
Exchange Fund	2.9(b)
Export/Import Laws	3.26(a)(i)

Term	Section Reference
Fee Letter	4.11(a)
Financing	4.11(a)
Financing Documents	4.8
Guarantor	Recitals
Guaranty	Recitals
Inbound IP Contracts	3.16(e)
Indemnified Persons	6.10(a)
Information Statement	6.3(a)
International Employee Plans	3.18(a)
Intervening Event	5.3(d)(i)
IP Contracts	3.16(e)
Lease	3.14(b)
Leased Real Property	3.14(b)
Marks	1.1(oo)
Maximum Annual Premium	6.10(c)
Merger	Recitals
Merger Sub	Preamble
New Debt Commitment Letters	6.5(d)
Non-Union Employee	6.11(c)
Notice Period	5.3(d)(ii)(3)
Option Consideration	2.8(b)
Other Required Company Filing	6.3(c)
Other Required Parent Filing	6.3(d)
Owned Company Shares	2.7(a)(iii)
Owned Real Property	3.14(a)(i)
Parent	Preamble
Parent Related Parties	8.3(f)(i)
Parent Termination Fee	8.3(c)(i)
Party	Preamble
Patents	1.1(oo)
Payment Agent	2.9(a)
Permits	3.20
Per Share Price	2.7(a)(ii)
Proxy Statement	6.3(a)
Recent SEC Reports	Article III
Reimbursement Obligations	6.6(f)
Representatives	5.3(a)
Requisite Stockholder Approval	3.4
Surviving Corporation	2.1
Tangible Assets	3.14(c)
Tax Returns	3.17(a)
Termination Date	8.1(c)
Title Commitment	6.22
Title Company	6.22
Title Policy	6.22
Trade Secrets	1.1(oo)
Uncertificated Shares	2.9(c)
WARN Act	3.19(d)

1.3 Certain Interpretations.

(a) When a reference is made in this Agreement to an Article or a Section, such reference is to an Article or a Section of this Agreement unless otherwise indicated. When a reference is made in this Agreement to a Schedule or Exhibit, such reference is to a Schedule or Exhibit to this Agreement, as applicable, unless otherwise indicated.

(b) When used herein, (i) the words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; and (ii) the words “include,” “includes” and “including” will be deemed in each case to be followed by the words “without limitation.”

(c) Unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive.

(d) The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.”

(e) When used in this Agreement, references to “$” or “Dollars” are references to U.S. dollars.

(f) The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning.

(g) When reference is made to any party to this Agreement or any other agreement or document, such reference includes such Party’s successors and permitted assigns. References to any Person include the successors and permitted assigns of that Person.

(h) Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a Person will be deemed to include all direct and indirect Subsidiaries of such entity.

(i) A reference to any specific legislation or to any provision of any legislation includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto, except that, for purposes of any representations and warranties in that Agreement that are made as a specific date, references to any specific legislation will be deemed to refer to such legislation or provision (and all rules, regulations and statutory instruments issued thereunder or pursuant thereto) as of such date. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time.

(j) All accounting terms used herein will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP.

(k) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(l) The measure of a period of one month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date. If no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following February 18 is March 18 and one month following March 31 is May 1).

(m) The Parties agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and therefore waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

(n) No summary of this Agreement or any Exhibit or Schedule delivered herewith prepared by or on behalf of any Party will affect the meaning or interpretation of this Agreement or such Exhibit or Schedule.

(o) The information contained in this Agreement and in the Company Disclosure Letter is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any Party to any third Person of any matter whatsoever, including (i) any violation of Law or breach of contract; or (ii) that such information is material or that such information is required to be referred to or disclosed under this Agreement.

(p) The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 8.5 without notice or Liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely on the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

(q) Documents or other information or materials will be deemed to have been “made available” by the Company if such documents, information or materials have been (i) posted to a virtual data room managed by the Company at https://global.merrillcorp.com; or (ii) delivered or provided to Parent or its Affiliates or Representatives, in each case at any time prior to the execution and delivery of this Agreement.

ARTICLE II

THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, at the Effective Time, (a) Merger Sub will be merged with and into the Company; (b) the separate corporate existence of Merger Sub will thereupon cease; and (c) the Company will continue as the surviving corporation of the Merger. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.”

2.2 The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company will cause the Merger to be consummated pursuant to the DGCL by filing a certificate of merger in such form as required by, and executed in accordance with, the DGCL (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time of such filing and acceptance for record by the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”).

2.3 The Closing. The consummation of the Merger will take place at a closing (the “Closing”) to occur at (a) the offices of Blank Rome LLP, The Chrysler Building, 405 Lexington Avenue, New York, NY 10174, on a date and time to be agreed upon by Parent, Merger Sub and the Company that is no later than the tenth Business Day after the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions); or (b) such other time, location and date as Parent, Merger Sub and the Company mutually agree in writing. The date on which the Closing actually occurs is referred to as the “Closing Date.”

2.4 Effect of the Merger. At the Effective Time, the effect of the Merger will be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all (a) of the property, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation; and (b) debts, Liabilities and duties of the Company and Merger Sub will become the debts, Liabilities and duties of the Surviving Corporation.

2.5 Certificate of Incorporation and Bylaws.

(a) Certificate of Incorporation. At the Effective Time, subject to the provisions of Section 6.10(a), the Amended and Restated Certificate of Incorporation of the Company, as amended (the “Charter”), will be amended and restated in its entirety to read substantially identically to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, and such amended and restated certificate of incorporation will become the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation; provided, however, that at the Effective Time the certificate of incorporation of the Surviving Corporation will be amended so that the name of the Surviving Corporation will be “API Technologies Corp.”

(b) Bylaws. At the Effective Time, subject to the provisions of Section 6.10(a), the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will become the bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws.

2.6 Directors and Officers.

(a) Directors. At the Effective Time, the directors of the Surviving Corporation will be the directors of Merger Sub as of immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

(b) Officers. At the Effective Time, the officers of the Surviving Corporation will be the officers of Merger Sub as of immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly appointed.

2.7 Effect on Capital Stock.

(a) Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities, the following will occur:

(i) each share of common stock, par value $0.001 per share, of Merger Sub that is outstanding as of immediately prior to the Effective Time will be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, and thereupon each certificate representing ownership of such shares of common stock of Merger Sub will thereafter represent ownership of shares of common stock of the Surviving Corporation;

(ii) each share of Company Common Stock that is outstanding as of immediately prior to the Effective Time (other than Owned Company Shares, Dissenting Company Shares and the Company Voting Stock) will be cancelled and extinguished and automatically converted into the right to receive cash in an amount equal to $2.00, without interest thereon (the “Per Share Price”), in accordance with the provisions of Section 2.9 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in accordance with the provisions of Section 2.11);

(iii) each share of Company Common Stock that is (A) held by the Company as treasury stock; (B) owned by Parent or Merger Sub; or (C) owned by any direct or indirect wholly owned Subsidiary of Parent or Merger Sub as of immediately prior to the Effective Time (collectively, the “Owned Company Shares”) will be cancelled and extinguished without any conversion thereof or consideration paid therefor; and

(iv) each share of Company Voting Stock that is outstanding as of immediately prior to the Effective Time will be cancelled and extinguished without any conversion thereof or consideration paid therefor.

(b) Adjustment to the Per Share Price. The Per Share Price will be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change with respect to the Company Common Stock occurring on or after the date of this Agreement and prior to the Effective Time.

(c) Statutory Rights of Appraisal.

(i) Notwithstanding anything to the contrary set forth in this Agreement, all shares of Company Common Stock that are issued and outstanding as of immediately prior to the Effective Time and held by Company Stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have properly and validly exercised their statutory rights of appraisal in respect of such shares of Company Common Stock in accordance with Section 262 of the DGCL (the “Dissenting Company Shares”) will not be converted into, or represent the right to receive, the Per Share Price pursuant to this Section 2.7. Such Company Stockholders will be entitled to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Company Shares held by Company Stockholders who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Company Shares pursuant to Section 262 of the DGCL will thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Price, without interest thereon, upon surrender of the Certificates or Uncertificated Shares that formerly evidenced such shares of Company Common Stock in the manner provided in Section 2.9.

(ii) The Company will give Parent (A) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands and any other instruments served pursuant to Delaware Law and received by the Company in respect of Dissenting Company Shares; and (B) the opportunity to consult with the Company concerning and to participate in all negotiations and Legal Proceedings with respect to demands for appraisal pursuant to Delaware Law in respect of Dissenting Company Shares. The Company may not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for payment in respect of Dissenting Company Shares.

(d) Exchange of Subsidiary Exchangeable Stock. The Company will use its reasonable best efforts to take all actions necessary to cause the exchange of the Subsidiary Exchangeable Stock for Company Common Stock pursuant to the Exchange Documents prior to the Effective Time.

2.8 Equity Awards.

(a) Company Restricted Stock Units. Parent will not assume any Company Restricted Stock Units and at the Effective Time each Company Restricted Stock Unit outstanding as of immediately prior to the Effective Time, whether vested or unvested, will, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, in accordance with the terms of the Company Stock Plan, be cancelled and terminated and converted into and will become a right to receive an amount in cash, without interest, equal to (i) the amount of the Per Share Price; multiplied by (ii) the total number of shares of Company Common Stock subject to such Company Restricted Stock Unit (the “Company Restricted Stock Unit Consideration”). The payment of the Company Restricted Stock Unit Consideration will be subject to withholding for all required Taxes.

(b) Company Options. Parent will not assume any Company Options and at the Effective Time each Company Option outstanding and unexercised immediately prior to the Effective Time, whether vested or unvested, will, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, in accordance with the terms of the Company Stock Plan, be cancelled and terminated and converted into and will become a right to receive an amount in cash, without interest, equal to (i) the amount of the Per Share Price (less the exercise price per share attributable to such Company Option) (it being understood and agreed that such exercise price shall not actually be paid to the Company by the holder of a Company Option); multiplied by (ii) the total number of shares of Company Common Stock issuable upon exercise in full of such Company Option (the “Option Consideration”). Notwithstanding anything to the contrary in this Agreement, with respect to Company Options for which the exercise price per share attributable to such Company Options is equal to or greater than the Per Share Price, those Company Options will be cancelled and terminated without any cash payment being made in respect thereof. The payment of the Option Consideration will be subject to withholding for all required Taxes.

(c) Payment Procedures. At or prior to the Closing, Parent will deposit (or cause to be deposited) with the Company, by wire transfer of immediately available funds, the aggregate (i) Company Restricted Stock Unit Consideration owed to all holders of Company Restricted Stock Units; and (ii) Option Consideration owed to all holders of Company Options. On the first regularly scheduled payroll date of the Surviving Corporation after the Effective Time, the applicable holders of Company Restricted Stock Units and Company Options will receive a payment from the Surviving Corporation, through its payroll system or payroll provider, of all amounts required to be paid to such holders in respect of Company Restricted Stock Units or Company Options that are cancelled and terminated and converted pursuant to Section 2.8(a) or Section 2.8(b), as applicable. All such payments will be less any applicable withholding Taxes. Notwithstanding the foregoing, if any payment owed to a holder of Company Restricted Stock Unit or Company Options pursuant to Section 2.8(a) or Section 2.8(b), as applicable, cannot be made through the Company’s or the Surviving Corporation’s payroll system or payroll provider, then the Surviving Corporation will issue a check for such payment to such holder, which check will be sent by overnight courier to such holder promptly following the first regularly scheduled payroll date of the Surviving Corporation after the Effective Time. All such payments will be less any applicable withholding Taxes.

(d) Further Actions. The Company will take all action necessary to effect the cancellation of Company Restricted Stock Units and Company Options at the Effective Time and to give effect to this Section 2.8 (including the satisfaction of the requirements of Rule 16b-3(e) promulgated under the Exchange Act).

(e) Company Stock Plan. Prior to the Effective Time, the Company will take all actions necessary (including adopting such resolutions of the Company Board (or any appropriate committee thereof) and providing all required notices in connection therewith) to terminate the Company Stock Plan and to ensure that, after the Effective Time, no Person shall have any right with respect to outstanding Company equity based awards except as provided in this Section 2.8.

2.9 Exchange of Certificates.

(a) Payment Agent. Prior to the Effective Time, Parent will (i) select a bank or trust company reasonably acceptable to the Company to act as the payment agent for the Merger (the “Payment Agent”); and (ii) enter into a payment agent agreement, in form and substance reasonably acceptable to the Company, with such Payment Agent.

(b) Exchange Fund. At or prior to the Closing, Parent will deposit (or cause to be deposited) with the Payment Agent, by wire transfer of immediately available funds, for payment to the holders of shares of Company Common Stock pursuant to Section 2.7, an amount of cash equal to the aggregate consideration to which such holders of Company Common Stock become entitled pursuant to Section 2.7. Until disbursed in accordance with the terms and conditions of this Agreement, such cash will be invested by the Payment Agent, as directed by Parent or the Surviving Corporation, in (i) obligations of or fully guaranteed by the United States or any agency or instrumentality thereof and backed by the full faith and credit of the United States with a maturity of no more than 30 days; (ii) commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively; or (iii) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1,000,000,000 (based on the most recent financial statements of such bank that are then publicly available) (such cash and any proceeds thereon, the “Exchange Fund”). To the extent that (A) there are any losses with respect to any investments of the Exchange Fund; or (B) the Exchange Fund diminishes for any reason below the level required for the Payment Agent to promptly pay the cash amounts contemplated by Section 2.7, Parent will, or will cause the Surviving Corporation to, promptly replace or restore the amount of cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Payment Agent to make the payments contemplated by Section 2.7. Any income from investment of the Exchange Fund will be payable to Parent or the Surviving Corporation, as Parent directs.

(c) Payment Procedures. Promptly following the Effective Time, Parent and the Surviving Corporation will cause the Payment Agent to mail to each holder of record (as of immediately prior to the Effective Time) of (i) a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (other than Dissenting Company Shares and Owned Company Shares) (the “Certificates”); and (ii) uncertificated shares of Company Common Stock that represented outstanding shares of Company Common Stock (other than Dissenting Company Shares and Owned Company Shares) (the “Uncertificated Shares”) (A) a letter of transmittal in customary form (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Payment Agent); and (B) instructions for use in effecting the surrender of the Certificates and Uncertificated Shares in exchange for the Per Share Price payable in respect thereof pursuant to Section 2.7. Upon surrender of Certificates for cancellation to the Payment Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock represented by such Certificate; by (y) the Per Share Price (less any applicable withholding Taxes payable in respect thereof), and the Certificates so surrendered will forthwith be cancelled. Upon receipt of an “agent’s message” by the Payment Agent (or such other evidence, if any, of transfer as the Payment Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the holders of such Uncertificated Shares will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (1) the aggregate number of shares of Company Common Stock represented by such holder’s transferred Uncertificated Shares; by (2) the Per Share Price (less any applicable withholding Taxes payable in respect thereof), and the transferred Uncertificated Shares so surrendered will be cancelled. The Payment Agent will accept such Certificates and transferred Uncertificated Shares upon compliance with such reasonable terms and conditions as the Payment Agent may impose to cause an orderly exchange thereof in accordance with normal exchange practices. No interest will be paid or accrued for the benefit of holders of the Certificates and Uncertificated Shares on the Per Share Price payable upon the surrender of such Certificates and Uncertificated Shares pursuant to this Section 2.9(c). Until so surrendered, outstanding Certificates and Uncertificated Shares will be deemed from and after the Effective Time to evidence only the right to receive the Per Share Price, without interest thereon, payable in respect thereof pursuant to Section 2.7. Notwithstanding anything to the contrary in this Agreement, no holder of Uncertificated Shares will be required to provide a Certificate or an executed letter of transmittal to the Payment Agent in order to receive the payment that such holder is entitled to receive pursuant to Section 2.7.

(d) DTC Payment. Prior to the Effective Time, Parent and the Company will cooperate to establish procedures with the Payment Agent and the Depository Trust Company (“DTC”) with the objective that (i) if the Closing occurs at or prior to 11:30 a.m., Eastern time, on the Closing Date, then the Payment Agent will transmit to DTC or its nominees on the Closing Date an amount in cash, by wire transfer of immediately available funds, equal to (A) the number of shares of Company Common Stock (other than Owned Company Shares and Dissenting Company Shares) held of record by DTC or such nominee immediately prior to the Effective Time; multiplied by (B) the Per Share Price (such amount, the “DTC Payment”); and (ii) if the Closing occurs after 11:30 a.m., Eastern time, on the Closing Date, then the Payment Agent will transmit the DTC Payment to DTC or its nominees on the first Business Day after the Closing Date.

(e) Transfers of Ownership. If a transfer of ownership of shares of Company Common Stock is not registered in the stock transfer books or ledger of the Company, or if the Per Share Price is to be paid in a name other than that in which the Certificates surrendered in exchange therefor are registered in the stock transfer books or ledger of the Company, the Per Share Price may be paid to a Person other than the Person in whose name the Certificate so surrendered is registered in the stock transfer books or ledger of the Company only if such Certificate is properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid to Parent (or any agent designated by Parent) any transfer Taxes required by reason of the payment of the Per Share Price to a Person other than the registered holder of such Certificate, or established to the satisfaction of Parent (or any agent designated by Parent) that such transfer Taxes have been paid or are otherwise not payable. Payment of the applicable Per Share Price with respect to Uncertificated Shares will only be made to the Person in whose name such Uncertificated Shares are registered.

(f) No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent, Parent, the Surviving Corporation or any other Party will be liable to a holder of shares of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Distribution of Exchange Fund to Parent. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates or Uncertificated Shares on the date that is one year after the Effective Time will be delivered to Parent upon demand, and any holders of shares of Company Common Stock that were issued and outstanding immediately prior to the Merger who have not theretofore surrendered or transferred their Certificates or Uncertificated Shares representing such shares of Company Common Stock for exchange pursuant to this Section 2.9 will thereafter look for payment of the Per Share Price payable in respect of the shares of Company Common Stock represented by such Certificates or Uncertificated Shares solely to Parent (subject to abandoned property, escheat or similar Laws), solely as general creditors thereof, for any claim to the

Per Share Price to which such holders may be entitled pursuant to Section 2.7. Any amounts remaining unclaimed by holders of any such Certificates or Uncertificated Shares two years after the Effective Time, or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of or otherwise be treated as abandoned property by, any Governmental Authority, will, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any such holders (and their successors, assigns or personal representatives) previously entitled thereto.

2.10 No Further Ownership Rights in Company Common Stock. From and after the Effective Time, (a) all shares of Company Common Stock will no longer be outstanding and will automatically be cancelled, retired and cease to exist; and (b) each holder of a Certificate or Uncertificated Shares theretofore representing any shares of Company Common Stock will cease to have any rights with respect thereto, except the right to receive the Per Share Price payable therefor upon the surrender or transfer thereof in accordance with Section 2.7, or in the case of Dissenting Company Shares, the rights pursuant to Section 2.7(c). The Per Share Price paid in accordance with the terms of this Article II will be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. From and after the Effective Time, there will be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they will (subject to compliance with the exchange procedures of Section 2.9(c)) be cancelled and exchanged as provided in this Article II.

2.11 Lost, Stolen or Destroyed Certificates. In the event that any Certificates have been lost, stolen or destroyed, the Payment Agent will issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof, the Per Share Price payable in respect thereof pursuant to Section 2.7. Parent or the Payment Agent may, in its discretion and as a condition precedent to the payment of such Per Share Price, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such amount as it may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.12 Required Withholding. Each of the Payment Agent, Parent and the Surviving Corporation will be entitled to deduct and withhold from any cash amounts payable pursuant to this Agreement to any holder or former holder of shares of Company Common Stock, Company Restricted Stock Units or Company Options such amounts as are required to be deducted or withheld therefrom pursuant to any Tax Laws. To the extent that such amounts are so deducted or withheld and paid over to the appropriate Governmental Authority, such amounts will be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

2.13 Necessary Further Actions. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, then the directors and officers of the Company and Merger Sub as of immediately prior to the Effective Time will take all such lawful and necessary action.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in the reports, statements and other documents filed by the Company with the SEC or furnished by the Company to the SEC, in each case pursuant to the Exchange Act, on or after December 1, 2014 and prior to the date of this Agreement that are publicly available (other than any disclosures under the captions “Risk Factors” and “Quantitative and Qualitative Disclosures About Market Risk”, any disclosures of risks or other matters included in any general “forward-looking statements” disclaimer and any other disclosures to the extent they are predictive, cautionary or forward-looking in nature) (the “Recent SEC Reports”) (it being understood that any matter disclosed in any Recent SEC Report will be deemed to be disclosed in a section of the Company Disclosure Letter only to the extent that it is readily apparent from such disclosure in such Recent SEC Report that it is applicable to such representation and warranty (or covenant, as applicable)); provided, however, that the representations and warranties set forth in Section 3.2 (Corporate Power; Enforceability), Section 3.3 (Company Board Approval; Fairness Opinion; Anti-Takeover Laws), Section 3.4 (Requisite Stockholder Approval), Section 3.5 (Non-Contravention), Section 3.6 (Requisite Governmental Approvals), Section 3.7(a) and (b) (Company Capitalization), Section 3.8 (Subsidiaries), Section 3.9 (Company SEC Reports), Section 3.10(a) (Company Financial Statements) and Section 3.25 (Brokers) shall not be deemed qualified by any Recent SEC Report; or (b) subject to the terms of Section 9.12, as set forth in the disclosure letter delivered by the Company to Parent and Merger Sub on the date of this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1 Organization; Good Standing. The Company (a) is a corporation duly organized, validly existing and in good standing pursuant to the DGCL; and (b) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent true, correct and complete copies of the Charter and the Amended and Restated Bylaws of the Company (the “Bylaws”), each as amended to date. The Company is not in violation of the Charter or the Bylaws.

3.2 Corporate Power; Enforceability. The Company has the requisite corporate power and authority to (a) execute and deliver this Agreement; (b) perform its covenants and obligations hereunder; and (c) subject to receiving the Requisite Stockholder Approval, consummate the Merger. The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder, and the consummation of the Merger have been duly authorized by all necessary corporate action on the part of the Company and no additional corporate actions on the part of the Company are necessary to authorize (i) the execution and delivery of this Agreement by the Company; (ii) the performance by the Company of its covenants and obligations hereunder; or (iii) subject to the receipt of the Requisite Stockholder Approval, the consummation of the Merger. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability (A) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally; and (B) is subject to general principles of equity (the foregoing (A) and (B), the “Enforceability Limitations”).

3.3 Company Board Approval; Fairness Opinion; Anti-Takeover Laws.

(a) Company Board Approval. The Company Board, by resolutions duly adopted by unanimous vote, has (i) determined that it is in the best interests of, and fair to, the Company and its stockholders, and declared it advisable, to enter into this Agreement and consummate the Merger upon the terms and subject to the conditions set forth herein; (ii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder, and the consummation of the Merger upon the terms and conditions set forth herein; (iii) declared the advisability of this Agreement; (iv) resolved to recommend that the Company Stockholders adopt this Agreement and approve the Merger in accordance with the DGCL (collectively, the foregoing clauses (i) through (iv), the “Company Board Recommendation”) and directed that this Agreement be submitted to the Company Stockholders and holders of Subsidiary Exchangeable Stock for purposes of obtaining the Requisite Stockholder Approval in compliance with applicable Law, the Charter and the Bylaws. As of the date of this Agreement, the Company Board Recommendation has not been withdrawn, rescinded or modified in any way.

(b) Fairness Opinion. The Company Board has received the written opinion (or an oral opinion to be confirmed in writing) of its financial advisor, Jefferies LLC (the “Advisor”), to the effect that, as of the date of such opinion and based upon and subject to the various qualifications and assumptions set forth therein, the Per Share Price to be paid to the holders of shares of Company Common Stock (other than Vintage Albany Acquisition, LLC, Steel Excel, Inc., the Company, Parent, Merger Sub, and any direct or indirect wholly owned Subsidiary of Parent or Merger Sub) pursuant to this Agreement is fair from a financial point of view to such holders, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified. It is understood and agreed by the Parties that such written opinion is for the benefit of the Company Board (in its capacity as such) and may not be relied upon by Parent or Merger Sub. The Company will provide a copy of such written opinion promptly after the date of this Agreement.

(c) Anti-Takeover Laws. Assuming that the representations of Parent and Merger Sub set forth in Section 4.6 are true and correct, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar applicable “anti-takeover” Law will not be applicable to the Merger.

3.4 Requisite Stockholder Approval. Either the (x) affirmative vote of the holders of a majority of the outstanding shares of Company Capital Stock entitled to vote on the Merger or (y) written consent of the majority of holders who would have been entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all stockholders entitled to vote thereon were present and voting, including, in each case, a majority of the voting power of the Company Voting Stock (the “Requisite Stockholder Approval”), is the only approval of the holders of any Company Capital Stock that is necessary pursuant to applicable Law, the Charter or the Bylaws to adopt this Agreement and consummate the Merger.

3.5 Non-Contravention. The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder, and the consummation of the Merger do not (a) violate or conflict with any provision of the Charter or the Bylaws; (b) violate, conflict with, result in the breach of, constitute a default (or an event that, with or without notice or lapse of time or both, would become a default) pursuant to, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration pursuant to any Material Contract; (c) assuming compliance with the matters referred to in Section 3.6 and, in the case of the consummation of the Merger, subject to obtaining the Requisite Stockholder Approval, violate or conflict with any Law or Order applicable to the Company or any of its Subsidiaries or by which any of their respective properties or assets are bound; or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, amendments, accelerations or Liens that would not reasonably be expected to have a Company Material Adverse Effect.

3.6 Requisite Governmental Approvals. No consent, approval, Order or authorization of, filing or registration with, or notification to (any of the foregoing, a “Consent”) any Governmental Authority is required to be obtained or made by the Company (a) in connection with the execution and delivery of this Agreement by the Company; (b) the performance by the Company of its covenants and obligations pursuant to this Agreement;

or (c) the consummation of the Merger, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable Laws of states in which the Company and its Subsidiaries are qualified to do business; (ii) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act; (iii) any consents, novations, notices, waivers, registrations or filings with respect to any transfer or assumption of any Export and Import Approvals or Permits or any novations relating to a Government Contract held by the Company or any Company Subsidiary, each of which is set forth on Section 3.6 of the Company Disclosure Letter; and (iv) such other Consents the failure of which to obtain would not reasonably be expected to have a Company Material Adverse Effect.

3.7 Company Capitalization.

(a) Capital Stock. The authorized capital stock of the Company consists of (i) 250,000,000 shares of Company Common Stock; (ii) 1 share of Special Voting Stock; and (iii) 10,000,000 shares of Company Preferred Stock. As of 5:00 p.m., Pacific time, on February 25, 2016 (such time and date, the “Capitalization Date”), (A) 55,850,000 shares of Company Common Stock were issued and outstanding; (B) 1 share of Company Voting Stock was issued and outstanding; and (C) no Company Preferred Shares were issued and outstanding. All outstanding shares of Company Capital Stock are validly issued, fully paid, nonassessable and free of any preemptive rights. Since the close of business on the Capitalization Date, the Company has not issued or granted any Company Securities other than pursuant to the vesting of Company Restricted Stock Units or exercise of Company Options granted prior to the date of this Agreement.

(b) Stock Reservation.

(i) As of the Capitalization Date, the Company has reserved 1,724,631 shares of Company Common Stock for issuance pursuant to the Company Stock Plan. As of the Capitalization Date, there were outstanding (i) Company Restricted Stock Unit Awards representing the right to receive up to 495,881 shares of Company Common Stock; and (ii) Company Options to acquire 1,228,750 shares of Company Common Stock with an exercise price per share less than the Per Share Price. Section 3.7(b) of the Company Disclosure Letter sets forth as of the close of business on the Capitalization Date a list of each outstanding Company Restricted Stock Unit Award and Company Option granted under the Company Stock Plan and (A) the number of shares of Company Common Stock subject to such outstanding Company Restricted Stock Unit Award and Company Option, and (B) the exercise price, purchase price or similar pricing of such Company Restricted Stock Unit Award and Company Option.

(ii) As of the Capitalization Date, the Company has reserved 63,886 shares of Company Common Stock for issuance in connection with the Subsidiary Exchangeable Stock. As of the Capitalization Date, 22,617 shares of Subsidiary Exchangeable Stock were issued and outstanding and are exchangeable for 22,617 shares of Company Common Stock.

(c) Company Securities. Except as set forth in this Section 3.7, as of the Capitalization Date there were (i) other than the Company Capital Stock and Subsidiary Exchangeable Stock, no outstanding shares of capital stock of, or other equity or voting interest in, the Company; (ii) no outstanding securities of the Company convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interest (including voting debt) in, the Company; (iii) no outstanding options, warrants or other rights or binding arrangements or commitments to acquire from the Company, or that obligate the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest (including voting debt) in, the Company; (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible, exchangeable or exercisable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company; (v) no outstanding restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Company (the items in clauses (i), (ii), (iii), (iv) and (v), collectively with the Company Capital Stock, the “Company Securities”); (vi) voting trusts, proxies or similar arrangements or understandings to which the Company is a party or by which the Company is bound with respect to the voting of any shares of capital stock of, or other equity or voting interest in, the Company; (vii) obligations or binding commitments of any character restricting the transfer of any shares of capital stock of, or other equity or voting interest in, the Company to which the Company is a party or by which it is bound; and (viii) no other obligations by the Company to make any payments based on the price or value of any Company Securities. Except as set forth in the Charter, the Company is not a party to any Contract that obligates it to repurchase, redeem or otherwise acquire any Company Securities. There are no accrued and unpaid dividends with respect to any outstanding shares of Company Capital Stock. The Company does not have a stockholder rights plan in effect. There are no Contracts to which the Company is a party obligating the Company to accelerate the vesting of any equity-based grant, award or bonus or similar plan or program as a result of the transactions contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events).

(d) Other Rights. Except as set forth in Article I of the Company Disclosure Letter, the Company is not a party to any Contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Company Securities.

3.8 Subsidiaries.

(a) Subsidiaries. Section 3.8(a) of the Company Disclosure Letter contains a true, correct and complete list of the name, jurisdiction of organization, capitalization and schedule of stockholders (other than the Company and its Subsidiaries) of each Subsidiary of the Company. Each Subsidiary of the Company (i) is duly organized, validly existing and in good standing pursuant to the Laws of its jurisdiction of organization (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States); and (ii) has the requisite corporate power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets, except where the failure to be in good standing would not reasonably be expected to have a Company Material Adverse Effect. Each Subsidiary of the Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent true, correct and complete copies of the certificates of incorporation, bylaws and other similar organizational documents of each “significant subsidiary” (as defined in Rule 1-02(w) of Regulation S-X promulgated by the SEC). No Subsidiary of the Company is in violation of its charter, bylaws or other similar organizational documents, except for such violations that would not have a Company Material Adverse Effect.

(b) Capital Stock of Subsidiaries. All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the Company (i) has been duly authorized, validly issued and is fully paid and nonassessable; and (ii) except for director’s qualifying or similar shares, is owned, directly or indirectly, by the Company, free and clear of all Liens (other than Permitted Liens), any other restriction on the right to vote, sell, transfer or otherwise dispose of such capital stock or other equity or voting interest and any other similar restrictions, and any other restriction that would prevent such Subsidiary from conducting its business as of the Effective Time in substantially the same manner that such business is conducted on the date of this Agreement.

(c) Other Securities of Subsidiaries. There are no outstanding (i) securities convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company; (ii) options, warrants or other rights or arrangements obligating the Company or any of its Subsidiaries to acquire from any Subsidiary of the Company, or that obligate any Subsidiary of the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for, shares of capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiary of the Company; or (iii) obligations of any Subsidiary of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, such Subsidiary to any Person other than the Company or one of its Subsidiaries.

(d) Other Investments. Other than equity securities held in the ordinary course of business and equity securities of the Company’s Subsidiaries, the Company does not own or hold the right to acquire any equity securities, ownership interests or voting interests (including voting debt) of, or securities exchangeable or exercisable therefor, or investments in, any other Person, which securities, interests or investments have a value of at least $100,000.

3.9 Company SEC Reports. Since December 1, 2012, the Company has timely filed all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) with or furnished to, as applicable, the SEC that have been required to be filed or furnished by it pursuant to applicable Laws prior to the date of this Agreement (the “Company SEC Reports”). Each Company SEC Report complied, as of its filing date, in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, each as in effect on the date that such Company SEC Report was filed. True, correct and complete copies of all Company SEC Reports are publicly available in the Electronic Data Gathering, Analysis and Retrieval database of the SEC. As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), each Company SEC Report, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing) did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Reports. No Subsidiary of the Company is required to file or furnish any forms, reports or other documents with the SEC.

3.10 Company Financial Statements; Internal Controls; Indebtedness.

(a) Company Financial Statements. The consolidated financial statements (including any related notes and schedules) of the Company and its Subsidiaries filed with the Company SEC Reports and in the Form 10-K for the period ended November 30, 2015, provided to Parent prior to the date of this Agreement: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any financial statements filed on Form 10-Q); and (iii) fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended. Except as have been described in the Company SEC Reports, there are no unconsolidated Subsidiaries of the Company or any off-balance sheet arrangements of the type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated by the SEC.

(b) Disclosure Controls and Procedures. The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) and 15d-15(e) under the Exchange Act). Such disclosure controls and procedures are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including controls and procedures designed to ensure that such information is timely accumulated and communicated to the Company’s management, including its principal executive officer and principal financial officer, as appropriate to allow timely decisions regarding required disclosure of such information in the Company’s periodic and current reports required under the Exchange Act. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. The management of the Company has completed an assessment of the effectiveness of the Company’s disclosure controls and procedures as of November 30, 2015, and such assessment concluded that such controls were effective as of such date. The Company has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board and on Section 3.10(b) of the Company Disclosure Letter (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meaning assigned to them in Public Company Accounting Oversight Board Auditing Standard 2, as in effect on the date of this Agreement.

(c) Internal Controls. The Company has established and maintains a system of internal accounting controls that are, and have been for the five years immediately preceding the date of this Agreement, sufficient to provide reasonable assurances that: (i) transactions are executed and assets are accessed only in accordance with management’s authorization; (ii) the Company’s financial reporting is reliable and the preparation of the Company’s financial statements is in accordance with GAAP and applicable Law, (ii) that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with authorizations of management and the Company Board, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s and its Subsidiaries’ assets that could have a material effect on the Company’s financial statements. Neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm has identified (A) any significant deficiency or material weakness in the system of internal control over financial reporting utilized by the Company and its Subsidiaries that has not been subsequently remediated; or (B) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company and its Subsidiaries.

(d) Off-balance Sheet Arrangements. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material Liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other Company SEC Reports.

(e) Indebtedness. Section 3.10(e) of the Company Disclosure Letter contains a true, correct and complete list of all Indebtedness of the Company and its Subsidiaries as of the date of this Agreement, other than Indebtedness reflected in the Audited Company Balance Sheet or otherwise included in the Company SEC Reports.

(f) Sarbanes-Oxley Compliance. Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Reports, and the statements contained in such certifications are true and accurate in all material respects. Neither the Company nor any of its Subsidiaries has outstanding (nor has arranged or modified since the enactment of the Sarbanes-Oxley

Act) any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of the Company or any of its Subsidiaries. The Company is otherwise in compliance with all applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of NASDAQ, except for any non-compliance that would not reasonably be expected to have a Company Material Adverse Effect.

3.11 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any Liabilities of a nature required to be reflected or reserved against on a balance sheet (or the notes thereto) prepared in accordance with GAAP, other than Liabilities (a) reflected or otherwise reserved against in the Audited Company Balance Sheet or in the consolidated financial statements of the Company and its Subsidiaries (including the notes thereto) included in the Company SEC Reports filed prior to the date of this Agreement; (b) arising pursuant to this Agreement or incurred in connection with the Merger; (c) incurred in the ordinary course of business on or after December 1, 2015; and (d) that would not have a Company Material Adverse Effect.

3.12 Absence of Certain Changes.

(a) No Company Material Adverse Effect. Since the date of the Audited Company Balance Sheet through the date of this Agreement, the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course of business. Since the date of the Audited Company Balance Sheet through the date of this Agreement, there has not occurred a Company Material Adverse Effect.

(b) Forbearance. Since the date of the Audited Company Balance Sheet through the date of this Agreement, the Company has not taken any action that would be prohibited by Section 5.2 if taken or proposed to be taken after the date of this Agreement.

3.13 Material Contracts.

(a) List of Material Contracts. Section 3.13(a) of the Company Disclosure Letter contains a true, correct and complete list of all Material Contracts to or by which the Company or any of its Subsidiaries is a party or is bound (other than any Material Contracts contemplated by clause (i) of the definition of Material Contract filed by the Company with the SEC and any Material Contracts listed in Section 3.18(a) of the Company Disclosure Letter).

(b) Validity. Each Material Contract is valid and binding on the Company or each such Subsidiary of the Company party thereto, enforceable against it in accordance with its terms, except as such enforceability may be limited by the Enforceability Limitations, and is in full force and effect, and none of the Company, any of its Subsidiaries party thereto or, to the Knowledge of the Company, any other party thereto is in breach of or default pursuant to any such Material Contract, except for such failures to be in full force and effect that would not have a Company Material Adverse Effect. No event has occurred that, with notice or lapse of time or both, would constitute such a breach or default pursuant to any Material Contract by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, except for such breaches and defaults that would not have a Company Material Adverse Effect.

3.14 Property; Assets.

(a) Owned Real Property.

(i) Section 3.14(a) of the Company Disclosure Letter contains a true, correct and complete list of all of the real property owned by the Company or one or more of its Subsidiaries as of the date of this Agreement (the “Owned Real Property”).

(ii) Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company or one of its Subsidiaries, as applicable, has good and valid title to all of the Owned Real Property, free and clear of all Liens (other than Permitted Liens). Except as otherwise disclosed in 3.14(a)(ii) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries, as applicable, has subleased, licensed or otherwise granted any Person the right to use or occupy all or any part of the Owned Real Property.

(iii) Except as would not reasonably be expected to have a Company Material Adverse Effect, there are no presently outstanding or uncured material violations of any Laws affecting the Owned Real Property. Neither the Company nor any of its Subsidiaries has received written notice as to any material violations of any applicable building, zoning, land use, subdivision or other similar Laws affecting the Owned Real Property which remains uncured. To the Knowledge of the Company, there is direct or indirect physical and legal access to all Owned Real Property.

(iv) Neither the Company nor any of its Subsidiaries has received written notice of any pending, and to the Knowledge of the Company there are no threatened, Legal Proceedings against the Owned Real Property or against the Company or any of its Subsidiaries affecting or relating to the Owned Real Property, and except as would not reasonably be expected to have a Company Material Adverse Effect, no casualty has occurred to the Owned Real Property which has not been fully restored. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received any written notice of any special assessments or reassessments levied or pending against the Owned Real Property in an amount in excess of $100,000.

(v) There are no rights of first refusal, rights of first offer, and no options held by any third party to purchase or acquire any portion of, or any interest in, the Owned Real Property. Neither the Company nor any of its Subsidiaries, as applicable, have entered into any agreement of sale for the transfer of the Owned Real Property which has not been terminated.

(b) Leased Real Property. Section 3.14(b) of the Company Disclosure Letter contains a true, correct and complete list of all of the existing leases, subleases (which shall include subleases involving the Company or its Subsidiaries as either sublessor or sublessee), licenses or other agreements pursuant to which the Company or any of its Subsidiaries uses or occupies, or has the right to use or occupy, now or in the future, any real property as of the date of this Agreement (such property, the “Leased Real Property,” and each such lease, sublease, license or other agreement, including all amendments or modifications thereto, a “Lease”). The Company has made available to Parent true, correct and complete copies of all Leases (including all material modifications, amendments and supplements thereto). With respect to each Lease and except as would not reasonably be expected to have a Company Material Adverse Effect, (i) to the Knowledge of the Company, there are no disputes with respect to such Lease; (ii) the Company or one of its Subsidiaries has not collaterally assigned, encumbered, or granted any other security interest in such Lease or any interest therein; and (iii) there are no Liens (other than Permitted Liens) on the estate or interest created by such Lease. The Company or one of its Subsidiaries has valid leasehold estates in the Leased Real Property binding and enforceable upon the Company or its Subsidiaries, as applicable, free and clear of all Liens (other than Permitted Liens). Except as would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is in material default beyond any applicable notice and cure period pursuant to any Lease and to the Knowledge of the Company, no condition exists which would constitute a material default by any party under any Lease. Neither the Company nor any of its Subsidiaries has received written notice of any pending, and to the Knowledge of the Company there are no threatened, Legal Proceedings against the Company or any of its Subsidiaries which would affect or pertain to the zoning, use, subdivision, condemnation or environmental condition of any of the Leased Real Property. Except as would not reasonably be expected to have a Company Material Adverse Effect or is otherwise disclosed on Section 3.14(b) of the Company Disclosure Letter, (i) there are no leasing costs, leasing commissions, or finder fees or the like which are due or payable, which have not been paid, which respect to the Leases (including with respect to current or future renewals and expansions thereof) or the Owned Real Property, and (ii) there are no exclusive or continuing brokerage agreements as to the Owned Real Property or any of the space leased under the Leases.

(c) Personal Property. Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and each of its Subsidiaries has good title to, or a valid and binding leasehold interest in, all material tangible assets, personal property, machinery and equipment owned or leased by it (the “Tangible Assets”), free and clear of all Liens, other than Permitted Liens. Except as would not reasonably be expected to have a Company Material Adverse Effect, to the Knowledge of the Company, all of such Tangible Assets are in good operating condition (ordinary wear and tear excepted), and have been and are being used in material compliance with applicable Law and are capable of being used for the purposes for which such assets are now used by the Company or its Subsidiaries.

(d) Sufficiency of Assets. Except as would not reasonably be expected to have a Company Material Adverse Effect, the Tangible Assets are sufficient for the Company and each of its Subsidiaries to continue to operate the business following the Closing in the same manner as it is conducted as of the date of this Agreement.

3.15 Environmental Matters. Except as would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries (a) has received any written notice, demand, letter or claim alleging that the Company or any Subsidiary has violated, or has any Liability under, any applicable Environmental Law, or that any judicial, administrative or compliance Order has been issued against the Company or its Subsidiaries, in each case which remains unresolved; (b) has transported, produced, processed, manufactured, generated, used, treated, handled, stored, released or disposed, or arranged for the disposal, of any Hazardous Substances except in compliance with any applicable Environmental Law; (c) has exposed any employee to Hazardous Substances in violation of Environmental Law under circumstances reasonably expected to give rise to any material Liability or obligation under any Environmental Law; (d) is a party to or is the subject of any pending or, to the Knowledge of the Company, threatened Legal Proceeding (i) alleging the noncompliance by the Company or any of its Subsidiaries with any Environmental Law; or (ii) seeking to impose any financial responsibility for any investigation, cleanup, removal or remediation pursuant to any Environmental Law; (e) has failed or is failing to comply with any applicable Environmental Law; (f) has owned, leased or operated (and neither the Company nor its current or former Subsidiaries or any of their respective predecessors has owned or operated) any property or facility contaminated by any Hazardous Substance which requires remedial or corrective action pursuant to Environmental Law by the Company or any of its Subsidiaries.

3.16 Intellectual Property.

(a) Registered Intellectual Property; Proceedings. Section 3.16(a) of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all (i) material Company Registered Intellectual Property Rights and specifies, where applicable, the jurisdictions in which each such item of Company Registered Intellectual Property Rights has been issued or registered; and (ii) Legal Proceedings before any Governmental Authority (other than actions related to the ordinary course prosecution of Company Registered Intellectual Property Rights before the United States Patent and Trademark Office or the equivalent authority anywhere in the world) related to any material Company Registered Intellectual Property Rights. The Company has maintained all material Registered Company Intellectual Property Rights in the ordinary course consistent with reasonable business practices. To the Knowledge of the Company, all material Company Registered Intellectual Property Rights are valid and enforceable. None of the material Company Intellectual Property Rights are jointly owned with any third Person.

(b) No Order. No material Company Intellectual Property Right is subject to any Legal Proceeding or outstanding order with respect to the Company restricting in any manner the use, transfer or licensing thereof by the Company or any of its Subsidiaries of such Company Intellectual Property Right or any of the Company’s or its Subsidiaries’ products.

(c) Absence of Liens; Inbound IP Contracts. The Company or one of its Subsidiaries (i) owns and has legal and equitable title to each material Company Intellectual Property Right free and clear of any Liens (other than Permitted Liens) or (ii) has the right to use pursuant to a valid and enforceable written Inbound IP Contract, all Intellectual Property Rights licensed, used or held for use by the Company or any Subsidiary in connection with its business as presently conducted. Notwithstanding anything herein to the contrary, this Section 3.16(c) does not address and will not be construed as a representation or warranty regarding any Intellectual Property Rights infringement or misappropriation matters, which will be addressed solely by Section 3.16(h).

(d) Transfers. Neither the Company nor any of its Subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any material Company Intellectual Property Right to any third Person.

(e) IP Contracts. Section 3.16(e) of the Company Disclosure Letter sets forth a true, correct and complete list of all Contracts to which the Company or any of its Subsidiaries is a party (i) with respect to material Company Intellectual Property Rights that are licensed or transferred to any third Person, or pursuant to which any third Person receives or acquires or otherwise holds any claim, right (whether or not currently exercisable) or interest to or in Company Intellectual Property (whether or not such Person has exercised such claim, right or interest), other than any (a) non-disclosure agreements entered into in the ordinary course of business; and (b) non-exclusive licenses granted in the ordinary course of business or in connection with the sale of the Company’s or its Subsidiaries’ products; or (ii) pursuant to which a third Person has licensed or transferred any Intellectual Property Rights to the Company or any of its Subsidiaries, which Intellectual Property Right is material to the operation of the business of the Company, other than any (a) non-disclosure agreements entered into in the ordinary course of business; (b) non-exclusive licenses of commercially available Technology or Intellectual Property Rights licensed to the Company or its Subsidiary for internal use on standard terms; and (c) non-exclusive licenses to software and materials licensed as open-source, public-source or freeware (the Contracts in subsection (ii) are “Inbound IP Contracts”) (all such Contracts, the “IP Contracts”). For the avoidance of doubt, the Contracts in subsections (i)(a), (i)(b), (ii)(a) and (ii)(b) are not required to be set forth on Section 3.16(e) of the Company Disclosure Letter, but shall be included in the definition of “IP Contracts”.

(f) Changes. Except as would not have a Company Material Adverse Effect, the consummation of the Merger will not under any IP Contract result: (i) in the termination of any Inbound IP Contract by a third Person; (ii) the granting by the Company of any material license or rights to, or the loss of, or Lien on any Company Intellectual Property Rights; or (iii) the release from escrow of any material Technology of the Company.

(g) No Standards Bodies. Neither the Company nor any Subsidiary is now or has ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization that would reasonably be expected to require or obligate the Company or any Subsidiary to grant or offer to any other Person any license or other right to any material Company Intellectual Property Rights. No funding, facilities, or personnel of any Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any Company Intellectual Property Rights.

(h) No Infringement. The operation of the business of the Company and its Subsidiaries as such business currently is conducted (including the manufacture and sale of the Company’s and its Subsidiaries’ products) as of the date of this Agreement does not infringe, misappropriate or otherwise violate the Intellectual Property Rights of any third Person or constitute unfair competition or unfair trade practices pursuant to the Laws of any jurisdiction in a manner that has or could reasonably be expected to result in a material Liability to the Company and its Subsidiaries, taken as a whole.

(i) No Notice of Infringement. Since December 1, 2013, neither the Company nor any of its Subsidiaries has received written notice from any third Person, or been involved in any Legal Proceeding, alleging that the operation of the business of the Company or any of its Subsidiaries or of the Company’s or any of its Subsidiaries’ products infringes, misappropriates or otherwise violates the Intellectual Property Rights of any third Person or constitutes unfair competition or unfair trade practices pursuant to the Laws of any jurisdiction in a manner that has or could reasonably be expected to result in a material Liability to the Company and its Subsidiaries, taken as a whole.

(j) No Third Person Infringement. Since December 1, 2013, neither the Company nor any of its Subsidiaries has provided any third Person with written notice claiming that such third Person is infringing, misappropriating or otherwise violating any material Company Intellectual Property Right, and, except as would not have a Company Material Adverse Effect, to the Knowledge of the Company, no such activity is occurring that has resulted in a material Liability to the Company and its Subsidiaries, taken as a whole.

(k) Proprietary Information. The Company and each of its Subsidiaries has taken reasonable steps to protect the Company’s and its Subsidiaries’ rights in the Company’s confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third Persons provided to the Company or any of its Subsidiaries. Without limiting the foregoing, each of the Company and its Subsidiaries has and uses commercially reasonable efforts to enforce a policy requiring each officer and employee engaged in the development of any Intellectual Property Rights or Technology for the Company or its Subsidiaries to execute a proprietary information and confidentiality agreement. Except as would not reasonably be expected to have a Company Material Adverse Effect, each Person who is or was involved in the creation, development, or maintenance of any Company Intellectual Property Rights has signed an agreement containing (1) an irrevocable assignment of all Intellectual Property Rights to the Company or its Subsidiary and/or a work-made-for-hire agreement under the U.S. Copyright Act or analogous provision of applicable non-U.S. Law vesting in the Company or its Subsidiary exclusively all Intellectual Property Rights developed or enhanced during the course of the Person’s relationship with the Company or its Subsidiary and for any period thereafter, if applicable and (2) confidentiality provisions protecting the Company Intellectual Property Rights. No current or former stockholder, officer, director, partner, employee or any third Person has any claim, right (whether or not currently exercisable), or interest to or in any Company Intellectual Property Rights.

(l) Products and Source Code. To the Knowledge of the Company, except as would not be material to the operations of the business of the Company and its Subsidiaries, taken as a whole, there are (i) no defects in any of the products of the Company or any of its Subsidiaries that would prevent the same from performing materially in accordance with their user specifications; and (ii) no viruses, worms, Trojan horses or similar disabling codes or programs in any of the same. As of the date of this Agreement, the Company and its Subsidiaries possess all Technology used by the Company and its Subsidiaries in the development and maintenance of the products of the Company and its Subsidiaries, except as would not be material to the operations of the business of the Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries have not disclosed, delivered, licensed or otherwise made available, and do not have a duty or obligation (whether present, contingent, or otherwise) to disclose, deliver, license, or otherwise make available, any source code that embodies material Company Intellectual Property Rights for any product of the Company and its Subsidiaries to any Person, except as would not be material to the operations of the business of the Company and its Subsidiaries, taken as a whole.

(m) Open Source Software. To the Knowledge of the Company, no material Technology of the Company or any of its Subsidiaries is distributed with any software that is licensed to the Company or any of its Subsidiaries pursuant to, or is otherwise subject to, an open source, public-source, freeware or other third party license agreement that, in each case, requires the Company or any of its Subsidiaries to disclose or license any material proprietary source code that embodies material Company Intellectual Property Rights for any product of the Company or any of its Subsidiaries or that requires any material product to be made available at no charge, except, in each case, as would not be material to the operations of the business of the Company and its Subsidiaries, taken as a whole.

3.17 Tax Matters.

(a) Tax Returns. Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and each of its Subsidiaries have (i) duly and timely filed or caused to be filed (taking into account valid extensions) all United States federal, state, local and non-United States returns, estimates, information statements and reports (including amendments thereto) relating to any and all Taxes (“Tax Returns”) required to be filed by any of them; and (ii) paid, or have adequately reserved ( in accordance with

GAAP) for the payment of, all Taxes that are required to be paid. The most recent financial statements contained in the Company SEC Reports reflect an adequate reserve (in accordance with GAAP) for all material Taxes accrued but not then payable by the Company and its Subsidiaries through the date of such financial statements. Neither the Company nor any of its Subsidiaries has executed any waiver, except in connection with any ongoing Tax examination, of any statute of limitations on, or extended the period for the assessment or collection of, any Tax, in each case that has not since expired.

(b) Tax Return Extensions and Tax Liens. There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of the Company or any of the Subsidiaries.

(c) Tax Accounting. Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (a) change in method of accounting for a taxable period ending on or prior to the Closing Date, (b) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-United States income Tax Law) executed on or prior to the Closing Date, (c) intercompany transaction or excess loss amount described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-United States income Tax Law) with respect to a transaction occurring on or prior to the Closing Date, (d) installment sale or open transaction disposition made on or prior to the Closing Date or (e) election under Section 108(i) of the Code made on or prior to the Closing Date.

(d) Withholding Taxes. The Company and each of its Subsidiaries has timely paid or withheld with respect to their employees and other third Persons (and paid over any amounts withheld to the appropriate Tax authority) all material United States federal and state income taxes, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other similar Taxes required to be paid or withheld. The Company has undertaken in good faith to classify appropriately all service providers as either employees or independent contractors for all Tax purposes.

(e) No Audits. No audits or other examinations with respect to income or other material Taxes of the Company or any of its Subsidiaries are presently in progress or have been asserted or proposed in writing. No written claim has ever been made by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or such Subsidiary, as the case may be, is or may be subject to tax in that jurisdiction.

(f) Spin-offs. Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment pursuant to Section 355 of the Code.

(g) No Listed Transaction. Neither the Company nor any of its Subsidiaries has engaged in a “listed transaction” as set forth in Treasury Regulation § 1.6011-4(b)(2).

(h) Tax Agreements. Neither the Company nor any of its Subsidiaries (i) is a party to or bound by, or currently has any material Liability pursuant to, any Tax sharing, allocation or indemnification agreement or obligation, other than any such agreement or obligation entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes; or (ii) has any material Liability for the Taxes of any Person other than the Company and its Subsidiaries pursuant to Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-United States Law) as a transferee or successor, or otherwise by operation of Law.

3.18 Employee Plans.

(a) Employee Plans. Section 3.18(a) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date of this Agreement, of (i) all material “employee benefit plans” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA; and (ii) all other material employment, bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement, disability, insurance, vacation, deferred compensation, severance, termination, retention, change of control and other similar material fringe, welfare or other employee benefit plans, programs, agreement, contracts, policies or binding arrangements (whether or not in writing) maintained or contributed to for the benefit of any current employee or director of the Company, any of its Subsidiaries or any other trade or business (whether or not incorporated) that would be treated as a single employer with the Company or any of its Subsidiaries pursuant to Section 414 of the Code (an “ERISA Affiliate”) and with respect to which the Company or any of its Subsidiaries has any current material Liability, contingent or otherwise (collectively, the “Employee Plans”), other than at-will employment agreements terminable on no more than 30-day’s notice without Liability for severance or termination payments. With respect to each Employee Plan, to the extent applicable, the Company has made available to Parent true, correct and complete copies of (A) the three most recent annual report on Form 5500 required to have been filed with the IRS for each Employee Plan, including all schedules thereto; (B) the most recent determination letter or opinion letter, if any, from the IRS with respect to each Employee Plan that is intended to qualify pursuant to Section 401(a) of the Code; (C) the plan documents including all amendments thereto (or in the case of an unwritten Employee Plan, a written description of the material terms of such plan), summary plan descriptions and summaries of material modification; (D) any related trust agreements, insurance contracts, insurance policies or other documents of any funding arrangements; (E) any notices or other correspondence to or from the IRS or any office or representative of the United States Department of Labor or any similar Governmental Authority relating to any material compliance issues in respect of any such Employee Plan; (F) the coverage and nondiscrimination testing results for the three most recent plan years; and (G) with respect to each material Employee Plan that is maintained in any non-United States jurisdiction (the “International Employee Plans”), to the extent applicable, (1) the most recent annual report or similar compliance documents required to be filed with any Governmental Authority with respect to such plan; and (2) any document comparable to the determination letter referenced pursuant to clause (B) above issued by a Governmental Authority relating to the satisfaction of Law necessary to obtain the most favorable tax treatment.

(b) Absence of Certain Plans. Neither the Company nor any of its ERISA Affiliates currently maintains, sponsors, participates in, contributes to or is required to contribute to, nor has ever maintained, sponsored, participated in, contributed to, or been required to contribute to, (i) a “multiemployer plan” (as defined in Section 3(37) of ERISA); (ii) a “multiple employer plan” (as defined in Section 4063 or Section 4064 of ERISA); (iii) a plan subject to Section 302 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA; or (iv) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(c) Compliance. Each Employee Plan has been maintained, funded, operated and administered in all material respects in accordance with its terms and with all applicable Law, including the applicable provisions of ERISA, the Code, the Patient Protection and Affordable Care Act, and any applicable regulatory guidance issued by any Governmental Authority, and the Company has not received any notice issued by any Government Authority questioning or challenging such compliance. Each Employee Plan intended to be “qualified” under Section 401(a) of the Code is so qualified and the Company has received a favorable determination letter or is entitled, under applicable IRS guidance, to rely on a current favorable opinion or advisory letter from the IRS, as to the tax qualification of such Employee Plan. Nothing has occurred since the date of any such opinion or determination letter that would reasonably be expected to cause the IRS to revoke such determination or adversely affect such qualified status. The Company has, in all material respects, timely paid or made all contributions, distributions, reimbursements and premium payments required under or with respect to each Employee Plan, and, with respect to benefits that have accrued under any unfunded Employee Plan, has paid or properly accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP, in all material respects. All required reports and descriptions (including Form 5500 annual reports, summary annual reports, and summary plan descriptions) have been filed or distributed in material compliance with the applicable requirements of ERISA and the Code with respect to each Employee Plan.

(d) Employee Plan Legal Proceedings. As of the date of this Agreement, there are no material Legal Proceedings pending or, to the Knowledge of the Company, threatened on behalf of or against any Employee

Plan, the assets of any trust pursuant to any Employee Plan, or the plan sponsor, plan administrator or any fiduciary or any Employee Plan with respect to the administration or operation of such plans, other than routine claims for benefits that have been or are being handled through an administrative claims procedure.

(e) No Prohibited Transactions. No fiduciary (within the meaning of Section 3(21) of ERISA) of any Employee Plan subject to Part 4 of Subtitle B of Title I of ERISA has committed a breach of fiduciary duty with respect to that Employee Plan that could subject the Company to any material Liability (including Liability on account of an indemnification obligation). The Company has not incurred any material excise Taxes under Chapter 43 of the Code with respect to any Employee Plan and, to the Knowledge of the Company, nothing has occurred with respect to any Employee Plan that could reasonably be expected to subject the Company to any such Taxes.

(f) No Welfare Benefit Plan. Except as set forth on Section 3.18(f) of the Company Disclosure Letter, no Employee Plan that is a “welfare benefit plan” within the meaning of Section 3(1) of ERISA provides post-termination or retiree life insurance, health or other welfare benefits to any person, except as may be required by Section 4980B of the Code or any similar Law.

(g) No Additional Rights. None of the execution and delivery of this Agreement or the consummation of the Merger will, either alone or in conjunction with any termination of employment or other event (i) result in, or accelerate the time of payment or vesting of, any payment (including severance, change in control, stay or retention bonus or otherwise) becoming due under any Employee Plan; (ii) materially increase any benefits otherwise payable under any Employee Plan; (iii) result in the forfeiture of compensation or benefits under any Employee Plan; or (vi) limit or restrict the Parent to merge, amend or terminate any Employee Plan on or after the Effective Time.

(h) Section 280G. Neither the Company nor any ERISA Affiliate is a party to any agreement or arrangement, covering any current or former employee or independent contractor of the Company or an ERISA Affiliate that, individually or collectively, could give rise to (or already has resulted in) the payment of any amount or provision of any benefit (including accelerated vesting) that could constitute an “excess parachute payment” within the meaning of Section 280G of the Code or subject to an excise tax under Section 4999 of the Code. The Company does not have any obligation to gross up, indemnify or otherwise reimburse any Person for any Taxes (or potential Taxes) imposed (or potentially imposed) pursuant to Section 4999 of the Code.

(i) Section 409A. Each Employee Plan that is subject to Section 409A of the Code has been maintained, in form and operation, in all material respects in compliance with Section 409A of the Code. The Company does not have any obligation to gross up, indemnify or otherwise reimburse any Person for any Taxes (or potential Taxes) imposed (or potentially imposed) pursuant to Section 409A of the Code.

(j) International Employee Plans. Each International Employee Plan has been established, maintained and administered in compliance in all material respects with its terms and conditions and with the requirements prescribed by any applicable Laws. Furthermore, no International Employee Plan has material unfunded Liabilities that as of the Effective Time will not be offset by insurance or fully accrued. Except as set forth on Section 3.18(j) of the Company Disclosure Letter or as required by applicable Law, no condition exists that would prevent the Company or any of its Subsidiaries from terminating or amending any International Employee Plan at any time for any reason without material Liability to the Company or its Subsidiaries (other than ordinary notice and administration requirements and expenses or routine claims for benefits).

(k) No New Employee Plans. Neither the Company nor any of its Subsidiaries has any plan or commitment to amend any Employee Plan or establish any material new employee benefit plan or to materially increase any benefits pursuant to any Employee Plan.

3.19 Labor Matters.

(a) Union Activities. Except as set forth in Section 3.19 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is currently a party to any collective bargaining agreement, labor union contract or trade union agreement (each, a “Collective Bargaining Agreement”). Except as set forth in Section 3.19 of the Company Disclosure Letter, to the Knowledge of the Company, there are no current material activities or proceedings of any labor or trade union to organize any employees of the Company or any of its Subsidiaries with regard to their employment with the Company or any of its Subsidiaries. Except as set forth in Section 3.19 of the Company Disclosure Letter, no Collective Bargaining Agreement representation petition, unfair labor practice complaint or other proceeding before the National Labor Relations Board, trade council or similar government authority is currently being negotiated by the Company or any of its Subsidiaries, nor is any such proceeding pending or, to the Knowledge of the Company, threatened directly against the Company or any of its Subsidiaries, nor have any such proceedings occurred within the past three years. To the Knowledge of the Company, there is no strike, lockout, slowdown, or work stoppage against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened directly against the Company or any of its Subsidiaries, and no such labor disputes have occurred within the past three years.

(b) Wage and Hour Compliance. The Company and its Subsidiaries have complied with applicable Laws and Orders with respect to employment (including applicable Laws, rules and regulations regarding wage and hour requirements, immigration status, discrimination in employment, employment practices, employee health and safety, and collective bargaining), except as provided in Section 3.19 of the Company Disclosure Letter or for instances of such noncompliance that would not reasonably be expected to have a Company Material Adverse Effect.

(c) Withholding. Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and each of its Subsidiaries have withheld all amounts required by applicable Law to be withheld from the wages, salaries and other payments to employees, and are not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing. Neither the Company nor any of its Subsidiaries is liable for any material payment to any trust or other fund or to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits for employees (other than routine payments to be made in the ordinary course of business).

(d) Plant Closures and Layoffs. The Company and its Subsidiaries are in compliance with their obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”), and any similar state, local or foreign Law, in respect of the Business. Except as set forth in Section 3.19 of the Company Disclosure Letter, the Company and its Subsidiaries have not had any layoffs of employees within 90 days prior to the date of this Agreement. Buyer has no Liability under the WARN Act with respect to any events occurring or conditions existing on or prior to the date of this Agreement.

3.20 Permits. Except as would not reasonably be expected to have a Company Material Adverse Effect, as of the date of this Agreement, the Company and its Subsidiaries hold, to the extent legally required, all permits, licenses, variances, clearances, registrations, consents, commissions, franchises, exemptions, Orders, authorizations and approvals from Governmental Authorities (“Permits”) that are required for the operation of the business of the Company and its Subsidiaries as such businesses are being operated as of the date of this Agreement. As of the date of this Agreement, the Company and its Subsidiaries comply with the terms of all Permits, including all Permits issued pursuant to Export/Import Laws, and no suspension or cancellation of any of the Permits is pending or, to the Knowledge of the Company, threatened, except for such noncompliance, suspensions or cancellations that would not reasonably be expected to have a Company Material Adverse Effect.

3.21 Compliance with Laws. The Company and each of its Subsidiaries is and, since December 1, 2011, has been in compliance with all Laws and Orders (i) that are applicable to the Company and its Subsidiaries, (ii) by which the Company or any of its Subsidiaries or any of their respective businesses or properties is bound, or (iii) that are applicable to the conduct of the business or operations of the Company and its Subsidiaries, except, in each case, for noncompliance that would not reasonably be expected to have a Company Material Adverse Effect. Since December 1, 2011, no Governmental Authority has issued any written notice or notification stating that the Company or any of its Subsidiaries is not in compliance with any Law, except where such non-compliance would not reasonably be expected to have a Company Material Adverse Effect. No representation or warranty is made in this Section 3.21 with respect to (a) compliance with the Exchange Act, to the extent such compliance is covered in Sections 3.9 and 3.10; (b) compliance with Environmental Law, which is covered solely in Section 3.15; (c) compliance with applicable Tax Laws, which is covered solely in Section 3.17; (d) compliance with ERISA and other applicable Laws relating to employee benefits, which is covered solely in Section 3.18; (e) compliance with labor Law matters, which is covered solely in Section 3.19; (f) compliance with Export/Import Laws and anti-bribery and anti-corruption Laws, to the extent such compliance is covered in Section 3.26; (g) compliance with Laws relating to Government Contracts, to the extent such compliance is covered in Section 3.27.

3.22 Legal Proceedings; Orders.

(a) No Legal Proceedings. Except as set forth in Section 3.22 of the Company Disclosure Letter, as of the date of this Agreement, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or, to the Knowledge of the Company, any executive officer or director of the Company or any of its Subsidiaries in their capacities as such, in each case by or before any Governmental Authority, other than any such Legal Proceeding that (a) does not involve a material amount in controversy, and (b) does not seek material injunctive or other material non-monetary relief.

(b) No Orders. None of the Company or any of its Subsidiaries is subject to any material Order, whether temporary, preliminary or permanent that would reasonably be expected to have a Company Material Adverse Effect. As of the date hereof, to the Knowledge of the Company, there are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or, to the Knowledge of the Company, threatened, in each case regarding any accounting practices of the Company or any of its Subsidiaries or any malfeasance by any executive officer of the Company. Neither the Company nor any of its Subsidiaries is subject to any material Order of any kind or nature that would prevent or materially delay the consummation of the Merger or the ability of the Company to fully perform its covenants and obligations pursuant to this Agreement.

3.23 Insurance. As of the date of this Agreement, the Company and its Subsidiaries have all material policies of insurance covering the Company and its Subsidiaries and any of their respective employees, properties or assets, including policies of life, property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, that is customarily carried by Persons conducting business similar to that of the Company and its Subsidiaries and are necessary for the conduct of the business or operations of the Company and its Subsidiaries. As of the date of this Agreement, all such insurance policies are legal, valid, binding and enforceable and in full force and effect, no notice of cancellation has been received and there is no existing default or event with respect to any insureds’ obligations under such insurance policies (including with respect to payment of premiums) that, with notice or lapse of time or both, would constitute a default by any insured thereunder, except for such defaults that would not reasonably be expected to have a Company Material Adverse Effect. The Company and its Subsidiaries maintain all material insurance policies required to be maintained pursuant to the terms and conditions of any active Material Contract with any customer or supplier. Neither the execution of, nor the consummation of the transactions contemplated by this Agreement, will trigger a termination right under any material insurance policy of the Company or its Subsidiaries. As of the date of this Agreement, the Company has not received any written (a) notice of cancellation or notice of failure to renew of any such material insurance policy or refusal of coverage thereunder, (b) notice that any issuer of such material insurance policy has filed for protection under applicable bankruptcy Laws or is otherwise in the process of liquidating or has been liquidated, or (c) notice that such material insurance policies are no longer in full force or effect or that the issuer of any such material insurance policy is no longer willing or able to perform its obligations thereunder.

3.24 Related Person Transactions. Except for compensation or other employment arrangements in the ordinary course of business, there are no Contracts, transactions, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any executive officer or director of the Company or any of its Subsidiaries or any Person owning 5% or more of the shares of Company Common Stock (or any of such Person’s immediate family members or Affiliates or associates), on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders.

3.25 Brokers. Except for the Advisor, there is no financial advisor, investment banker, broker, finder, agent or other Person who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission from the Company or its Subsidiaries in connection with the Merger.

3.26 Export Controls; Anti-Bribery and Anti-Corruption.

(a) Export Controls.

(i) Since January 1, 2011, to the Knowledge of the Company, the Company and each of its Subsidiaries has conducted its export transactions in material accordance with all applicable United States export and re-export control Laws, customs Laws, anti-boycott Laws, economic sanctions Laws, and all other similar Laws of other jurisdictions applicable to the Company and its Subsidiaries (collectively, “Export/Import Laws”).

(ii) To the Knowledge of the Company, as of the date of this Agreement, there are no pending or threatened Legal Proceedings against the Company or any of its Subsidiaries alleging a material violation of any of the Export/Import Laws that are applicable to the Company or its Subsidiaries.

(iii) No licenses or approvals pursuant to the United States export control and economic sanctions Laws are necessary for the transfer of any export licenses or other export approvals to Parent or the Surviving Corporation in connection with the consummation of the Merger, except for any such licenses or approvals the failure of which to obtain would not reasonably be expected to have a Company Material Adverse Effect.

(b) Anti-Bribery and Anti-Corruption.

(i) The Company and the Company’s Subsidiaries are currently, and for the five years immediately preceding the date of this Agreement have been, in compliance with all applicable anti-corruption and anti-bribery Laws, including the FCPA and the UKBA. In the five years immediately preceding the date of this Agreement, the Company and the Company’s Subsidiaries have not received notice of, or conducted any internal investigation concerning, any actual or alleged material violation of any applicable anti-corruption or anti-bribery Laws by the Company or its Subsidiaries or any of their officers, directors, employees, agents or representatives.

(ii) None of the Company, the Company’s Subsidiaries or, to the Knowledge of the Company, any officer, director, agent, employee or other Person acting on their behalf, has, during the five years immediately preceding the date of this Agreement, directly or indirectly: (1) made, offered, authorized or promised to make any unlawful payment, contribution or transfer of anything of value to any officer, employee or representative of a foreign or domestic government or any department, agency or instrumentality thereof (including any state-owned enterprise), political party, political campaign or public international organization; or (2) otherwise taken any action which would cause the Company or any of its Subsidiaries to be in violation of the FCPA, UKBA or any other applicable anti-corruption and anti-bribery Laws. The Company has instituted and maintains policies and procedures reasonably designed to ensure, and which, as of the date of this Agreement, are reasonably expected to continue to ensure, compliance with the FCPA.

(iii) To the Knowledge of the Company, there are no pending or threatened claims, charges, investigations, violations, settlements, civil or criminal enforcement actions, lawsuits, or other Legal Proceedings against the Company or any Company Subsidiary by any Governmental Authority with respect to any anti-corruption and anti-bribery Laws.

3.27 Government Contracts.

(a) Since January 1, 2010, to the Knowledge of the Company, none of the Company, any Subsidiary of the Company, or any officer or employee of the Company or any Subsidiary has been under administrative, civil or criminal investigation, indictment or information by a Governmental Authority (except for routine security investigations) that could lead to (i) ineligibility of the Company or any Subsidiary to perform Government Contracts or (ii) the suspension or revocation of any facility or personnel security clearance required by the Company or any of its Subsidiaries for the performance of any Government Contract.

(b) There is no pending audit or, to the Knowledge of the Company, investigation by any Governmental Authority of the Company, any Subsidiary or any of their respective officers or employees with respect to any alleged bribes, directly or indirectly, irregularity, misstatement or omission arising under or relating to a Government Contract.

(c) No voluntary disclosure has been made with respect to any alleged bribes, directly or indirectly, irregularity, misstatement or omission by the Company or any Subsidiary arising under or relating to a Government Contract. Neither the Company, any Subsidiary nor any of their respective officers or employees has made any intentional misstatement or omission in connection with any voluntary disclosure relating to the Company or its Subsidiaries that has led to any of the consequences set forth in Section 3.26(b)(iii) or Section 3.27(b) or any other material damage, penalty assessment, recoupment of payment or disallowance of cost or claim.

(d) Any representations, certifications and warranties made by the Company, any Subsidiary or any of their respective officers or employees in connection with any Government Contract in effect on or after January 1, 2010 were accurate in all material respects as of their effective date. No past performance evaluation received by the Company, any Subsidiary or any of their respective officers or employees with respect to any Government Contract in effect on or after January 1, 2010 has set forth a default or other failure to perform thereunder or termination or default thereof. The Company and each of its Subsidiaries have complied, in all material respects, with all terms and conditions of any Government Contract in effect on or after January 1, 2010.

(e) There are no pending disputes between the Company or any Subsidiary and a Governmental Authority under the Contract Disputes Act or any other federal statute or between the Company or any Subsidiary and any third party arising under or relating to any Government Contract.

(f) Neither the Company nor any Subsidiary is currently in material violation, breach or default of any material Government Contract. None of the Company or any Subsidiary has received a cure notice, a show cause notice or a stop work notice, nor, to the Knowledge of the Company, has the Company or any Subsidiary been threatened with termination for convenience, default or cause under any material Government Contract that is currently in effect.

(g) Neither the Company nor any Subsidiary has received written notice since January 1, 2010 of any claim by a Governmental Authority of competent jurisdiction against the Company or any Subsidiary for any of the following: (i) defective pricing, (ii) noncompliance, (iii) fraud, (iv) false claims or false statements, (v) unallowable costs, including those that may be included in indirect cost claims for prior years that have not yet been finally agreed to by the Governmental Authority, or (vi) any other monetary claims relating to the performance or administration by the Company or any Subsidiary of material Government Contracts. No such claim that was the subject of a written notice received prior to January 1, 2010 remains unresolved.

(h) Neither the Company nor any Subsidiary nor, to the Knowledge of the Company any of their respective officers or employees, has been suspended or debarred from doing business, directly or indirectly, with a Governmental Authority, and, to the Knowledge of the Company, no such suspension or debarment has been initiated or threatened. To the Knowledge of the Company, no Governmental Authority has made a finding of non-responsibility or ineligibility against the Company, any Subsidiary or any of their respective officers or employees. To the Knowledge of the Company, there is no ongoing Legal Proceeding by any Governmental Authority relating to material Government Contracts or the violation of any Law relating to material Government Contracts.

(i) The Company and the Company’s Subsidiaries and their officers, directors, managers and employees collectively hold all security clearances necessary for the operation of their business as presently conducted, except where the failure to have any such clearance would not reasonably be expected to result in a Company Material Adverse Effect.

(j) Each of the Company and its Subsidiaries has, where applicable, notified the applicable Governmental Authority of ownership rights in all subject inventions developed by it pursuant to any Government Contract, including but not limited to the filing of reports of inventions (such as, Department of Defense Form 882 (Report of Inventions and Subcontracts)) where applicable.

3.28 Accounts Receivable. Except as would not reasonably be expected to have a Company Material Adverse Effect, all of the accounts receivable pertaining to the conduct of the business or operations of the Company and its Subsidiaries are owned by and in the name of the Company or its Subsidiaries. All of the Company’s and its Subsidiaries’ material accounts receivable represent bona fide amounts owed for products previously delivered or services previously rendered, and none of the Company’s accounts receivable represent a billing for products or services not yet delivered. To the Knowledge of the Company, all of the Company’s and its Subsidiaries’ material accounts receivable, are reflected properly on its books and records, are valid receivables and are current and collectible except to the extent expressly reserved against or reflected on the Audited Company Balance Sheet (including any related notes and schedules) of the Company and its Subsidiaries. Except to the extent expressly reserved against or reflected on the Audited Company Balance Sheet (including any related notes and schedules) of the Company and its Subsidiaries, to the Knowledge of the Company, there is no reason why the Company’s or its Subsidiaries’ material accounts receivable would not be collectible in the ordinary course of business. Except as would not reasonably be expected to have a Company Material Adverse Effect, no portion of any accounts receivable is subject to any counterclaim, defense or setoff or is otherwise in dispute.

3.29 Inventory. Except as would not reasonably be expected to have a Company Material Adverse Effect, all Inventory used in the conduct of the business or operations of the Company and its Subsidiaries conforms with all applicable specifications and warranties, is not obsolete, is useable or saleable in the ordinary course of business and, if saleable, is saleable at values not less than the book value amounts thereof except to the extent adequately reserved on the consolidated financial statements (including any related notes and schedules) of the Company and its Subsidiaries.

3.30 Information Technology. Except as would not reasonably be expected to have a Company Material Adverse Effect:

(a) all Information Technology currently used in connection with the conduct of the business or operations of the Company and its Subsidiaries is either owned by, or leased or licensed to, the Company or a Subsidiary of the Company. As of the date of this Agreement, no notice of defect has been sent or received by the Company or its Subsidiaries in respect of any license or lease under which the Company or its Subsidiaries receives Information Technology;

(b) the Information Technology owned or leased by the Company and its Subsidiaries has the capacity and performance necessary to fulfill the requirements it currently performs;

(c) all of the Information Technology owned by the Company or its Subsidiaries is held by the Company or a Subsidiary of the Company as sole, legal and beneficial owner and is held free of all encumbrances, charges, security interests or any other similar third party rights or interests; and

(d) the records, systems, controls and data used by the Company or its Subsidiaries are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by third parties with whom the Company or its Subsidiaries has contracted for such services (including holding through electronic, mechanical or photographic process whether computerized or not).

3.31 Product Warranties; Latent Defects.

(a) Section 3.31 of the Company Disclosure Letter sets forth a true and correct list of all standard warranty terms delivered by the Company or its Subsidiaries on the Company’s or its Subsidiaries’ standard forms in connection with products sold or services rendered by the Company or its Subsidiaries. Except as would not reasonably be expected to have a Company Material Adverse Effect, each of the products sold and services provided by the Company or its Subsidiaries meets, and at all times has met, in all material respects, all applicable standards for quality and workmanship prescribed by Law and the applicable Material Contracts.

(b) Except in the ordinary course of business, since January 1, 2010, no material warranty or similar claims have been made against the Company or its Subsidiaries in connection with the conduct of the business or operations of the Company and its Subsidiaries. There exists no pending or, to the Knowledge of the Company, threatened Legal Proceeding by or before any court or Governmental Authority relating to any product or service alleged to have been distributed, completed or sold by the Company or its Subsidiaries to others. To the Knowledge of the Company, there is no material design, manufacturing or other defect in any model or type of product or product specification of the Company or its Subsidiaries. To the Knowledge of the Company, there exists no pending or threatened material product liability or warranty claims relating to the conduct of the business or operations of the Company and its Subsidiaries, except to the extent reserved for on the consolidated financial statements (including any related notes and schedules) of the Company and its Subsidiaries, and to the Knowledge of the Company, there is no reasonable basis for any such Legal Proceeding.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company as follows:

4.1 Organization; Good Standing.

(a) Parent. Parent (i) is duly organized, validly existing and in good standing pursuant to the Laws of its jurisdiction of organization; and (ii) has the requisite power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets.

(b) Merger Sub. Merger Sub (i) is a corporation duly organized, validly existing and in good standing pursuant to the DGCL; and (ii) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets.

(c) Organizational Documents. Parent has made available to the Company true, correct and complete copies of the certificate of incorporation, bylaws and other similar organizational documents of Parent and Merger Sub, each as amended to date. Neither Parent nor Merger Sub is in violation of its certificate of incorporation, bylaws or other similar organizational document.

4.2 Power; Enforceability. Each of Parent and Merger Sub has the requisite power and authority to (a) execute and deliver this Agreement; (b) perform its covenants and obligations hereunder; and (c) consummate the Merger. The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its respective covenants and obligations hereunder and the consummation of the Merger have been duly authorized by all necessary action on the part of each of Parent and Merger Sub and no additional actions on the part of Parent or Merger Sub are necessary to authorize (i) the execution and delivery of this Agreement by each of Parent and Merger Sub; (ii) the performance by each of Parent and Merger Sub of its respective covenants and obligations hereunder; or (iii) the consummation of the Merger, subject only to the filing of the Certificate of Merger pursuant to the DGCL. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except as such enforceability (A) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally; and (B) is subject to general principles of equity.

4.3 Non-Contravention. The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of their respective covenants and obligations hereunder, and the consummation of the Merger do not (a) violate or conflict with any provision of the certificate of incorporation, bylaws or other similar organizational documents of Parent or Merger Sub; (b) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration pursuant to any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent, Merger Sub or any of their properties or assets may be bound; (c) assuming the consents, approvals and authorizations referred to in Section 4.4 have been obtained, violate or conflict with any Law or Order applicable to Parent or Merger Sub or by which any of their properties or assets are bound; or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or Merger Sub, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or Liens that would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations pursuant to this Agreement.

4.4 Requisite Governmental Approvals. No Consent of any Governmental Authority is required on the part of Parent, Merger Sub or any of their Affiliates (a) in connection with the execution and delivery of this Agreement by each of Parent and Merger Sub; (b) the performance by each of Parent and Merger Sub of their respective covenants and obligations pursuant to this Agreement; or (c) the consummation of the Merger, except (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable Laws of states in which the Company and its Subsidiaries are qualified to do business; (ii) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act; (iii) such Consents as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country or the rules and regulations of NASDAQ; (iv) such Consents as may be required under any Antitrust Law, in any case that are applicable to the transactions contemplated by this Agreement; and (v) such other Consents the failure of which to obtain would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations pursuant to this Agreement.

4.5 Legal Proceedings; Orders.

(a) No Legal Proceedings. There are no Legal Proceedings pending or, to the knowledge of Parent or any of its Affiliates, threatened against Parent or Merger Sub that would, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations pursuant to this Agreement.

(b) No Orders. Neither Parent nor Merger Sub is subject to any Order of any kind or nature that would prevent or materially delay the consummation of the Merger or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations pursuant to this Agreement.

4.6 Ownership of Company Capital Stock. None of Parent, Merger Sub or any of their respective directors, officers, general partners or Affiliates or, to the knowledge of Parent or any of its Affiliates, any employees of Parent, Merger Sub or any of their Affiliates (a) has owned any shares of Company Capital Stock; or (b) has been an “interested stockholder” (as defined in Section 203 of the DGCL) of the Company, in each case during the two years prior to the date of this Agreement.

4.7 Brokers. There is no financial advisor, investment banker, broker, finder, agent or other Person who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission from Parent, Merger Sub or any of their Affiliates in connection with the Merger.

4.8 Operations of Parent and Merger Sub. Each of Parent and Merger Sub has been formed solely for the purpose of engaging in the Merger, and, prior to the Effective Time, neither Parent nor Merger Sub will have engaged in any other business activities and will have incurred no Liabilities or obligations other than as contemplated by the Financing Letters or any agreements or arrangements entered into in connection with the Debt Financing (collectively, the “Financing Documents”), the Guaranty and this Agreement. Parent owns beneficially and of record all of the outstanding capital stock, and other equity and voting interest in, Merger Sub free and clear of all Liens.

4.9 No Parent Vote or Approval Required. No vote or consent of the holders of any capital stock of, or other equity or voting interest in, Parent is necessary to approve this Agreement and the Merger. The vote or consent of Parent, as the sole stockholder of Merger Sub, is the only vote or consent of the capital stock of, or other equity interest in, Merger Sub necessary to approve this Agreement and the Merger.

4.10 Guaranty. Concurrently with the execution of this Agreement, Guarantor has delivered to the Company the duly executed Guaranty. The Guaranty is in full force and effect and constitutes a legal, valid and binding obligation of Guarantor, enforceable against it in accordance with its terms, except as such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally; and (b) is subject to general principles of equity. No event has occurred that, with notice or lapse of time or both, would, or would reasonably be expected to, constitute a default on the part of Guarantor pursuant to the Guaranty.

4.11 Financing.

(a) Financing Letters. As of the date of this Agreement, Parent has delivered to the Company true, correct and complete copies of (i) an executed commitment letter, dated as of the date of this Agreement, between Parent and Guarantor (the “Equity Commitment Letter”) pursuant to which Guarantor has committed, subject only to the terms and conditions thereof, to invest in Parent, directly or indirectly, the cash amounts set forth therein for the purpose of funding a portion of the aggregate value of the Merger (the “Equity Financing” and, together with the Debt Commitment Letters, the “Financing Letters”); (ii) an executed commitment letter, dated as of the date of this Agreement, among Parent, BNP Paribas Securities Corp., BNP Paribas and any other Additional Arrangers (as such term is defined therein) from time to time party thereto (the “Senior Debt Commitment Letter”); and (iii) an executed commitment letter, dated as of the date of this Agreement, among Parent and Babson Capital Management LLC (“Babson”), and certain of Babson’s affiliates and/or accounts and funds which Babson manages and advises (the “Subordinated Debt Commitment Letter” and, together with the Senior Debt Commitment Letter, the “Debt Commitment Letters”) pursuant to which the lenders party thereto have committed, subject only to the terms and conditions thereof, to lend the amounts set forth therein for the purpose of funding a portion of the aggregate value of the Merger (including the repayment, prepayment or discharge of the Credit Agreement) (collectively, the financings contemplated by the Debt Commitment Letters, the “Debt Financing” and, together with the Equity Financing, the “Financing”). Parent has also delivered to the Company true, correct and complete copies of any fee letters (which may be redacted so long as no redaction covers terms that would adversely affect the amount, conditionality, availability or termination of the Debt Financing) in connection with the Debt Commitment Letters (any such letter, a “Fee Letter”). The Equity Commitment Letter provides that the Company is an express third party beneficiary thereof and is entitled to enforce the terms of the Equity Commitment Letter subject to the terms and conditions thereof and hereof.

(b) No Amendments. As of the date of this Agreement, (i) the Financing Letters and the terms of the Financing have not been amended or modified prior to the date of this Agreement; (ii) no such amendment or modification is contemplated by Parent or Merger Sub; and (iii) the respective commitments contained therein have not been withdrawn, terminated or rescinded in any respect. As of the date of this Agreement, there are no other Contracts, agreements, side letters or arrangements to which Parent or Merger Sub is a party relating to the funding or investing, as applicable, of the full amount of the Financing, other than as expressly set forth in the Financing Letters and any Fee Letters.

(c) Sufficiency of Financing. Assuming (i) the Company’s representations and warranties set forth in Article III are true and correct, and (ii) the Financing is funded in accordance with the Commitment Letters, the aggregate net proceeds of the Financing provided under the Commitment Letters are sufficient to (1) make all payments contemplated by this Agreement in connection with the Merger (including the payment of all amounts payable pursuant to Article II in connection with or as a result of the Merger); (2) repay, prepay or discharge (after giving effect to the Merger) the current principal of and any interest, including any interest accrued between the date of this Agreement and the Effective Time, on, and all other indebtedness outstanding pursuant to, the Credit Agreement; and (3) pay all reasonable fees and expenses required to be paid at the Closing by the Company, Parent or Merger Sub in connection with the Merger and the Financing.

(d) Validity. As of the date of this Agreement, the Financing Letters (in the forms delivered by Parent to the Company) are in full force and effect and constitute the legal, valid and binding obligations of Parent and, to the knowledge of Parent and Merger Sub, the other parties thereto (including, with respect to the Equity Commitment Letter, Guarantor), as applicable, enforceable against Parent and, to the knowledge of Parent and Merger Sub, the other parties thereto, as applicable, in accordance with their terms, except as such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally; and (ii) is subject to general principles of equity. As of the date of this Agreement, other than as expressly set forth in the Financing Letters and any related Fee Letters, there are no conditions precedent or other contingencies related to the funding of the full proceeds of the Financing pursuant to any agreement relating to the Financing to which Guarantor, Parent, Merger Sub or any of their respective Affiliates is a party. As of the date of this Agreement, no event has occurred that, with notice or lapse of time or both, would, or would reasonably be expected to, constitute a material default or breach on the part of Parent or Merger Sub or, to the knowledge of Parent, any of the other parties thereto pursuant to the Financing Letters. As of the date of this Agreement, assuming the satisfaction of the conditions to the Merger, Parent has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of the Financing to be satisfied by it. As of the date of this Agreement, Parent and Merger Sub have fully paid, or caused to be fully paid, all commitment or other fees that are due and payable on or prior to the date of this Agreement pursuant to the terms of the Financing Letters.

4.12 Stockholder and Management Arrangements. As of the date of this Agreement, neither Parent or Merger Sub nor any of their respective Affiliates is a party to any Contract, or has authorized, made or entered into, or committed or agreed to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any stockholder (other than any existing limited partner of Guarantor or any of its Affiliates), director, officer, employee or other Affiliate of the Company or any of its Subsidiaries pursuant to which any (a) such holder of Company Common Stock would be entitled to receive consideration of a different amount or nature than the Per Share Price in respect of such holder’s shares of Company Common Stock; (b) such holder of Company Common Stock has agreed to approve this Agreement or vote against any Superior Proposal; or (c) such stockholder, director, officer, employee or other Affiliate of the Company other than Guarantor has agreed to provide, directly or indirectly, equity investment to Parent, Merger Sub or the Company to finance any portion of the Merger. As of the date of this Agreement, neither Parent nor Merger Sub nor any of their respective Affiliates is a party to any Contract as to continuing employment from and after the Effective Time with any stockholder (other than any existing limited partner of Guarantor or any of its Affiliates), director, officer, employee or other Affiliate of the Company or any of its Subsidiaries.

4.13 Solvency. As of the Effective Time and immediately after giving effect to the Merger (including the payment of all amounts payable pursuant to Article II in connection with or as a result of the Merger and all related fees and expenses of Parent, Merger Sub, the Company and their respective Subsidiaries in connection therewith), assuming (a) satisfaction of the conditions to Parent’s and Merger Sub’s obligation to consummate the Merger, and after giving effect to the Merger, including the Financing, (b) any repayment or refinancing of debt contemplated in this Agreement or the Debt Commitment Letters, (c) the accuracy of the representations and warranties of the Company set forth in Article III, without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein, and compliance by the Company with the covenants and other agreements of the Company contained herein, (d) payment of all amounts required to be paid in connection with the consummation of the Merger and (e) that any estimates, projections, forecasts, forward-looking information or business plans of the Company and its Subsidiaries that have been provided by the Company to Parent prior to the date hereof were prepared based upon assumptions that were, at the time made, and continue to be, at the Effective Time, reasonable, (i) the amount of the “fair saleable value” of the assets of each of the Surviving Corporation and its Subsidiaries will exceed (1) the value of all liabilities of the Surviving Corporation and such Subsidiaries, including contingent and other liabilities; and (2) the amount that will be required to pay the probable liabilities of each of the Surviving Corporation and its Subsidiaries on their existing debts (including contingent liabilities) as such debts become absolute and matured; (ii) each of the Surviving Corporation and its Subsidiaries will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged; and (iii) each of the Surviving Corporation and its Subsidiaries will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of the foregoing, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

4.14 No Other Negotiations. As of the date of this Agreement, none of Parent, Merger Sub or any of their respective Affiliates is involved in substantive negotiations with respect to the acquisition of any business that would reasonably be deemed to be materially competitive with the businesses of the Company and its Subsidiaries.

4.15 No Other Representations and Warranties. Each of Parent and Merger Sub, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III:

(a) neither the Company nor any of its Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to the Company, its Subsidiaries or any of their businesses, operations or otherwise in connection with this Agreement or the Merger;

(b) no Person has been authorized by the Company, any of its Subsidiaries or any of its or their respective Affiliates or Representatives to make any representation or warranty relating to the Company, its Subsidiaries or any of their businesses or operations or otherwise in connection with this Agreement or the Merger, and if made, such representation or warranty must not be relied upon by Parent, Merger Sub or any of their respective Affiliates or Representatives as having been authorized by the Company, any of its Subsidiaries or any of its or their respective Affiliates or Representatives (or any other Person on their behalf);

(c) the representations and warranties made by the Company in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and the Company hereby disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their respective Affiliates or Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements); and

(d) any forecasts, budgets, projections, estimates or other information provided by the Company or any Representative of the Company to Parent or Merger are not and shall not be deemed to be or include representations or warranties unless and to the extent any such information is the subject of any representation or warranty of the Company herein and Parent is not acting in reliance on any representation or warranty, express or implied, other than as set forth in Article III of this Agreement (it being understood that this clause (d) will not affect the assumptions set forth in Section 4.13).

ARTICLE V

INTERIM OPERATIONS OF THE COMPANY

5.1 Affirmative Obligations. Except (a) as expressly permitted by this Agreement; (b) as set forth in Section 5.1 or Section 5.2 of the Company Disclosure Letter; or (c) as approved by Parent in writing (which approval will not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will, and will cause each of its Subsidiaries to, (i) use its respective reasonable best efforts to maintain its existence in good standing pursuant to applicable Law; (ii) subject to the restrictions and exceptions set forth in Section 5.2, conduct its business and operations in the ordinary course of business and pay all material Taxes when due and prior to delinquency; and (iii) use its respective reasonable best efforts, consistent with past practices and policies, to (a) preserve intact its material assets, properties, Contracts or other legally binding understandings, licenses and business organizations; (b) keep available the services of its current officers and key employees and consultants of the Company and each of its Subsidiaries; and (c) preserve the current relationships with customers, suppliers, distributors, lessors, licensors, licensees, creditors, contractors and other Persons with which the Company or any of its Subsidiaries has significant business relations.

5.2 Forbearance Covenants. Except (i) as set forth in Section 5.2 of the Company Disclosure Letter; or (ii) as approved by Parent in writing (which approval will not be unreasonably withheld, conditioned or delayed); or (iii) as expressly permitted by the terms of this Agreement, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will not, and will not permit any of its Subsidiaries, to:

(a) amend the Charter, the Bylaws or any other similar organizational document;

(b) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(c) issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company Securities or any other securities of the Company or any of its Subsidiaries, except (A) for the issuance and sale of shares of Company Common Stock pursuant to Company Options or Company Restricted Stock Units outstanding as of the Capitalization Date in accordance with their terms, including the Company Stock Plan; or (B) in connection with the Subsidiary Exchangeable Stock;

(d) directly or indirectly acquire, repurchase or redeem any Company Securities or any other securities of the Company or any of its Subsidiaries, except for (A) repurchases or forfeitures of Company Securities pursuant to the terms and conditions of Company Options or Company Restricted Stock Units outstanding as of the date of this Agreement in accordance with their terms, including the Company Stock Plan, as of the date of this Agreement, (B) redemption of the Company Voting Stock pursuant to the Charter or (C) in connection with the Subsidiary Exchangeable Stock;

(e) (A) adjust, split, combine or reclassify any shares of capital stock, or issue or authorize or propose the issuance of any other Company Securities or any other securities of the Company or any of its Subsidiaries in respect of, in lieu of or in substitution for, shares of its capital stock or other equity or voting interest, except in connection with the Subsidiary Exchangeable Stock; (B) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock or other equity or voting interest, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock or other equity or voting interest, except for cash dividends made by any direct or indirect wholly owned Subsidiary of the Company to the Company or one of its other wholly owned Subsidiaries or in connection with any internal reorganization transactions solely among the wholly owned Subsidiaries of the Company; (C) pledge or encumber any shares of its capital stock or other equity or voting interest; or (D) modify the terms of any shares of its capital stock or other equity or voting interest;

(f) (A) incur, assume or suffer any Indebtedness (including any long-term or short-term debt) or issue any debt securities, except (1) for trade payables incurred in the ordinary course of business; (2) for loans or advances to direct or indirect wholly owned Subsidiaries of the Company; and (3) pursuant to the Credit Agreement as in effect on the date of this Agreement; (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except with respect to obligations of direct or indirect wholly owned Subsidiaries of the Company; (C) make any loans, advances or capital contributions to, or investments in, any other Person, except for (a) extensions of credit to customers in the ordinary course of business; and (b) advances to directors, officers and other employees for travel and other business-related expenses, in each case in the ordinary course of business and in compliance in all material respects with the Company’s policies related thereto; or (D) acquire, lease, license, sell, abandon, transfer, assign, guarantee, exchange, mortgage, pledge, or otherwise encumber any assets, tangible or intangible, or create or suffer to exist any Lien thereupon (other than Permitted Liens);

(g) (A) enter into, adopt, amend (including accelerating the vesting), modify or terminate any bonus, profit sharing, incentive, compensation, severance, retention, termination, option, appreciation right, equity-based compensation, performance unit, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, change in control, severance or other Employee Plan or employee benefit agreement, trust, plan, fund or other arrangement (including any agreement, trust, plan, fund or arrangement that would be an Employee Plan if it were in existence on the date of this Agreement) for the compensation, benefit or welfare of any current or former director, officer or employee or independent contractor in any manner; (B) increase or commit to increase the salaries, bonuses, severance, termination, retention or change in control pay or other compensation (including equity-based compensation) or benefits payable or to become payable to any director, officer or employee or independent contractor, pay any special bonus or special remuneration to any director, officer or employee or independent contractor, or pay any benefit not required by any Employee Plan, except in the case of each of (A) and (B), (1) as may be required by applicable Law; or (2) in connection with the hiring of non-officer employees, who have individual annual compensation that is not in excess of $125,000, in the ordinary course of business and consistent with past practice; (C) enter into any change in control, severance or similar agreement or any retention or similar agreement with any officer, employee, director or independent contractor; (D) terminate (provided, that, after consultation with Parent, the Company can terminate for cause), promote or change the title of any director or officer (retroactively or otherwise); (E) hire or make an offer to hire any new employee, officer, director or independent contractor, except for the hiring or promotion of non-officer employees who have an aggregate annual compensation that is not in excess of $125,000, in the ordinary course of business consistent with past practice; or (F) enter into any Contract with respect to any labor dispute, organizing activity or proceeding, or any lockouts, slowdowns, strikes or work stoppages, or threats of any thereof;

(h) settle or compromise, release or waive any pending or threatened Legal Proceeding, or commence any Legal Proceeding involving individually more than $100,000 or in the aggregate more than $250,000, except for the settlement or compromise, release or waiver of any Legal Proceeding (i) that is in the ordinary course of business and does not include any obligation (other than the payment of money that is fully paid by insurance) to be performed by the Company or its Subsidiaries following the Effective Time (including any obligation to refrain from taking or performing any activities or actions), or waive any material claims or rights, (ii) that is reflected or reserved against in the Audited Company Balance Sheet (but the cost of the settlement, compromise, release or waiver of any such Legal Proceeding shall not exceed the amount so reflected or reserved against in the Audited Company Balance Sheet therefor), or (iii) set forth on Schedule 5.2(h) of the Company Disclosure Letter;

(i) except as required by applicable Law or GAAP, (A) revalue in any material respect any of its properties or assets, including writing-off notes or accounts receivable, other than in the ordinary course of business; or (B) make any material change in any of its accounting principles or practices;

(j) (A) make or change any material Tax election; (B) settle or compromise any material Tax claim or assessment; (C) amend any income or other material Tax Return; (D) waive any right to claim a Tax refund; or (E) consent to any extension or waiver of any limitation period with respect to any claim or assessment;

(k) (A) incur or commit to incur any capital expenditures other than (1) consistent with the capital expenditure budget set forth in Section 5.2(k) of the Company Disclosure Letter; or (2) pursuant to obligations imposed by Material Contracts; (B) enter into, modify, amend, renew, extend, modify or terminate, or otherwise waive, release or assign any rights, claims or benefits of the Company or any of its Subsidiaries under, any (a) Contract (other than any Material Contract) that if so entered into, modified, amended or terminated would reasonably be expected to have a Company Material Adverse Effect; or (b) Material Contract (or Contract that would have been a Material Contract if entered into prior to the date hereof), except in the ordinary course of business consistent with past practice; (C) maintain insurance at less than current levels or otherwise in a manner inconsistent with past practice; (D) engage in any transaction with, or enter into any agreement, Contract, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC; (E) effectuate a “plant closing,” “mass layoff” (each as defined in the WARN Act) or other employee layoff event affecting in whole or in part any site of employment, facility, operating unit or employee; (F) grant any material refunds, credits, rebates or other allowances to any end user, customer, reseller or distributor, in each case other than in the ordinary course of business consistent with past practice; or (G) waive, release, grant or transfer any right of material value other than in the ordinary course of business consistent with past practice;

(l) acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any material equity interest therein or enter into any joint venture, partnership, limited liability corporation or similar arrangement with any third Person;

(m) enter into any collective bargaining agreement or agreement to form a work council or other agreement with any labor organization or works council (except to the extent required by applicable Law);

(n) adopt or implement any stockholder rights plan or similar arrangement, in each case, applicable to the Merger or any other transaction consummated pursuant to Parent’s rights under Section 5.3(d)(i)(3) or Section 5.3(d)(i)(4);

(o) except as required by applicable Law and this Agreement, convene any regular or special meeting of the Company’s stockholders or of the holders of any securities of its Subsidiaries;

(p) enter into any Contract that by its terms limits, curtails or restricts the ability of the Company or any of its Subsidiaries to compete or conduct activities in any geographic area, line of business, or with any Person, in each case in a manner that is or would reasonably be expected to be material to the operations of the Company and its Subsidiaries taken as a whole;

(q) except for outbound licenses set forth in Contracts with the Company’s and its Subsidiaries’ customers entered into in the ordinary course of business consistent with past practice, grant to any third Person any license, sublicense, covenant not to sue, immunity, authorization, release or other right with respect to any material Intellectual Property Rights; assign or transfer to any third Person any material Company Intellectual Property Rights; or abandon any Company Registered Intellectual Property Rights;

(r) terminate or cancel, let lapse, or amend or modify in any material respect, other than renewals in the ordinary course of business, any material insurance policies maintained by the Company or any of its Subsidiaries which are not promptly replaced by a comparable amount of insurance coverage with reputable independent insurance companies or underwriters;

(s) establish or otherwise engage in the conduct of any new line of business; or

(t) authorize any of, or enter into or agree or commit to enter into a Contract to take, any of the actions prohibited by this Section 5.2.

5.3 No Solicitation.

(a) Cessation of Discussions; No Solicitation or Negotiation. As of the date of this Agreement, the Company and its Subsidiaries have ceased any and all discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal and terminated such Persons’ access to any data room containing the Company’s confidential information, and, following the execution of this Agreement, will use reasonable best efforts to request the return from all such Persons or the destruction by such Persons of all copies of confidential information previously provided to such Persons by the Company, its Subsidiaries or Representatives. Subject to the terms of Section 5.3(b), from the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company and its Subsidiaries will not, and will not instruct, authorize or knowingly permit any of their respective Affiliates, directors, officers, employees, consultants, agents, representatives and advisors (collectively, “Representatives”) to, directly or indirectly, (i) solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, an Acquisition Proposal; (ii) furnish to any Person (other than to Parent, Merger Sub or any designees of Parent or Merger Sub) any non-public information relating to the Company or any of its Subsidiaries or afford to any Person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries (other than Parent, Merger Sub or any designees of Parent or Merger Sub), or take any other action with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, an Acquisition Proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to an Acquisition Proposal; (iii) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal (other than informing such Persons of the provisions contained in this Section 5.3); (iv) approve, endorse or recommend an Acquisition Proposal; or (v) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, other than an Acceptable Confidentiality Agreement (any such letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, an “Alternative Acquisition Agreement”).

(b) Superior Proposals. Notwithstanding anything to the contrary set forth in this Section 5.3 (except as set forth in clause (iii) of Section 5.3(a)), from the date of this Agreement until the Company’s receipt of the Requisite Stockholder Approval, if the Company receives from any Person a bona fide, written and unsolicited Acquisition Proposal not resulting from a material breach of Section 5.3 of this Agreement, the Company Board (or a committee thereof) may, directly or indirectly through one or more of their Representatives (including the Advisor), participate or engage in discussions or negotiations with, furnish any non-public information relating to the Company or any of its Subsidiaries to, or afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries pursuant to an Acceptable Confidentiality Agreement to such Person or its Representatives if and only if (i) the Company Board (or a committee thereof) has determined in good faith (after consultation with its outside legal counsel) that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal, (ii) the Company Board (or a committee thereof) has determined in good faith (after consultation with its outside legal counsel) that the failure to take the actions contemplated by this Section 5.3(b) would be inconsistent with its fiduciary duties under Delaware Law; and (iii) the Company has given Parent written notice of the identity of such Person, a copy of an Acceptable Confidentiality Agreement entered into with such Person, a copy of such Acquisition Proposal and notice of the Company’s intention to participate or engage in discussions or negotiations with, or furnish non-public information to, such Person; and provided further, that the Company will promptly (and in any event within one Business Day) make available to Parent any non-public information concerning the Company and its Subsidiaries that is provided to any such Person or its Representatives that was not previously made available to Parent. Notwithstanding anything to the contrary set forth in this Section 5.3 or elsewhere in this Agreement, prior to the Effective Time, neither the Company nor any of its Subsidiaries shall terminate, amend, modify or waive any rights under, or release any Person (other than Parent and Merger Sub) from, any “standstill” or other similar agreement between the Company or any of its Subsidiaries, on the one hand, and such Person, on the other, unless the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties under Delaware Law.

(c) No Change in Company Board Recommendation or Entry into an Alternative Acquisition Agreement. Except as provided by Section 5.3(d), at no time after the date of this Agreement may the Company Board (or a committee thereof):

(i) (A) withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the Company Board Recommendation in a manner adverse to Parent in any material respect; (B) publicly adopt, approve, endorse, recommend or otherwise declare advisable an Acquisition Proposal; (C) fail to publicly reaffirm the Company Board Recommendation within 10 Business Days after Parent so requests in writing with respect to the first request by Parent and within 5 Business Days after Parent so requests in writing thereafter (it being understood that the Company will have no obligation to make such reaffirmation on more than two separate occasions); (D) take or fail to take any formal action or make or fail to make any recommendation or public statement in connection with a tender or exchange offer, other than a recommendation against such offer or a “stop, look and listen” communication by the Company Board (or a committee thereof) to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication); or (E) to the extent applicable, fail to include the Company Board Recommendation in the Proxy Statement (any action described in clauses (A) through (E), a “Company Board Recommendation Change”); provided, however, that for the avoidance of doubt, neither (1) the determination by the Company Board (or a committee thereof) that an Acquisition Proposal constitutes a Superior Proposal nor (2) the delivery by the Company of any notice contemplated by Section 5.3(b) to Parent, will constitute a Company Board Recommendation Change; or

(ii) cause or permit the Company or any of its Subsidiaries to enter into an Alternative Acquisition Agreement.

(d) Company Board Recommendation Change; Entry into Alternative Acquisition Agreement. Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Requisite Stockholder Approval:

(i) other than in connection with a bona fide Acquisition Proposal that constitutes a Superior Proposal, the Company Board (or an authorized committee thereof) may effect a Company Board Recommendation Change in response to any material event or material change in circumstances with respect to the Company that (A) was not known or reasonably foreseeable to the Company Board as of the date of this Agreement; and (B) does not relate to any Acquisition Proposal (each such event, an “Intervening Event”), if the Company Board (or an authorized committee thereof) determines in good faith (after consultation with its outside legal counsel) that the failure to do so in light of such Intervening Event would be reasonably likely to be inconsistent with its fiduciary duties under Delaware Law if and only if:

(1) the Company has provided prior written notice to Parent at least four Business Days in advance to the effect that the Company Board (or an authorized committee thereof) has (A) so determined; and (B) resolved to effect a Company Board Recommendation Change pursuant to this Section 5.3(d)(i), which notice will specify the applicable Intervening Event in reasonable detail;

(2) prior to effecting such Company Board Recommendation Change, the Company and its Representatives, during such four Business Day period, must have (A) negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to make such adjustments to the terms and conditions of this Agreement so that the Company Board (or an authorized committee thereof) no longer determines that the failure to make a Company Board Recommendation Change in response to such Intervening Event would be inconsistent with its fiduciary duties under Delaware Law; and (B) permitted Parent and its Representatives to make a presentation to the Company Board regarding this Agreement and any adjustments with respect thereto (to the extent that Parent requests to make such a presentation); and

(3) if Parent shall have delivered to the Company during such four Business Day period a written and binding offer to modify the terms of this Agreement, the Company Board (or any authorized committee thereof) shall have determined in good faith, after considering the terms of such offer by Parent, that the failure to make a Company Board Recommendation Change in light of such Intervening Event would still be inconsistent with its fiduciary duties under Delaware Law.

(ii) if the Company has received an unsolicited, written bona fide Acquisition Proposal not resulting from a material breach of Section 5.3 of this Agreement, that the Company Board has concluded in good faith (after consultation with its outside legal counsel) is a Superior Proposal, then the Company Board may (A) effect a Company Board Recommendation Change with respect to such Acquisition Proposal; or (B) authorize the Company to terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal, in each case if and only if:

(1) the Company Board (or a committee thereof) determines in good faith (after consultation with outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties under Delaware Law;

(2) the Company has complied in all material respects with its obligations pursuant to this Section 5.3 with respect to such Acquisition Proposal;

(3) (i) the Company has provided prior written notice to Parent at least five Business Days in advance (the “Notice Period”) to the effect that the Company Board (or a committee thereof) has (A) received a bona fide Acquisition Proposal that has not been withdrawn; (B) concluded in good faith that such Acquisition Proposal constitutes a Superior Proposal; and (C) resolved to effect a Company Board Recommendation Change or to terminate this Agreement pursuant to this Section 5.3(d)(ii) absent any revision to the terms and conditions of this Agreement, which notice will specify the basis for such Company Board Recommendation Change or termination, including the identity of the Person of “group” of Persons making such Acquisition Proposal, the material terms thereof and copies of all relevant documents relating to such Acquisition Proposal; and (ii) prior to effecting such Company Board Recommendation Change or termination, the Company and its Representatives, during the Notice Period, must have (1) negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to make such adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal would cease to constitute a Superior Proposal; and (2) permitted Parent and its Representatives to make a presentation to the Company Board regarding this Agreement and any adjustments with respect thereto (to the extent that Parent requests to make such a presentation); provided, however, that in the event of any material revisions to such Acquisition Proposal, the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.3(d)(ii)(3) with respect to such new written notice (it being understood that the “Notice Period” in respect of such new written notice will be three Business Days);

(4) following the end of such Notice Period, the Company Board shall have considered in good faith any revisions to this Agreement offered in writing by Parent in a manner that would form a binding contract if accepted by the Company, and shall have determined in good faith that such Acquisition Proposal continues to constitute a Superior Proposal and, after consultation with outside counsel, the failure to effect a Company Board Recommendation Change or to terminate this Agreement to accept the Alternative Acquisition Agreement would be inconsistent with its fiduciary duties under Delaware Law; and

(5) in the event of any termination of this Agreement in order to cause or permit the Company or any of its Subsidiaries to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal, the Company will have validly terminated this Agreement in accordance with Section 8.1(h), including paying the Company Termination Fee in accordance with Section 8.3(b)(iii).

(e) Notice. From the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will promptly (and, in any event, within 24 hours) notify Parent if any director or executive officer of the Company becomes aware of any receipt by the Company of (i) any Acquisition Proposal, (ii) any request for non-public information that would reasonably be expected to lead to an Acquisition Proposal, or (iii) any inquiry with respect to, or which would reasonably be expected to lead to, any Acquisition Proposal, which notice shall include the material terms and conditions of such Acquisition Proposal, request or inquiry (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such Acquisition Proposal). The Company shall keep Parent reasonably informed of the status and terms of any such Acquisition Proposal, request or inquiry.

(f) Certain Disclosures. Nothing in this Agreement will prohibit the Company or the Company Board (or a committee thereof) from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or complying with Rule 14d-9 promulgated under the Exchange Act, including a “stop, look and listen” communication by the Company Board (or a committee thereof) to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication) if the Company determines, after consultation with its outside legal counsel, that failure to disclose such position would constitute a violation of applicable Law; (ii) informing any Person of the terms of this Section 5.3; (iii) making any disclosure to the Company Stockholders that the Company Board (or a committee thereof) has determined to make in good faith (after consultation with its outside legal counsel) and that the failure to make such disclosure would be inconsistent with its fiduciary duties under Delaware Law or that the failure to make such disclosure would constitute a violation of applicable Law; provided that, in each case, any such statement(s) or disclosures made by the Company Board and/or any committee thereof will be subject to the terms and conditions of this Agreement, including the provisions of Article VIII, and will not limit or otherwise affect the obligations of the Company or the Company Board and the rights of Parent under this Section 5.3.

(g) Breach by Representatives. The Company agrees that any material breach of this Section 5.3 by any of its Representatives will be deemed to be a breach of this Agreement by the Company.

ARTICLE VI

ADDITIONAL COVENANTS

6.1 Required Action and Forbearance; Efforts.

(a) Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, Parent and Merger Sub, on the one hand, and the Company, on the other hand, will use their respective reasonable best efforts (A) to take (or cause to be taken) all actions; (B) do (or cause to be done) all things; and (C) assist and cooperate with the other Parties in doing (or causing to be done) all things, in each case as are necessary, proper or advisable pursuant to applicable Law or otherwise to consummate and make effective, in the most expeditious manner practicable, the Merger, including by:

(i) causing the conditions to the Merger set forth in Article VII to be satisfied;

(ii) (1) obtaining all consents, waivers, approvals, Orders and authorizations from Governmental Authorities; and (2) making all registrations, declarations and filings with Governmental Authorities, in each case that are necessary or advisable to consummate the Merger;

(iii) obtaining all consents, waivers and approvals and delivering all notifications pursuant to any Material Contracts in connection with this Agreement and the consummation of the Merger so as to maintain and preserve the benefits to the Surviving Corporation of such Material Contracts as of and following the consummation of the Merger; and

(iv) executing and delivering any Contracts and other instruments that are reasonably necessary to consummate the Merger.

(b) No Failure to Take Necessary Action. In addition to the foregoing, subject to the terms and conditions of this Agreement, neither Parent or Merger Sub, on the one hand, nor the Company, on the other hand, will take any action, or fail to take any action, that is intended to or has (or would reasonably be expected to have) the effect of (i) preventing, impairing, delaying or otherwise adversely affecting the consummation of the Merger; or (ii) the ability of such Party to fully perform its obligations pursuant to this Agreement. For the avoidance of doubt, no action by the Company taken in compliance with Section 5.3 will be considered a violation of this Section 6.1,

(c) No Consent Fee. Notwithstanding anything to the contrary set forth in this Section 6.1 or elsewhere in this Agreement, neither the Company nor any of its Subsidiaries will be required to agree to the payment of a consent fee (unless payment of such fee is (i) expressly required pursuant to the terms of the applicable Material Contract and (ii) conditioned on consummation of the Merger), “profit sharing” payment or other consideration (including increased or accelerated payments), or the provision of additional security (including a guaranty), in connection with the Merger, including in connection with obtaining any consent pursuant to any Material Contract.

6.2 Antitrust Filings.

(a) Filing Under the HSR Act. Each of Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company (and its Affiliates, if applicable), on the other hand, will (i) file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the Merger as required by the HSR Act within 10 Business Days following the date of this Agreement; and (ii) if required, promptly file comparable pre-merger or post-merger notification filings, forms and submissions with any Governmental Authority that are required by other applicable Antitrust Laws in connection with the Merger. Each of Parent and the Company will (A) cooperate and coordinate (and cause its respective Affiliates to cooperate and coordinate) with the other in the making of such filings; (B) supply the other (or cause the other to be supplied) with any information that may be required in order to make such filings; (C) supply (or cause the other to be supplied) any additional information that reasonably may be required or requested by the FTC, the DOJ or the Governmental Authorities of any other applicable jurisdiction in which any such filing is made; and (D) take all reasonable action necessary to (1) cause the expiration or termination of the applicable waiting periods pursuant to the HSR Act and any other Antitrust Laws applicable to the Merger; and (2) obtain any required consents pursuant to any Antitrust Laws applicable to the Merger, in each case as soon as practicable, subject to the terms and conditions of this Agreement. Each of Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company (and its Affiliates), on the other hand, will promptly inform the other of any communication from any Governmental Authority regarding the Merger in connection with such filings. If any Party or Affiliate thereof receives a request for additional information or documentary material from any Governmental Authority with respect to the Merger pursuant to the HSR Act or any other Antitrust Laws applicable to the Merger, then such Party will make (or cause to be made), as soon as reasonably practicable and after consultation with the other Parties, an appropriate response in compliance with such request.

(b) Divestitures. In furtherance and not in limitation of the foregoing, if and to the extent necessary to obtain clearance of the Merger pursuant to the HSR Act and any other Antitrust Laws applicable to the Merger, each of Parent and Merger Sub (and their respective Affiliates, if applicable) will (i) offer, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, any restrictions on the activities of Parent and Merger Sub, on the one hand, and the Company and its Subsidiaries, on the other hand; and (ii) contest, defend and appeal any Legal Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger; provided that, neither Parent or Merger Sub (or their respective Affiliates) nor the Company and its Subsidiaries shall be required to sell, divest, license or otherwise dispose of any capital stock or other equity or voting interest, assets (whether tangible or intangible), rights, products or businesses of Parent or Merger Sub (or their respective Affiliates), on the one hand, or the Company and its Subsidiaries, on the other hand; provided, further, that neither Parent nor Merger Sub (nor their respective Affiliates) shall be required to take any action that, individually or in the aggregate, would reasonably be expected to have a material and adverse impact on the reasonably expected benefits to Parent or Merger Sub (or their respective Affiliates) of completing the Merger.

6.3 Stockholder Consent; Information Statement; Proxy Statement and Other Required SEC Filings.

(a) Information Statement; Proxy Statement. Promptly following the date of this Agreement and, in any event within ten (10) days following the date of this Agreement, the Company shall, with the assistance and approval (not to be unreasonably withheld) of Parent, (i) in the event that a Stockholder Consent is delivered to the Company, prepare and file with the SEC an information statement of the type contemplated by Rule 14c-2 promulgated under the Exchange Act related to the Merger and this Agreement (as amended or supplemented from time to time, the “Information Statement”), or (ii) in the event that a Stockholder Consent is not delivered to the Company and this Agreement is not terminated by Parent pursuant to Section 8.1(d), prepare and file with the SEC a preliminary proxy statement (as amended or supplemented, the “Proxy Statement”) relating to the Company Stockholder Meeting. Subject to Section 5.3, to the extent the Proxy Statement will be filed with the SEC in accordance with this Section 6.3(a), the Company must include the Company Board Recommendation in the Proxy Statement. Each of Parent and the Company shall use its reasonable best efforts to have the Information Statement or Proxy Statement, as applicable, cleared by the SEC as promptly as practicable after such filing (including by responding to comments of the SEC).

(b) Stockholder Consent. The Company shall take no action to prohibit any Company Stockholder from soliciting a Stockholder Consent, the form of such irrevocable written consent is attached hereto as Exhibit A, from any Company Stockholder in compliance with applicable Law, the Charter and the Bylaws following the execution of this Agreement by the Company. If a Stockholder Consent is received by the Company, promptly upon receipt of such Stockholder Consent, the Company will provide Parent with a facsimile copy of such Stockholder Consent, and, no later than 8:00 p.m. Eastern Time on February 29, 2016, will provide Parent with a certificate (the “Stockholder Consent Certificate”), certifying such Stockholder Consent as true and complete

(including that the shareholdings included therein are in accordance with the Company’s books and records and that the Stockholder Consent constitutes the Requisite Stockholder Approval) and executed by an executive officer of the Company.

(c) Other Required Company Filing. If the Company determines that it is required to file any document other than the Information Statement or Proxy Statement, as applicable, with the SEC in connection with the Merger pursuant to applicable Law (such document, as amended or supplemented, an “Other Required Company Filing”), then the Company will promptly prepare and file such Other Required Company Filing with the SEC. The Company will use its reasonable best efforts to cause the Information Statement or Proxy Statement, as applicable, and any Other Required Company Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and NASDAQ. The Company may not file the Information Statement, Proxy Statement or any Other Required Company Filing, as applicable, with the SEC without first providing Parent and its counsel, to the extent practicable, a reasonable opportunity to review and comment thereon, which comments shall be considered by the Company in good faith. On the date of filing, the date of mailing to the Company Stockholders (if applicable) and at the time of the Company Stockholder Meeting, as applicable, none of the Information Statement or Proxy Statement, as applicable, or any Other Required Company Filing will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, no covenant is made by the Company with respect to any information supplied by Parent, Merger Sub or any of their Affiliates for inclusion or incorporation by reference in the Information Statement or Proxy Statement, as applicable, or any Other Required Company Filing. The information supplied by the Company or its Affiliates for inclusion or incorporation by reference in any Other Required Parent Filings will not, at the time that such Other Required Parent Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(d) Other Required Parent Filing. If Parent, Merger Sub or any of their respective Affiliates determines that it is required to file any document with the SEC in connection with the Merger, a Stockholder Consent or the Company Stockholder Meeting pursuant to applicable Law (an “Other Required Parent Filing”), then Parent and Merger Sub will, and will cause their respective Affiliates to, promptly prepare and file such Other Required Parent Filing with the SEC. Parent and Merger Sub will cause, and will cause their respective Affiliates to cause, any Other Required Parent Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC. Neither Parent or Merger Sub nor any of their respective Affiliates may file any Other Required Parent Filing (or any amendment thereto) with the SEC without first providing the Company and its counsel, to the extent practicable, a reasonable opportunity to review and comment thereon. On the date of filing, the date of mailing to the Company Stockholders (if applicable) and at the time of the Company Stockholder Meeting, as applicable, no Other Required Company Filing will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, no covenant is made by Parent or Merger Sub with respect to any information supplied by the Company for inclusion or incorporation by reference in any Other Required Company Filing. The information supplied by Parent, Merger Sub and their respective Affiliates for inclusion or incorporation by reference in the Proxy Statement or any Other Required Company Filing will not, at the time that the Information Statement or Proxy Statement, as applicable, or such Other Required Company Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(e) Furnishing Information. Each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, will furnish all information concerning it and its Affiliates, if applicable, as the other Party may reasonably request in connection with the preparation and filing with the SEC of the Information Statement or

Proxy Statement, as applicable, or any Other Required Company Filing or any Other Required Parent Filing. As promptly as practicable after the Information Statement or Proxy Statement, as applicable, shall have been cleared by the SEC (or, in the case of the Information Statement, after ten (10) calendar days have passed since the filing of the preliminary Information Statement with the SEC without notice from the SEC of its intent to review the Information Statement), the Company shall cause the Information Statement or Proxy Statement, as applicable, to be mailed to its Company Stockholders and to be filed as required. Notwithstanding the foregoing, prior to filing or mailing the Information Statement or Proxy Statement, as applicable (or any amendment or supplement thereto, as applicable) or responding to any comments of the SEC with respect thereto or with respect to any Other Required Company Filing or any Other Required Parent Filing, the Company (i) shall provide Parent a reasonable opportunity to review and comment on such document or response and (ii) shall include in such document or response all comments reasonably proposed by Parent. If any information relating to the Company, Parent, Merger Sub or any of their respective Affiliates should be discovered by the Company, on the one hand, or Parent or Merger Sub, on the other hand, that should be set forth in an amendment or supplement to the Information Statement or Proxy Statement, as applicable, or any Other Required Company Filing or any Other Required Parent Filing, as the case may be, so that such filing would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Party that discovers such information will promptly notify the other, and an appropriate amendment or supplement to such filing describing such information will be promptly prepared and filed with the SEC by the appropriate Party and, to the extent required by applicable Law or the SEC or its staff, disseminated to the Company Stockholders.

(f) Consultation Prior to Certain Communications. The Company and its Affiliates, on the one hand, and Parent, Merger Sub and their respective Affiliates, on the other hand, may not communicate in writing with the SEC or its staff with respect to the Proxy Statement, any Other Required Company Filing or any Other Required Parent Filing, as the case may be, without first providing the other Party a reasonable opportunity to review and comment on such written communication, which comments shall be considered by the filing party in good faith.

(g) Notices. The Company, on the one hand, and Parent and Merger Sub, on the other hand, will advise the other, promptly after it receives notice thereof, of any receipt of a request by the SEC or its staff for (i) any amendment or revisions to the Proxy Statement, any Other Required Company Filing or any Other Required Parent Filing, as the case may be; (ii) any receipt of comments from the SEC or its staff on the Proxy Statement, any Other Required Company Filing or any Other Required Parent Filing, as the case may be; or (iii) any receipt of a request by the SEC or its staff for additional information in connection therewith.

(h) Dissemination of Proxy Statement. Subject to applicable Law, the Company will use its reasonable best efforts to cause the Proxy Statement to be disseminated to the Company Stockholders as promptly as reasonably practicable following the filing thereof with the SEC and confirmation from the SEC that it will not review, or that it has completed its review of, the Proxy Statement.

6.4 Company Stockholder Meeting.

(a) Call of Company Stockholder Meeting. In the event that a Stockholder Consent is not delivered to the Company and this Agreement is not terminated by Parent pursuant to Section 8.1(d), (i) unless the Company Board has made a Company Board Recommendation Change, the Company Board Recommendation shall be included in the Proxy Statement and (ii) the Company shall take all action necessary in accordance with applicable Law, the Charter, the Bylaws and the rules of NASDAQ to establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholder Meeting”) as promptly as reasonably practicable following the mailing of the Proxy Statement to the Company Stockholders for the purpose of obtaining the Requisite Stockholder Approval. Once the Company has established the record date for the Company Stockholder Meeting, the Company shall not change such record date without the prior written consent of Parent, unless required by applicable Law. Without limiting the generality of the foregoing, the

Company shall hold the Company Stockholder Meeting no later than 45 calendar days after (i) the tenth calendar day after the preliminary Proxy Statement therefor has been filed with the SEC if by such date the SEC has not informed the Company that it intends to review the Proxy Statement or (ii) if the SEC has, by the tenth calendar day after the preliminary Proxy Statement has been filed with the SEC, informed the Company that it intends to review the Proxy Statement, the date on which the SEC confirms that it has no further comments on the Proxy Statement. Subject to Section 5.3 and applicable Law, and unless there has been a Company Board Recommendation Change, the Company will use its reasonable best efforts to solicit proxies to obtain the Requisite Stockholder Approval.

(b) Adjournment of Company Stockholder Meeting. Notwithstanding anything to the contrary in this Agreement, nothing will prevent the Company from postponing or adjourning the Company Stockholder Meeting if (i) there are holders of an insufficient shares of the Company Common Stock present or represented by proxy at the Company Stockholder Meeting to constitute a quorum at the Company Stockholder Meeting; or (ii) the Company is required to postpone or adjourn the Company Stockholder Meeting by applicable Law, Order or a request from the SEC or its staff. Unless this Agreement is validly terminated in accordance with Section 8.1, the Company will submit this Agreement and the Merger to its stockholders at the Company Stockholder Meeting even if the Company Board (or a committee thereof) has effected a Company Board Recommendation Change.

6.5 Financing.

(a) No Amendments to Financing Letters. Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub will not permit any amendment or modification to be made to, or any waiver of any provision or remedy pursuant to, the Financing Letters if such amendment, modification or waiver would, or would reasonably be expected to, (i) reduce the aggregate amount of the Debt Financing (unless the Equity Financing is increased by an equivalent amount) below the amount described in Section 4.11(c); (ii) impose new or additional conditions or other terms, or otherwise expand, amend or modify any of the conditions to the receipt of the Financing, in each case, in a manner that would reasonably be expected to (A) delay or prevent the Closing Date; or (B) make the timely funding of the Financing, or the satisfaction of the conditions to obtaining the Financing, less likely to occur in any respect; or (iii) adversely impact the ability of Parent or the Company, as applicable, to enforce its rights against the other parties to the Financing Letters or the definitive agreements with respect thereto. Any reference in this Agreement to (1) the “Financing” will include the financing contemplated by the Financing Letters as amended or modified in compliance with this Section 6.5(a); and (2) “Equity Commitment Letter,” “Debt Commitment Letters” or “Financing Letters” will include such documents as amended or modified in compliance with this Section 6.5(a). Notwithstanding anything to the contrary herein, Parent and Merger Sub shall not release, waive or reduce (below the amount described in Section 4.11(c)) or consent to the termination of the Debt Commitment Letters or the obligations of the lenders thereunder without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed), except for replacements of the Debt Commitment Letters with alternative financing commitments pursuant to Section 6.5(d) and the appointment of Additional Arrangers (as defined in the Senior Debt Commitment Letter) in accordance with Section 2 of the Senior Debt Commitment Letter.

(b) Taking of Necessary Actions. Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub will use its respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper and advisable to obtain the Financing on the terms and conditions (including, to the extent required, compliance with any flex provisions) described in the Financing Letters and any Fee Letter, including using its reasonable best efforts to (i) maintain in effect the Financing Letters in accordance with the terms and subject to the conditions thereof; (ii) negotiate, execute and deliver definitive agreements with respect to the Debt Financing contemplated by the Debt Commitment Letters on the terms and conditions (including the flex provisions) contemplated by the Debt Commitment Letters and any related Fee Letters (or on terms otherwise no less favorable (taken as a whole) to Parent and Merger Sub than such terms and conditions); (iii) satisfy (or, if applicable, obtain waivers of) on a timely basis all conditions to funding that are applicable to Parent and Merger Sub in the Debt Commitment Letters and such definitive agreements thereto and in the Equity Commitment Letter; (iv) consummate the Financing at or prior to the Closing including by using reasonable best efforts to cause the Financing Sources to fund the Financing at Closing; (v) comply in all material respects with its obligations under the Financing Letters and (vi) enforce its rights pursuant to the Financing Letters. Parent and Merger Sub will fully pay, or cause to be fully paid, all commitment or other fees arising pursuant to the Financing Letters as and when they become due.

(c) Information. Parent must (i) use reasonable best efforts to keep the Company informed on a reasonably current basis and in reasonable detail of material developments concerning the status of its efforts to arrange the Financing; and (ii) provide the Company with copies of all final drafts prior to execution thereof and all executed copies of material definitive agreements related to the Debt Financing; provided that the Parent and Merger Sub will not be required to disclose or provide any information the disclosure of which in the reasonable good faith judgment thereof is prohibited by applicable Law or Order, is subject to attorney-client privilege or would reasonably be expected to result in the disclosure of any trade secrets of third parties or violate any obligation of Parent or Merger Sub with respect to confidentiality (including pursuant to a Contract) not entered into to avoid the disclosure obligations of this sentence. Without limiting the generality of the foregoing, Parent and Merger Sub will give the Company prompt notice (A) of any breach (or breach threatened in writing) or default (or any event or circumstance that, with notice or lapse of time or both, could reasonably be expected to give rise to any breach or default) by any party to the Financing Letters or definitive agreements related to the Financing of which Parent or Merger Sub becomes aware; (B) of the receipt by Parent or Merger Sub of any oral or written notice or communication from any Financing Source with respect to any (1) breach (or breach threatened in writing), default, termination or repudiation by any party to the Financing Letters or any definitive agreements related to the Financing of any provisions of the Financing Letters or such definitive agreements; or (2) written dispute or disagreement between or among any parties to the Financing Letters or any definitive agreements related to the Financing of which Parent or Merger Sub becomes aware; provided that the Parent and Merger Sub will not be required to disclose or provide any information the disclosure of which in the reasonable good faith judgment thereof is prohibited by applicable Law or Order, is subject to attorney-client privilege or would reasonably be expected to result in the disclosure of any trade secrets of third parties or violate any obligation of Parent or Merger Sub with respect to confidentiality (including pursuant to a Contract) not entered into to avoid the disclosure obligations of this sentence; and (C) if for any reason Parent or Merger Sub at any time believes that it will not be able to obtain all or any portion of the Financing sufficient to make the payments described in Section 4.11(c) on the terms, in the manner or from the sources contemplated by the Financing Letters or any definitive agreements related to the Financing. Parent will provide information reasonably requested by the Company regarding any of the circumstances referred to in the previous sentence promptly (but in any event with two Business Days) after the date that the Company delivers a written request therefor to Parent.

(d) Alternate Debt Financing. If any portion of the Debt Financing becomes unavailable on the terms and conditions (including the flex provisions) contemplated in the Debt Commitment Letters and Parent is therefore not able to make the payments described in Section 4.11(c), Parent and Merger Sub will use reasonable best efforts to arrange, as promptly as practicable following the occurrence of such event, to (i) obtain alternative financing from alternative sources on terms and conditions not materially less favorable in the aggregate to Parent and Merger Sub than those contained in the Debt Commitment Letters and any related Fee Letters and in an amount at least equal to the Debt Financing or such unavailable portion thereof sufficient to make the payments described in Section 4.11(c), as the case may be (the “Alternate Debt Financing”); and (ii) obtain one or more new financing commitment letters with respect to such Alternate Debt Financing (the “New Debt Commitment Letters”), which new letters will replace the existing Debt Commitment Letters in whole or in part. Parent will promptly provide a copy of any New Debt Commitment Letters to the Company. In the event that any New Debt Commitment Letters (and any fee letters in connection therewith) are obtained, (A) any reference in this Agreement to the “Financing Letters” or the “Debt Commitment Letters” will be deemed to include the Debt Commitment Letters to the extent not superseded by a New Debt Commitment Letter at the time in question and any New Debt Commitment Letters to the extent then in effect; (B) any reference in this Agreement to the “Financing” or the “Debt Financing” means the debt financing contemplated by the Debt

Commitment Letters as modified pursuant to the foregoing; and (C) any reference to the “Fee Letters” will be deemed to include any new fee letters provided in connection with the New Debt Commitment Letters.

(e) Enforcement of Equity Commitment Letter. Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 6.5(e) will require, and in no event will the reasonable best efforts of Parent or Merger Sub be deemed or construed to require, either Parent or Merger Sub to (i) bring any enforcement action against any source of the Equity Financing to enforce its rights pursuant to the Equity Commitment Letter (it being understood that Parent and Merger Sub will seek to enforce, including by bringing suit for specific performance, the Equity Commitment Letter if the Company seeks and is granted a decree of specific performance of the obligation to consummate the Merger after all conditions to the granting thereof set forth in Section 9.8(b) have been satisfied); or (ii) seek the Equity Financing from any source other than a counterparty to, or in any amount in excess of that contemplated by, the Equity Commitment Letter.

6.6 Financing Cooperation.

(a) Cooperation. Prior to the Effective Time, the Company will use its reasonable best efforts, and will cause each of its Subsidiaries to use its respective reasonable best efforts, to provide Parent with all cooperation reasonably necessary in connection with satisfying the conditions in the Debt Commitment Letters or as is otherwise reasonably requested by Parent in connection with arranging, obtaining and/or syndicating the Debt Financing, including:

(i) participating (and causing senior management and Representatives, with appropriate seniority and expertise, of the Company, to participate) in a reasonable and limited number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies and prospective lenders and their respective advisors, and otherwise cooperating with the marketing efforts for any of the Debt Financing;

(ii) assisting Parent and the Financing Sources with the timely preparation of (i) customary rating agency presentations, bank information memoranda and other documentation required in connection with the Financing; and (ii) forecasts of financial statements of the Surviving Corporation for one or more periods following the Closing; provided, that notwithstanding the foregoing clause (ii), in no event shall the Company be required to provide pro forma financial statements or pro forma adjustments (including regarding any pro forma cost savings, synergies, capitalization and other post-Closing or pro forma adjustments) other than pro forma adjustments for one or more periods following the Closing of the same type as those provided by the Company in forecasts of financial statements of the Surviving Corporation prior to the date of this Agreement; provided, that the foregoing proviso shall not be deemed to exclude information reasonably required to prepare pro forma statements;

(iii) assisting Parent in connection with the timely preparation of (but not executing, unless effective only at or following the Effective Time) any pledge and security documents, currency or interest hedging arrangements and other definitive financing documents as may be reasonably requested by Parent or the Financing Sources (including using reasonable best efforts to obtain consents of accountants for use of their reports in any materials relating to the Debt Financing and accountants’ comfort letters, in each case as reasonably requested by Parent), and otherwise reasonably facilitating the pledging of collateral and the granting of security interests in respect of the Debt Financing, it being understood that such documents will not take effect until the Effective Time;

(iv) furnishing Parent and the Financing Sources, as promptly as practicable, with financial, business and other material information regarding the Company and its Subsidiaries as may be reasonably requested by Parent and that is customarily included in or required for a financing comparable to the Debt Financing and all other financial information necessary for the satisfaction of the obligations and conditions set forth in the Debt Commitment Letters, including the financial statements described in Section 6 of Annex B to the Senior Debt Commitment Letter and the financial statements described in Section 5 of Annex B to the Subordinated Debt Commitment Letter, provided, that, notwithstanding anything in this Section 6.6(a)(iv) but subject to Section 6.6(a)(ii), in no event shall the Company be required to provide pro forma financial statements or pro forma adjustments (including regarding any pro forma cost savings, synergies, capitalization and other post-Closing or pro forma adjustments); provided, that the foregoing proviso shall not be deemed to exclude information reasonably required to prepare pro forma statements;

(v) cooperating with Parent to obtain customary and reasonable corporate and facilities ratings, consents, landlord waivers and estoppels, non-disturbance agreements, non-invasive environmental assessments, legal opinions, surveys and title insurance as reasonably requested by Parent, including in connection with any arrangements to be effectuated after the Closing;

(vi) reasonably facilitating the pledging of collateral (including obtaining and delivering any pay-off letters and other cooperation in connection with the repayment or other retirement of existing indebtedness and the release and termination of any and all related Liens) on or prior to the Closing Date;

(vii) delivering notices of prepayment within the time periods required by the relevant agreements governing indebtedness and obtaining customary payoff letters, Lien terminations and instruments of discharge to be delivered at the Closing, and giving any other necessary notices, to allow for the payoff, discharge and termination in full at the Closing of all indebtedness;

(viii) taking all corporate and other actions, subject to the occurrence of the Closing, reasonably requested by Parent to (1) permit the consummation of the Debt Financing, and (2) cause the direct borrowing or incurrence of all of the proceeds of the Debt Financing by the Surviving Corporation or any of its Subsidiaries concurrently with or immediately following the Effective Time; and

(ix) timely furnishing Parent and the Financing Sources with all documentation and other information required by regulatory authorities about the Company and its Subsidiaries relating to applicable “know your customer” and anti-money laundering rules and regulations.

(b) Obligations of the Company. Nothing in this Section 6.6 will require the Company or any of its Subsidiaries to (i) waive or amend any terms of this Agreement or agree to pay pursuant to the Debt Financing any fees or reimburse any expenses prior to the Effective Time for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Parent; (ii) enter into any definitive agreement (except as expressly set forth in this Section 6.6); (iii) give any indemnities in connection with the Financing that are effective prior to the Effective Time; or (iv) take any action that would unreasonably and materially interfere with the conduct of the business or the Company and its Subsidiaries (taken as a whole) or create an unreasonable and material risk of damage or destruction to any property or assets of the Company and its Subsidiaries (taken as a whole). In addition, (A) no action, Liability or obligation of the Company, any of its Subsidiaries or any of their respective Representatives pursuant to any certificate, agreement, arrangement, document or instrument in respect of the Debt Financing will be effective until the Effective Time, and neither the Company nor any of its Subsidiaries will be required to take any action pursuant to any definitive Debt Financing documentation that is not contingent on the occurrence of the Closing or that must be effective prior to the Effective Time; and (B) any bank information memoranda or other documentation required in relation to the Debt Financing will contain disclosure and financial statements reflecting the Surviving Corporation or its Subsidiaries as the obligor. Nothing in this Section 6.6 will require (1) any officer or Representative of the Company or any of its Subsidiaries to deliver any certificate or opinion or take any other action under this Section 6.6 that could reasonably be expected to result in personal Liability to such officer or Representative; or (2) the Company Board to approve any financing or Contracts related thereto.

(c) Use of Logos. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Financing so long as such logos (i) are used solely in a manner that is not intended to or likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries; and (ii) are used solely in connection with a description of the Company, its business and products, the Merger or the Debt Financing.

(d) Confidentiality. All non-public or other confidential information provided by the Company or any of its Representatives pursuant to this Agreement will be kept confidential in accordance with the Confidentiality Agreement, except that Parent and Merger Sub will be permitted to disclose such information to any financing sources or prospective financing sources and other financial institutions and investors that are or may become parties to the Debt Financing and to any underwriters, initial purchasers or placement agents in connection with the Debt Financing (and, in each case, to their respective counsel and auditors) so long as such Persons (i) agree to be bound by the Confidentiality Agreement as if parties thereto; or (ii) are subject to other confidentiality undertakings reasonably satisfactory to the Company and of which the Company is a beneficiary.

(e) Reimbursement. Promptly upon request by the Company, Parent will reimburse the Company for any reasonable out-of-pocket costs and expenses (including attorneys’ fees) incurred by the Company or any of its Representatives to the extent resulting from the cooperation of the Company and its Representatives contemplated by this Section 6.6.

(f) Indemnification. The Company, its Subsidiaries and their respective Representatives will be indemnified and held harmless by Parent from and against any and all Liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees), interest, awards, judgments, penalties and amounts paid in settlement suffered or incurred by them to the extent resulting from their cooperation in arranging the Debt Financing pursuant to this Agreement or the provision of information utilized in connection therewith (other than information provided by or on behalf of the Company), in each case, except for any Liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees), interest, awards, judgments, penalties and amounts paid (i) to the extent resulting from the fraud, willful misconduct, intentional misrepresentation or gross negligence on the part of the Company or any of its Subsidiaries or any of the respective Representatives thereof or (ii) that are punitive, special, consequential, incidental, exemplary or otherwise not actual damages, in the nature of lost profits, or any diminution in value of property or equity (except, in each case, to the extent actually paid or payable to a non-affiliated third party pursuant to a final and non-appealable judgment or arbitral decision). Parent’s obligations pursuant to Section 6.6(e) and this Section 6.6(f) referred to collectively as the “Reimbursement Obligations.”

(g) No Financing Condition. Parent and Merger Sub each acknowledge and agree that obtaining the Financing is not a condition to the Closing. If the Financing has not been obtained, Parent and Merger Sub will each continue to be obligated, subject to the satisfaction or waiver of the conditions set forth in Article VII, to consummate the Merger.

6.7 Anti-Takeover Laws. The Company and the Company Board will (a) take all actions within their power to ensure that no “anti-takeover” statute or similar statute or regulation is or becomes applicable to the Merger; and (b) if any “anti-takeover” statute or similar statute or regulation becomes applicable to the Merger, take all action within their power to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger.

6.8 Access. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will afford Parent and its Representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books and records and personnel of the Company and its Subsidiaries, except that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any applicable Law or regulation requires the Company to restrict or otherwise prohibit access to such documents or information; (b) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information; (c) access to a Contract to which the Company or any of its Subsidiaries is a party or otherwise bound would violate or cause a default pursuant to, or give a third Person the right terminate or accelerate the rights pursuant to, such Contract; or (d) access would result in the disclosure of any trade secrets of third Persons; and provided further, however, that no information or knowledge obtained by Parent in any investigation conducted pursuant to the access contemplated by this Section 6.8 shall affect or be deemed to modify any representation or warranty set forth in this Agreement or otherwise impair the rights and remedies available to any Party hereunder. Any investigation conducted pursuant to the access contemplated by this Section 6.8 will be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or create a risk of damage or destruction to any property or assets of the Company or its Subsidiaries. Any access to the properties of the Company and its Subsidiaries will be subject to the Company’s reasonable security measures and insurance requirements and will not include the right to perform invasive testing. The terms and conditions of the Confidentiality Agreement will apply to any information obtained by Parent or any of its Representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 6.8. All requests for access pursuant to this Section 6.8 must be directed to the General Counsel of the Company, or another person designated in writing by the Company.

6.9 Section 16(b) Exemption. The Company will take all actions reasonably necessary to cause the Merger, and any dispositions of equity securities of the Company (including derivative securities) in connection with the Merger by each individual who is a director or executive officer of the Company to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act.

6.10 Directors’ and Officers’ Exculpation, Indemnification and Insurance.

(a) Indemnified Persons. The Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) honor and fulfill, in all respects, the obligations of the Company and its Subsidiaries pursuant to any indemnification agreements between the Company and any of its Subsidiaries and any of their respective current or former directors, officers or employees (and any person who becomes a director, officer or employee of the Company or any of its Subsidiaries prior to the Effective Time), on the other hand (collectively, the “Indemnified Persons”). In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) cause the certificates of incorporation, bylaws and other similar organizational documents of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the Charter, the Bylaws and the other similar organizational documents of the Subsidiaries of the Company, as applicable, as of the date of this Agreement. During such six-year period, such provisions may not be repealed, amended or otherwise modified in any manner except as required by applicable Law.

(b) Indemnification Obligation. Without limiting the generality of the provisions of Section 6.10(a), during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) indemnify and hold harmless, to the fullest extent permitted by applicable Law or pursuant to any indemnification agreements with the Company and any of its Subsidiaries in effect on the date of this Agreement, each Indemnified Person from and against any costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, Liabilities and amounts paid in settlement or compromise in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, to the extent that such Legal Proceeding arises, directly or indirectly, out of or pertains, directly or indirectly, to (i) any action or omission, or alleged action or omission, in such Indemnified Person’s capacity as a director, officer, employee or agent of the Company or any of its Subsidiaries or other Affiliates (regardless of whether such action or omission, or alleged action or omission, occurred prior to, at or after the Effective Time); and (ii) the Merger, as well as any actions taken by the Company, Parent or Merger Sub with respect thereto (including any disposition of assets of the Surviving Corporation or any of its Subsidiaries that is alleged to have rendered the Surviving

Corporation or any of its Subsidiaries insolvent), except that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification pursuant to this Section 6.10(b), then the claim asserted in such notice will survive the sixth anniversary of the Effective Time until such claim is fully and finally resolved. In the event of any such Legal Proceeding, (A) the Surviving Corporation will have the right to control the defense thereof after the Effective Time (it being understood that, by electing to control the defense thereof, the Surviving Corporation will be deemed to have waived any right to object to the Indemnified Person’s entitlement to indemnification hereunder with respect thereto); (B) each Indemnified Person will be entitled to retain his or her own counsel, whether or not the Surviving Corporation elects to control the defense of any such Legal Proceeding; (C) the Surviving Corporation will advance all fees and expenses (including reasonable fees and expenses of no more than one separate counsel retained by each Indemnified Person and reasonably acceptable to the Surviving Corporation) as incurred by an Indemnified Person in the defense of such Legal Proceeding, whether or not the Surviving Corporation elects to control the defense of any such Legal Proceeding; and (D) no Indemnified Person will be liable for any settlement of such Legal Proceeding effected without his or her prior express written consent. Notwithstanding anything to the contrary in this Agreement, none of Parent, the Surviving Corporation nor any of their respective Affiliates will settle or otherwise compromise or consent to the entry of any judgment with respect to, or otherwise seek the termination of, any Legal Proceeding for which indemnification may be sought by an Indemnified Person pursuant to this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Persons from all Liability arising out of such Legal Proceeding. Any determination required to be made with respect to whether the conduct of any Indemnified Person complies or complied with any applicable standard will be made by independent legal counsel selected by the Surviving Corporation (which counsel will be reasonably acceptable to such Indemnified Person), the fees and expenses of which will be paid by the Surviving Corporation.

(c) D&O Insurance. During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) maintain in effect the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time on terms (including with respect to coverage, conditions, retentions, limits and amounts) that are equivalent to those of the D&O Insurance. In satisfying its obligations pursuant to this Section 6.10(c), the Surviving Corporation will not be obligated to pay annual premiums in excess of 300% of the amount paid by the Company for coverage for its last full fiscal year (such 300% amount, the “Maximum Annual Premium”) (which premiums the Company represents and warrants to be as set forth in Section 6.10(c) of the Company Disclosure Letter). If the annual premiums of such insurance coverage exceed the Maximum Annual Premium, then the Surviving Corporation will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier. Prior to the Effective Time, the Company may purchase a prepaid “tail” policy with respect to the D&O Insurance from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier so long as the annual cost for such “tail” policy does not exceed the Maximum Annual Premium. If the Company elects to purchase such a “tail” policy prior to the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) maintain such “tail” policy in full force and effect and continue to honor its obligations thereunder, in lieu of all other obligations of Parent and the Surviving Corporation under the first sentence of this Section 6.10(c), for so long as such “tail” policy is in full force and effect.

(d) Successors and Assigns. If Parent, the Surviving Corporation or any of their respective successors or assigns will (i) consolidate with or merge into any other Person and not be the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfer all or substantially all of its properties and assets to any Person, then proper provisions will be made so that the successors and assigns of Parent, the Surviving Corporation or any of their respective successors or assigns will assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 6.10.

(e) No Impairment. The obligations set forth in this Section 6.10 may not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other person who is a beneficiary pursuant to the D&O Insurance or the “tail” policy referred to in Section 6.10(c) (and their heirs and representatives)) without the prior written consent of such affected Indemnified Person or other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 6.10(c) (and their heirs and representatives). Each of the Indemnified Persons or other persons who are beneficiaries pursuant to the D&O Insurance or the “tail” policy referred to in Section 6.10(c) (and their heirs and representatives) are intended to be third party beneficiaries of this Section 6.10, with full rights of enforcement as if a Party. The rights of the Indemnified Persons (and other persons who are beneficiaries pursuant to the D&O Insurance or the “tail” policy referred to in Section 6.10(c) (and their heirs and representatives)) pursuant to this Section 6.10 will be in addition to, and not in substitution for, any other rights that such persons may have pursuant to (i) the Charter and Bylaws; (ii) the similar organizational documents of the Subsidiaries of the Company; (iii) any and all indemnification agreements entered into with the Company or any of its Subsidiaries; or (iv) applicable Law (whether at Law or in equity).

(f) Joint and Several Obligations. The obligations of the Surviving Corporation, Parent and their respective Subsidiaries pursuant to this Section 6.10 will be joint and several.

(g) Other Claims. Nothing in this Agreement is intended to, or will be construed to, release, waive or impair any rights to directors’ and officers’ insurance claims pursuant to any applicable insurance policy or indemnification agreement that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.10 is not prior to or in substitution for any such claims pursuant to such policies or agreements.

6.11 Employee Matters.

(a) Acknowledgement. Parent hereby acknowledges and agrees that a “change of control” (or similar phrase) within the meaning of each of the Employee Plans, as applicable, will occur as of the Effective Time.

(b) Existing Arrangements. From and after the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) honor all of the Employee Plans and compensation and severance arrangements in accordance with their terms as in effect immediately prior to the Effective Time. Notwithstanding the foregoing, nothing will prohibit the Surviving Corporation from amending or terminating any such Employee Plans or compensation or severance arrangements in accordance with their terms or if otherwise required pursuant to applicable Law.

(c) Employment; Benefits. As of the Closing, the Surviving Corporation or one of its Subsidiaries will continue to employ the employees of the Company and its Subsidiaries as of the Effective Time. The Surviving Corporation and its Subsidiaries will (and the Parent will cause the Surviving Corporation and its Subsidiaries to) cause any employee benefit plan, policy, program or arrangement (including plans, policies, programs or arrangements providing severance benefits and vacation entitlement) as may be maintained by the Surviving Corporation or its Subsidiaries from time to time at or after the Effective Time for the benefit of one or more Continuing Employee whose terms and conditions of employment are not, and do not become, subject to a Collective Bargaining Agreement (each a “Non-Union Employee”) to credit such Non-Union Employees with their service performed for the Company and its Subsidiaries prior to the Effective Time as service with for purposes of determining eligibility to participate, vesting and benefit accruals, except to the extent that it would result in a duplication of benefits and subject in each case to the terms of such plan. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitations. The Surviving Corporation and its Subsidiaries shall (and the Parent shall cause the Surviving Corporation and its Subsidiaries to) honor all vacation, personal and sick days accrued by the Business Employees under the Employee Plans immediately prior to the Effective Time, to the extent reserved against in the Financial Statements. The Surviving Corporation and its Subsidiaries will (and the Parent will cause the Surviving Corporation and its Subsidiaries to) ensure that the Non-Union Employees and their eligible spouses, dependents and beneficiaries will receive credit for the plan year in which the Effective Time occurs towards deductibles and annual out-of-pocket limits applicable under any health care plan of the Surviving Corporation or its Subsidiaries covering such persons on or after the Effective Time for expenses incurred during such plan year by such persons prior to the Effective Time. As to each current employee of the Company and Continuing Employee whose terms and conditions of employment are subject to a Collective Bargaining Agreement, Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) comply with the terms and conditions of each such applicable Collective Bargaining Agreement, in a manner consistent with applicable Law.

(d) No Third Party Beneficiary Rights. Notwithstanding anything to the contrary set forth in this Agreement, this Section 6.11 will not be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent, the Surviving Corporation or any of their respective Subsidiaries to terminate any Continuing Employee for any reason; (ii) require Parent, the Surviving Corporation or any of their respective Subsidiaries to continue any Employee Plan or any other employee benefit plan, policy, program or arrangement or prevent the amendment, modification or termination thereof after the Effective Time; or (iii) create any third party beneficiary rights in any Person.

6.12 Obligations of Merger Sub. Parent will take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations pursuant to this Agreement and to consummate the Merger upon the terms and subject to the conditions set forth in this Agreement. Parent and Merger Sub will be jointly and severally liable for the failure by either of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to this Agreement.

6.13 Notification of Certain Matters.

(a) Notification by the Company. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will give prompt notice to Parent (i) upon the earlier to occur of the Company (A) becoming aware of or (B) receiving written notice from Agent or Lenders (as such terms are defined in the Credit Agreement), as applicable, of, in each case, an Event of Default under the Credit Agreement, together with the details of such Event of Default, and (ii) upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure by the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case if and only to the extent that such untruth, inaccuracy or failure would reasonably be expected to cause any of the conditions to the obligations of Parent and Merger Sub to consummate the Merger set forth in Section 7.2(a) or Section 7.2(b) to fail to be satisfied at the Closing, except that no such notification will affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or the conditions to the obligations of Parent and Merger Sub to consummate the Merger or the remedies available to the Parties under this Agreement. The terms and conditions of the Confidentiality Agreement apply to any information provided to Parent pursuant to this Section 6.13(a).

(b) Notification by Parent. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, Parent will give prompt notice to the Company upon becoming aware that any representation or warranty made by Parent or Merger Sub in this Agreement has become untrue or inaccurate in any material respect, or of any failure by Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case if and only to the extent that such untruth, inaccuracy or failure would reasonably be expected to cause any of the conditions to the obligations of the Company to consummate the Merger set forth in Section 7.3(a) or

Section 7.3(b) to fail to be satisfied at the Closing, except that no such notification will affect or be deemed to modify any representation or warranty of Parent or Merger Sub set forth in this Agreement or the conditions to the obligations of the Company to consummate the Merger or the remedies available to the Parties under this Agreement. The terms and conditions of the Confidentiality Agreement apply to any information provided to the Company pursuant to this Section 6.13(b).

6.14 Public Statements and Disclosure. The initial press release concerning this Agreement and the Merger of the Company, on the one hand, and Parent and Merger Sub, other hand, will each be reasonably acceptable to the other Party. Thereafter, the Company (other than with respect to the portion of any communication relating to a Company Board Recommendation Change), on the one hand, and Parent and Merger Sub, on the other hand, will use their respective reasonable best efforts to consult with the other Parties before (a) participating in any media interviews; (b) engaging in any meetings or calls with analysts, institutional investors or other similar Persons; or (c) providing any statements that are public or are reasonably likely to become public, in any such case to the extent relating to the Merger, except that the Company will not be obligated to engage in such consultation with respect to communications that are required by applicable Law, regulation or stock exchange rule or listing agreement.

6.15 Transaction Litigation. Prior to the Effective Time, the Company will provide Parent with prompt notice of all Transaction Litigation (including by providing copies of all pleadings with respect thereto) and keep Parent reasonably informed with respect to the status thereof. The Company will (a) give Parent the opportunity to participate in the defense, settlement or prosecution of any Transaction Litigation; and (b) consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation. The Company may not compromise, settle or come to an arrangement regarding, or agree to compromise or settle, any Transaction Litigation unless Parent has consented thereto in writing (which consent will not be unreasonably withheld, conditioned or delayed). For purposes of this Section 6.15, “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to the Transaction Litigation by the Company (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected), and Parent may offer comments or suggestions with respect to such Transaction Litigation but will not be afforded any decision-making power or other authority over such Transaction Litigation except for the settlement or compromise consent set forth above.

6.16 Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company will cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable Law and the rules and regulations of NASDAQ to cause (a) the delisting of the Company Common Stock from NASDAQ as promptly as practicable after the Effective Time; and (b) the deregistration of the Company Common Stock pursuant to the Exchange Act as promptly as practicable after such delisting.

6.17 Additional Agreements. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Company or Merger Sub, then the proper officers and directors of each Party will use their reasonable best efforts to take such action.

6.18 Credit Agreements. At or prior to the Effective Time, Parent will provide (or cause to be provided) to the Company funds in an amount equal to the amount necessary for the Company to repay and discharge in full all amounts outstanding pursuant to the terms of the Credit Agreement. On the Closing Date, the Company will repay and discharge such indebtedness in a manner acceptable to Parent.

6.19 Parent Vote. Immediately following the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub, will execute and deliver to Merger Sub and the Company a written consent approving the Merger in accordance with the DGCL.

6.20 No Control of the Other Party’s Business. The Parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give Parent or Merger Sub, on the one hand, or the Company, on the other hand, directly or indirectly, the right to control or direct the business or operations of the other at any time prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company will exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over their own business and operations.

6.21 Conduct of Business by Parent and Merger Sub. From the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, unless the Company otherwise consents, Parent and Merger Sub will not, and will not cause any of their Affiliates (including the Guarantor) to acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business of any Person or other business organization or division thereof, or otherwise acquire or agree to acquire any assets if such business materially competes in any line of business of the Company or its Subsidiaries and the entering into of a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation could reasonably be expected to impose any delay in the obtaining of, or materially increase the risk of not obtaining, any authorization, consent, order, declaration or approval of any Governmental Authority necessary to consummate the Merger or the expiration or termination of any applicable waiting period.

6.22 Title Commitments, Title Policies and Zoning Letters. The Company will use its reasonable best efforts, and will cause each of its Subsidiaries to use its respective reasonable best efforts, to cooperate with Parent in obtaining, in each case at Parent’s sole cost and expense, with respect to each parcel of Owned Real Property as desired by Parent (a) ALTA or other form of title commitment for owner’s, and/or lender’s policies (if applicable) of title insurance (each, a “Title Commitment”) prepared by a national title insurance company acceptable to Parent (the “Title Company”) committing to issue the Title Policies, and (b) at Parent’s cost, current certified ALTA/ACSM or other on-the-ground, staked, boundary survey maps of the Owned Real Property, or any portion thereof, prepared by surveyors reasonably acceptable to Parent and reflecting the matters disclosed on the Title Commitment related thereto, if desired by Parent. The Company will, and will cause each of its Subsidiaries to, cooperate with Parent’s efforts to obtain, at Parent’s cost, letters from the appropriate Governmental Authority in the locations where each parcel of Owned Real Property is located certifying zoning compliance of such Owned Real Property, as applicable. The Company shall deliver at the Closing an owner’s affidavit of title with respect to each parcel of Owned Real Property, in form and substance reasonably required by the Title Company, non-imputation affidavit “no-change” affidavit for survey conditions, transfer declarations, and corporate authority documents reasonably required by the Title Company to issue at Closing 2006 ALTA owner’s, and lender’s policies of title insurance (extended coverage policies, including mechanic’s lien coverage) on the Owned Real Property as requested by Parent, including such endorsements (and non-imputation coverage) reasonably required by Parent and obtained at Parent’s cost (each a “Title Policy” and collectively the “Title Policies”). The Company shall also cooperate fully with Parent to satisfy or accomplish all requirements of policy issuance required by Title Company and to eliminate such exceptions from the Title Policies as Parent may desire eliminated.

ARTICLE VII

CONDITIONS TO THE MERGER

7.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable Law) prior to the Effective Time of each of the following conditions:

(a) Requisite Stockholder Approval. The Requisite Stockholder Approval shall have been obtained.

(b) Information Statement. If the Requisite Stockholder Approval is obtained by means of a Stockholder Consent, then the Information Statement shall have been mailed to the Company Stockholders in accordance with Section 6.3(a) and Section 14C of the Exchange Act at least twenty (20) days prior to the Closing Date.

(c) No Prohibitive Laws or Injunctions. No temporary restraining Order, preliminary or permanent injunction or other judgment or Order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger is in effect, nor will any action have been taken by any Governmental Authority of competent jurisdiction, and no statute, rule, regulation or Order will have been enacted, entered, enforced or deemed applicable to the Merger, that in each case prohibits, makes illegal, or enjoins the consummation of the Merger.

(d) Requisite Regulatory Approval.

(i) All waiting periods (and extensions thereof) applicable to the Merger under the HSR Act, if any, shall have expired or been terminated.

(ii) All antitrust, competition and merger control consents and other consents of Governmental Authorities, in each case set forth in Schedule 7.1(d)(ii), shall have been received (or been deemed to have been received by virtue of the expiration or termination of any applicable waiting period).

7.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger will be subject to the satisfaction or waiver (where permissible pursuant to applicable Law) prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by Parent:

(a) Representations and Warranties.

(i) Other than the representations and warranties listed in Section 7.2(a)(ii) and Section 7.2(a)(iii), the representations and warranties of the Company set forth in this Agreement will be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) on, and as of, the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for such failures to be true and correct that, individually or in the aggregate, would not have a Company Material Adverse Effect.

(ii) The representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3(a), Section 3.3(c), Section 3.10(a), the second sentence of Section 3.12(a) and Section 3.25 that (A) are not qualified by Company Material Adverse Effect or other materiality qualifications will be true and correct in all material respects as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all material respects as of such earlier date); and (B) that are qualified by Company Material Adverse Effect or other materiality qualifications will be true and correct in all respects (without disregarding such Company Material Adverse Effect or other materiality qualifications) as of the

Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all material respects as of such earlier date).

(iii) The representations and warranties set forth in the second sentence of Section 3.7(a) and the second sentence of Section 3.7(b)(ii) will be true and correct as of the Capitalization Date and the Closing Date, except for (a) with respect to the Closing Date, as expressly permitted by Section 5.2(c), (b) such inaccuracies that are not material and (c) as a result of actions taken with Parent’s prior written consent.

(b) Performance of Obligations of the Company. The Company will have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it at or prior to the Closing.

(c) Officer’s Certificate. Parent and Merger Sub will have received a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized executive officer thereof, certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

(d) Company Material Adverse Effect. No Company Material Adverse Effect will have occurred after the date of this Agreement that is continuing.

7.3 Conditions to the Company’s Obligations to Effect the Merger. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable Law) prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement will be true and correct on and as of the Closing Date as if made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for any failure to be so true and correct that would not, individually or in the aggregate, prevent or materially delay (i) the consummation of the Merger or (ii) repayment of all amounts outstanding pursuant to the terms of the Credit Agreement in accordance with Section 6.18.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub will have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by Parent and Merger Sub at or prior to the Closing.

(c) Officer’s Certificate. The Company will have received a certificate of Parent and Merger Sub, validly executed for and on behalf of Parent and Merger Sub and in their respective names by a duly authorized officer thereof, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. This Agreement may be validly terminated only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a) at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) by mutual written agreement of Parent and the Company;

(b) by either Parent or the Company, at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) if (i) any permanent injunction or other judgment or Order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger is in effect, or any action has been taken by any Governmental Authority of competent jurisdiction, that, in each case, prohibits, makes illegal or enjoins the consummation of the Merger and has become final and non-appealable; or (ii) any statute, rule, regulation or Order will have been enacted, entered, enforced or deemed applicable to the Merger that prohibits, makes illegal or enjoins the consummation of the Merger;

(c) by either Parent or the Company, at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) if the Effective Time has not occurred by 11:59 p.m., Pacific time, on May 27, 2016 (the “Termination Date”), it being understood that the right to terminate this Agreement pursuant to this Section 8.1(c) will not be available to any Party whose action or failure to act (which action or failure to act constitutes a material breach by such Party of this Agreement) has been the primary cause of, or primarily resulted in, either (A) the failure to satisfy the conditions to the obligations of the terminating Party to consummate the Merger set forth in Article VII prior to the Termination Date; or (B) the failure of the Effective Time to have occurred prior to the Termination Date;

(d) (x) by Parent, if the Stockholder Consent shall not have been delivered to Parent and the Company by 9:00 a.m. Eastern Time on February 29, 2016, (y) by Parent, if the Stockholder Consent Certificate shall not have been delivered to Parent by the Company by 8:00 p.m. Eastern Time on February 29, 2016, or (z) by either Parent or the Company, at any time prior to the Effective Time, if the Company fails to obtain the Requisite Stockholder Approval at the Company Stockholder Meeting (or any adjournment or postponement thereof) at which a vote is taken on the Merger; provided, that neither Parent nor the Company may terminate this Agreement pursuant to this Section 8.1(d) if the Stockholder Consent has been executed and delivered to Parent and the Company pursuant to Section 6.3(b) or the Requisite Stockholder Approval is obtained at the Company Stockholder Meeting (or any adjournment or postponement thereof);

(e) by Parent (whether prior to or after the receipt of the Requisite Stockholder Approval), if the Company has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 7.1 or Section 7.2, except that if such breach is capable of being cured through the exercise of reasonable best efforts by the Termination Date, Parent will not be entitled to terminate this Agreement pursuant to this Section 8.1(e) prior to the delivery by Parent to the Company of written notice of such breach, delivered at least 30 days prior to such termination, stating Parent’s intention to terminate this Agreement pursuant to this Section 8.1(e) and the basis for such termination, it being understood that Parent will not be entitled to terminate this Agreement if such breach has been cured prior to termination (to the extent capable of being cured);

(f) by Parent, if at any time the Company Board (or a committee thereof) has effected a Company Board Recommendation Change, except that Parent’s right to terminate this Agreement pursuant to this Section 8.1(f) will expire at 5:00 p.m., Pacific time, on the 10th Business Day following the date on which such right to terminate first arose;

(g) by the Company (whether prior to or after the receipt of the Requisite Stockholder Approval), if Parent or Merger Sub has breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 7.1 or Section 7.3, except that if such breach is capable of being cured through the exercise of reasonable best efforts by the Termination Date, the Company will not be entitled to terminate this Agreement pursuant to this Section 8.1(g) prior to the delivery by the Company to Parent of written notice of such breach, delivered at least 30 days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(g) and the basis for such termination, it being understood that the Company will not be entitled to terminate this Agreement if such breach has been cured prior to termination (to the extent capable of being cured);

(h) by the Company, at any time prior to receiving the Requisite Stockholder Approval if (i) the Company has received a Superior Proposal; (ii) the Company Board (or a committee thereof) has authorized the Company to enter into an Alternative Acquisition Agreement to consummate the Acquisition Transaction contemplated by that Superior Proposal; and (iii) the Company has complied in all material respects with Section 5.3 with respect to such Superior Proposal and prior to, or currently with, such termination, paid the Company Termination Fee set forth in Section 8.3(b)(ii); or

(i) by the Company, at any time prior to the Effective Time if (i) all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing); (ii) the Company has irrevocably notified Parent in writing that (A) it is ready, willing and able to consummate the Closing, and (B) all conditions set forth in Section 7.3 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) or that it is willing to waive any unsatisfied conditions set forth in Section 7.3; (iii) the Company has given Parent written notice at least three Business Days prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(i) if Parent and Merger Sub fail to consummate the Merger on the date required pursuant to Section 2.3; and (iv) Parent and Merger Sub fail to consummate the Merger on the date required pursuant to Section 2.3.

8.2 Manner and Notice of Termination; Effect of Termination.

(a) Manner of Termination. The Party terminating this Agreement pursuant to Section 8.1 (other than pursuant to Section 8.1(a)) must deliver prompt written notice thereof to the other Parties setting forth in reasonable detail the provision of Section 8.1 pursuant to which this Agreement is being terminated and the facts and circumstances forming the basis for such termination pursuant to such provision.

(b) Effect of Termination. Any proper and valid termination of this Agreement pursuant to Section 8.1 will be effective immediately upon the delivery of written notice by the terminating Party to the other Parties. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement will be of no further force or effect without Liability of any Party (or any partner, member, manager, stockholder, director, officer, employee, Affiliate, agent or other representative of such Party) to the other Parties, as applicable, except that (i) Section 6.6(e), Section 6.6(f), Section 6.14, this Section 8.2, Section 8.3, Article IX and the Confidentiality Agreement will each survive the termination of this Agreement in accordance with their respective terms; and (ii) subject to the limitations set forth in Section 8.3, no such termination shall relieve any Party of Liability for such Party’s Willful Breach of this Agreement prior to its termination. In addition to the foregoing, no termination of this Agreement will affect the rights or obligations of any Party pursuant to the Confidentiality Agreement, the Guaranty or the Equity Commitment Letter, which rights, obligations and agreements will survive the termination of this Agreement in accordance with their respective terms.

8.3 Fees and Expenses.

(a) General. Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Merger will be paid by the Party incurring such fees and expenses whether or not the Merger is consummated. For the avoidance of doubt, Parent or the Surviving Corporation will be responsible for all fees and expenses of the Payment Agent. Parent will pay or cause to be paid all (i) transfer, stamp and documentary Taxes or fees; and (ii) sales, use, real property transfer and other similar Taxes or fees, in each case arising out of or in connection with the consummation of the Merger.

(b) Company Payments.

(i) If (A) this Agreement is validly terminated pursuant to Section 8.1(d) or Section 8.1(e); (B) at the time of such termination, the conditions set forth in Sections 7.1(a), Section 7.1(b) and Section 7.1(c) have been satisfied or are capable of being satisfied and the conditions set forth in Section 7.3(a) and Section 7.3(b) would be satisfied if the date of such termination was the Closing Date; (C) following the execution and delivery of this Agreement and prior to the termination of this Agreement pursuant to Section 8.1(d) or Section 8.1(e), an Acquisition Proposal for an Acquisition Transaction has been publicly announced or disclosed and not publicly withdrawn or otherwise publicly abandoned that contemplates a per share price for the acquisition of the shares of Company Common Stock higher than the Per Share Price; and (D) within one year following the termination of this Agreement pursuant to Section 8.1(d) or Section 8.1(e), either an Acquisition Transaction is consummated or the Company enters into a definitive agreement providing for the consummation of an Acquisition Transaction and such Acquisition Transaction is subsequently consummated, then the Company will promptly (and in any event within two Business Days) following consummation of such Acquisition Transaction pay to Parent an amount equal to $3.5 million (the “Company Termination Fee”) by wire transfer of immediately available funds to an account or accounts designated in writing by Parent. For purposes of this Section 8.3(b)(i), all references to “15%” in the definition of “Acquisition Transaction” will be deemed to be references to “40%.”

(ii) If this Agreement is validly terminated pursuant to Section 8.1(f), then the Company must promptly (and in any event within two Business Days) following such termination pay to Parent the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(iii) If this Agreement is validly terminated pursuant to Section 8.1(h), then the Company must, on the date of such termination and as a condition to the effectiveness of such termination, pay to Parent the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(c) Parent Payments.

(i) If the Company validly terminates this Agreement (i) pursuant to Section 8.1(g) with respect to any Willful Breach by Parent or Merger Sub of the representations, warranties, covenants or other agreements set forth in this Agreement or any breach of Section 6.5(a), (b) or (d) of this Agreement; (ii) pursuant to Section 8.1(i) for Parent or Merger Sub’s failure to consummate the Merger on the date required pursuant to Section 2.3 and, as of such date, the proceeds of the Debt Financing (including any Alternate Debt Financing, if applicable) are unavailable and such unavailability is a result of (A) any breach by Parent or Merger Sub of the representations, warranties, covenants or other agreements set forth in this Agreement or (B) any breach by Parent or Merger Sub or any of their Affiliates of any provisions of the Financing Documents; (iii) pursuant to Section 8.1(i) for Parent or Merger Sub’s failure to consummate the Merger on the date required pursuant to Section 2.3 when and if the proceeds of the Debt Financing (including any Alternate Debt Financing, if applicable) are available to be drawn down pursuant to the terms of the Financing Documents, then then Parent will promptly (and in any event within two Business Days) following such termination pay, or cause to be paid, to the Company $5 million (the “Parent Termination Fee”) by wire transfer of immediately available funds to be an account or accounts designated in writing by the Company.

(ii) [RESERVED]

(d) Single Payment Only. The Parties acknowledge and agree that in no event will the Company or Parent be required to pay the Company Termination Fee or the Parent Termination Fee, as applicable, on more than one occasion, whether or not the Company Termination Fee, the Parent Termination Fee may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.

(e) Payments; Default. The Parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the Merger, and that, without these agreements, the Parties would not enter into this Agreement. Accordingly, if the Company fails to promptly pay any amount due pursuant to Section 8.3(b) or Parent fails to promptly pay any amounts due pursuant to Section 8.3(c) and, in order to obtain such payment, Parent, on the one hand, or the Company, on the other hand, commences a Legal Proceeding that results in a judgment against the Company for the amount set forth in Section 8.3(b) or any portion thereof or a judgment against Parent for the amount set forth in Section 8.3(c) or any portion thereof, as applicable, the Company will pay to Parent or Parent will pay to the Company, as the case may be, its out-of-pocket costs and expenses (including reasonable attorneys’ fees) in connection with such Legal Proceeding, together with interest on such amount or portion thereof at the annual rate of 5% plus the prime rate as published in The Wall Street Journal in effect on the date that such payment or portion thereof was required to be made through the date that such payment or portion thereof was actually received, or a lesser rate that is the maximum permitted by applicable Law and the terms “Company Termination Fee” and “Parent Termination Fee”, as applicable, shall be deemed to include any such additional amounts owed pursuant to this Section 8.3(e) (provided, that for the avoidance of doubt, such amounts will be additive to the amount of the Company Termination Fee or Parent Termination Fee, as applicable, set forth in Section 8.3(b) and Section 8.3(c), respectively).

(f) Sole Remedy.

(i) Subject to the Company’s rights pursuant to Section 9.8 and the last sentence of Section 8.2(b), the Parent Termination Fee, to the extent owed pursuant to Section 8.3(c) (including the Company’s right to enforce the Guaranty with respect thereto and receive the Parent Termination Fee from Guarantor), and the Reimbursement Obligations will be the sole and exclusive remedies of the Company against (A) Parent, Merger Sub, Guarantor and each of their respective Affiliates; and (B) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates (other than Parent, Merger Sub or Guarantor), members, managers, general or limited partners, stockholders and assignees of each of Parent, Merger Sub, Guarantor and each of their respective Affiliates (the Persons in clauses (A) and (B) collectively, the “Parent Related Parties”) in respect of this Agreement, any agreement executed in connection herewith (including the Financing Letters and the Guaranty, but excluding the Confidentiality Agreement) and the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the Merger or any claims or actions under applicable Law arising out of any such breach, termination or failure and other than the payment of the Parent Termination Fee, (1) none of the Parent Related Parties will have any further Liability or obligation to the Company relating to or arising out of this Agreement, any agreement executed in connection herewith (including the Financing Letters and the Guaranty) or the transactions contemplated hereby and thereby or any matters forming the basis of such termination and (2) neither the Company nor any other Person will be entitled to bring or maintain any Legal Proceeding against Parent, Merger Sub or any Parent Related Party arising out of this Agreement, any agreement executed in connection herewith (including the Financing Letters and the Guaranty, but excluding the Confidentiality Agreement) or the transactions contemplated hereby and thereby or any matters forming the basis for such termination, except that the Parties (or their Affiliates) will remain obligated with respect to, and the Company may be entitled to rights and remedies with respect to, Section 8.3(a) and Section 8.3(e), as applicable. Except as set forth in the last sentence of this Section 8.3(f)(i), in no event will the Company or any of its Subsidiaries be entitled to any monetary recovery or award, including consequential, special, indirect or punitive damages, in excess of the Parent Termination Fee against the Parent Related Parties for, or with respect to, this Agreement, the Guaranty, the Financing Letters, or the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the Merger or any claims or actions under applicable Law arising out of any such breach, termination or failure (whether intentional, unintentional, knowing, willful or otherwise). Notwithstanding the foregoing, (i) the Parties (or their Affiliates) will remain obligated with respect to, and the Company and its Subsidiaries may be entitled to, remedies with respect to, the Confidentiality Agreement, the Reimbursement Obligations, Section 8.3(a) and Section 8.3(e).

(ii) Subject to Parent’s rights pursuant to Section 9.8 and the last sentence of Section 8.2(b), except in the event of Willful Breach by the Company, Parent’s receipt of the Company Termination Fee, to the extent owed pursuant to Section 8.3(b), will be the sole and exclusive remedies of Parent and Merger Sub and each of their respective Affiliates against (A) the Company, its Subsidiaries and each of their respective Affiliates; and (B) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates (other than the Company and its Subsidiaries), members, managers, general or limited partners, stockholders and assignees of each of the Company, its Subsidiaries and each of their respective Affiliates (the Persons in clauses (A) and (B) collectively, the “Company Related Parties”) in respect of this Agreement, any agreement executed in connection herewith (excluding the Confidentiality Agreement) and the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the Merger or any claims or actions under applicable Law arising out of any such breach, termination or failure, and other than the payment of the Company Termination Fee, (1) none of the Company Related Parties will have any further Liability or obligation to Parent or Merger Sub relating to or arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby or any matters forming the basis of such termination, and (2) none of Parent, Merger Sub or any other Person will be entitled to bring or maintain any Legal Proceeding against the Company or any Company Related Party arising out of this Agreement, any agreement executed in connection herewith (excluding the Confidentiality Agreement) or the transactions contemplated hereby and thereby or any matters forming the basis for such termination, except that the Parties (or their Affiliates) will remain obligated with respect to, and the Company may be entitled to rights and remedies with respect to, Section 8.3(a) and Section 8.3(e), as applicable. Except as set forth in the last sentence of this Section 8.3(f)(ii), in no event will any of the Parent Related Parties be entitled to any monetary recovery or award, including consequential, special, indirect or punitive damages, in excess of the Company Termination Fee against any of the Company Related Parties for, or with respect to, this Agreement or the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the Merger or any claims or actions under applicable Law arising out of any such breach, termination or failure (whether intentional, unintentional, knowing, willful or otherwise). Notwithstanding the foregoing, the Parties (or their Affiliates) will remain obligated with respect to, and the Parent and the Merger Sub may be entitled to, remedies with respect to, the Confidentiality Agreement, Section 8.3(a) and Section 8.3(e).

(g) Acknowledgement Regarding Specific Performance. Notwithstanding anything to the contrary in Section 8.3(f), it is agreed that Parent, Merger Sub and the Company will be entitled to an injunction, specific performance or other equitable relief as provided in, and subject to the limitations of, Section 9.8(b), except under no circumstances will the Company be permitted or entitled to receive both specific performance of the type contemplated by Section 9.8(b) and the Parent Termination Fee.

8.4 Amendment. Subject to applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company (pursuant to authorized action by the Company Board (or a committee thereof)), provided that Section 8.2(b), Section 9.6, Section 9.8(b), Section 9.8(c), Section 9.10(b), Section 9.11 and this Section 8.4 (in each case, together with any related definitions and other provisions of this Agreement to the extent an amendment thereof would serve to modify the substance or provisions of any such Section) shall not be amended in a manner that is adverse to the Financing Sources or any of their respective Affiliates or representatives without the prior written consent of the applicable Financing Sources, except that in the event that the Company has received the Requisite Stockholder Approval, no amendment may be made to this Agreement that requires the approval of the Company Stockholders pursuant to the DGCL without such approval.

8.5 Extension; Waiver. At any time and from time to time prior to the Effective Time, any Party may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, as applicable; (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto; and (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

ARTICLE IX

GENERAL PROVISIONS

9.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Parent and Merger Sub contained in this Agreement will terminate at the Effective Time, except that any covenants that by their terms survive the Effective Time will survive the Effective Time in accordance with their respective terms.

9.2 Notices. All notices and other communications hereunder must be in writing and will be deemed to have been duly delivered and received hereunder (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (iii) immediately upon delivery by hand or by fax (with a written or electronic confirmation of delivery), in each case to the intended recipient as set forth below:

(a)	if to Parent or Merger Sub to:

RF1 Holding Company

c/o J.F. Lehman & Company

110 East 59th Street, 27th Floor

New York, NY 10022

Attn: Louis N. Mintz, David Rattner and Glenn Shor

Fax:  (212) 634-1162

with a copy (which will not constitute notice) to:

Blank Rome LLP

The Chrysler Building

405 Lexington Avenue

New York, NY 10174

Attn:	Peter Schnur
Joshua L. Strober
Fax:	(212)885-5001

(b)	if to the Company (prior to the Effective Time) to:

API Technologies Corp.

4705 S. Apopka Vineland Rd. Suite 210

Orlando, FL 32819

Attn: Chief Executive Officer

Fax:  (814) 474-4301

with a copy (which will not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304-1050

Attn:	Bradley L. Finkelstein
Douglas K. Schnell
Fax:	(650)493-6811

Any notice received by fax or otherwise at the addressee’s location on any Business Day after 5:00 p.m., addressee’s local time, or on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., addressee’s local time, on the next Business Day. From time to time, any Party may provide notice to the other Parties of a change in its address or fax number through a notice given in accordance with this Section 9.2, except that that notice of any change to the address or any of the other details specified in or pursuant to this Section 9.2 will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date (A) specified in such notice; or (B) that is five Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 9.2.

9.3 Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties, except that Parent and Merger Sub will have the right to assign all or any portion of their respective rights and obligations pursuant to this Agreement from and after the Effective Time (a) to any wholly owned Subsidiary of Parent or Merger Sub, (b) in connection with a merger or consolidation involving Parent or Merger Sub or other disposition of all or substantially all of the assets of Parent, Merger Sub or the Surviving Corporation, or (c) to any Financing Source pursuant to the terms of the Debt Financing for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Debt Financing, it being understood that, in the case of each of (a), (b) and (c), such assignment will not (i) affect the obligations of the parties (including Financing Sources) to the Financing Letters or Guarantor pursuant to the Guaranty; or (ii) impede or delay the consummation of the Merger or otherwise materially impede the rights of the holders of shares of Company Common Stock, Company Restricted Stock Units and Company Options pursuant to this Agreement. Subject to the preceding sentence, this Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors and permitted assigns. No assignment by any Party, including pursuant to the foregoing clauses (a) and (b), will relieve such Party of any of its obligations hereunder and, with respect to any assignment pursuant to the foregoing clauses (a) and (b), concurrent with any such assignment, such Subsidiary or other assignee shall become a guaranteed party under the Guaranty.

9.4 Confidentiality. Parent, Merger Sub and the Company hereby acknowledge that J.F. Lehman & Company and the Company have previously executed a Confidentiality Letter Agreement, dated October 14, 2015 (the “Confidentiality Agreement”), that will continue in full force and effect in accordance with its terms. Each of Parent, Merger Sub and their respective Representatives will hold and treat all documents and information concerning the Company and its Subsidiaries furnished or made available to Parent, Merger Sub or their respective Representatives in connection with the Merger in accordance with the Confidentiality Agreement. By executing this Agreement, each of Parent and Merger Sub agree to be bound by, and to cause their Representatives to be bound by, the terms and conditions of the Confidentiality Agreement as if they were parties thereto.

9.5 Entire Agreement. This Agreement and the documents and instruments and other agreements among the Parties as contemplated by or referred to herein, including the Confidentiality Agreement, the Company Disclosure Letter, the Guaranty and the Financing Letters, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. Notwithstanding anything to the contrary in this Agreement, the Confidentiality Agreement will (a) not be superseded; (b) survive any termination of this Agreement; and (c) continue in full force and effect until the earlier to occur of the Effective Time and the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto.

9.6 Third Party Beneficiaries. Except as set forth in this Section 9.6, the Parties agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other Parties in accordance with and subject to the terms of this Agreement. This Agreement is not intended to, and will not, confer upon any other Person any rights or remedies hereunder, except (a) as set forth in or contemplated by Section 6.10, (b) from and after the Effective Time, the rights of the holders of shares of Company Common Stock, Company Restricted Stock Units and Company Options to receive the merger consideration set forth in Article II, and (c) the Financing Sources shall be express third party beneficiaries of, and shall be entitled to rely on and enforce directly, Section 8.2(b), Section 8.4, Section 9.8(b), Section 9.8(c), Section 9.10(b), Section 9.11 and this Section 9.6.

9.7 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.8 Remedies.

(a) Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by Law or equity upon such Party and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. Although the Company may pursue both a grant of specific performance and monetary damages (including the payment of the Parent Termination Fee), under no circumstances will the Company be permitted or entitled to receive both a grant of specific performance that results in the occurrence of the Closing and monetary damages (including any monetary damages in lieu of specific performance and all or any portion of the Parent Termination Fee).

(b) Specific Performance.

(i) The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the Parties do not perform the provisions of this Agreement (including any Party failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that, subject to Section 9.8(b)(ii), (A) the Parties will be entitled, in addition to any other remedy to which they are entitled at Law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof, including the respective obligations of the Company, Parent and Merger Sub to consummate the Merger; (B) the provisions of Section 8.3 are not intended to and do not adequately compensate the Company, on the one hand, or Parent and Merger Sub, on the other hand, for the harm that would result from a breach of this Agreement, and will not be construed to diminish or otherwise impair in any respect any Party’s right to an injunction, specific performance and other equitable relief; and (C) the right of specific enforcement is an integral part of the Merger and without that right, neither the Company nor Parent would have entered into this Agreement.

(ii) Notwithstanding Section 9.8(b)(i), it is acknowledged and agreed that the right of the Company to an injunction, specific performance or other equitable remedy in connection with enforcing Parent’s obligation to cause the Equity Financing to be funded and to consummate the Merger will be subject to the requirements that (A) all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing); (B) the Debt Financing has been funded or the Financing Sources have confirmed in writing that it will be funded at the Closing; (C) Parent and Merger Sub fail to complete the Closing in accordance with Section 2.3; and (D) the Company has irrevocably confirmed in writing to Parent that if specific performance is granted and the Equity Financing and Debt Financing are funded, then it will take such actions that are required of it by this Agreement to cause the Closing to occur. In no event will the Company be entitled to enforce or seek to enforce specifically Parent’s obligation to cause the Equity Financing to be funded or to consummate the Merger if the Debt Financing has not been funded (or will not be funded at the Closing). In no event shall the Company be entitled to specifically enforce the terms of this Agreement other than solely under the specific circumstances and as specifically set forth in Section 9.8(b)(i) and this Section 9.8(b)(ii). For the avoidance of doubt, in no event shall the Company be entitled to a remedy of specific performance or other equitable remedies against any Financing Source. In no event shall the exercise of the Company’s right to seek specific performance or other equitable remedy pursuant to this Section 9.8(b)(ii) prior to a valid termination of this Agreement pursuant to Article VIII limit the Company’s right, in the event the Company is unable for any reason to obtain specific performance, to terminate this Agreement pursuant to Article VIII and to require payment of the Parent Termination Fee if entitled to payment of the foregoing under Section 8.3(c); provided, that for the avoidance of doubt, under no circumstances shall the Company be permitted or entitled to receive both (x) a grant of specific performance that causes the Merger to be consummated and results in the Closing and (y) any Parent Termination Fee.

(iii) The Parties agree that, except as otherwise set forth in this Section 9.8(b)(iii), in the event that specific performance or other equitable remedy is available to the Company pursuant to the terms of this Agreement, including pursuant to Section 9.8(b)(ii), it shall be the Company’s primary remedy in connection with this Agreement with respect to breaches by Parent or Merger Sub of the obligation to cause the Equity Financing to be funded and to consummate the Merger. If a court of competent jurisdiction has declined to specifically enforce the obligations of Parent or Merger Sub to consummate the Merger pursuant to a claim for specific performance in connection with this Agreement, the Company may terminate this Agreement pursuant to Article VIII and to require payment of the Parent Termination Fee if entitled to payment of the foregoing under Section 8.3(c).

(iv) Subject to the limitations set forth in Section 9.8(b)(ii), the Parties agree not to raise any objections to the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by the Company, on the one hand, or Parent and Merger Sub, on the other hand on the basis that the other Parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each Party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security.

(v) If prior to the Termination Date any Party initiates a Legal Proceeding to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, then the Termination Date will be automatically extended by (A) the amount of time during which such Legal Proceeding is pending plus 20 Business Days; or (B) such other time period established by the court presiding over such Legal Proceeding.

(c) No Recourse. Notwithstanding anything in this Agreement to the contrary, if this Agreement is terminated in accordance with Article VIII, the Company, on behalf of itself and its Subsidiaries, agrees that none of the Financing Sources or their respective Affiliates and Representatives shall have any Liability or obligation to the Company or its Subsidiaries or Affiliates relating to this Agreement or the breach, termination or validity thereof or any transactions contemplated by this Agreement (including the Debt Financing and the Debt Commitment Letters or any guarantee or the performance thereof).

9.9 Governing Law. This Agreement is governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Law thereof.

9.10 Consent to Jurisdiction.

(a) Jurisdiction. Each of the Parties (i) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding relating to the Merger and the Guaranty, for and on behalf of itself or any of its properties or assets, in accordance with Section 9.2 or in such other manner as may be permitted by applicable Law, and nothing in this Section 9.10 will affect the right of any Party to serve legal process in any other manner permitted by applicable Law; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) (the “Chosen Courts”) in the event that any dispute or controversy arises out of this Agreement, the Guaranty or the transactions contemplated hereby or thereby; (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (iv) agrees that any Legal Proceeding arising in connection with this Agreement, the Guaranty or the transactions contemplated hereby or thereby will be brought, tried and determined only in the Chosen Courts; (v) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it will not bring any Legal Proceeding relating to this Agreement, the Guaranty or the transactions contemplated hereby or thereby in any court other than the Chosen Courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(b) Notwithstanding the foregoing, each Party hereby agrees that (i) it will not, and will not permit any of its Affiliates to, bring or support any Legal Proceeding of any kind or description, whether in Law or in equity, whether in contract or in tort or otherwise, against any Financing Source or any of its Affiliates or representatives arising out of or relating to this Agreement or the breach, termination or validity thereof or any transactions contemplated by this Agreement (including the Debt Financing, the Debt Commitment Letters or the performance thereof) in any forum other than a court of competent jurisdiction located within the County of New York, State of New York, whether a state or Federal court and (ii) Section 9.11 shall apply to any such Legal Proceeding.

9.11 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER OR THE GUARANTY. EACH PARTY ACKNOWLEDGES AND AGREES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

9.12 Company Disclosure Letter References. The Parties agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter will be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding Section or subsection of this Agreement; and (b) any other representations and warranties (or covenants, as applicable) of the Company that are set forth in this Agreement, but in the case of this clause (b) only to the extent that the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure.

9.13 Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

9.14 No Limitation. It is the intention of the Parties that, to the extent possible, unless provisions are mutually exclusive and effect cannot be given to both or all such provisions, the representations, warranties, covenants and closing conditions in this Agreement will be construed to be cumulative and that each representation, warranty, covenant and closing condition in this Agreement will be given full, separate and independent effect and nothing set forth in any provision herein will in any way be deemed to limit the scope, applicability or effect of any other provision hereof.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.

RF1 HOLDING COMPANY

By:	/s/ Glenn M. Shor
Name: Glenn M. Shor
Title: Treasurer

RF ACQUISITION SUB, INC.

By:	/s/ Glenn M. Shor
Name: Glenn M. Shor
Title: Treasurer

API TECHNOLOGIES CORP.

By:	/s/ Robert Tavares
	Name:	Robert Tavares
	Title:	President & Chief Executive Officer

Annex B

API TECHNOLOGIES CORP.

Written Consent of Stockholders

In Lieu of Meeting

The undersigned (the “Stockholders”), being the holders of the shares of capital stock of API Technologies Corp., a Delaware corporation (the “Company”), set forth opposite the name of each Stockholder on Schedule I hereto as of February 29, 2016 (being the date on which the Board of Directors of the Company (the “Company Board”) adopted the resolutions for approval of the matters described herein) hereby irrevocably consent in writing, pursuant to Section 228 and Section 251 of the Delaware General Corporation Law (the “DGCL”) and as authorized by the Amended and Restated Certificate of Incorporation of the Company, as amended, and Article II, Section 16 of the Amended and Restated Bylaws of the Company, to the actions and adoption of the resolutions set out below by written consent in lieu of a meeting of stockholders of the Company:

RECITALS

WHEREAS, the Company has entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 28, 2016, by and among the Company, RF1 Holding Company (“Parent”) and RF Acquisition Sub, Inc. (“Merger Sub”), a copy of which has been provided to the Stockholders and is attached hereto as Exhibit A (capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Merger Agreement);

WHEREAS, pursuant to the Merger Agreement, Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation of the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, pursuant to the Merger Agreement, among other things, at the effective time of the Merger (the “Effective Time”), each share of common stock, par value $0.001 per share, of the Company (such shares, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than Owned Company Shares, Dissenting Company Shares and the Company Voting Stock) will be cancelled and extinguished and automatically converted into the right to receive cash in an amount equal to $2.00, without interest thereon (the “Merger Consideration”);

WHEREAS, the undersigned have reviewed the Merger Agreement and such other information as they believe necessary to make an informed decision concerning their vote on the adoption of the Merger Agreement, and the undersigned have had the opportunity to consult with their own legal, tax and/or financial advisor(s) regarding the consequences to them of the Merger, the Merger Agreement and the execution of this written consent;

WHEREAS, the Company Board has received the opinion of its financial advisor, Jefferies LLC, dated as of the date of the Merger Agreement, addressed to the Company Board, to the effect that, as of such date and based upon and subject to the various qualifications and assumption set forth therein, the Merger Consideration to be paid to the holders of the Shares pursuant to the Merger Agreement is fair from a financial point of view to such holders;

WHEREAS, the Company Board, by resolutions duly adopted by unanimous vote, has (i) determined that it is in the best interests of, and fair to, the Company and its stockholders, and declared it advisable, to enter into the Merger Agreement and consummate the Merger upon the terms and subject to the conditions set forth in the Merger Agreement; (ii) approved the execution and delivery of the Merger Agreement by the Company, the performance by the Company of its covenants and other obligations under the Merger Agreement, and the consummation of the Merger upon the terms and conditions set forth therein; (iii) declared the advisability of the Merger Agreement; (iv) resolved to recommend that the Company Stockholders adopt the Merger Agreement and approve the Merger in accordance with the DGCL; and (v) directed that the Merger Agreement be submitted to the Company Stockholders and holders of Subsidiary Exchangeable Stock for purposes of obtaining the Requisite Stockholder Approval in compliance with applicable Law, the Charter and the Bylaws;

WHEREAS, the affirmative vote or written consent of stockholders necessary to authorize the Merger is (i) the affirmative vote in favor of the adoption of the Merger Agreement by a majority of the outstanding stock of the Company entitled to vote thereon pursuant to Section 251 of the DGCL, or (ii) the written consent of the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize the Merger at a meeting in which all shares entitled to vote thereon were present and voted pursuant to Section 228 of the DGCL (the “Company Shareholder Approval”);

WHEREAS, the undersigned desire to waive any rights to appraisal of the fair value of such stockholder’s shares of Company Common Stock and rights to dissent from the Merger that the undersigned may have, whether pursuant to the DGCL or otherwise;

WHEREAS, the undersigned desire to waive certain other claims in connection with this written consent, the Merger Agreement and the Merger;

WHEREAS, as of the date of this written consent, the Stockholders are the record and beneficial owners of 33,377,192 Shares, constituting approximately 59.8% of the aggregate voting power of all outstanding Shares and a majority of the voting power of all outstanding stock of the Company entitled to vote on the Merger Agreement and the Merger and the execution and delivery of this written consent shall constitute the Requisite Stockholder Approval; and

WHEREAS, pursuant to the Merger Agreement and in accordance with Section 251 of the DGCL, the Company Board has the power to terminate the Merger Agreement under certain circumstances after the Requisite Stockholder Approval is obtained by this written consent, upon the terms and subject to the conditions set forth in the Merger Agreement.

RESOLUTIONS

NOW, THEREFORE, BE IT RESOLVED as follows:

RESOLVED, that the Merger Agreement and the transactions contemplated thereby, including the Merger, are hereby authorized, accepted, adopted and approved in all respects, and that the Stockholders hereby vote all of the shares of capital stock of the Company held by such Stockholders and entitled to vote thereon in favor of the adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger; provided, however, that this written consent shall be of no further force or effect following any termination of the Merger Agreement in accordance with its terms (but only to the extent permitted after receipt of the Requisite Stockholder Approval).

FURTHER RESOLVED, that each of the undersigned hereby agrees not to transfer any shares of Company Common Stock held by the undersigned at any time prior to the Effective Time.

FURTHER RESOLVED, that each of the undersigned hereby irrevocably waives any rights to appraisal of the fair value of such stockholder’s shares of Company Common Stock and any rights to dissent from the Merger that the undersigned may have, whether pursuant to the DGCL or otherwise.

FURTHER RESOLVED, that the undersigned hereby agree (on their own behalf and on behalf of their successors-in-interest, transferees or assignees) to forego participation as a plaintiff or member of a plaintiff class in any action (including any class action) with respect to any claim, direct, derivative or otherwise, based on their status as stockholders of the Company relating to the negotiation, execution or delivery of this written consent or the Merger Agreement or the consummation of (but not the failure to consummate) the Merger and the other transactions contemplated by the Merger Agreement, and to take all necessary steps to affirmatively waive and release any right or claim of recovery or recovery in any settlement or judgment related to any such action reasonably requested by the Parent in writing. For the avoidance of doubt, none of the undersigned waive, release or discharge any claims relating to the right to receive the Merger Consideration under the Merger Agreement.

FURTHER RESOLVED, that this written consent is coupled with an interest and is irrevocable.

FURTHER RESOLVED, that the Stockholders hereby waive compliance with any and all notice requirements imposed by the Amended and Restated Certificate of Incorporation of the Company, as amended, the Amended and Restated Bylaws of the Company, the DGCL or other applicable Law.

FURTHER RESOLVED, that this written consent may be executed in two or more counterparts, each of which when so executed shall be an original, and all such counterparts shall together constitute one and the same instrument, and signatures to this written consent transmitted by facsimile or PDF copy shall be deemed original signatures for all purposes, and such execution and transmission shall be considered valid, binding and effective for all purposes.

FURTHER RESOLVED, that Parent, as an express third party beneficiary, may rely upon the foregoing waivers and agreements as being binding in all respects against each of the undersigned.

This written consent shall be filed in the book in which proceedings of meetings of the stockholders of the Company are recorded and shall be treated for all purposes as action taken at a meeting of stockholders.

[signature pages follow]

IN WITNESS WHEREOF, the undersigned Stockholders have executed this Written Consent of Stockholders In Lieu of Meeting.

STEEL EXCEL INC.

By:	/s/ Jack L Howard

Name: Jack L Howard
Title: President
Date:	February 29, 2016

VINTAGE ALBANY ACQUISITION LLC

By:	/s/ Brian Kahn
Name: Brian Kahn
Title: Manager
Date:	February 29, 2016

SCHEDULE I

Stockholders	Shares
Steel Excel Inc.	11,377,192
Vintage Albany Acquisition LLC	22,000,000

Annex C

February 28, 2016

The Board of Directors

API Technologies Corp.

4705 South Apopka Vineland Road

Suite 201

Orlando, FL 32819

Members of the Board:

We understand that API Technologies Corp. (the “Company”), RF1 Holding Company (“Parent”), and RF Acquisition Sub, Inc., a wholly-owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”) and each outstanding share of common stock, par value $0.001 per share, of the Company (the “Common Stock”), not held by the Company as treasury stock, owned by Parent or Merger Sub or owned by any direct or indirect wholly owned subsidiary of Parent or Merger Sub (all of which will be canceled) or as to which dissenters rights have been properly exercised, will be converted into the right to receive $2.00 in cash (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Consideration to be received by the holders of shares of Common Stock (other than Vintage Albany Acquisition, LLC, Steel Excel, Inc., the Company, Parent, Merger Sub and any direct or indirect wholly owned Subsidiary of Parent or Merger Sub) pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

In arriving at our opinion, we have, among other things:

(i)	reviewed a draft dated February 28, 2016 of the Merger Agreement;

(ii)	reviewed certain publicly available financial and other information about the Company;

(iii)	reviewed certain information furnished to us by the Company’s management, including financial forecasts and analyses, relating to the business, operations and prospects of the Company;

(iv)	held discussions with members of senior management of the Company concerning the matters described in clauses (ii) and (iii) above;

(v)	reviewed the share trading price history and valuation multiples for the Common Stock and compared them with those of certain other publicly traded companies that we deemed relevant;

(vi)	reviewed the proposed financial terms of the Merger and compared them with the financial terms of certain other acquisition transactions that we deemed relevant; and

(vii)	conducted such other financial studies, analyses and investigations as we deemed appropriate.

In our review and analysis and in rendering this opinion, we have assumed and relied upon, but have not assumed any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by the Company or that was otherwise reviewed by us (including, without limitation, the information described above). We have relied on assurances of the management of the Company that it is not aware of any facts or circumstances that would make such information inaccurate or misleading. In our review, we did not obtain any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of, nor did we conduct a physical inspection of any of the properties or facilities of, the Company, nor have we been furnished with any such evaluations or appraisals of such physical inspections, nor do we assume any responsibility to obtain any such evaluations or appraisals. We did not evaluate the solvency of the Company or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters and our opinion does not in any way address the solvency of the Company or any other entity.

With respect to the financial forecasts provided to and examined by us, we note that projecting future results of any company is inherently subject to uncertainty. The Company has informed us, however, and we have assumed, that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future financial performance of the Company. We express no opinion as to the Company’s financial forecasts or the assumptions on which they are made.

Our opinion is based on economic, monetary, regulatory, market and other conditions existing and which can be evaluated as of the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

We have made no independent investigation of any legal or accounting matters affecting the Company, and we have assumed the correctness in all respects material to our analysis of all legal and accounting advice given to the Company and its Board of Directors, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the Merger Agreement to the Company and its stockholders. In addition, in preparing this opinion, we have not taken into account any tax consequences of the transaction to any holder of Common Stock. We have assumed that the final form of the Merger Agreement will be substantially similar to the last draft reviewed by us. We have also assumed that the Merger will be consummated in accordance with its terms without waiver, modification or amendment of any term, condition or agreement and in compliance with all applicable laws, documents and other requirements and that in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, Parent or the contemplated benefits of the Merger.

It is understood that our opinion is for the use and benefit of the Board of Directors of the Company (in its capacity as such) in its consideration of the Merger, and our opinion does not address the relative merits of the transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to the Company or, in the future, Parent or any of its affiliates, including, without limitation, any consideration which could be received in the future for the Company or any portion thereof, including, without limitation the electronics manufacturing services division. Our opinion does not address the underlying business decision by the Company to engage in the Merger or the terms of the Merger Agreement or the documents referred to therein. Our opinion does not constitute a recommendation as to how any holder of shares of Common Stock should vote or act on the Merger or any matter related thereto. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of shares of Common Stock (other than Vintage Albany Acquisition, LLC, Steel Excel, Inc., the Company, Parent, Merger Sub and any direct or indirect wholly owned Subsidiary of Parent or Merger Sub). We express no opinion as to the price at which shares of Common Stock may trade at any time. Furthermore, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation which may be payable to any of the Company’s officers, directors or employees, or any class of such persons, in connection with the Merger relative to the Consideration to be received by holders of shares of Common Stock. Our opinion has been authorized by the Fairness Committee of Jefferies LLC.

We have been engaged by the Company to act as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a portion of which is payable upon delivery of this opinion and a portion of which is payable contingent upon consummation of the Merger. We also will be reimbursed for expenses incurred. The Company has agreed to indemnify us against liabilities arising out of or in connection with the services rendered or to be rendered by us under such engagement. We have, in the past, provided financial advisory and financing services to the Company and may continue to do so, and we have received, and may receive, fees for the rendering of such services. We maintain a market in the securities of the Company, and in the ordinary course of our business, we and our affiliates may trade or hold securities of the Company or Parent and/or their respective affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions in those securities. In addition, we may seek to, in the future, provide financial advisory and financing services to the Company, Parent or entities that are affiliated with the Company or Parent, for which we would expect to receive compensation. Except as otherwise expressly provided in our engagement letter with the Company, our opinion may not be used or referred to by the Company, or quoted or disclosed to any person in any matter, without our prior written consent.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be received by the holders of shares of Common Stock (other than Vintage Albany Acquisition, LLC, Steel Excel, Inc., the Company, Parent, Merger Sub and any direct or indirect wholly owned Subsidiary of Parent or Merger Sub) pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Jefferies LLC

JEFFERIES LLC

Annex D

NOTICE OF APPROVAL BY LESS THAN UNANIMOUS WRITTEN CONSENT

To the holders of capital stock of API Technologies Corp.:

NOTICE IS HEREBY GIVEN pursuant to Section 228(e) of the DGCL that the holders of at least a majority of the voting power of the outstanding capital stock of the Company, approved the following action by written consent:

•	The authorization, acceptance, adoption and approval in all respects of the merger agreement (as defined in the accompanying information statement) and the transactions contemplated thereby, including the merger (as defined in the accompanying information statement).

The resolutions adopted by the stockholders are attached to the accompanying information statement as Annex B.

D-1

Annex E

APPRAISAL RIGHTS OF STOCKHOLDERS

DELAWARE GENERAL CORPORATION LAW

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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